As filed with the Securities and Exchange Commission on September 12, 2003.
                                                    Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM F-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                            ON TRACK INNOVATIONS LTD.
             (Exact Name of Registrant as Specified in its Charter)

 State of Israel                     3674                       Not Applicable
(State or Other                (Primary Standard              (I.R.S. Employer
 Jurisdiction of            Industrial Classification        Identification No.)
 Incorporation or                Code Number)
 Organization)

                             Z.H.R. Industrial Zone
                                   P.O. Box 32
                                    Rosh Pina
                                  Israel 12000
                              (011) 972-4-686-8000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                   Ohad Bashan
                                OTI America, Inc.
                       1601 South De Anza Blvd., Suite 201
                           Cupertino, California 95014
                                 (408) 252-0333
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)
                      ------------------------------------
                          Copies of Communications to:
     Audrey M. Roth, Esq.                            Shmuel Zysman, Adv.
       Z.A.G / S&W LLP                              Zysman Aharoni Gayer
    One Post Office Square                            & Co. Law Offices
 Boston, Massachusetts 02109                         52A Hayarkon Street
        (617) 338-2800                             Tel Aviv 63432, Israel
                                                    (011) 972-3-795-5555

                   ------------------------------------------
        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. |_|

                          -----------------------------

                         CALCULATION OF REGISTRATION FEE
======================================================================================================================
                                                        Proposed Maximum     Proposed Maximum
 Title of Each Class of Securities to   Amount to be   Offering Price per   Aggregate Offering       Amount of
             be Registered               Registered          Unit(1)             Price(1)         Registration Fee
----------------------------------------------------------------------------------------------------------------------

Ordinary shares, nominal value NIS 0.1    2,765,362         U.S.$4.27        U.S.$11,808,096        U.S.$955.27
----------------------------------------------------------------------------------------------------------------------

(1)  Estimated   solely  for  the  purpose  of  computing  the  amount  of  the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The ordinary shares we are registering are expected to be sold by selling shareholders, including affiliates. We will not receive proceeds from the sale of shares by the selling shareholders.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




PRELIMINARY PROSPECTUS -- SUBJECT TO COMPLETION, DATED SEPTEMBER 12, 2003

                            2,765,362 Ordinary Shares

                                       OTI
                            ON TRACK INNOVATIONS LTD
                              --------------------


         On Track Innovations Ltd. is registering 2,765,362 ordinary shares for sale by selling shareholders.We will pay all expenses of registering the securities. We will not receive any proceeds from the sale of ordinary shares by the selling shareholders. Our ordinary shares are listed on the Nasdaq Small Cap market under the symbol "OTIV". On September 5, 2003 the last reported sale price of our ordinary shares on Nasdaq was $4.25 per share. Our ordinary shares also are listed on the Prime Standard Segment of the Frankfurt Stock Exchange under the symbol "OT5". On September 5, 2003, the last reported sale price of our ordinary shares on the Frankfurt Stock Exchange was (euro)3.82 per share, equivalent to $4.18 per share, calculated using the exchange rate of $1.0947 per Euro on such date.

                Investing in our ordinary shares involves risks.
                     See "Risk Factors" beginning on page 5.
                            ------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                            -------------------------



             The date of this prospectus is September ______, 2003.

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since then.

                                TABLE OF CONTENTS

                                                                         Page

Summary                                                                     1
Risk Factors                                                                5
Special Note Regarding Forward-Looking Statements                          17
Use of Proceeds                                                            17
Dividend Policy                                                            18
Price Range of Our Shares                                                  19
Consolidation of the Company's Share Capital                               20
Outstanding Share Capital Following Reverse Split                          21
Capitalization                                                             21
Selected Consolidated Financial Data                                       22
Management's Discussion and Analysis of Financial Condition
     and Results of Operations                                             24
Business                                                                   45
Management                                                                 65
Related Party Transactions                                                 76
Certain Transactions                                                       77
Background Information                                                     80
Principal Shareholders                                                     82
Selling Shareholders                                                       85
Description of Ordinary Shares                                             90
Shares Eligible for Future Sale                                            93
Conditions in Israel                                                       95
The German Equity Market and the NASDAQ Small Cap Market                   97
Taxation and Foreign Exchange Regulation                                  101
Enforceability of Civil Liabilities                                       113
Plan of Distribution                                                      114
Legal Matters                                                             115
Experts                                                                   115
Where You Can Find More Information                                       116
Index to Consolidated Financial Statements                                F-1

                               PROSPECTUS SUMMARY

         This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before buying ordinary shares in this offering. You should carefully read this entire prospectus, including "Risk Factors" and our consolidated financial statements, before making an investment decision.

         We design, develop and sell contactless microprocessor-based smart card products. A smart card is traditionally a credit card-sized plastic card containing a semiconductor chip. The type of semiconductor chip determines the amount of information that the card can store and the number and complexity of applications that can be provided by the card, or how "smart" the card is. Our products support smart cards that contain microprocessor chips which run multiple applications, can be reprogrammed and support high levels of security. A smart card system consists of smart cards, readers that transmit and receive data from the smart card and computers that process data received from the readers. Traditionally, the information stored on the smart card chip was updated through contact of the card with the reader either by swiping the card through, or inserting it in, a reader.

         However, our products utilize "contactless" smart cards which do not require physical contact with a reader, as power and data are transferred to the card through a magnetic field generated by the reader.

         By combining the advantages of microprocessors and contactless smart cards, we believe that our products offer the following benefits:

     o The information stored on one of our cards and transferred between the card and the reader is secure;
     o Our products support multiple, independent applications on the same card;
     o Our products provide for a reliable transfer of information to and from a card;
     o Our cards are durable, easy to use and take a variety of forms, such as key chains, tags, stickers and wristwatches;
     o    Our products are easy to install and maintain; and
     o Our products enable the transition from other card technologies to our contactless microprocessor-based technology.

         Substantially all of our contactless microprocessor-based products are based on a common platform which we currently refer to as the OTI Platform. The OTI Platform is based on our patented technology and consists of our smart cards, our readers, software that enables the development of applications for the smart card and a communications technology that ensures the transmission of data to and from the card. The OTI Platform can be customized to support a large number of applications such as credit and debit card functions, identification and loyalty programs, and are deployed in different markets, such as petroleum and mass transit, and are being developed for other markets such as national documentation and medical services. For some markets, we have developed extensively customized hardware and software systems based on our OTI Platform, such as a gasoline management system for fleet managers, an electronic parking payment system and a closed campus system.

         Additionally, as a result of our acquisition of InterCard GmbH Kartensysteme and InterCard GmbH Systemelectronic, which we refer to as the InterCard group, we offer closed campus products for universities and products that operate copying machines. These products are based on other card technologies that require physical contact between the card and the reader and that do not use microprocessors. The InterCard group also manufactures electronic devices some of which it incorporates into contact-based smart card readers that it sells and some of which it sells for nonsmart card applications in the transportation industry.

         We intend to enhance our position in the design and development of contactless microprocessorbased smart card products by developing new applications for our technology. We also intend to enter new markets, either alone or through relationships with other parties. We have established such relationships, among others, with Beyond Petroleum (f/k/a British Petroleum).

         Our sales and marketing efforts are directed from Cupertino, California, and effected through our global network of subsidiaries in North America, Africa and Europe, as well as through e-Smart System Inc., our joint venture with Cheung Kong Infrastructure Holdings, a Hong Kong-based infrastructure company, for the marketing and distribution of our products in Greater China (the People's Republic of China, Taiwan, Hong Kong and Macau).

         Since our initial public offering in 1999, we have acquired City Smart, a Hong Kong-based system integrator, the SoftChip group, an Israeli designer of microprocessors and operating systems for smart cards and the InterCard group.

         We were incorporated in Israel in 1990 and are registered with the Israeli registrar of companies in Jerusalem. Our shares are traded on the Prime Standard Segment of the Frankfurt Stock Exchange and on the Nasdaq Small-Cap Market. Our headquarters are located in Rosh Pina, Israel. As of June 30, 2003, we employed 209 employees worldwide, of whom 69 were employed at our headquarters and the remainder were employed by our subsidiaries. Elsewhere in this prospectus we sometimes refer to ourselves as OTI or the Company.

                                  Risk Factors

         Our ability to attain our objectives depends upon our success in addressing the risks relating to our business, industry and conditions in Israel discussed in "Risk Factors" and elsewhere in this prospectus, including the following:

     o    The  market  for  smart   cards  in  general,   and  for   contactless
          microprocessor-based smart cards in particular, may not grow as we expect;

     o We have a history of losses and may not achieve profitability in the foreseeable future;

     o We derive a portion of our revenues from sales to system integrators who are not the end-users of our products and we are dependent on their ability to market our products;

     o To date we have generated our revenues from a limited number of products. We are currently developing and beginning to market new products and the success of our business is dependent on market acceptance for these new products; and

     o Our operations could be materially and adversely affected by acts of terror or by military hostilities between Israel and the Palestinians and/or its Arab neighbors.

                                  The Offering

Ordinary shares which may be sold
by the Selling Shareholders...............  2,765,362     shares,     including
                                            ordinary   shares   issuable   upon
                                            conversion   of   notes   and  upon
                                            exercise    of    warrants.     See
                                            "Management's     Discussion    and
                                            Analysis of Financial Condition and
                                            Results of Operations-Overview" and
                                            "Selling Shareholders."

Ordinary shares to be outstanding
after this Offering.......................  3,786,508  excluding  the  ordinary shares  issuable  as of the date of
                                            this   prospectus  on  exercise  of
                                            options  granted  pursuant  to  our
                                            share option  Plans,  but including
                                            ordinary  shares  issuable upon the
                                            conversion    of   notes,    shares
                                            issuable upon the  effectiveness of
                                            the registration statement of which
                                            this  prospectus  form a  part  and
                                            upon the exercise of warrants.

Use of proceeds...........................  We will  receive no  proceeds  from
                                            the   sales   described   in   this
                                            prospectus.


Prime Standard Segment symbol.............  OT5

Nasdaq Small Cap Market symbol............  OTIV

Risk factors..............................  See  "Risk  Factors"  and the other
                                            information    included   in   this
                                            prospectus for a discussion of risk
                                            factors   you   should    carefully
                                            consider  before deciding to invest
                                            in our ordinary shares.


         The share numbers set forth above and, unless otherwise noted, throughout this prospectus give effect to our 10-for-1 reverse stock split effective as of June 17, 2002.

         We were incorporated in the State of Israel in February 1990. The address of our registered and principal executive office is Z.H.R. Industrial Zone, P.O. Box 32, Rosh Pina, Israel 12000, and our telephone number is (011) 972-4-686-8000. Our web site address is www.otiglobal.com. The information on our web site does not constitute part of this prospectus.

         "OTI" and "OTI INSIGHT" are both registered trademarks in the United States and Israel and are European Community Trade Marks which cover all the countries of the European Union, "SCIENCE -- NON FICTION" is subject to a pending European Community Trade Mark application and a pending trademark application in the United States and Israel and "EASYPARK" is a registered trademark of Easy Park Ltd., one of our subsidiaries, in the United States, Canada and Israel and has been accepted in Singapore. Certain other trademarks and trade names are owned and used by us on an unregistered basis. All other registered trademarks appearing in this prospectus are owned by their respective holders.

     As used in this prospectus:

     o all references to "Shekels" or "NIS" are to the lawful currency of Israel;
     o all references to "Euros", "EUR" or "(euro)" are to the lawful currency of the European Union;
     o all references to "dollars" or "$" are to the lawful currency of the United States.
     o all references to "Deutsche Mark" or "DM" are to the currency used in the Federal Republic of Germany until December 31, 2001, before its conversion into Euro at the rate of EUR 1.00=DM 1.95583.

                       Summary Consolidated Financial Data

   The following table presents summary financial and operating data derived from our consolidated financial statements. You should read this along with the sections of this prospectus entitled "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                                             Three Months           Six Months
                                                Year Ended December 31,                     Ended June 30,         Ended June 30,
                                                -----------------------                     --------------         --------------
                                      1998      1999       2000       2001      2002       2002       2003        2002       2003
                                      ----      ----       ----       ----      ----       ----       ----        ----       ----
                                                   (in thousands, except share and per share data)
                                                                                                    (Unaudited)
Statement of Operations Data:

Revenues:
  Products......................    $ 3,175    $ 3,892    $12,498    $18,217    $15,492    $ 5,038    $ 4,710    $ 8,626    $ 8,794
  Non-recurring engineering.....        295        405         89        500        952          -         21        305        195
  Licensing and transaction fees        400         86         62        495        651        129        188        281        409
  Customer service and technical
    Support.....................         --         --        428        676        868        326         91        444        341
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
     Total revenues.............      3,870      4,383     13,077     19,888     17,963      5,493      5,010      9,656      9,739
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
Cost of revenues:
  Products......................      2,032      2,122      6,405     10,727      8,740      2,957      2,051      5,066      4,194
  Non-recurring engineering.....         88         73         89         20        216         --          5         50         64
  Licensing and transaction fees         --         --         --         --         --         --         --         --         --
  Customer service and technical
    support.....................         --         --        332        491        546        192         44        259        176
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
     Total cost of revenues.....      2,120      2,195      6,826     11,238      9,502      3,149      2,100      5,375      4,434
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
     Gross profit...............      1,750      2,188      6,251      8,650      8,461      2,344      2,910      4,281      5,305
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
Operating expenses:
  Research and development......      1,282      2,101      4,947      6,768      4,459      1,207        758      2,449      1,765
  Less-participation by the
    Office of the Chief Scientist       474        645      1,031        599      1,103        292        120        498        364
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
  Research and development, net.        808      1,456      3,916      6,169      3,356        915        638      1,951      1,401
  Selling and marketing.........      1,905      2,013      7,030      6,585      3,869        856      1,181      1,830      2,147
  General and administrative....      1,916      1,839      3,656      4,668      5,183      1,275      1,494      2,468      2,767
  Amortization of goodwill and
    intangible assets...........         --         --        472      1,124        161         47         47         67         94
  Other expenses, net...........         --         --        599        340         --         --         --         --         --
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
     Total operating expenses...      4,629      5,308     15,673     18,886     12,569      3,093      3,360      6,316      6,409
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
     Operating loss.............     (2,879)    (3,120)    (9,422)   (10,236)    (4,108)      (749)      (450)    (2,035)    (1,104)
Amortization of beneficial
 conversion feature on
 convertible loan...............         --       (250)        --         --         --         --         --         --         --
Financing income................        208        459      1,300        520        990        232         33        613        103
Financing expenses..............       (184)      (141)      (481)      (449)      (949)      (160)      (378)      (401)      (647)
Other expenses, net.............         --         --         --     (1,581)    (1,955)      (736)        (4)      (758)      (225)
                                    -------    -------    -------    --------   --------   --------   --------   --------   --------
     Loss before taxes on income     (2,855)    (3,052)    (8,603)   (11,746)    (6,022)    (1,413)      (799)    (2,581)    (1,873)
Tax benefit (taxes on income)...         10        (82)        58         47       (207)        19         75         (3)        --
Minority interest...............         --         81        250         15        (19)        --         --        (19)        --
Equity in losses of an affiliated
 company........................        (22)        (2)        --         --         --         --         --         --         --
                                    --------   --------   -------    -------    -------    -------    -------    -------    -------
     Net loss...................    $(2,867)   $(3,055)   $(8,295)  $(11,684)   $(6,248)   $(1,394)   $  (724)   $(2,603)   $(1,873)
                                    ========   ========   ========  =========   ========   ========   ========   ========   ========

Basic and diluted net loss per      $ (2.73)   $ (2.54)   $ (5.60)  $  (7.49)   $ (3.76)   $ (0.88)   $ (0.38)   $ (1.64)   $ (1.00)
                                    ========   ========   ========  =========   ========   ========   ========   ========   ========
share (1)......................

Weighted average number of shares
 used in computing basic and
 diluted loss per share (2)(1)... 1,048,573  1,204,651  1,488,494  1,559,490   1,661,170  1,590,044   1,902,39  1,589,677  1,876,942
                                  =========  =========  =========  =========   =========  =========   ========  =========  =========

(1) Share and per share data have been adjusted to reflect a ten-to-one reverse share split -- See Note 14A(3) to the consolidated financial statements.
(2) See Note 2Q of the consolidated  financial statements for an explanation of the methods used to determine the number of shares used in computing basic and diluted net loss per share.

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the following risks together with the other information in this prospectus before deciding to invest in our ordinary shares. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment. The risks described below are not necessarily in order of degree or magnitude of risk.

                          Risks Related to Our Business

We have a history of losses and may not achieve profitability in the foreseeable future.

         We have incurred losses in each year since we commenced operations in 1990. We reported net losses of $2.9 million in 1998, $3.1 million in 1999, $8.3 million in 2000, $11.7 million in 2001, $6.2 million in 2002 and $1.9 million for the six months ended June 30, 2003. Our losses resulted primarily from expenses we incurred in Selling and marketing, as well as in research and development and general and administrative expenses, which have offset any increases in revenues, if any, over these periods. We expect to continue to incur operating losses in future periods as we invest in the expansion of our global marketing network, reduce our product prices in return for transaction fees based on the volume of transactions effected in systems that contain our products, enhance our research and development capabilities and expand our internal manufacturing capabilities. Although we anticipate becoming profitable in our operations in the fourth quarter of 2003, there can be no assurance that we will accomplish that goal.

If  the   market   for   smart   cards   in   general,   and   for   contactless
microprocessor-based smart cards in particular, does not grow as we expect, we may not succeed in selling our products.

         The success of our products depends on commercial enterprises, governmental authorities and other potential card issuers adopting contactless microprocessor-based smart card technologies. Other card technologies, such as magnetic strips or bar codes, are widely used and could be viewed by potential customers as more cost effective alternatives to our products. Additionally, potential customers in developed countries such as the United States may already have installed systems that are based on technologies different than ours and may therefore be less willing to incur the capital expenditure required to install or upgrade to a contactless microprocessor-based smart card system. As a result, we cannot assure you that there will be significant market opportunities for contactless microprocessor-based smart card products. If demand for contactless microprocessor-based smart card products such as ours does not develop or develops more slowly than we anticipate, we may have fewer opportunities for growth than we expected.

If we fail to develop new products or adapt our existing products for use in new markets, our revenue growth may be impeded and we may incur significant losses.

         To date, we sold products incorporating our technology within a limited number of markets. In 1999, our gasoline management system, or GMS, accounted for 40% of our product sales and sales of other products for use in the petroleum industry accounted for 13%. We are currently developing and marketing products such as medical cards for use in hospitals and identity cards for use by governmental authorities. We have yet to recognize revenues from sales of these products. We are devoting significant resources to developing and marketing these and other products and adapting our existing products for use in new markets. From the beginning of 1999 through June 30, 2003, we spent $18.0 million on research and development and $19.7 million on selling and marketing. If we fail to develop new products or adapt our existing products for new markets, our revenue growth may be impeded and we may incur significant losses.

We have historically derived a significant portion of our revenues from sales to systems integrators who are not the end-users of our products. Although the percentage of our revenues attributable to such sales is declining, we are to a certain extent dependent on the ability of these integrators to maintain their existing business and secure new business.

         In 2000, 46%, in 2001, 18%, in 2002, 22% and in the six months ended June 30, 2003, 28% of our revenues were derived from sales to systems integrators, some of which are distributors of our products, who incorporate our products into systems which they supply and install for use in a specific project. To the extent our revenues depend on systems integrators' ability to successfully market, sell, install and provide technical support for systems in which our products are integrated or to sell our products on a stand-alone basis, our revenues may decline if such systems integrators' efforts fail. Further, the faulty or negligent implementation and installation of our products by systems integrators may harm our reputation and dilute our brand name. Because we are one step removed from the end users of our products, it may be more difficult for us to rectify damage to our reputation caused by systems integrators who have direct contact with end users. In addition, termination of agreements with systems integrators or revocation of exclusive distribution rights within a certain area can be difficult. In addition, if we are unable to maintain our current relationships with systems integrators or develop relationships with new systems integrators, we may not be able to sell our products and our results of operations could be impaired.

         Unless we continue to expand our direct sales, our future success will depend upon the timing and size of future purchases by systems integrators and the success of the projects and services for which they use our products.

Our   inability  to  maintain  our  current,   and  establish   new,   strategic
relationships could impair our revenue growth.

         The markets for our products are usually highly specialized and require us to enter into strategic relationships in order to facilitate or accelerate our penetration into new markets. We consider a relationship to be strategic when we integrate our technology into some of the product offerings of a manufacturer or systems integrator that has a significant position in a specified market, and then we cooperate in marketing the resulting product. The termination of any of our strategic relationships or our failure to develop additional relationships in the future may limit our ability to expand the markets in which our products are deployed or to sell particular products, and thereby impair our revenue growth.

Some of our agreements restrict our ability to conduct business. Although the types of restrictions are customary in a commercial setting, the result may be that in the future we may not be able to take actions that we may believe are desirable.

         Under some of our agreements with suppliers, distributors and joint venture partners, we have agreed to restrict ourselves in some areas of business. For example, we have granted our joint venture with Cheung Kong, e-Smart, exclusive rights to distribute our products in Greater China and we granted our joint venture partner veto rights over key business decisions relating to the distribution of our products in that region. In addition, in the event that our products are sold in Greater China by third parties other than through e-Smart, we have agreed to pay to e-Smart 7.5% of the net revenues we receive from such sales. Our agreement with Samsung concerning the development and manufacture of a particular type of microprocessor chip that we refer to as a "monochip" requires us not to sell that microprocessor chip to the existing customers of Samsung. In addition, in some markets we sell our products through distributors who, in general, if sales quota are met, have exclusive distribution rights in that market.

We face intense competition. If we are unable to compete successfully, our business prospects will be impaired.

         We face intense competition from developers of contact and contactless microprocessor-based technologies and products, developers of contactless products that use other types of technologies that are not microprocessor-based, and non-smart card technologies. We compete on a range of competitive factors including price, compatibility with the products of other manufacturers, and the ability to support new industry standards and introduce new reliable technologies. Many of our competitors, such as Philips Semiconductors, a division of Philips Electronics N.V., and Infineon Technologies AG, have greater market recognition, larger customer bases, and substantially greater financial, technical, marketing, distribution, and other resources than we possess. As a result, they may be able to introduce new products, respond to customer requirements and adapt to evolving industry standards more quickly than we can.

          In addition, we may not be able to differentiate our products sufficiently from those of our competitors. If we cannot compete successfully with our existing and future competitors, we could experience lower sales, price reductions, loss of revenues, reduced gross margins and reduced market share.

          From time to time, we or one or more of our present or future competitors may announce new or enhanced products or technologies that have the potential to replace or shorten the life cycles of our existing products. The announcement of new or enhanced products may cause customers to delay or alter their purchasing decisions in anticipation of such products, and new products developed by our competitors may render our products obsolete or achieve greater market acceptance than our products.

If there is a sustained increase in demand for microprocessors, availability might be limited and prices might increase.

          Our products require microprocessors. The microprocessor industry periodically experiences increased demand and limited availability due to production capacity constraints. For example, there has been a shortage in the availability of microprocessors since the middle of 1999. Increased demand for, or limited availability of, microprocessors could substantially increase the cost of producing our products. Because some of our contracts have fixed prices, we may not be able to pass on any increases in costs to these customers, and consequently our profit margin could be reduced.

         In addition, as a result of a shortage, we may be forced to delay shipments of our products, or devote additional resources to maintaining higher levels of microprocessor inventory. Consequently, we may experience substantial period-to-period fluctuations in our cost of revenues and, therefore, in our future results of operations.

Our products have long development cycles and we may expend significant resources in relation to a specific project without realizing any revenues.

         The development cycle for our products varies from project to project. Typically, the projects in which we are involved are complex and require that we customize our products to our customers needs and specifications in return for payment of a fixed amount. We then conduct evaluation, testing, implementation and acceptance procedures of the customized products with the customer. Only after successful completion of these procedures will customers place orders for our products in commercial quantities. In addition, our contracts do not typically include minimum purchase requirements. We, therefore, cannot assure you that contracts which we enter into will result in commercial sales. Our average development cycle is typically between 12 and 18 months from initial contact with a potential customer until we deliver commercial quantities to the customer and recognize significant revenues. As a result, we may expend financial, management and other resources to develop customer relationships before we recognize any revenues.

Fluctuations in our quarterly financial performance may create volatility in the market price of our shares and may make it difficult to predict our future performance based on our results in any quarter.

          Our quarterly revenues and operating results have varied in the past and are likely to do so in the future. These fluctuations may be driven by various factors which are beyond our control, are difficult to predict and may not meet the expectations of analysts and investors. These factors include:

     o The size and timing of orders placed by our customers, particularly in government projects. Government projects typically involve a protracted competitive procurement process and in some circumstances litigation following the award of a contract. As a result, it is difficult to predict the timing and size of orders under such contracts. For example, we started to prepare our offer for the Israeli national electronic parking system project in 1992, we were awarded the contract in May 1998, deployment began in January 2000. We started recognizing revenues in the second half of 2000.

     o The fact that our rental and financing expenses are fixed and we may not be able to reduce them in the event of a reduction in revenues in a particular quarter. In addition, our payroll expenses are relatively fixed and we would not expect to reduce our workforce due to a reduction in revenues in any particular quarter.

     o The tendency of our clients to place orders for products toward the last quarter of their financial year.

         Because of these factors, our revenues and operating results in any quarter may not be indicative of our future performance, and it may be difficult for you to evaluate our prospects.

Although the extent of our dependence on a small number of suppliers is decreasing, delays or discontinuance of the supply of components may still hamper our ability to produce our products on a timely basis and cause short-term adverse effects.

         The components we use in our products, including microprocessors and cards, are supplied by third party suppliers and manufacturers. Except for Samsung, which is currently the sole supplier of the chip that integrates our antenna interface into Samsung's microprocessor, none of these suppliers are sole suppliers. Nevertheless, and although we continue to seek additional sources of supply, we sometimes experience short-term adverse effects due to delayed shipments which have in the past, and could in the future, interrupt and delay the supply of our products to our customers, or which may result in cancellation of orders for our products. In addition, we do not generally have long term supply contracts under which our suppliers are committed to supply us with components at a fixed price. Suppliers could increase component prices significantly without warning or could discontinue the manufacture or supply of components used in our products. We may not be able to develop alternative sources for product components if and as required in the future. Even if we are able to identify any alternative source of supply, we may need to modify our products to be compatible with other components, which may cause delays in product shipments, increase manufacturing costs and increase product prices.

         Because some of our suppliers are located in Europe and the Far East, we may experience logistical problems in our supply chain, including long lead times for receipt of products or components and shipping delays. In addition, our subcontractors located in Israel and the Far East may, on occasion, feel the impact of potential economic or political instability in their regions, which could affect their ability to supply us with components for our products in a timely manner.

We currently rely on a third party for licensing and updating the primary operating system we use in our products.

         We are currently required to license operating system software for the operation of our products. Since 1995, the principal licensor of this software has been Personal Cipher Card Corporation, or PC3, pursuant to a license agreement that terminates on July 5, 2005. If PC3 terminates the license it granted us, we may face some delays in providing our products to our customers and we expect that it may take several months to provide an adequate alternative. Even in the case of any such delay, we would anticipate no material disruption to our business.

If we fail to hire, train and retain qualified research and development personnel, our ability to enhance our existing products, develop new products and compete successfully may be materially and adversely affected.

         Our success depends in part on our ability to hire, train and retain qualified research and development personnel. Individuals who have expertise in research and development in our industry are scarce. Competition for such personnel is intense in the electronics industry, particularly in Israel, and therefore hiring, training and retaining such personnel is both time consuming and expensive. In addition, it may be difficult to attract qualified personnel to Rosh Pina, which is in the North of Israel. While substantially all of our employees are subject to non-compete agreements, these agreements may be difficult to enforce as the result of new Israeli case law which limits the scope of employee non-competition undertakings and may make them unenforceable in Israeli courts. If we fail to hire, train and retain employees with skills in research and development, we may not be able to enhance our existing products or develop new products.

Our ability to compete depends on our continuing right to use, and our ability to protect, our intellectual property rights.

         Our success and ability to compete depend in large part on using our intellectual property and proprietary rights to protect our technology and products. We rely on a combination of patent, trademark, copyright and trade secret law, as well as confidentiality agreements and other contractual relationships with our employees, affiliates, distributors and others.

         We currently have patents in the United States, Israel and other countries covering some of our technology and have pending applications in the United States, Europe, Israel and elsewhere which have not yet resulted in granted patents. We cannot be certain that patents will be issued with respect to any of our pending or future patent applications or that the scope of our existing patents, or any future patents that are issued to us, will provide us with adequate protection for our technology and products. Others may challenge our patents or registered trademarks. We do not know whether any of them will be upheld as valid or will be enforceable against alleged infringers and thus we do not know whether they will enable us to prevent or hinder the development of competing products or technologies. Moreover, patents provide legal protection only in the countries where they are registered and the extent of the protection granted by patents varies from country to country.

         The measures we have taken to protect our technology and products may not be sufficient to prevent their misappropriation by third parties or independent development by others of similar technologies or products. Competitors may also develop competing technology by designing around our patents and will then be able to manufacture and sell products which compete directly with ours. In that case, our business and operating results would be harmed.

         In order to protect our technology and products and enforce our patents and other proprietary rights, we may need to initiate litigation against third parties or defend opposition proceedings before the European Patent Office or prosecute interference proceedings before the U.S. Patent and Trademark Office. These legal and administrative proceedings could be expensive and occupy significant management time and resources. Our European patent covering contactless transmission of power and data between a microprocessor and a reader was revoked as the result of a third party opposing our patent. Currently, this patent is the subject of an appeal proceeding before the European Patent Office. If our appeal is not successful, we will lose our European patent and therefore the right to prevent others in Europe from using the technology covered by the patent.

         Furthermore, a successful opposition to our patent could provide a basis for our competitors to claim that our patents in other jurisdictions covering this technology are invalid. See "Business--Proprietary Technologies."

Our products may infringe the intellectual property rights of others.

         It is not possible to know with certainty that the manufacture and sale of our products do not or will not infringe patents or other intellectual property rights owned by third parties. There may, for example, be patent applications pending at the moment, which when granted, may cover products that we have just developed or are developing. In certain other jurisdictions there is no publication of the subject matter of patents until the patents are issued. Third parties may from time to time claim that our current or future products infringe their patent or other intellectual property rights. In addition, if third parties claim that our customers are violating their intellectual property rights, our customers may seek indemnification from us, which could be costly, or may terminate their relationships with us. Our products depend on operating systems licensed to us and we may also be subject to claims by third parties that our use of these operating systems infringes their intellectual property rights. Any intellectual property claim could involve time-consuming and disruptive litigation and, if determined adversely to us, could prevent us from making or selling our products, subject us to substantial monetary damages or require us to seek licenses.

         Intellectual property rights litigation is complex and costly, and we cannot be sure of the outcome of any such litigation. Even if we prevail, the cost of such litigation could harm our results of operations. In addition, such litigation is time consuming and could divert our management's attention and resources away from our business. If we do not prevail in any litigation, in addition to any damages we might have to pay, we might be required to discontinue the use of certain processes, cease the manufacture, use and sale of infringing products and solutions, expend significant resources to develop non-infringing technology or obtain licenses on unfavorable terms. Licenses may not be available to us on acceptable terms or at all. In addition, some licenses are non-exclusive and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or cannot design around any third party patents or otherwise avoid infringements, we may be unable to sell some of our products.

The loss of the services of our Chairman, President and Chief Executive Officer, Oded Bashan, could seriously harm our business.

         Our success depends, in part, on the continued service of Oded Bashan, our Chairman, President and Chief Executive Officer. Mr. Bashan is one of our founders and has developed our business and technology strategy since our inception. The loss of services of Mr. Bashan could disrupt our operations and harm our business.

In the past three and a half years we have acquired three companies or groups of companies and we intend to continue to pursue strategic acquisitions in the future. The failure to successfully integrate acquired companies and businesses or to acquire new companies and businesses may harm our financial performance and growth.

         In the past three and a half years we have acquired City Smart, a systems integrator in Hong Kong, the SoftChip group, an Israeli designer of microprocessors and operating systems for smart cards, and the InterCard group, a German systems integrator for card systems and manufacturer of electronic devices. These and future acquisitions could result in:

     o Difficulties in integrating our operations, technologies, products and services with those of the acquired companies. For example, we cannot be sure if the InterCard group's current customer base will upgrade their systems to incorporate our products.
     o Difficulty in integrating operations spread across significant geographic distances as our three acquisitions were made in two continents.
     o Diversion of our capital and our management's attention away from other business issues. o Potential loss of key employees and customers of companies we acquire.
     o Increased liabilities as a result of liabilities of the companies we acquire.
     o Dilution of your shareholding in the event we acquire companies in exchange for our shares. All three of our recent acquisitions were made through the issuance of our ordinary shares.

         We may not successfully integrate any technologies, manufacturing facilities or distribution channels that we have or may acquire and we cannot assure you that any of our recent acquisitions will be successful. In addition, if we do not acquire new companies and businesses in the future, we may not be able to grow our business as expected. If any of our recent or future acquisitions are not successful, our financial performance and business may be adversely affected.

We are susceptible to changes in international markets and difficulties with international operations could harm our business.

         Over the last five years and six months we have derived revenues from different geographical areas. The following table sets forth our sales in different geographical areas as a percentage of revenues:

                                                                        Far    North     South
                                                  Africa      Europe   East   America   America     Israel

1998........................................        25%         21%     45%       4%       -%          5%
1999........................................        16          16      33       30        2           3
2000........................................         8          56      13       19        1           3
2001........................................         6          71      10        9        1           3
2002........................................        13          67       3       11        1           5
Six-month period ended June 30, 2003
  (unaudited)...............................        15          66       1       11        1           6


         Our ability to maintain our position in existing markets and to penetrate new, regional and local markets, is dependent, in part, on the stability of regional and local economies. Our regional sales may continue to fluctuate widely and may be adversely impacted by future political or economic instability in these or other foreign countries or regions.

     In addition, there are certain inherent risks in these international operations which include:

     o    Changes in regulatory requirements and communications standards;
     o    Required licenses, tariffs and other trade barriers;
     o Difficulties in enforcing intellectual property rights across, or having to litigate disputes in, various jurisdictions;
     o    Difficulties in staffing and managing international operations;
     o    Potentially adverse tax consequences; and
     o The burden of complying with a wide variety of complex laws and treaties in various jurisdictions.

If we are unable to manage the risks associated with our focus on international sales, our business may be harmed.

         Because we report in dollars, while a portion of our revenues and expenses are incurred in other currencies, principally in Euros, South African Rands and Shekels, currency fluctuations could adversely affect our results of operations.

         The functional and reporting currency of the Company is the U.S. dollar. We generate a significant portion of our revenues in dollars and incur a large portion of our expenses in other currencies, principally some of our employees' salaries in Shekels and the majority of the expenses of the InterCard group in Euros. To the extent that OTI and our subsidiaries based in Israel and Germany conduct their business in different currencies, their revenues and expenses, and as a result, their assets and liabilities, are not necessarily in the same currency and therefore they are exposed to foreign exchange rate fluctuations. These fluctuations may negatively affect their results of operations. Our operations also could be adversely affected if we are unable to limit our exposure against currency fluctuations in the future. Accordingly, we may enter into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the dollar against the Shekel.

         However, these measures may not adequately protect us from material adverse effects due to the impact of currency fluctuations. In addition, if we wish to maintain the dollar-denominated value of our products in non-U.S. markets, such as Europe, devaluation in the local currencies of our customers relative to the dollar could cause our customers to cancel or decrease orders or default on payment.

We may have to adapt our products in order to integrate them into our customers' systems or if new government regulations or industry standards are adopted or current regulations or standards are changed.

         Some of our products are subject to mandatory government regulation in the countries in which they are used. For example, card readers that are used in the United States require certification of compliance with regulations of the Federal Communications Commission and in Europe of compliance with regulations of the European Telecommunications Standards Institute regarding emission limits of radio frequency devices. In addition, governmental certification for the systems into which our products are integrated may be required. The International Standards Organization is in the process of approving industry standards regulating the transfer of data between contactless smart cards and a reader. If there is a change to government regulations or industry standards, we may have to make significant modifications to our products and, as a result, could incur significant costs and may be unable to deploy our products in a timely manner.

         In addition, prior to purchasing our products, some customers may require us to receive certification that our products can be integrated successfully into their systems or comply with applicable regulations. Receipt of these certifications may not occur in a timely manner or at all. In some cases, in order for our products, or for the system into which they are integrated, to be certified, we may have to make significant product modifications. Failure to become so certified could render us unable to deploy our products in a timely manner or at all.

Our products may contain defects that we find only after deployment, which could harm our reputation, result in loss of customers and revenues and subject us to product liability claims.

         Our products are highly technical and deployed as part of large and complex projects. Because of the nature of our products, they can only be fully tested when fully deployed. For example, the testing of our parking payment product required distribution of sample parking payment cards to drivers, installation of electronic kiosks at which a card holder can increase the balance on his or her card, linking the kiosks to financial and parking databases, collecting data through handheld terminals, processing of data that is collected by the system, compilation of reports and clearing the parking transactions. Any defects in our products could result in:

     o    Harm to our reputation;
     o    Loss of, or delay in, revenues;
     o    Loss of customers and market share;
     o Failure to attract new customers or achieve market acceptance for our products; and
     o    Unexpected expenses to remedy errors.

         In addition, we could be exposed to potential product liability claims. While we currently maintain product liability insurance, we cannot assure you that this insurance will be sufficient to cover any successful product liability claim. Any product liability claim could result in changes to our insurance policies, such as premium increases or the imposition of a large deductible or co-insurance requirements. Any product liability claim in excess of our insurance coverage would have to be paid out of our cash reserves, which would harm our business. Furthermore, the assertion of product liability claims, regardless of the merits underlying the claim, could result in substantial costs to us, divert management's attention away from our operations and damage our reputation.

Current terrorist attacks may have a material adverse effect on our operating results.

         Terrorist attacks, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of violence or war may affect the markets on which our ordinary shares trade, the markets in which we operate, our operations and profitability and your investment. There can be no assurance that there will not be further terrorist attacks against the United States or Israel, or against American or Israeli businesses. These attacks or subsequent armed conflicts resulting from or connected to them may directly impact our physical facilities or those of our suppliers or customers. Furthermore, these terrorist attacks may make travel and the transportation of our supplies and products more difficult and/or expensive and ultimately affect the sales of our products. Also, as a result of terrorism, the United States and other countries may enter into an armed conflict that could have a further impact on our sales, profitability, supply chain, production capability and ability to deliver product and services to customers.


                        Risks Related our Ordinary Shares

Our share price has fluctuated in the past and may continue to fluctuate in the future.

         The market price of our ordinary shares has experienced significant fluctuations and may continue to fluctuate significantly. For example, according to the Deutsche Borse, following the initial public offering of our ordinary shares on the Neuer Markt of the Frankfurt Stock Exchange, our share price fell from (euro)8.50 at the date of the offering to (euro)4.96 on December 3, 1999, before rising to (euro)33.40 on February 28, 2000 and falling to (euro)7.80 on June 18, 2002 after giving effect to the reverse stock split and to (euro)3.02 on August 11, 2003 on the Prime Standard Segment. See "Price Range of our Shares." During the period April 30, 2002 to October 31, 2002, our share price fell approximately 45% from its highest trading price during that period, compared to a decline of approximately 48% on average for all shares traded on the Neuer Markt during that period and a decline of approximately 49% during that period for shares comprising the Technology Index of the Neuer Markt, of which our shares were a part (our shares now trade on the Prime Standard Market of the Frankfurt Stock Exchange). Similarly, when our ordinary shares began trading on the Nasdaq Small Cap Market in November 2002, our share price was $8.10. On September 5, 2003 our share price was $4.25 and has reached to a maximum of $8.10 on the Nasdaq Small Cap Market. The market price of our ordinary shares may be significantly affected by factors such as the announcements of new products or product enhancements by us or our competitors, technological innovations by us or our competitors or quarterly variations in our results of operations. In addition, while we cannot assure you that any securities analysts will continue to maintain research coverage of our company and our ordinary shares, any statements or changes in estimates by analysts covering our shares or relating to the smart card industry could result in an immediate and adverse effect on the market price of our shares. Further, we cannot predict the effect, if any, that market sales of ordinary shares or the availability of ordinary shares for sale will have on the market price of the ordinary shares prevailing from time to time. Sales of a substantial number of ordinary shares in the public market following this offering, or the perception that such sales could occur, could have a material adverse effect on the market price of our ordinary shares.

         Trading in shares of companies listed on the Nasdaq Small Cap and the Prime Standard Segment of the Frankfurt Stock Exchange in general and trading in shares of technology companies in particular has been subject to extreme price and volume fluctuations that have been unrelated or disproportionate to operating performance. These factors may depress the market price of our ordinary shares, regardless of our actual operating performance.

         Securities class action litigation has also often been brought against companies following periods of volatility in the market price of its securities. In the future, we may be the target of similar litigation that could result in substantial costs and diversion of our management's attention and resources.

We can not predict the further impact on the price of our ordinary shares following our recent restatement of our financial statements or the extent of the potential claims that may be asserted against us.

         We have reevaluated our accounting treatment of certain past transactions and restated our financial statements for the fiscal years ended December 31, 1999, December 31, 2000 and December 31, 2001. We have filed our restated financial statements in accordance with the requirements of the Neuer Markt in Frankfurt, Germany where our ordinary shares were also listed. The current market for our ordinary shares in Germany was adversely affected by our restatement and the adverse effect in Germany may have an adverse impact on the value of our ordinary shares listed on the Nasdaq Small Cap Market. On August 31, 2002, the date in which we published the restatement in Germany our share price was (euro)6.30. Since then, our share price, along with the broader market, declined, and on October 31, 2002, was (euro)6.14 and on September 5, 2003 was (euro)3.82 in Germany and $4.25 on the Nasdaq Small Cap Market. Our share price may also be adversely affected by the threat of any litigation commenced in Germany based upon our restatement and the recovery by plaintiffs in any litigation actually commenced against us.

We may fail to continue to meet the listing requirements of the Frankfurt Stock Exchange and we may determine to delist from the Frankfurt Stock Exchange.

         The Frankfurt Stock Exchange (Frankfurter Wertpapierborse) may remove our ordinary shares from listing without OTI's consent subject to the requirements of German administrative law. Section 43 sentence 2 of the German Stock Exchange Act determines the violation of obligations arising from the admission as grounds for such an action. Before undertaking such an action the Frankfurt Stock Exchange must notify OTI and grant a reasonable period in order to enable OTI to cure the violation.

         Additionally, if we breach our obligations under the regulations of the Prime Standard Segment of the Frankfurt Stock Exchange, if an orderly trading on the Prime Standard Segment appears to be not ensured permanently or if the Frankfurt Stock Exchange determines that it is necessary for the protection of investors, the Frankfurt Stock Exchange may take other steps, like announcements to the public or a "downgrading" from the Prime Standard Segment to the General Standard Segment.

         If insolvency proceedings have been commenced against us our shares may be removed from listing or OTI may apply for delisting.

         If such circumstances should ever occur, your ability to sell our shares will be significantly reduced and the value of your investment will decrease accordingly. Although we have not determined to terminate our listing in Germany, we may decide to delist in Germany if we conclude that the changes in the Frankfurt Stock Exchange adversely affect our stock performance, even if we continue to be eligible for listing there.

We may fail to continue to meet the listing requirements of the Nasdaq Small Cap Market.

         For our ordinary shares to continue to be quoted on the Nasdaq Small Cap Market, Nasdaq requires both our company and ordinary shares to meet the quantitative and qualitative maintenance criteria set forth in Rule 4320 of its Marketplace Rules. In addition, during 2002 Nasdaq published new corporate governance proposals which have been approved by Nasdaq's board of directors (the "Proposals"). The proposals are subject to further SEC review and changes.

         In addition, Nasdaq may remove our ordinary shares from quotation if we fail to meet certain qualification requirements, set forth in Rule 4350 of its Marketplace Rules, if we file for bankruptcy protection, our accountants include a disclaimer in our audited financial statements or if Nasdaq determines it is necessary for the protection of investors. If our shares are delisted, your ability to sell our ordinary shares will be significantly reduced and the value of your investment will decrease accordingly. In addition, in those circumstances our ordinary shares may also cease to be marginable for the purposes of the Federal Reserve Board's margin regulations. We currently satisfy all requirements for continued listing on the Nasdaq Small Cap Market.

If our ordinary shares are ever considered a penny stock, any investment in our ordinary shares will be considered a high-risk investment and become subject to restrictions on marketability.

          If the bid price of our ordinary shares falls below $5.00 and we fail to maintain our Nasdaq listing, our ordinary shares may be a "penny stock" for the purposes of the Securities Exchange Act of 1934. The bid price of our ordinary shares is as of September 5, 2003, $4.25 and has been less than $5.00 since February 26, 2003. Brokers effecting transactions in a penny stock are subject to additional customer disclosure and record keeping obligations. The additional obligations include disclosure of the risks associated with low price stocks, stock quote information and broker compensation. In addition, brokers making transactions in penny stocks are subject to additional sales practice requirements under the Exchange Act. These additional requirements include making inquiries into the suitability of penny stock investments for each customer or obtaining the prior written agreement of the customer for the penny stock purchase. Because of these additional obligations, some brokers will not effect transactions in penny stocks. This could have an adverse effect on the liquidity of our ordinary shares and your ability to sell our ordinary shares.

Our share price could be adversely affected by future sales of our ordinary shares.

         As of the date of this prospectus, we will have 3,786,508 ordinary shares outstanding, including warrants to purchase our ordinary shares and ordinary shares issubale upon the conversion of notes to be issued. The issuance of up to 542,640 of these ordinary share may be subject to approval by our shareholders. All of the ordinary shares being sold by the selling shareholders will be freely tradeable. Additional shares may be sold in the public market to the extent that the sales are registered under the Securities Act of 1933, as amended, or exempt from registration. In addition, as of June 30, 2003, options to purchase 959,406 of our ordinary shares, were outstanding, subject to vesting schedules. The market price of our ordinary shares could drop as a result of sales of substantial amounts of our ordinary shares in the public market following this offering or the perception that such sales may occur. These factors could also make it more difficult to raise additional funds through future offerings of our ordinary shares or other securities. See "Shares Eligible for Future Sale" for more detailed information regarding the number of shares that will be eligible for sale in the public market immediately following this offering and subsequently.

We do not anticipate paying cash dividends in the foreseeable future.

         We do not anticipate paying cash dividends in the foreseeable future. We have never declared or paid cash dividends. We intend to retain all future earnings to fund the development of our business. In addition, because we have received benefits under Israeli law for our "Approved Enterprises," payment of a cash dividend may create additional tax liabilities for us. See "Taxation" and "Dividend Policy."

Our shareholders could experience dilution of their ownership interest if we issue more shares that are purchased by third parties.

         Under Israeli law, shareholders in public companies such as us do not have preemptive rights. This means that our shareholders do not have the legal right to purchase shares in a new issue before they are offered to third parties. As a result, our shareholders could experience dilution of their ownership interest if we decide to raise additional funds by issuing more shares and these shares are purchased by third parties. For example, in July 2003, we issued an aggregate of 231,818 ordinary shares and warrants to purchase an additional 219,091 shares in private placements without shareholder approval. The price paid for the ordinary shares was less than the market price on the Frankfurt Stock Exchange and the Nasdaq Small Cap Market on the date of the offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Overview."

Our concentration of share ownership will limit your ability to influence or control corporate actions.

         A significant percentage of our outstanding capital stock (currently about 33.01% of the issued and outstanding ordinary shares) is held by a small number of shareholders. If these shareholders act together, they will have the ability to significantly influence, if not control, the election of directors and the outcome of all corporate actions requiring shareholder approval. This concentration of ownership also may have the effect of delaying or preventing a change in control of us, which in turn could reduce the market price of our ordinary shares.

Our United States investors could suffer adverse tax consequences if we are characterized as a passive foreign investment company.

         We cannot assure you that we will not be treated as a passive foreign investment company in 2003 or in future years. We could be a passive foreign investment company if 75% or more or our gross income in a taxable year is passive income. We would also be a passive foreign investment company if at least 50% of the average value, or possibly the adjusted bases of our assets in particular circumstances, of our assets in a taxable year produce, or are held for the production of, passive income. Passive income includes interest, dividends, royalties, rents and annuities. If we are or become a passive foreign investment company, many of our U.S. shareholders may be subject to adverse tax consequences.

                             Risks Related to Israel

Conditions in Israel may harm our ability to produce and sell our products and services and may adversely affect our share price.

         Our principal executive offices and research and development facilities, as well as some of our suppliers, are located in Israel. Political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors. A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. Despite the progress towards peace between Israel and its Arab neighbors, the future of these peace efforts remains uncertain. In addition, since October 2000, there has been a substantial deterioration in the relationship between Israel and the Palestinian Authority and a significant increase in violence, primarily in the West Bank and Gaza Strip. During 2002, violence has intensified between Palestinians and Israelis and Israel has undertaken military actions in the West Bank and the Gaza Strip. The future effect of the substantial deterioration and the ongoing violence between Israel and the Palestinians is unknown. The ongoing violence between Israel and the Palestinians or any future armed conflicts, political instability or continued violence in the region would likely have a negative effect on our business condition, harm our results of operations and adversely affect the share price of publicly traded Israeli companies such as us. In addition, Israel's economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to mid-1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. Furthermore, several countries still restrict business with Israel and Israeli companies, which may limit our ability to make sales in those countries. These restrictions may have an adverse impact on our operating results, financial condition or the expansion of our business. Since 2001, the economic conditions in Israel have deteriorated. As a result of political instability, the increased level of hostilities with the Palestinian Authority and the world-wide economic crisis in the hi-tech and communications industries, during 2001 and 2002, the Israel rate of economic growth deteriorated. The Israeli Government has proposed certain budgetary cuts and other changes which were adopted by the Israeli Parliament. However, the impact on the Israeli economy of these and other measures that may eventually be adopted is uncertain. In addition, certain credit agencies have stated that they are reviewing Israel's credit rating. Should such agencies lower Israel's credit rating, the ability of the Israeli government to generate foreign financial and economic assistance may be adversely affected. We cannot assure you that the Israeli government will be successful in its attempts to stabilize the Israeli economy or to maintain Israel's current credit rating. Economic decline as well as price and exchange rate instability may have a material adverse effect on us.

Our operations could be disrupted as a result of the obligation of key personnel to perform Israeli military service.

         Some of our executive officers and employees must perform annual military reserve duty in Israel and may be called to active duty at any time. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or other key employees due to military service. Any disruption to our operations would harm our business.

The Israeli government programs and tax benefits in which we currently participate or which we currently receive require us to meet several conditions and may be terminated or reduced in the future, which would increase our costs or taxes.

         We are entitled to tax benefits under Israeli government programs, largely as a result of the "Approved Enterprise" status granted to $3.5 million of our capital investment programs by the Israeli Ministry of Industry and Trade. Taxable income derived from each program is tax exempt for a period of ten years beginning in the year in which the program first generates taxable income, up to 14 years from the date of approval or 12 years from the date of the beginning of production. Without such benefits our taxable income would be taxed at a rate of 36%. To maintain our eligibility for these tax benefits, we must continue to meet conditions, including making specified investments in property, plant and equipment, 30% of which must be from paid-in capital. We cannot assure you that we will continue to receive these tax benefits at the same rate or at all. From time to time, we submit requests for expansion of our approved enterprise programs. These requests might not be approved. In addition, the authorization of the Investment Center Administration to approve such programs shall terminate on December 31, 2003. The termination or reduction of these programs and tax benefits could increase our taxes and could have a material adverse effect on our business.

It may be difficult to enforce a United States judgment against us, our officers and directors and some of the experts named in this Form F-1 and other documents incorporated herein or to assert United States securities law claims in Israel.

         We are incorporated in Israel. Most of our executive officers and directors and the Israeli experts named in this Form F-1 and other documents incorporated herein reside outside of the United States. Therefore, it may be difficult for an investor, or any other person or entity, to enforce a United States court judgment based upon the civil liability provisions of the United States federal securities laws in an Israeli court against us or any of these persons or to effect service of process upon these person in the United States. Additionally, it may be difficult for an investor, or any other person or entity, to enforce civil liabilities under United States federal securities laws in original actions instituted in Israel. See "Enforcement of Civil Liabilities."

Provisions of Israeli law may delay, prevent or make undesirable an acquisition of all or a significant portion of our shares or assets.

         Israeli corporate law regulates acquisitions of shares through tender offers, requires special approvals for transactions involving significant shareholders and regulates other matters that may be relevant to these types of transactions. These provisions of Israeli law could have the effect of delaying or preventing a change in control and may make it more difficult for a third party to acquire us, even if doing so would be beneficial to our shareholders. These provisions may limit the price that investors may be willing to pay in the future for our ordinary shares. Furthermore, Israeli tax considerations may make potential transactions undesirable to us or to some of our shareholders. See "Description of Ordinary Shares--Anti-Takeover Provisions under Israeli Law."

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
                                AND INDUSTRY DATA

         This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

         Words such as  "believe,"  "anticipate,"  "expect,"  "intend,"  "seek,"
"will," "plan," "could," "may," "project," "goal," "target" and similar expressions often identify forward-looking statements but are not the only way we identify these statements.

         These forward-looking statements involve risks, uncertainties, assumptions and other factors that could cause our actual results to differ materially from future results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from the information set forth in any forward-looking statements include the risk factors described in "Risk Factors" above and other factors discussed elsewhere in this prospectus.

          Many of these factors are beyond our ability to control or predict. You should not assume that forecasts and anticipated events will occur, or that our expectations and plans will not change. We do not have any intention to update forward-looking statements after we distribute this prospectus unless we are required to do so under U.S. federal securities laws or other applicable laws.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders.

                                 DIVIDEND POLICY

             We have never declared or paid any cash dividends on our ordinary shares or other securities. We currently expect to retain all future earnings, if any, to finance the development of our business, and do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made by our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and future prospects and other factors the board of directors may deem relevant. In the event of a distribution of a cash dividend out of tax exempt income, the Company will be liable to corporate tax at a rate of 25% in respect of the amount distributed. See "Taxation and Foreign Exchange Regulation."

                            PRICE RANGE OF OUR SHARES

         Our ordinary shares were quoted on the Neuer Markt of the Frankfurt Stock Exchange from August 31, 1999 until January 31, 2003. Since January 31, 2003, the shares have been listed on the new Prime Standard Segment of the Frankfurt Stock Exchange. Commencing November 12, 2002, the Company's shares were also listed for trading on the Nasdaq Small Cap Market.

         The following table shows, for the periods indicated, the high and low closing prices of our ordinary shares in Euros giving effect to the reverse split as reported on the Neuer Markt of the Frankfurt Stock Exchange. The closing prices that are indicated below commencing January 31, 2003 were as reported in the Prime Standard Market of the Frankfurt Stock Exchange. It also shows, for the periods indicated, the high and low closing prices of our ordinary shares expressed in U.S. dollars based on the noon buying rate in New York City for cable transfers in foreign currencies, as certified for customs purposes by the Federal Reserve Bank of New York on the relevant dates. See the discussion below for the exchange rates applicable during the periods set forth below. The following table also shows, for the periods indicated since November 2002, the high and low closing prices of our ordinary shares in U.S. dollars as reported on the Nasdaq Small Cap Market.

                                               Frankfurt Stock   Frankfurt Stock
                                                Exchange (1)      Exchange (1)           Nasdaq Small Cap
                                                   per                 Per                       Per
                                                Share(euro)          Share $                   Share $
                                               ---------------   ---------------         --------------------

                                              High        Low     High      Low           High           Low
1999
Third quarter (from August 31, 1999)....       77.8       51.0     82.0    53.6            n/a            n/a
Fourth quarter..........................       71.0       49.5     72.0    49.6            n/a            n/a
Annual 1999.............................       77.8       49.5     82.3    49.7            n/a            n/a
2000                                                                                       n/a            n/a
First quarter...........................      334.0       64.7    322.1    66.4            n/a            n/a
Second quarter..........................      220.0      149.5    200.6   144.2            n/a            n/a
Third quarter...........................      193.5       86.0    180.2    75.9            n/a            n/a
Fourth quarter..........................      102.5       32.5     90.2    60.4            n/a            n/a
Annual 2000.............................      313.0       32.5    301.7    30.2            n/a            n/a
2001                                                                                       n/a            n/a
First quarter...........................       77.5       31.4     73.8    29.8            n/a            n/a
Second quarter..........................       40.4       24.0     35.6    20.7            n/a            n/a
Third quarter...........................       25.7        8.5     22.5     7.4            n/a            n/a
Fourth quarter..........................       23.1       12.2     20.9    10.8            n/a            n/a
Annual 2001.............................       77.5        8.5     73.1     7.4            n/a            n/a
2002                                                                                       n/a            n/a
First quarter...........................       14.5       10.4     12.8     9.1            n/a            n/a
Second quarter..........................       11.4        7.0     10.7     6.8            n/a            n/a
Third quarter...........................        9.6        3.9      9.7     3.8            n/a            n/a
Fourth quarter..........................        8.4        3.5      8.4     3.5           8.10           4.65
Annual 2002.............................       14.5        3.5     12.8     3.5           8.10           4.65
2003
First quarter...........................        5.3        3.0      5.7     3.2           5.03           3.60
Second quarter..........................        4.7        3.2      5.4     3.7           4.06           3.40
Third quarter (thorough August 25, 2003)        4.4        3.0      4.9     3.4           4.50           3.20
January 2003............................        5.2        3.9      5.5     4.2           5.00           4.60
February 2003...........................        5.3        3.8      5.7     4.1           5.03           4.11
March 2003..............................        4.2        3.0      4.4     3.3           4.11           3.60
April 2003..............................        4.2        3.3      4.5     3.5           4.06           3.49
May 2003................................        4.7        3.6      5.4     4.3           3.90           3.40
June 2003...............................        4.0        3.2      4.7     3.7           3.70           3.49
July 2003...............................        3.6        3.0      4.1     3.5           3.75           3.20
August 2003.............................        4.4        3.0      4.9     3.4           4.50           3.21
September 2003 (through September 5,            4.0        3.6      4.3     3.9           4.27           4.18
2003)...................................

(1) Our shares were quoted on the Neuer Markt of the Frankfurt Stock Exchange from August 31, 1999 until January 31, 2003 after which, the shares have been listed on the new Prime Standard Segment of the Frankfurt Stock Exchange.

         Our ordinary shares, to the extent they are admitted to the Prime Standard Segment, are represented by global share certificates registered in the name of Clearstream Banking AG. As a result, we do not know the number of our outstanding ordinary shares held in the United States or the number of holders of our ordinary shares who reside in the United States.

         The following table sets forth, for the periods and dates indicated, information concerning the noon buying rate for the Euro, expresses in Euros per dollar.

                                   Average                            Period-
                                   Rate(1)       High      Low        End Rate
                                   -------       ----      ---        --------
1999..............................  0.9455      0.9984    0.8466       0.9930
2000..............................  1.0860      1.2090    0.9675       1.0650
2001..............................  1.1173      1.2346    1.0488       1.1235
2002..............................  0.9454      1.1636    0.9537       0.9537
2003 (through August 29, 2003)....  1.1106      0.9652    0.8425       0.9102

(1) The average  daily noon buying  rate from the  Federal  Reserve  Bank of New
York.

     The Company's ordinary shares are traded publicly on the Nasdaq Small Cap Market under the symbol "OTIV." The Company's ordinary shares are also traded publicly on the Prime Standard Segment of the Frankfurt Stock Exchange under the symbol "OT5."

         On August 25, 2003, the last reported sale price of the Company's ordinary shares on the Nasdaq Small Cap Market was $3.93 per share. According to the Company's transfer agent, as of August 28, 2003, there were 4 holders of record of the Company's ordinary shares.

                 CONSOLIDATION OF THE COMPANY'S SHARE CAPITAL

         On June 14, 2002 our shareholders assembly adopted a special resolution to consolidate the Company's share capital at a rate of 10:1 (reverse share split), namely, each existing ten (10) registered ordinary shares NIS 0.01 par value were converted into one (1) registered ordinary share NIS 0.1 par value. Our shareholders assembly further resolved that our board of directors would determine when the consolidation would become effective. Our board of directors resolved that the reverse stock split became effective on June 17, 2002. Unless otherwise noted, the share numbers set forth in this prospectus give effect to the reverse stock split.

         Pursuant to the consolidation of the Company's share capital,  each ten
(10) of the Company's outstanding ordinary shares NIS 0.1 par value owned by a shareholder (referred to as "Old Shares") have been converted into one (1) ordinary share NIS 0.1 par value (referred to as "New Shares"). The number of Old Shares for which each New Share was converted into (i.e., 10) is referred to as the "exchange number". The consolidation of the Company's share capital took place simultaneously for all ordinary shares and the exchange number is the same for all ordinary shares.

         The last date in which our ordinary shares were traded on the Neuer Markt before the consolidation of the Company's share capital was June 14, 2002. As of June 17, 2002, following the consolidation of the Company's share capital, our ordinary shares continued to be traded on the Neuer Markt, and since February 3, 2003 on the Prime Standard Segment of the Frankfurt Stock Exchange.

          On June 14, 2002, our board of directors resolved that each option to purchase the Company's Old Shares shall be adjusted as follows: The number of New Shares underlying an option shall equal the number of Old Shares underlying such option divided by the exchange number; and, the exercise price of each New Share underlying such option shall be multiplied by the exchange number.

                        CURRENT OUTSTANDING SHARE CAPITAL

         Prior to the reverse stock split, there were 15,893,110 ordinary shares of the Company issued and outstanding. Following the reverse stock split, there were 1,589,311 ordinary shares issued and outstanding. As of the date hereof there are 3,786,508 ordinary shares issued and outstanding, including shares issuable upon conversion of notes and upon exercise of warrants.


                                 CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 2003 (in thousands, except share data) on an actual basis and our pro forma as adjusted capitalization after giving effect to all transactions since June 30, 2003 and our pending convertible note offering:

         You should read this table in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                                          June 30, 2003
                                                                                           (Unaudited)
                                                                                                     Pro forma
                                                                                   Actual            as adjusted
                                                                                   ------            -----------
Cash and cash equivalents.................................................       $     926            $   2,837
                                                                                 =========            =========

Current portion of long-term loans.........................................      $   1,079            $   1,079
                                                                                 =========            =========
Long-term loans (excluding current portion)................................      $   3,465            $   3,465
                                                                                 ---------            ---------
Convertible notes..........................................................      $     190            $     190
                                                                                 ---------            ---------

Shareholders' equity
   Ordinary shares,  NIS 0.1 par value per share;  5,000,000 shares
     Authorized; 2,299,700 shares issued and outstanding actual;
     2,994,788 shares issued and outstanding proforma*.....................             63                 79
   Additional paid-in capital..............................................         49,296               51,192
   Deferred stock compensation.............................................           (894)                (894)
   Other comprehensive income--currency translation adjustments............            262                  262
   Accumulated deficit.....................................................        (38,117)             (38,117)
                                                                                 ---------            ---------
      Total shareholders' equity...........................................         10,610               12,522
                                                                                 ---------            ---------

           Total capitalization............................................      $  14,265            $  16,177
                                                                                 =========            =========

* The number of shares does not include 959,406 ordinary shares subject to options outstanding as of June 30, 2003 at a weighted average exercise price per share of $9.10, 143,096 ordinary shares subject to warrants outstanding as of June 30, 2003 at a weighted average exercise price per shares of $10.24, and includes shares issuable upon effectiveness of this registration statement and conversion of notes. See "Management discussion and Analysis of Financial Condition and Results of Operations-Overview" and "Selling Shareholders."

                      SELECTED CONSOLIDATED FINANCIAL DATA


         The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes and the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 2000, 2001 and 2002 and the consolidated balance sheet data as of December 31, 2001 and 2002 are derived from our audited consolidated financial statements included elsewhere in this prospectus, which have been prepared in accordance with accounting principles generally accepted in the United States. The consolidated statements of operations data for the six months ended June 30, 2002 and 2003 and the consolidated balance sheet as of June 30, 2003 are derived from our unaudited consolidated interim financial statements which are included elsewhere in this prospectus. The data as of June 30, 2003 and for the six months ended June 30, 2002 and 2003 are unaudited. In the opinion of management, these data reflect and include all adjustments consisting of normal recurring adjustments necessary for a fair presentation of this data. Results for interim periods are not necessarily indicative of the results expected for the entire year. The consolidated statement of operations data for the year ended December 31, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from our audited consolidated financial statements which are not included in this prospectus. Our consolidated statement of operations for the year ended December 31, 2000 includes the operating results of SoftChip Technologies (3000) Ltd. and SoftChip Israel Ltd. from January 1, 2000 and InterCard GmbH Kartensysteme and InterCard GmbH Systemelectronic from June 1, 2000, both of which acquisitions were accounted for under the purchase method of accounting. Our December 1999 acquisition of City Smart Ltd. was accounted for under the pooling of interests method of accounting. Therefore our balance sheets and consolidated statement of operations for the years ended December 31, 1998 and 1999 include the results of City Smart Ltd. since its establishment in February 1996.

                                                                                             Three Months           Six Months
                                                Year Ended December 31,                     Ended June 30,         Ended June 30,
                                                -----------------------                     --------------         --------------
                                      1998      1999       2000       2001      2002       2002       2003        2002       2003
                                      ----      ----       ----       ----      ----       ----       ----        ----       ----
                                                   (in thousands, except share and per share data)
                                                                                                    (Unaudited)
Statement of Operations Data:

Revenues:
  Products......................    $ 3,175    $ 3,892    $12,498    $18,217    $15,492    $ 5,038    $ 4,710    $ 8,626    $ 8,794
  Non-recurring engineering.....        295        405         89        500        952          -         21        305        195
  Licensing and transaction fees        400         86         62        495        651        129        188        281        409
  Customer service and technical
    Support.....................         --         --        428        676        868        326         91        444        341
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
     Total revenues.............      3,870      4,383     13,077     19,888     17,963      5,493      5,010      9,656      9,739
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
Cost of revenues:
  Products......................      2,032      2,122      6,405     10,727      8,740      2,957      2,051      5,066      4,194
  Non-recurring engineering.....         88         73         89         20        216         --          5         50         64
  Licensing and transaction fees         --         --         --         --         --         --         --         --         --
  Customer service and technical
    support.....................         --         --        332        491        546        192         44        259        176
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
     Total cost of revenues.....      2,120      2,195      6,826     11,238      9,502      3,149      2,100      5,375      4,434
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
     Gross profit...............      1,750      2,188      6,251      8,650      8,461      2,344      2,910      4,281      5,305
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
Operating expenses:
  Research and development......      1,282      2,101      4,947      6,768      4,459      1,207        758      2,449      1,765
  Less-participation by the
    Office of the Chief Scientist       474        645      1,031        599      1,103        292        120        498        364
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
  Research and development, net.        808      1,456      3,916      6,169      3,356        915        638      1,951      1,401
  Selling and marketing.........      1,905      2,013      7,030      6,585      3,869        856      1,181      1,830      2,147
  General and administrative....      1,916      1,839      3,656      4,668      5,183      1,275      1,494      2,468      2,767
  Amortization of goodwill and
    intangible assets...........         --         --        472      1,124        161         47         47         67         94
  Other expenses, net...........         --         --        599        340         --         --         --         --         --
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
     Total operating expenses...      4,629      5,308     15,673     18,886     12,569      3,093      3,360      6,316      6,409
                                    -------    -------    -------    -------    -------    -------    -------    -------    -------
     Operating loss.............     (2,879)    (3,120)    (9,422)   (10,236)    (4,108)      (749)      (450)    (2,035)    (1,104)
Amortization of beneficial
 conversion feature on
 convertible loan...............         --       (250)        --         --         --         --         --         --         --
Financing income................        208        459      1,300        520        990        232         33        613        103
Financing expenses..............       (184)      (141)      (481)      (449)      (949)      (160)      (378)      (401)      (647)
Other expenses, net.............         --         --         --     (1,581)    (1,955)      (736)        (4)      (758)      (225)
                                    -------    -------    -------    --------   --------   --------   --------   --------   --------
     Loss before taxes on income     (2,855)    (3,052)    (8,603)   (11,746)    (6,022)    (1,413)      (799)    (2,581)    (1,873)
Tax benefit (taxes on income)...         10        (82)        58         47       (207)        19         75         (3)        --
Minority interest...............         --         81        250         15        (19)        --         --        (19)        --
Equity in losses of an affiliated
 company........................        (22)        (2)        --         --         --         --         --         --         --
                                    --------   --------   -------    -------    -------    -------    -------    -------    -------
     Net loss...................    $(2,867)   $(3,055)   $(8,295)  $(11,684)   $(6,248)   $(1,394)   $  (724)   $(2,603)   $(1,873)
                                    ========   ========   ========  =========   ========   ========   ========   ========   ========

Basic and diluted net loss per      $ (2.73)   $ (2.54)   $ (5.60)  $  (7.49)   $ (3.76)   $ (0.88)   $ (0.38)   $ (1.64)   $ (1.00)
                                    ========   ========   ========  =========   ========   ========   ========   ========   ========
share (1)......................

Weighted average number of shares
 used in computing basic and
 diluted loss per share (2)(1)... 1,048,573  1,204,651  1,488,494  1,559,490   1,661,170  1,590,044   1,902,39  1,589,677  1,876,942
                                  =========  =========  =========  =========   =========  =========   ========  =========  =========

                                                           As of December 31
                                             -----------------------------------------------  As of June 30,
                                               1998      1999      2000      2001      2002      2003
                                               ----      ----      ----      ----      ----      ----
                                                                                               (Unaudited)
Balance Sheet Data:
Cash and cash equivalents ................   $ 2,035   $16,315   $15,598   $ 6,030   $ 2,145     $   926
Total current assets .....................     6,108    33,423    29,070    17,048    10,821      10,075
Total assets .............................     7,976    35,681    37,831    29,962    24,019      22,845
Total liabilities ........................     5,974     8,315    14,627    15,592    12,978      12,235
Long term loans, net of current maturities     1,938     1,321     2,463     4,751     4,006       3,465
Total shareholders' equity ...............     2,002    27,366    23,204    14,370    11,041      10,610


(1) Share and per share data have been adjusted to reflect a ten to one reverse share split --see Note 14A(3) of the  consolidated financial statements.

(2) See Note 2Q of the consolidated  financial statements for an explanation of the methods used to determine the number of shares used in computing net loss per share.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes which appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs and involve risks and uncertainties. Our actual results may differ materially from those anticipated in the forward-looking statements. Factors that could cause or contribute to those differences include those discussed in "Risk Factors" and elsewhere in this prospectus.

Overview

         We design, develop and sell contactless microprocessor-based smart card products. Our headquarters and research and development activities are in Israel, our sales and marketing efforts are directed from Cupertino, California, with additional sales and support offices in Europe, South Africa and Asia, and our packaging, assembly and manufacturing facilities are in Israel and Germany.

         Since our incorporation in 1990, we have focused on the development of our core technologies and our products based on our OTI Platform. In 1993, we began selling our campus system to kibbutzim, which are self-contained communities found only in Israel. Over time, our customer base for campus systems increased from two kibbutzim in 1993 to over 40 kibbutzim in 2000. In 1995, we began selling our gasoline management system, which we refer to as GMS, which has since been installed in over 700 gas stations in South Africa, Ecuador and Turkey. In 1998, we were awarded a contract for an electronic parking payment system, which we refer to as EasyPark, in Israel. We began to deploy EasyPark in 2000 and completed deployment of the system in June 2001.

         Acquisitions have been a key component of our growth strategy. On December 30, 1999, we acquired City Smart Ltd., a Hong Kong systems integrator. On January 28, 2000, we acquired the SoftChip Group, an Israeli designer of microprocessors and operating systems for smart cards. In June 2000, we acquired a 51% interest in InterCard GmbH Kartensysteme and InterCard GmbH Systemelectronic, which we refer to as the InterCard group, a German systems integrator for card systems and manufacturer of electronic devices. In January 2001, we acquired the remaining 49% of the InterCard group. In February 2000, we formed a joint venture, e-Smart, with a subsidiary of Cheung Kong Infrastructure, for the sale of our products and systems in the Asia Pacific region. During the first quarter of 2001, the operations of City Smart were transferred to e-Smart. Our results of operations for the year ended December 31, 2000 include the operating results of SoftChip from January 1, 2000 and the InterCard group from June 1, 2000, both of which were accounted for under the purchase method. For this reason, it may be difficult to compare our recent operating results with our operating results from previous years. For example, for the year ended December 31, 2000, revenues from the InterCard group accounted for 51% of our total revenues.

         In December 2002, we issued 10% Redeemable Convertible Promissory Notes ("the 10% Notes") in the aggregate amount of $250,000. The 10% Notes may be converted into our ordinary shares. The conversion price shall be the average closing price of our shares on the Nasdaq Small Cap Market during the ten (10) consecutive trading days prior to the conversion and in no event will be less than 75% or greater than 125% of the closing price on the day of closing of the agreement between the parties ($6.00). The entire principal balance is due on December 31, 2004. The 10% Notes are exercisable 90 days from the date of closing of the agreement between the parties. As of the date of this prospectus, none of the 10% Notes has been converted into ordinary shares.

         In connection with the issuance of the 10% Notes, we also issued detachable warrants to purchase an aggregate of 16,758 of our ordinary shares, at an exercise price of 120% of the average per share price of our ordinary shares for the ten (10) consecutive day trading period prior to December 5, 2002. The warrants will expire on December 31, 2007.

         Upon the issuance of the 10% Notes on December 5, 2002, we recorded a discount in the amount of approximately $42,000 representing the fair value of above mentioned warrants, which is being amortized to financial expenses over a period of two years.

         In July 2003, we completed two private placements (the "Private Placements") of our ordinary shares, raising an aggregate amount of $912,500, of which $637,500 has already been received and the balance of $275,000 will be received upon the effectiveness of the registration statement of which this prospectus forms a part.

         In connection with the Private Placements, we issued 181,818 ordinary shares to a U.K. based fund, Herald Investment PLC, and 50,000 ordinary shares to a U.S. based fund, Goldstrand Investment Inc., at a price of $2.75 per share for a total investment of $637,500. In addition, Herald Investment PLC received warrants to purchase 90,909 ordinary shares with an exercise price of $3.85 per share and Goldstrand Investment received warrants to purchase 50,000 ordinary shares with an exercise price of $5.75 per share. Upon the effectiveness of the registration statement of which this prospectus forms a part, we shall issue an additional 100,000 ordinary shares at a price of $2.75 per share, for an additional amount of $275,000 and an additional warrant to purchase 50,000 ordinary shares with an exercise price of $5.75 per share to Goldstrand Investment. These warrants are exercisable upon issuance.

         We are obligated to pay, in respect of the above, a finders fee in cash equivalent to 10% of the amount raised by us and in addition to issue warrants to purchase 28,182 ordinary shares at an exercise price equal to the price of the warrants issued to the investors in accordance with the above two Private Placement.

         On September 8, 2003, we entered into an agreement to issue in a private placement (the "Note Offering") Convertible Promissory Notes (the "4% Notes") in the principal amount of $999,000, bearing 4% interest per annum, to Platinum Partners Value Arbitrage Fund, Platinum Global Macro Fund, West End Convertibles Fund L.P., WEC Partners LLC and Michael H. Weiss (the "Lenders"). In addition, we agreed to issue warrants with a five-year term to purchase 179,370 of our ordinary shares to the Lenders (the "Note Warrants"). The 4% Notes will automatically convert into ordinary shares of the Company, and the Note Warrants will become exercisable, upon the shareholders' approval of the Note Offering, if necessary, and other approvals required under applicable law for the conversion of the 4% Notes and the exercisability of the Note Warrants. The conversion price for the 4% Notes is one ordinary share for every $2.75 of indebtedness at the time of conversion and the exercise price for the Note
Warrants is $5.75 per share. If, however, such requisite approvals shall not have been obtained by May 8, 2004, the 4% Notes shall be immediately due and payable in cash and the Note Warrants will expire. Concurrently with the issuance of the 4% Notes and the Note Warrants, the Company will issue to the holders of the 4% Notes additional warrants (the "Additional Warrants") to purchase 470,117 of our ordinary shares. In the event that the requisite approvals for the Note Offering shall not have be obtained by May 8, 2004, the Additional Warrants shall become immediately exercisable for a three-year period, with an exercise price of $4.25 per share. If the requisite approvals have been obtained, the Additional Warrants shall expire. The consummation of the Note Offering is subject to Nasdaq approval and other customary closing conditions, which we cannot assure you will occur.

         In the private placement with Goldstrand Investment Inc. and the Note Offering between the Company and the Lenders, Goldstrand Investment Inc. and the Lenders granted or will grant, as the case may be, an irrevocable proxy to Oded Bashan, our Chairman, Chief Executive Officer and President, to vote in his discretion all of the ordinary shares issued or to be issued to such Goldstrand Investment Inc. and the Lenders, at all meetings of our shareholders until such ordinary shares are sold to an unaffiliated third party.

         Our consolidated financial statements included elsewhere in this prospectus are prepared in U.S. dollars and in accordance with accounting principles generally accepted in the United States.

         Revenues

         We had experienced rapid revenue growth during the last years, but we experienced a decrease in revenues in 2002. Our revenues grew from $2.1 million in the year ended December 31, 1997 to $19.9 million in the year ended December 31, 2001. For the year ended December 31, 2002 our revenues decreased 10% to $18.0 million from $19.9 million for the year ended December 31, 2001. For the six months ended June 30, 2003 our revenues increased 1% to $9.7 million from $9.7 million for the six months ended June 30, 2002.

         We derive revenues from product sales, nonrecurring engineering, customer services and technical support, and licensing and transaction fees.

         Products. To date, our product sales have consisted primarily of sales of GMS and our campus system. In 1999, we started to derive revenues from sales of customized products, including smart cards, readers and related equipment, for use in the retail petroleum and trucking industries. Additionally, since June 2000, we have derived revenues of $19.4 million from sales by our subsidiary, InterCard GmbH Kartensysteme, of card products based on other technologies and $18.2 million from sales by our subsidiary, InterCard GmbH Systemelectronics, of products for use in the transportation industry.

         Nonrecurring engineering. Nonrecurring engineering revenues consist of payments for the adaptation of our products to the requirements of a specific customer. We receive payments for nonrecurring engineering regardless of whether our customers ultimately purchase the customized product. Revenues from nonrecurring engineering have varied widely from period to period. For example, in 1999 nonrecurring engineering accounted for 9% of our revenues, but accounted for only 1% of our revenues for the year ended December 31, 2000, 3% of our revenues for the year ended December 31, 2001, 5% of our revenues for the year ended December 31, 2002 and 2% of our revenues for the six months ended June 30, 2003. Revenues from nonrecurring engineering fluctuate because not all projects that we undertake require customization of our products and those that do require varying degrees of customization.

         Customer services and technical support. Customer services and technical support consist of fees paid by purchasers of our products for ongoing customer services and technical support. Customer services and technical support accounted for 3% of our revenues for the year ended December 31, 2000, 3% of our revenues for the year ended December 31, 2001, 5% of our revenues for the year ended December 31, 2002 and 4% of our revenues for the six months ended June 30, 2003.

         Licensing and transaction fees. Licensing fees include one-time and periodic payments for manufacturing or distribution rights for our products. These rights have been granted to select customers and the terms and fees are negotiated on a case by case basis. As a result, licensing fees fluctuate.
Transaction fees are paid by customers based on the volume of transactions processed by systems that contain our products. Licensing and transaction fees accounted for 1% of our revenues for the year ended December 31, 2000, 2% of our revenues for the year ended December 31, 2001, 4% of our revenues for the year ended December 31, 2002 and 4% of our revenues for the six months ended June 30, 2003.

         We currently derive our revenues primarily from sales of our products. Revenues from product sales accounted for 92% of our total revenues for the year ended December 31, 2001, 86% of our total revenues for the year ended December 31, 2002 and 90% of our revenues for the six months ended June 30, 2003.

         Revenues from our customers have fluctuated substantially from period to period in part because sales of our products sometimes involve a one-time payment for nonrecurring engineering followed by an initial bulk sale of tangible products, with lower revenues generated from repeat sales of components and services in following years.

         Geographical breakdown. We sell our products primarily in Europe. For the six months ended June 30, 2003 we derived 66% of our revenues from sales in Europe, 15% of our revenues from sales in Africa, 11% of our revenues from sales in North America, 6% of our revenues from sales in Israel, 1% of our revenues from sales in the Far East and 1% of our revenues from sales in South America. For the year ended December 31, 2002 we derived 67% of our revenues from sales in Europe, 3% of our revenues from sales in the Far East, 13% of our revenues from sales in Africa, 5% of our revenues from sales in Israel, 11% of our revenues from sales in North America and 1% of our revenues from sales in South America. For the year ended December 31, 2001, we derived 71% of our revenues from sales in Europe, 10% of our revenues from sales in the Far East, 9% of our revenues from sales in North America, 6% of our revenues from sales in Africa, 3% of our revenues from sales in Israel and 1% of our revenues from sales in South America. For the year ended December 31, 2000, we derived 56% of our revenues from sales in Europe, 13% of our revenues from sales in the Far East, 19% of our revenues from sales in North America, 8% of our revenues from sales in Africa, 3% of our revenues from sales in Israel and 1% of our revenues from sales in South America.

         We believe that changes in regional and local economies, such as the financial crisis suffered by the Asian countries in 1998, may have affected our sales in that region. In addition, because the majority of the InterCard group's customers is located in Europe, the proportion of our revenues derived from European customers has increased following our acquisition of the InterCard group.

         Cost of revenues and gross margin

         Products. Products cost of revenues consists primarily of materials, as well as the salary, subcontractors and related costs for our technical staff who assemble our products and related overhead expenses.

         Nonrecurring engineering. Nonrecurring engineering cost of revenues consists of the salary and related costs for our technical staff who customize our products and related overhead expenses.

         Licensing and transaction fees. Licensing and transaction fees revenues do not have associated cost of revenues because the costs incurred to initiate the project from which they are derived are included under Selling and marketing expenses.

         Customer services and technical support. Customer services and technical support cost of revenues consist of the salary and related costs for our technical staff that provide those services and support and related overhead expenses.

         For any given period, our gross margin will depend on the mix of products revenues, nonrecurring engineering revenues, licensing and transaction fees and customer and technical support fees in that period. In general, the gross margin related to products revenues is lower than the gross margin related to nonrecurring engineering and licensing and transaction fees. The gross margin for products sales was 52% for the six months ended June 30, 2003, 44% for the year ended December 31, 2002, 41% for the year ended December 31, 2001, 49% for the year ended December 31, 2000 and 45% for the year ended December 31, 1999. The gross margin for nonrecurring engineering was 67% for the six months ended June 30, 2003, 77% for the year ended December 31, 2002, 96% for the year ended December 31, 2001, 0% for the year ended December 31, 2000 and 82% for the year ended December 31, 1999. Historically, we have had no costs associated with licensing and transaction fees. The gross margin for customer services and technical support was 48% for the six months ended June 30, 2003, 37% for the year ended December 31, 2002, 27% for the year ended December 31, 2001 and 22% for the year ended December 31, 2000. We did not receive fees for customer services and technical support prior to 2000. Our total gross margin was 54% for the six months ended June 30, 2003, 47% for the year ended December 31, 2002, 43% for the year ended December 31, 2001, 48% for the year ended December 31, 2000 and 50% for the year ended December 31, 1999.

         Operating expenses

         Research and development. Our research and development expenses consist primarily of salaries and related expenses of our research and development staff, as well as subcontracting expenses and intellectual property registration expenses. All research and development costs are expensed as incurred. From 1997 to 2001, we significantly increased our research and development expenditures. In 2002 and for the six months ended June 30, 2003, our research and development expenses have decreased due to the cost cutting measures which we took and our trend to developing solutions for our customers' specific order requirements.

         Research and development expenses, net, are net of payments obtained from the Government of Israel, through the Office of the Chief Scientist of the Israeli Ministry of Industry and Trade. We received grants from the Office of the Chief Scientist for the development of our products totaling $645,000 in 1999, $1.0 million in 2000, $599,000 in 2001, $1.1 million in 2002 and $364,000 for the six months ended June 30, 2003.
See "--Government of Israel Support Programs."

         Selling and marketing. Our Selling and marketing expenses consist primarily of salaries and substantially all of the expenses of our sales and marketing subsidiaries and offices in the United States, South Africa, the Far East and Europe, as well as expenses related to advertising, professional expenses, participation in exhibitions and tradeshows.

         General and administrative. Our general and administrative expenses consist primarily of salaries and related expenses of our executive, financial and administrative staff. These expenses also include costs of our professional advisors such as legal and accounting experts, expenses related to doubtful accounts and depreciation expenses.

         Financial income (expenses), net

         Financial income consists primarily of interest earned on our cash equivalents balances and other financial investments and foreign exchange gains. Financial expenses consist primarily of interest payable on bank loans and foreign exchange losses.

         Critical Accounting Policies

          We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the U.S. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of the periods presented. To fully understand and evaluate our reported financial results, we believe it is important to understand our revenue recognition policy, and our policy with respect to goodwill and other intangible assets.

         Revenue recognition. We recognize product revenues upon delivery, provided there is persuasive evidence of an agreement, the fee is fixed or determinable and collection is probable. In the case of nonrecurring engineering, delivery is deemed to occur on completion of testing and approval of the customization of the product by the customer and no further obligation exists.

         Technology license revenues are recognized at the time the technology and license is delivered to the customer, collection is probable, the fee is fixed and determinable, persuasive evidence of an arrangement exists, no significant obligation remains under the sale or licensing agreement and no significant customer acceptance requirements exist after delivery of the technology.

         We recognize revenues from customer services and technical support as the services are rendered over the period of the contract.

         We recognize transaction fees as they are earned based on usage.

         Our revenue recognition policies are consistently applied for all revenues recognized.

         Amounts billed where the revenue recognition criteria have not been met, and as a result the revenue is not yet earned, are reflected as deferred revenue, which is netted off against the related receivable. If amounts billed and classified as deferred revenues are collected, the amounts are included in liabilities.

Impairment of Goodwill and Other Intangible Assets

         We periodically assess the impairment of goodwill and other intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In 2002, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" became effective, and as a result, commencing on January 1, 2002, goodwill is no longer being amortized. In lieu of amortization, we have performed an initial impairment review of goodwill as of January 1, 2002 and will perform an annual impairment review thereafter at the level of each reporting unit. We have estimated the fair value of each reporting unit and compared it to its reported carrying amount. To determine fair value, we have used a number of valuation methods including quoted market prices, discounted cash flows and revenue multiples, taking into consideration factors such as control premiums and synergies. In certain cases we have obtained an opinion from an independent appraiser. Based on this comparison for each reporting unit, no goodwill impairment losses were recorded. As we operate in an industry which is rapidly evolving and extremely competitive, it is possible that our estimates could change in the near term and there can be no assurance that future goodwill impairment tests will not result in a charge to our results of operation. Net goodwill and other intangible assets amounted to approximately $5.8 million as of June 30, 2003.

         Significant management judgments and estimates must be made when establishing criteria for future cash flows, estimating reporting unit fair value and assessing impairment. If our judgments and estimates relating to goodwill and other intangible assets prove to be inadequate, an asset may be determined to be impaired and our financial results could be materially adversely impacted. Likewise, if a future event or circumstance indicates that an impairment assessment is required and, through the performance of that assessment, an asset is determined to be impaired, our financial results could be materially and adversely impacted in future periods.

Results of Operations

     The  following  table  presents,   for  the  periods   indicated,   certain
information data concerning the Company's results of operations:

                                                                                            Three Months             Six Months
                                                    Year Ended December 31                 Ended June 30,           Ended June 30,
                                      ---------------------------------------------    --------------------    --------------------
                                          1999        2000        2001        2002        2002        2003         2002        2003
                                                                                                       (Unaudited)
Revenues:
    Products ......................... $  3,892    $ 12,498    $ 18,217    $ 15,492    $  5,038    $  4,710    $  8,626    $  8,794
    Non-recurring engineering ........      405          89         500         952          --          21         305         195
    Licensing and transaction fees ...       86          62         495         651         129         188         281         409
    Customer service and technical
      support ........................       --         428         676         868         326          91         444         341
                                       --------    --------    --------    --------    --------    --------    --------    --------
       Total revenues ................    4,383      13,077      19,888      17,963       5,493       5,010       9,656       9,739
                                       --------    --------    --------    --------    --------    --------    --------    --------

Cost of revenues:
    Products .........................    2,122       6,405      10,727       8,740       2,957       2,051       5,066       4,194
    Non-recurring engineering ........       73          89          20         216          --           5          50          64
    Customer service and technical
      support ........................       --         332         491         546         192          44         259         176
                                       --------    --------    --------    --------    --------    --------    --------    --------
       Total cost of revenues ........    2,195       6,826      11,238       9,502       3,149       2,100       5,375       4,434
                                       --------    --------    --------    --------    --------    --------    --------    --------

       Gross profit ..................    2,188       6,251       8,650       8,461       2,344       2,910       4,281       5,305
                                       --------    --------    --------    --------    --------    --------    --------    --------

Operating expenses:
    Research and development .........    2,101       4,947       6,768       4,459       1,207         758       2,449       1,765
    Less - participation by the Office
      of the Chief Scientist .........      645       1,031         599       1,103         292         120         498         364
                                       --------    --------    --------    --------    --------    --------    --------    --------
    Research and development, net ....    1,456       3,916       6,169       3,356         915         638       1,951       1,401
    Selling and marketing ............    2,013       7,030       6,585       3,869         856       1,181       1,830       2,147
    General and administrative .......    1,839       3,656       4,668       5,183       1,275       1,494       2,468       2,767
    Amortization of goodwill and
      intangible assets ..............       --         472       1,124         161          47          47          67          94
    Other expenses ...................       --         599         340          --          --          --          --          --
                                       --------    --------    --------    --------    --------    --------    --------    --------
       Total operating expenses ......    5,308      15,673      18,886      12,569       3,093       3,360       6,316       6,409
                                       --------    --------    --------    --------    --------    --------    --------    --------

       Operating loss ................   (3,120)     (9,422)    (10,236)     (4,108)       (749)       (450)     (2,035)     (1,104)
Amortization of beneficial conversion
  feature on convertible loan ........     (250)         --          --          --          --          --          --          --
Financial income .....................      459       1,300         520         990         232          33         613         103
Financial expenses ...................     (141)       (481)       (449)       (949)       (160)       (378)       (401)       (647)
Other expenses, net ..................       --          --      (1,581)     (1,955)       (736)         (4)       (758)       (225)
                                       --------    --------    --------    --------    --------    --------    --------    --------
Loss before taxes on income ..........   (3,052)     (8,603)    (11,746)     (6,022)     (1,413)       (799)     (2,581)     (1,873)
Tax benefit (taxes on income) ........      (82)         58          47        (207)         19          75          (3)         --
                                       --------    --------    --------    --------    --------    --------    --------    --------
                                         (3,134)     (8,545)    (11,699)     (6,229)     (1,394)       (724)     (2,584)     (1,873)
Minority interest ....................       81         250          15         (19)         --          --         (19)         --
Equity in losses of affiliated
  companies ..........................       (2)         --          --          --          --          --          --          --
                                       --------    --------    --------    --------    --------    --------    --------    --------
       Net loss ...................... $ (3,055)   $ (8,295)   $(11,684)   $ (6,248)   $ (1,394)   $   (724)   $ (2,603)   $ (1,873)
                                       ========    ========    ========    ========    ========    ========    ========    ========

         The following table sets forth, for the periods indicated, certain operations data expressed as a percentage of our revenues:

                                                                          As a Percentage of Total Revenues
                                                       ---------------------------------------------------------------------
                                                                                             Three Months     Six Months
                                                              Year ended December 31        Ended June 30,   Ended June 30,
                                                       ---------------------------------    --------------   --------------
                                                        1999     2000     2001     2002     2002     2003    2002      2003
                                                        ----     ----     ----     ----     ----     ----    ----      ----
                                                                                                     (Unaudited)
Revenues:
    Products .......................................     89%      96%      92%      86%      92%      94%      89%      90%
    Non-recurring engineering ......................      9        1        3        5       --       --        3        2
    Licensing and transaction fees .................      2       --        2        4        2        4        3        4
    Customer service and technical support .........     --        3        3        5        6        2        5        4
                                                        ---      ---      ---      ---      ---      ---      ---      ---
     Total revenues ................................    100      100      100      100      100      100      100      100
                                                        ---      ---      ---      ---      ---      ---      ---      ---

Cost of revenues:
    Products .......................................     48       49       54       49       54       41       53       43
    Non-recurring engineering ......................      2        1        1        1       --       --       --        1
    Customer service and technical support .........     --        2        2        3        3        1        3        2
                                                        ---      ---      ---      ---      ---      ---      ---      ---
     Total cost of revenues ........................     50       52       57       53       57       42       56       46
                                                        ---      ---      ---      ---      ---      ---      ---      ---

     Gross profit ..................................     50       48       43       47       43       58       44       54
                                                        ---      ---      ---      ---      ---      ---      ---      ---

Operating expenses:
    Research and development .......................     48       38       34       25       22       15       25       18
    Less - participation by the Office of the Chief      15        8        3        6        5        2        5        4
                                                        ---      ---      ---      ---      ---      ---      ---      ---
      Scientist
    Research and development, net ..................     33       30       31       19       17       13       20       14
    Selling and marketing ..........................     46       54       33       22       16       23       19       22
    General and administrative .....................     42       28       23       29       23       30       25       29
    Amortization of goodwill and intangible assets .     --        4        6        1        1        1        1        1
    Other expenses .................................     --        4        2       --       --       --       --       --
                                                        ---      ---      ---      ---      ---      ---      ---      ---
     Total operating expenses ......................    121      120       95       71       57       67       65       66
                                                        ---      ---      ---      ---      ---      ---      ---      ---

     Operating loss ................................    (71)     (72)     (52)     (24)     (14)      (9)     (21)     (12)
Amortization of beneficial conversion feature on
    convertible loan ...............................     (6)      --       --       --       --       --       --       --
Financial income ...................................     10       10        3        6        4        1        6        1
Financial expenses .................................     (3)      (4)      (2)      (5)      (3)      (7)      (4)      (7)
Other expenses, net ................................     --       --       (8)     (11)     (13)      (1)      (8)      (2)
                                                        ---      ---      ---      ---      ---      ---      ---      ---
Loss before taxes on income ........................    (70)     (66)     (59)     (33)     (26)     (16)     (27)     (19)
Tax benefit (taxes on income) ......................     (2)       1       --       (1)       1        1       --       --
Minority interest ..................................      2        2       --       --       --       --       --       --
Equity in losses of affiliated companies ...........     --       --       --       --       --       --       --       --
                                                        ---      ---      ---      ---      ---      ---      ---      ---
     Net loss ......................................    (70)%    (63)%    (59)%    (34)%    (25)%    (15)%    (27)%    (19)%
                                                        ===      ===      ===      ===      ===      ===      ===      ===

Six months ended June 30, 2002 and 2003

Revenues

         Products. Revenues from products increased 2% to $8.8 million for the six months ended June 30, 2003 from $8.6 million for the same period in 2002. Revenues from products in the six months ended June 30, 2003 include the recognition of previously deferred revenues of $716,000.

         Nonrecurring   engineering.   Revenues  from  nonrecurring  engineering
decreased 36% to $195,000 for the six months ended June 30, 2003 from $305,000 for the same period in 2002.

         Licensing and transaction fees. Revenues from licensing and transaction fees increased 46% to $409,000 for the six months ended June 30, 2003 from $281,000 for the same period in 2002. The increase in licensing and transaction fees was mainly due to increase in license fees received by OTI Africa.

         Customer services and technical support. Revenues from customer services and technical support decreased 23% to $341,000 for the six months ended June 30, 2003 from $444,000 for the same period in 2002. The decrease primarily consisted of a decrease in revenues from the InterCard group.

Cost of revenues and gross margin

         Products. Cost of products revenues decreased 17% to $4.2 million for the six months ended June 30, 2003 from $5.1 million for the same period in 2002.

         Nonrecurring engineering. Cost of nonrecurring engineering revenues increased 28% to $64,000 for the six months ended June 30, 2003 from $50,000 for the same period in 2002. The increase in cost of sales of nonrecurring engineering is a result of relatively lower margin sales of nonrecurring engineering.

         Licensing and transaction fees. Cost of licensing and transaction revenues was zero for the six months ended June 30, 2003 and for the same period in 2002.

         Customer services and technical support. Cost of customer services and technical support decreased 32% to $176,000 for the six months ended June 30, 2003 from $259,000 for the same period in 2002, due to the decrease in revenues from customer service and technical support and due to relatively higher margin sales of customer services and technical support.

         Gross margin increased to 54% for the six months ended June 30, 2003 from 44% for the same period in 2002. The increase in our overall gross margin is as a result of product sales in the six months ended June 30, 2003 with relatively higher margins, in spite of the market conditions, and due to a recognition of revenues which were previously deferred and did not have cost of revenue associated with them in the six months ended June 30, 2003.

Operating expenses

         Research and development. Research and development expenses decreased 28% to $1.8 million for the six months ended June 30, 2003 from $2.5 million for the same period in 2002. Research and development expenses, net of participation from the Office of the Chief Scientist ("OCS"), decreased 28% to $1.4 million for the six months ended June 30, 2003 from $2.0 million for the same period in 2002. This decrease was primarily due to $325,000 related to the decrease in subcontractors, a decrease of $216,000 related to salaries and from a decrease of $134,000 in the participation from the OCS. The decrease in subcontractors reflects our trend of developing solutions for our customers' specific order requirements. Research and development expenses, net of participation from the OCS, as a percentage of revenues decreased to 14% for the six months ended June 30, 2003 from 20% for the same period in 2002. The decrease in the expenses amounts before they were translated to U.S. dollars was higher, but was partially offset by the effect of the evaluation of the Euro against the U.S. dollar between the two periods. These currency exchange impacts were as a result of the InterCard group's functional currency being the Euro which is translated to the U.S. dollar, our reporting currency.

         Selling and Marketing. Selling and marketing expenses increased 17% to $2.1 million for the six months ended June 30, 2003 from $1.8 million for the same period in 2002. Marketing and selling expenses as a percentage of revenues increased to 22% for the six months ended June 30, 2003 from 19% for the same period in 2002. The increase in marketing and selling expenses was primarily due to $254,000 related to salaries, which mainly consisted of one time severance pay in the InterCard group, a $65,000 increase related to marketing and advertising and an increase of $38,000 related to exhibition and traveling. Excluding the one time severance pay in the InterCard group, in terms of U.S. Dollars and Euros actual nominal amounts, selling and marketing expenses decreased between the periods. This decrease was partially offset by the effect of the evaluation of the Euro against the U.S. dollar between the two periods. These currency exchange impacts were as a result of the InterCard group's functional currency being the Euro which is translated to the U.S. dollar, our reporting currency.

         General and administrative. General and administrative expenses increased 12% to $2.8 million in the six months ended June 30, 2003 from $2.5 million for the same period in 2002. The increase in general and administrative expenses was primarily due to expenses of $140,000 related to salaries, an increase of $104,000 in insurance and an increase of $59,000 related to vehicle maintenance expenses. General and administrative expenses as a percentage of revenues increased to 28% for the six months ended June 30, 2003 from 26% for the same period in 2002. The increase in general and administrative expenses in terms of actual nominal amounts is also attributable to the effect of the evaluation of the Euro and the NIS against the U.S. dollar between the two periods. These currency exchange impacts were as a result of the InterCard group's functional currency being the Euro which is translated to the U.S. dollar, our reporting currency, and from NIS denominated expenses such as salaries that OTI and its Israeli subsidiaries incur in Israel.

         Amortization of goodwill and intangible assets. Amortization of goodwill and intangible assets increased 40% to $94,000 for the six months ended June 30, 2003 from $67,000 in the same period in 2002 due to the amortization of the intangibles assets of Easy Park Israel that commenced in March 2002. We amortize intangibles assets acquired during the purchases of the SoftChip group, the InterCard group and Easy Park Israel. Intangible assets are being amortized over five years for the SoftChip group, seven years for the InterCard group and three years for EasyPark Israel. As a result of the adoption of SFAS No. 142, effective January 1, 2002, amortization of goodwill and intangible assets consists of amortization of intangible assets that have a definite life. Goodwill is no longer amortized and is subject to periodic impairment tests.

Financial income and expenses.

         Financial income. Our financial income decreased 83% to $103,000 for the six months ended June 30, 2003 from $613,000 for the same period in 2002 due to foreign currency gains and due to the interest earned on the proceeds from our 1999 initial public offering in Germany.

         Financial expenses. Our financial expenses increased 61% to $647,000 for the six months ended June 30, 2003 from $401,000 for the same period in 2002 due to foreign currency losses.

         Other expenses, net. Other expenses, net were $225,000 for the six months ended June 30, 2003, compared to $758,000 for the same period in 2002. Other expenses, net during the six months ended June 30, 2003 were primarily due to $152,000 in connection with options and warrants granted to consultants and $60,000 related to registration costs. Other expenses, net were $758,000 for the six months ended June 30, 2002 due to $465,000 related to registration costs, $271,000 as a result of the cancellation of a debt of a former shareholder of our subsidiary CitySmart and due to a $22,000 capital loss from the sale of unused assets.

Years ended December 31, 2001 and 2002

Revenues

         Products. Revenues from products decreased 15% to $15.5 million for the year ended December 31, 2002 from $18.2 million for the year ended December 31, 2001, primarily a result of lower spending by our customers, much of which was attributable to the global economic slow down, continuous weakness in the service providers sector and a more competitive market place.

         Nonrecurring   engineering.   Revenues  from  nonrecurring  engineering
increased 90% to $952,000 for the year ended December 31, 2002 from $500,000 for the year ended December 31, 2001.

         Licensing and transaction fees. Revenues from licensing and transaction fees increased 32% to $651,000 for the year ended December 31, 2002 from $495,000 for the year ended December 31, 2001. The increase in licensing and transaction fees was mainly due to an increase in license fees received from InterCard group.

         Customer services and technical support. Revenues from customer service and technical support increased 28% to $868,000 for the year ended December 31, 2002 from $676,000 for the year ended December 31, 2001. The increase primarily consisted of an increase in revenues from OTI Africa.

Cost of revenues and gross margin

         Products. Cost of products revenues decreased 19% to $8.7 million for the year ended December 31, 2002 from $10.7 million for the year ended December 31, 2001. The decrease in cost of sales of products was due to relatively higher margin sales made by the InterCard group.

         Nonrecurring engineering. Cost of nonrecurring engineering revenues increased 980% to $216,000 for the year ended December 31, 2002 from $20,000 for the year ended December 31, 2001. The increase in cost of sales of nonrecurring engineering is a result of higher sales of nonrecurring engineering.

         Licensing and transaction fees. Cost of licensing and transaction revenues was zero for the year ended December 31, 2002 and for the year ended December 31, 2001.

         Customer services and technical support. Cost of customer services and technical support increased 11% to $546,000 for the year ended December 31, 2002 from $491,000 for the year ended December 31, 2001, due to the increase in revenues from customer service and technical support and due to relatively lower margin sales of customer services and technical support.

         Gross margin increased to 47% for the year ended December 31, 2002 from 43% for the year ended December 31, 2001. The increase in our overall gross margin is a result of revenues with relatively higher margins, in spite of market conditions.

Operating expenses

         Research and development. Research and development expenses decreased 34% to $4.5 million for the year ended December 31, 2002 from $6.8 million for the same period in 2001. Research and development expenses, net of participation from the OCS, decreased 46% to $3.4 million for the year ended December 31, 2002 from $6.2 million for the year ended December 31, 2001. This decrease was primarily due to decrease of $790,000 related to subcontractors, a decrease of $619,000 in salaries and from a decrease of $584,000 in materials. Both the decrease in subcontractor and materials reflects our trend of developing solutions for our customers' specific order requirements. Research and development expenses, net of participation from the OCS, as a percentage of revenues, decreased to 19% for the year ended December 31, 2002 from 31% for the year ended December 31, 2002.

         Selling and marketing. Selling and marketing expenses decreased 41% to $3.9 million for the year ended December 31, 2002 from $6.6 million for the year ended December 31, 2001. Selling and marketing expenses as a percentage of revenues decreased to 22% for the year ended December 31, 2002 from 33% for the year ended December 31, 2001. The decrease in selling and marketing expenses was primarily due to $1.3 million related to salary reductions, a decrease of $977,000 related to a reduction of marketing and advertising and due to $352,000 decrease in exhibition and traveling expenses.

         General and administrative. General and administrative expenses increased 11% to $5.2 million for the year ended December 31, 2002 from $4.7 million for the year ended December 31, 2001. The increase in general and administrative expenses was primarily due to an increase of $379,000 related to salaries and an increase of $105,000 related to allowance for doubtful accounts. General and administrative expenses as a percentage of revenues increased to 29% for the year ended December 31, 2002 from 23% for the year ended December 31, 2001.

         Amortization of goodwill and intangible assets. Amortization of goodwill and intangible assets decreased 86% to $161,000 for the year ended December 31, 2002 from $1.1 million in the year ended December 31, 2001 due to the adoption of SFAS No.142, according to which we reclassified certain intangible assets to goodwill, which ceased to be amortized effective January 1, 2002. We continue to amortize intangible assets acquired during the purchases of the SoftChip group, the InterCard group and Easy Park Israel over their estimated useful lives.

Financial income and expenses

         Financial income. Our financial income increased 90% to $990,000 for the year ended December 31, 2002 from $520,000 for the for the year ended December 31, 2001 due to foreign currency translation gains and due to the interest earned on the proceeds from our 1999 initial public offering in Germany.

         Financial expenses. Our financial expenses increased 111% to $949,000 for the year ended December 31, 2002 from $449,000 for the year ended December 31, 2001 due to foreign currency translation losses.

         Other expenses, net. Other expenses, net were $2.0 million for the year ended December 31, 2002 compared to other expenses of $1.6 million for the year ended December 31, 2001. Other expenses, net during the year ended December 31, 2002 were primarily due to $935,000 related to registration costs in the U.S., $769,000 in connection with options and warrants granted to consultants, $271,000 related to cancellation of a debt of a former shareholder of our subsidiary, CitySmart, and due to capital loss from the sale of an unused asset. Other expenses, net for the year ended December 31, 2001 were in connection with an aborted public offering in the U.S.

Years Ended December 31, 2000 and 2001

Revenues

         Products. Revenues from products increased 46% to $18.2 million for the year ended December 31, 2001 from $12.5 million for the year ended December 31, 2000. This increase was primarily due to the inclusion of $12.9 million of annual product revenues from the InterCard group in the year ended December 31, 2001, whereas 2000 includes the revenues of the InterCard group from June 2000.

         Nonrecurring   engineering.   Revenues  from  nonrecurring  engineering
increased 462% to $500,000 for the year ended December 31, 2001 from $89,000 for the year ended December 31, 2000.

         Licensing and transaction fees. Revenues from licensing and transaction fees increased 698% to $495,000 for the year ended December 31, 2001 from $62,000 for the year ended December 31, 2000. The increase in licensing and transaction fees was due to increase in license fees received from OTI Africa and the InterCard group.

         Customer services and technical support. Revenues from customer services and technical support increased 58% to $676,000 for the year ended
December 31, 2001 from $428,000 for the year ended December 31, 2000. The increase primarily consisted of increase in revenues from the InterCard group, OTI Africa and EasyPark.

Cost of revenues and gross margin

         Products. Cost of products revenues increased 67% to $10.7 million for the year ended December 31, 2001 from $6.4 million for the year ended December 31, 2000 due to the increase in product sales.

         Nonrecurring engineering. Cost of nonrecurring engineering revenues decreased 78% to $20,000 for the year ended December 31, 2001 from $89,000 for the year ended December 31, 2000.

         Licensing and transaction fees. Cost of licensing and transaction revenues was zero for the year ended December 31, 2001 and for the year ended December 31, 2000.

         Customer services and technical support. Cost of customer services and technical support increased 48% to $491,000 for the year ended December 31, 2001 from $332,000 for the year ended December 31, 2000.

         Gross margin decreased to 43% for the year ended December 31, 2001 from 48% for the year ended December 31, 2000. The decrease in our overall gross margin was primarily due to the change in our revenue mix in 2001 as compared to 2000. During the year ended December 31, 2001, as compared with the year ended December 31, 2000 we sold a higher percentage of OEM products as compared to system products. The gross margin of OEM products is lower than that of system products.

Operating expenses

         Research and development. Research and development expenses increased 37% to $6.8 million for the year ended December 31, 2001 from $4.9 million for the year ended December 31, 2000. This increase was primarily due to an increase of $781,000 relating to the hiring of additional research and development staff, an increase of $529,000 in material expenses and an increase of $340,000 in subcontracting expenses. The hiring of additional staff and increased contracting expenses were incurred partly in connection with the development of our future line of products and partly in connection with the adaptation of our products to proposed standards of the International Standards Organization for contactless smart cards. Research and development expenses, stated as a percentage of revenues, decreased to 34% for the year ended December 31, 2001 from 38% for the year ended December 31, 2000. Research and development expenses, net of participation from the OCS, increased 58% to $6.2 million for the year ended December 31, 2001 from $3.9 million for the same period in the year ended December 31, 2000. The participation received from the OCS totaled $599,000 in 2001 and $1.0 million in 2000.

         Research and development expenses, net increased as a result of a change in policy of the OCS, which decreased the OCS's participation in research and development expenses.

         Selling and marketing. Selling and marketing expenses decreased 6% to $6.6 million for the year ended December 31, 2001 from $7.0 million for the year ended December 31, 2000. Selling and marketing expenses as a percentage of revenues decreased to 33% for the year ended December 31, 2001 from 54% for the year ended December 31, 2000. The decrease was primarily due to the reduction in salaries and the reduction in the number of employees.

         General and administrative. General and administrative expenses increased 28% to $4.7 million for the year ended December 31, 2001 from $3.7 million for the year ended December 31, 2000. This increase was primarily due to an increase of $865,000 related to the hiring of additional general and administrative staff. General and administrative expenses as a percentage of revenues decreased to 23% for the year ended December 31, 2001 from 28% for the year ended December 31, 2000.

         Amortization of goodwill and intangible assets. Amortization of goodwill and intangible assets increased 139% to $1.1 million for the year ended December 31, 2001 from $465,000 for the year ended December 31, 2000. The increase is primarily due to the purchase of 49% of the InterCard group in January 2001. Intangible assets are currently being amortized over five years for the SoftChip Group and seven years for the InterCard group.

         Other expenses, net. Other expenses, net decreased 43% to $340,000 for the year ended December 31, 2001 from $599,000 for the year ended December 31, 2000. In 2001, we recorded a non-cash provision of $340,000 in respect of the dissolution of our subsidiary, InterCard Inc., which enabled us to reduce our operating expenses without effecting our normal course of business. In addition, we incurred $599,000 during the year ended December 31, 2000 due to legal and related expenses in connection with an arbitration proceeding with one of our distributors. We received a favorable award in this arbitration proceeding.

Financial income and expenses.

         Financial income. Our financial income decreased 60% to $520,000 for the year ended December 31, 2001 from $1.3 million for the year ended December 31, 2000 due to interest earned on the proceeds from our 1999 initial public offering in Germany.

         Financial expenses. Our financial expenses decreased 7% to $449,000 for the year ended December 31, 2001 from $481,000 for the year ended December 31, 2000 due to $69,000 in foreign currency translation losses and $37,000 attributable to higher interest expenses.

         Other expenses, net. Other expenses, net were $1.6 million for the year ended December 31, 2001 as compared to zero for the year ended December 31, 2000. Due to costs associated with our compliance with accounting regulations, and in connection with an aborted share offering, we incurred expenses of $1.6 million in the year ended December 31, 2001. The share offering was aborted as a result of the world downturn both in business and in the capital markets.

Quarterly Results of Operations

The tables below set forth unaudited consolidated statements of operations data for each of the eight consecutive quarters ended June 30, 2003, both in U.S. dollar amounts and as a percentage of revenues. This information has been derived from our unaudited consolidated financial statements. In management's opinion, the unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements contained elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such financial information. You should read this information together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of our results for a full year or any future period and we cannot assure you that any trend reflected in such results will continue in the future. The reason for the increase in products sales between the first and second quarters of 2002 is the cyclical nature of our sales, which are characterized by lower sales in the first quarter and increases during subsequent quarters.

                                                                       Quarter ended
                                      ---------------------------------------------------------------------------------------------
                                       September    December     March       June 30,  September   December     March 31,   June 30,
                                        30, 2001    31, 2001    31, 2002      2002      30, 2002   31, 2002        2003       2003
                                                                          (In Thousands)
Revenues:
    Products .......................   $ 4,941      $ 5,397      $ 3,588    $ 5,038      $ 3,885    $ 2,981      $ 4,084    $ 4,710
    Nonrecurring engineering .......        --           --          305         --          190        457          174         21
    Licensing and transaction fees .       196          125          152        129          128        242          221        188
    Customer services and technical
       support .....................       280          138          118        326          156        268          150         91
                                       -------      -------      -------    -------      -------    -------      -------    -------
     Total revenues ................     5,417        5,660        4,163      5,493        4,359      3,948        4,729      5,010
                                       -------      -------      -------    -------      -------    -------      -------    -------
Cost of Revenues:
    Products .......................     3,364        3,120        2,109      2,957        1,871      1,803        2,143      2,051
    Nonrecurring engineering .......        --           --           50         --           32        134           59          5
    License and transaction fees ...        --           --           --         --           --         --           --         --
    Customer services and technical
       support .....................       111          283           67        192          138        149          132         44
                                       -------      -------      -------    -------      -------    -------      -------    -------
     Total cost of revenues ........     3,475        3,403        2,226      3,149        2,041      2,086        2,334      2,100
                                       -------      -------      -------    -------      -------    -------      -------    -------
     Gross profit ..................     1,942        2,257        1,937      2,344        2,318      1,862        3,395      2,910
                                       -------      -------      -------    -------      -------    -------      -------    -------
Operating expenses:
    Research and development .......     1,629        1,318        1,242      1,207          999      1,011        1,007        758
    Less-- participation by the
       Office of the Chief Scientist       231          226          206        292          275        330          244        120
                                       -------      -------      -------    -------      -------    -------      -------    -------
    Research and development, net ..     1,398        1,092        1,036        915          724        681          763        638
    Selling and marketing ..........     1,433        1,634          974        856        1,187        852          966      1,181
    General and administrative .....     1,086        1,473        1,193      1,275        1,243      1,472        1,273      1,494
    Amortization of goodwill and
       intangible assets ...........       281          281           20         47           47         47           47         47
    Other expenses .................       320           20           --         --           --         --           --         --
                                       -------      -------      -------    -------      -------    -------      -------    -------
     Total operating expenses ......     4,518        4,500        3,223      3,093        3,201      3,052        3,049      3,360
                                       -------      -------      -------    -------      -------    -------      -------    -------
     Operating loss ................    (2,576)      (2,243)      (1,286)      (749)        (883)    (1,190)        (654)      (450)
Financial income (expenses), net ...        59         (173)         140         72         (135)       (36)        (199)      (345)
Other expenses, net ................        --       (1,587)         (22)      (736)        (577)      (620)        (221)        (4)
                                       -------      -------      -------    -------      -------    -------      -------    -------
Loss before taxes on income ........    (2,517)      (4,003)      (1,168)    (1,413)      (1,595)    (1,846)      (1,074)      (799)
Tax benefit (taxes on income) ......        (7)          66          (22)        19           (8)      (196)         (75)        75
Minority interest ..................       (14)          37          (19)        --           --         --           --         --
                                       -------      -------      -------    -------      -------    -------      -------    -------
     Net loss ......................   $(2,538)     $(3,900)     $(1,209)   $(1,394)     $(1,603)   $(2,042)     $(1,149)   $  (724)
                                       =======      =======      =======    =======      =======    =======      =======    =======

As a Percentage of Total Revenues

                                                                                    Quarter ended
                                        ----------------------------------------------------------------------------------------
                                        September   December     March     June 30,  September   December   March 31,   June 30,
                                        30, 2001    31, 2001    31, 2002     2002    30, 2002    31, 2002      2003       2003
                                        ---------   ---------   --------   -------   ---------   --------   ---------   --------
Revenues:
    Products .........................     91%          95%        86%        92%        89%        76%        86%        94%
    Nonrecurring engineering .........     --           --          7         --          4         12          4         --
    Licensing and transaction fees ...      4            2          4          2          3          6          5          4
    Customer services and technical
       support .......................      5            3          3          6          4          6          5          2
                                          ---          ---        ---        ---        ---        ---        ---        ---
      Total revenues .................    100          100        100        100        100        100        100        100
                                          ---          ---        ---        ---        ---        ---        ---        ---
Cost of Revenues: ....................     --           --         --         --         --         --         --         --
    Products .........................     62           55         51         54         43         46         45         41
    Nonrecurring engineering .........     --           --         --         --          1          3          1         --
    License and transaction fees .....     --           --         --         --         --         --         --         --
    Customer services and technical
       support .......................      2            5          2          3          3          4          3          1
                                          ---          ---        ---        ---        ---        ---        ---        ---
      Total cost of revenues .........     64           60         53         57         47         53         49         42
                                          ---          ---        ---        ---        ---        ---        ---        ---
      Gross profit ...................     36           40         47         43         53         47         51         58
                                          ---          ---        ---        ---        ---        ---        ---        ---
    Operating expenses: ..............     --           --         --         --         --         --         --         --
    Research and development .........     30           23         30         22         23         26         21         15
    Less-- participation by the Office      4            4          5          5          6          9          5          2
                                          ---          ---        ---        ---        ---        ---        ---        ---
       of the Chief Scientist
    Research and development, net ....     26           19         25         17         17         17         16         13
    Selling and marketing ............     26           29         23         16         27         22         20         24
    General and administrative .......     20           26         29         23         29         37         27         30
    Amortization of goodwill and
       intangible assets .............      6            5         --          1          1          1          1          1
    Other expenses ...................      6            1         --         --         --         --         --         --
                                          ---          ---        ---        ---        ---        ---        ---        ---
      Total operating expenses .......     84           80         77         57         74         77         64         67
                                          ---          ---        ---        ---        ---        ---        ---        ---
      Operating loss .................    (48)         (40)       (30)       (14)       (21)       (30)       (13)        (9)
Financial income (expenses), net .....      2           (3)         3          1         (3)        (1)        (4)        (7)
Other expenses, net ..................     --          (28)        (1)       (13)       (13)       (16)        (5)        --
                                          ---          ---        ---        ---        ---        ---        ---        ---
Loss before taxes on income ..........    (46)         (71)       (28)       (26)       (37)       (47)       (22)       (16)
Tax benefit (taxes on income) ........     --            1         (1)        --         --         (5)        (2)         1
Minority interest ....................     (1)           1         --         --         --         --         --         --
                                          ---          ---        ---        ---        ---        ---        ---        ---
      Net loss .......................    (47)%        (69)%      (29)%      (25)%      (37)%      (52)%      (24)%      (14)%
                                          ===          ===        ===        ===        ===        ===        ===        ===

     Our future revenues and operating results are uncertain and may fluctuate from quarter to quarter and from year to year due to a combination of factors, including the timing of new product releases and acceptance of new products, the demand for our products, the volume and timing of orders and the ability to fulfill orders, the level of product and price competition, the expansion of our sales and marketing organizations, our ability to develop new and enhanced products and control costs, our ability to attract and retain key technical, sales and managerial employees, the mix of distribution channels through which products are sold, the mix of products and services sold, the growth in the acceptance of smart-card technology, seasonal trends in customer purchasing, customer capital spending budgets, foreign currency exchange rates and general economic factors. Our revenues are subject to seasonal fluctuations related to the slowdown in spending activities and the increased activity related to the year-end purchasing cycles of many end-users of our products. We believe that the Company will continue to encounter quarter-to-quarter seasonality that could result in proportionately lower sales in the first quarters of each fiscal year.

         Our expense levels are based, in part, on expectations as to future revenues. If revenue levels are below expectations, operating results are likely to be adversely affected. Net income (loss) may be disproportionately affected by a reduction in revenues due to the relatively small amount of our expenses, which vary with its revenues. As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is likely that in some future quarter our operating results may be below the expectations of public market analysts and investors. In such event, the price of our ordinary shares would likely be materially adversely affected.

Liquidity and Capital Resources

         Our principal sources of liquidity since our inception have been private and public sales of equity securities, borrowings from banks, convertible loans, cash from the exercise of options and grants from the OCS and, to a lesser extent, cash from operations. We had cash and cash equivalents of $926,000 as of June 30, 2003, and $2.7 million as of June 30, 2002 and $2.1 million as of December 31, 2002. In addition, we had short-term investments of $1.7 million as of June 30, 2003, $1.6 million as of June 30, 2002 and $1.7 million as of December 31, 2002. We believe that our working capital is sufficient to meet our present requirements.

         Operating activities. For the six months ended June 30, 2003 we used $1.4 million of cash in operating activities primarily due to our net loss of $1.9 million, a $716,000 decrease in deferred revenues which reflects the recognition of revenues that were previously deferred, a $686,000 decrease in other current liabilities which mainly reflects the reduction in accruals for employee salaries, a $198,000 increase in other receivables and prepaid expenses, which mainly reflects the increase in prepaid insurance expenses and the increase in the amount due from the OCS, partially offset by $709,000 depreciation on our property, plant and equipment, a $524,000 cost of stock options granted to consultants, a $381,000 amortization of deferred stock compensation and from a $297,000 increase in trade payables. In the same period in 2002, we used $2.7 million of cash in operating activities primarily due to our net loss of $2.6 million, a $590,000 decrease in other current liabilities, which mainly reflects the reduction in employee salaries, a $329,000 increase in trade receivables as a result of an increase in revenues and from a $201,000 decrease in trade payables. For the year ended December 31, 2002 we used $1.1 million of cash in operating activities primarily due to our net loss of $6.2 million, a $1.3 million decrease in trade payables, which mainly reflects the cost measures which we took and from a $497,000 decrease in other current liabilities, which mainly reflects the cancellation of the debt of a former shareholder of our subsidiary CitySmart, partially offset by $1.6 million amortization of deferred stock compensation, a $1.4 million decrease in trade receivables, due to improved collections, a $1.1 million decrease in inventories, which is due to a continuous effort to reduce the inventory level, and from $1.1 million cost of stock options granted to consultants. For the year ended December 31, 2001, we used $7.8 million of cash in operating activities primarily due to our net loss of $11.7 million and from a $270,000 decrease in other current liabilities, partially offset by a $744,000 decrease in trade receivables due to improved collections, offset by the decrease in our allowance for doubtful accounts and a $1.2 million decrease in other receivables and prepaid expenses as a result of a write off of prepaid expenses. In the year ended December 31, 2000, net cash used in operating activities totaled $10.7 million primarily due to our net loss of $8.3 million and a $1.5 million increase in inventories as a result of increased revenues and anticipated growth in sales.

Investing and financing activities.

         We invested the following amounts during the years ended December 31, 2000, 2001, 2002 and the six months ended June 30, 2003 (in thousands):

                                                       Year Ended December 31,        Six Months
                                                   --------------------------------      Ended
                                                       2000     2001      2002       June 30, 2003
                                                       ----     ----      ----       -------------
                                                                                      (unaudited)

Property, plant and equipment, net................   $ 2,544   $ 2,625   $ 779           $ 101


         Property, plant and equipment consist primarily of investments in a building, computers, software, manufacturing equipment and office equipment. In addition, we have acquired CitySmart, the SoftChip group and the InterCard group by means of exchange of our shares, and our joint venture, e-Smart, for cash. Please see "Certain Transactions" for further details of these acquisitions.

     For the six months ended June 30, 2003, net cash used in investing activities was $101,000 due to $101,000 investment in equipment purchases. In the same period in 2002, net cash used in investing activities was $447,000 primarily due to $457,000 investment in equipment purchases, offset by $10,000 from proceeds from sale of property and equipment. For the year ended December 31, 2002, net cash used in investing activities was $779,000 primarily due to a $793,000 investment in property, plant and equipment. For the year ended
December 31, 2001, net cash used in investing activities was $2.9 million primarily due to a $2.6 million investment in property, plant and equipment purchases. For the same period in 2000, net cash provided by investing activities was $7.4 million primarily due to a $10.2 million proceeds from short-term bank deposits, partially offset by a $2.5 million investment in property, plant and equipment.

     For the six months ended June 30, 2003, net cash provided by financing activities was $265,000 due to a $865,000 increase in short-term bank credit, net, $650,000 of long-term loans received, partially offset by $1.3 million repayment of long-term bank loans. For the same period in 2002, net cash used in financing activities was $233,000 due to $841,000 repayment of long-term bank loans, partially offset by an increase of $236,000 in short-term bank credit, net and $372,000 long-term bank loans received. For the year ended December 31, 2002, net cash used in financing activities was $2.1 million due to $1.6 million repayments of long-term bank loans and from a $1.1 million decrease in short-term bank credit, net, partially offset by $372,000 of long-term bank loans received. For the year ended December 31, 2001, net cash provided by financing activities was $1.1 million due to $4.0 million of long-term bank loans received, partially offset by a $2.3 million repayments of long-term bank loans and a decrease of $582,000 in short-term bank credit, net. For the year ended December 31, 2000, net cash provided by financing activities totaled $2.6 million primarily due to $2.5 million of long-term bank loans received and an increase of $1.6 million in short-term bank credit, net partially offset by a $1.7 million repayment of long-term bank loans.

         In 2000, we invested $2.5 million in capital expenditure, primarily the building of a new manufacturing facility in Rosh Pina, Israel, which was completed in 2001. The new facility supports the research and development, testing and manufacturing of our contactless microprocessor-based smart card products. The completion of the new facility cost $3.7 million, approximately $2.8 million of which was financed by a loan from Bank Hapoalim, and the remainder from our cash balances. Our rights in the facility and the real estate on which the facilty is built are pledged for the benefit of Bank Hapoalim as security, inter alia, for the loan. See "Business--Real Property". The new facility is built on a 4,000 square meters area located next to our old facility, which now houses our global management offices. The land for the new facility was leased from the Israeli Lands Authority for a period of 49 years, expiring on September 14, 2047, with an option to extend the lease for an additional 49 years.

         In connection with our joint venture, e-Smart, we have agreed to guarantee up to $2.0 million of borrowings under a line of credit that Cheung Kong Infrastructure has undertaken to provide, or cause to be provided, to the joint venture. As of June 30, 2003, this line of credit has not been utilized. See "Certain Transactions--Establishment of Joint Venture with Cheung Kong Infrastructure."

         On February 26, 2002, our board of directors approved a plan by which we may pay, during a 12 month period, the salaries of certain of our employees who agree to participate in the plan, by way of grant of options. An employee who participates in the plan and who receives options may direct the trustee of the plan to exercise such options and sell the shares issued upon such exercise. On March 28, 2003, our board of directors approved the extension of the plan for an additional period of six months commencing May 2003. See "Share Option Plans-2001 Share Option Plan." The principal purpose of this arrangement is to enable us to use our available cash for other proper corporate purposes, including payment of sales expenses and research and development. In the event we or our employees determined to terminate this arrangement, we believe we would have sufficient cash to cover our salary and other current obligations.

         For a summary of our contractual obligations as of December 31, 2002, under long-term bank loans and operating leases, see Notes 10, 11 and 13 to the consolidates financials statements. For a description of liens on our assets see
Note 13C to the consolidated financials statements.

         For recent financing and sources of funds see "-Overview."

Recent Developments and Outlook

         We expect the following trends to influence our results of operation:

         Products. Our acquisition of the InterCard group has increased the percentage of our revenues derived from customers in Europe. In addition, for the six months period ended June 30, 2003, revenues from sales by the InterCard group accounted for 62% of our total revenues. We expect that revenues from product sales by the InterCard group will continue to constitute a significant portion of our revenues in the near term, but will constitute a smaller portion as other product sales increase.

         Nonrecurring engineering. We expect that revenues from nonrecurring engineering will continue to fluctuate in the future as not all projects require customization of our products and those that do require varying degrees of customization.

         Licensing and transaction fees. We expect to generate additional revenues from transaction fees based on usage of systems that contain our products. During the first six months of 2003, we received limited transaction fees from BP South Africa, Easy Park Israel customers, InterCard customers and Samsung. In the near term we may offer customers a reduction in up-front product and system prices as an inducement to accept transaction fee-based pricing.

         Research and development. We expect that our research and development expenses will increase in the future as we continue to develop new products and new applications for our existing products. We also expect research and development expenses to increase, partly as a result of designing our own microprocessors and smart card operating system.

         Selling and marketing. We expect that our Selling and marketing expenses will increase in the future as we continue to expand our local sales and marketing subsidiaries, open new offices and hire additional personnel.

         General and administrative. We expect that general corporate and administrative expenses will increase for the future as we continue to expand our operations.

         Liquidity and capital resources. We anticipate that operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources.

         Furthermore, in order to implement our strategy of receiving transaction fees from customers each time our systems are utilized, we anticipate reducing customers' up-front payments for our products in return for receiving ongoing participation in the revenues they generate. Our current principal source of short-term liquidity is available cash and cash equivalents. We believe that our cash on hand and decrease in the consumption of cash will sufficiently meet our liquidity requirements for the foreseeable future. We will also consider private placements of equity or convertible debt from time to time as and when our financial advisers indicate there is investor interest on terms satisfactory to us. We believe that in the event that we are not able to or elect not to raise additional capital in the near term, the expected sales in our business activities together with the measures we have already taken to reduce our operating costs, and additional measures that we are able to identify in the future to reduce such costs, will enable us to sufficiently meet our liquidity requirements for the foreseeable future.

         Notwithstanding the worldwide economic slowdown during 2001, we have continued to reduce operating costs and salary obligations. We are expecting our operations to be profitable in the fourth quarter of 2003, but there can be no assurance that we will do so.

Impact of Inflation and Currency Fluctuations

         Our functional and reporting currency is the U.S. dollar. We generate a significant portion of our revenues and we incur some of our expenses in other currencies. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of the Shekel in relation to the dollar or that the timing of this devaluation will lag behind inflation in Israel. In addition, we are exposed to the risk that the dollar will be devalued against the Shekel. To date, we have not been materially affected by changes in the Israeli rate of inflation or the exchange rates of the Shekel compared to the dollar, but we cannot assure you that we will not be adversely affected in the future.

         The annual rate of inflation in Israel was (0.5)% for the six months ended June 30, 2003, 6.5% in 2002, 1.4% in 2001 and 0% in 2000. The NIS devalued against the U.S. dollar by approximately 7.3% in 2002 and 9.4% in 2001 and the Shekel appreciated against the U.S. dollar by approximately 2.7% in 2000, 0.2% in 1999 and 9.0% in the six months ended June 30, 2003.

         The functional currency of the InterCard group is the Euro. Significantly, all of the Intercard group revenues are earned and significantly all of its expenses are incurred in Euros. To the extent that there are fluctuations between the Euro and the U.S. dollar, the translation adjustment will be included in our consolidated changes in shareholders' equity and will not impact the consolidated statements of operations. We do not expect our exposure to these fluctuations to be material.

Market Risk

         Market risks relating to our operations result primarily from changes in interest rates and currency fluctuations. In order to limit our exposure, we may enter, from time to time, into various derivative transactions. Our objective is to reduce exposure and fluctuations in earnings and cash flows associated with changes in interest rates and foreign currency rates. We do not use financial instruments for trading purposes. It is our policy and practice from time to time to use derivative financial instruments only to limit exposure. As of the date of this prospectus, we are not a party to any outstanding derivative transaction.

         As of June 30, 2003, we held $1.7 million in marketable bonds of the State of Israel, all with high credit quality issuers and with a limited amount of credit exposure to any one issuer.

Interest Rate Risks

          We are exposed to market risks resulting from changes in interest rates, relating primarily to our loan obligations to banks. We do not currently use derivative financial instruments to limit exposure to interest rate risk. As of June 30, 2003, we had fixed interest rate loan obligations of $3.6 million. $2.2 million were denominated in U.S. dollars, $992,000 were denominated in Euros and $421,000 were denominated in NIS. These loans will be repaid during the next 8 years. At the same time, we had variable interest rate loan obligations of $963,000 denominated in U.S. dollars. These loans will also be repaid at various times during the next 8 years. We believe that the potential loss that would result from an increase or decrease in the interest rate is immaterial to our business and consolidated net assets.

         The carrying value of the loans are equivalent to or approximate their fair values as they bear interest at approximate market rates.

         The   Company   currently   has  no   significant   off-balance   sheet
concentration of credit risk such as foreign exchange contracts, options contracts, or other foreign hedging arrangements.

Corporate Tax Rate

         Israeli companies are generally subject to income tax at the corporate tax rate of 36%. As of December 31, 2002, our net operating loss carry-forwards for Israeli tax purposes amounted to approximately $27.6 million. Under Israeli law, net operating losses can be carried forward indefinitely and offset against certain future taxable income. Since we have incurred tax losses through December 31, 2002, we have not yet utilized the tax benefits for which we are eligible under the "Approved Enterprise" status. $4.5 million of our investment programs in buildings, equipment and production facilities have been granted "Approved Enterprise" status and we are, therefore, eligible for a tax exemption under the Law for the Encouragement of Capital Investments, 1959. A total of $260,000 of the investment programs of our subsidiary, EasyPark, has also been granted an "Approved Enterprise" status. We have derived approximately 24% of our consolidated income from our "Approved Enterprise" programs. All of our operating income and the operating income of EasyPark generated in Israel is derived from "Approved Enterprise" programs. Subject to compliance with applicable requirements, the portion of our income derived from the "Approved Enterprise" programs is tax-exempt for a period of the earliest of (1) ten years commencing in the first year in which it generates taxable income, (2) 14 years from the date of approval or (3) 12 years from the date of beginning of production. If we do not comply with these requirements, the tax benefits may be cancelled and we may be required to refund the amount of benefits received, in whole or in part, with the addition of linkage differences to the Israeli consumer price index and interest. As of the date of this prospectus, we believe that we comply with these conditions. The authorization under the Encouragement of Capital Investments Law, 1959 to approve such "Approved Enterprise" programs shall terminate in December 2003 and therefore there is a doubt regarding obtaining new benefits. There can be no assurance that such tax benefits will be continued in the future at their current levels or otherwise.

       In July 2002, the Israeli Parliament approved a law enacting extensive changes to Israel's tax law generally effective January 1, 2003, which could adversely affect our effective tax rate. See "Taxation and Foreign Exchange Regulation."

Government of Israel Support Programs

         We participate in programs offered by the Office of the Chief Scientist of the Ministry of Industry and Trade ("OCS") that support research and development activities. We received grants of $1.0 million in 2000, $599,000 in 2001, $1.1 million in 2002 and $364,000 in the six months ended June 30, 2003 from the OCS with respect to our e-purse application. Under the terms of these grants, royalties of 3% to 5% from the sales of this application must be paid to the OCS, beginning with the commencement of sales of products developed with grant funds and ending when the dollar value of the grants is repaid.

         Royalties payable with respect to grants received under programs approved after January 1, 1999 will be subject to interest on the dollar-linked value of the total grants received at an annual rate of LIBOR applicable to dollar deposits. As of June 30, 2003, our contingent liability to the OCS was approximately $3.4 million. The terms of Israeli government participation also require that the manufacturing of products developed with government grants be performed in Israel, unless the OCS has granted special approval. If the OCS consents to the manufacture of the products outside Israel, we may be required to pay increased royalties, ranging from 120% to 300% of the amount of the OCS grants, depending on the percentage of foreign manufacturing. These restrictions continue to apply even after we have paid the full amount of royalties payable in respect of the grants. Based upon the aggregate grants received to date, we expect that we will continue to pay royalties to the OCS to the extent of our sales of our products and related services for the foreseeable future. Separate OCS consent is required to transfer to third parties technologies developed through projects in which the government participates. These restrictions do not apply to exports from Israel of products developed with these technologies.

                                    BUSINESS

Overview

         Since our incorporation in 1990, we have designed, developed and sold contactless microprocessor-based smart card products. Because our cards contain a microprocessor, they can store and process information and run multiple applications. Our cards are referred to as "contactless" because they do not require physical contact with a card reader, as power and data are transferred to a card through a magnetic field generated by a card reader. Our products combine the benefits of both microprocessors and contactless cards. We believe that we are one of the first companies to deploy contactless microprocessor-based smart card products for commercial use. In addition to contactless microprocessor-based smart cards, we also sell, through the InterCard group, products that are based on other card technologies.

         Substantially all of our contactless microprocessor-based products are based on a common platform which we currently refer to as OTI Platform (we have previously referred to it as the EYECON platform). OTI Platform is based on our patents and technologies and consists of our smart cards, readers, software that enables the development of applications for smart cards and a communication technology that ensures that the transmission of data to and from the card is secure and reliable. OTI Platform can be customized to support a large number of applications in a multitude of markets. Some of the markets for which we have customized OTI Platform include petroleum, parking, mass transit, border crossing and medical services.

         Our products offer the following benefits:

     o The information stored on our card and transferred between the card and the reader is secure;
     o Our products provide for a reliable transfer of information to and from a card;
     o Our cards are durable, easy to use and take a variety of forms such as key chains, tags, tickers and wristwatches;
     o    Our products are easy to install and maintain;
     o Our products enable the transition from other card technologies to our contactless microprocessor-based technology; and
     o Our products support multiple, independent applications on the same card.

      We intend to enhance our position in the design and development of contactless microprocessor based smart card products by developing new applications for our technology. We also intend to enter new markets, either alone or through strategic relationships. Additionally, we aim to generate additional revenues from transaction fees and ongoing payments for customer support.

      We market our technologically advanced products through our global network of subsidiaries and strategic relationships. Our sales and marketing efforts are directed from Cupertino, California, and carried out through our subsidiaries in North America, Africa and Europe and our joint venture in Asia.

Industry Background

What is a smart card?

         Plastic cards that contain a semiconductor chip are generally referred to as "smart cards." Smart card technologies were first developed in response to the limitations of the magnetic strip commonly used in most credit and debit cards, telephone cards and hotel room access cards. Smart cards store larger amounts of information than magnetic strip cards. They can also update this information and store it more securely than a magnetic strip card can. Depending on the complexity of the chip that a smart card contains, some smart cards can process the stored information and support more than one application. For example, smart cards can act as a substitute for cash by storing a cash balance on the card that may later be reduced or increased. The same card can also store information identifying its holder.

What is a smart card system?

[GRAPHIC OMITTED]
[Showing a PC, reader and card tags]

         A smart card system is comprised of a smart card, a reader that transmits and receives data from the smart card, and a computer that processes data received from the reader. A reader housed in a protective casing is known as a terminal. Most terminals today are designed for "contact" smart cards. These terminals rely on physical contact between the card and the reader and contain a slot into which the smart cards are inserted or through which they are swiped. Most smart cards today are credit card-sized plastic cards. However, with the introduction of "contactless" smart cards that do not need any physical contact with a reader, the form which smart cards and readers take can vary widely.

         Types of smart card chips

         The type of semiconductor chip on a smart card determines the amount of information and the number and complexity of applications that can be provided by the card, or how "smart" the card is. In today's market, there are three primary types of chips. From the least technologically advanced to the most technologically advanced, they are as follows:

         Memory chip. The most basic type of chip used in smart cards is the memory chip. Smart cards containing memory chips are more advanced than magnetic strip cards because they can store larger amounts of data. Like magnetic strip cards, however, memory chips are not capable of processing the stored information. An external reader extracts the data stored on a memory chip card which is then transferred to an external computer system where it is processed. Updated information is then transferred back to the reader and then to the card. The most common memory card application is a disposable prepaid telephone card.

         Application Specific Integrated Circuit, or ASIC, chip. The ASIC chip can store data and perform limited pre-determined data processing tasks. It cannot be reprogrammed once created. ASIC-based chips are primarily used for applications that require limited processing capabilities and lower levels of security, such as premises access control and mass transit.

         Microprocessor chip. Unlike ASIC chips, microprocessor chips can be reprogrammed after being manufactured. New software applications can be added, replaced or updated at any time. Microprocessor chips can also run more applications and perform more complex calculations than ASIC chips. The difference between an ASIC-based smart card and a microprocessor-based smart card can be analogized to the difference between a calculator and a personal computer. A calculator is typically programmed at the time of manufacture to perform only a limited number of functions, and like an ASIC-based smart card, these functions cannot subsequently be changed. A personal computer has an operating system that can run many different applications, and like a microprocessor-based smart card, these applications can be modified and added to a personal computer.

         Microprocessors can process information using a formula, or algorithm, with a great number of variables, whereas ASIC chips can only repeat a fixed algorithm with a limited number of variables. Therefore, data stored on a microprocessor chip can be encrypted using a random code that is difficult to break. As a result, data stored on a microprocessor chip benefits from a higher level of security than data stored on an ASIC chip. At the same time, microprocessors require more power than ASIC chips for their operations and are typically more expensive.

         Contact vs. Contactless

         Another primary distinction between types of smart cards is whether they are "contact" or "contactless," that is, whether physical contact between the card and the reader is required in order to transfer data and power between them. When using a contact card, the cardholder swipes or inserts the card into a slot in the card reader. When inserted properly, a metallic pad, or contact plate, on the smart card aligns with the electronic contacts inside the reader, and data and power are transferred across this connection. In contrast, in contactless smart card systems, power and data are transmitted through antennas located on the smart card and the reader without making physical contact.

         The developers of contactless microprocessor-based smart cards face the following significant challenges:

     o Support of ISO standards. The International Standards Organization, or ISO, is in the process of approving standards regulating the transfer of data between a contactless smart card and its reader, under the name ISO 14443. Currently, two separate types of standards--Type A and Type B--are undergoing approval by ISO. Because both standards are currently being used, only readers that can support both standards offer users the flexibility to use smart cards based on either standard.

     o Transfer of power to the card. Most providers of contactless smart card systems use a technology called resonant circuitry to create a magnetic field between the card and reader through which power is transferred to the card. Current limitations of resonant circuitry technology make this technology impractical for providing sufficient power to a microprocessor-based smart card in a contactless system.

     o Support of existing card-based infrastructure. Because of the large existing base of contactbased systems, there is demand for technologies that can support both contact and contactless applications with the same equipment. However, combined contact and contactless cards have traditionally contained two chips, one for use by the contact-based system and one for the contactless-based systems. The use of two chips increases the cost of the card, as well as the likelihood of discrepancies between the information stored on each chip by different applications and limits the level of security to the level offered by the ASIC chip. We believe that the shortcomings of these dual contact/contactless cards create a need for a single chip that can work with both contact and contactless systems. There have been attempts, principally by some of the larger chip manufacturers, to develop a technology that uses a single chip based on a device that would switch between contact and the contactless operations. We are unaware of any successful commercial implementation of this technology other than by us.

Despite  the  challenges   discussed  above,   contactless   smart  cards  offer
considerable advantages over traditional contact-based smart cards including:

     o Speed. Transaction time in contactless systems is shorter than in contact systems because it is not necessary to insert the card in, or swipe it through, a reader or otherwise position it in any specific direction. As a result, for systems that need to handle a large number of users over a short period of time, such as mass transit systems, contactless systems provide considerable time savings when aggregated over a large number of users while users save time on each of their transactions.
     o Convenience. Contactless systems simplify the way transactions are executed. For example, a shopper can pay for goods in a retail outlet simply by positioning a wallet containing a contactless smart card in close proximity to a reader positioned at the check-out, without the need to withdraw the card from the wallet.
     o Variety of forms. Because contactless smart cards do not need to fit into a slot in a reader, they can take a wider array of forms desired by smart card users and providers, such as key chains, tags, wristwatches and other forms.

         Maintenance costs of contactless smart card systems are lower than maintenance costs for contact systems since the components can be shielded in a protective casing, and the readers and the cards are not subject to friction caused by inserting the card into, or swiping it through, a reader. Moreover, contactless smart card readers do not contain moving parts such as the contact plates in contact-based systems that are subject to wear and tear. As a result, contactless systems can operate under harsher conditions and have longer lives than contact systems. However, because contactless smart card systems require additional components, such as antennas in the reader and on the card and other transmission components at the level of the reader, the up-front costs associated with a contactless system are higher than the costs associated with a contact-based system.

Conclusion

         Given the benefits of contactless smart cards and microprocessor-based smart cards, we believe that there is strong demand within the smart card industry for cards that combine the benefits of both technologies. A number of companies such as Infineon and ST Microelectronics have already indicated their intention to offer contactless microprocessor-based smart cards. However, we believe that we are one of the first companies to deploy contactless microprocessor-based smart card products for commercial use.


The OTI Solution

          Our technology enables microprocessor-based smart card systems to operate in a contactless environment. This technology is not only available for new systems, but can be integrated with and upgrade existing contact systems and other contactless systems. Our products have the benefits discussed below.

     o Combining the advantages of contactless systems and microprocessor-based systems. Our technology successfully combines the features of microprocessor-based cards and contactless cards and provides the following benefits to card users and card issuers:

Features                              Advantages to card users        Advantages to card issuers
--------                              ------------------------        --------------------------
Benefits of contactless cards
compared to contact cards

Faster transaction time               Shorter time to complete a      More transactions per minute
                                      transaction

Cards do not need to be               Easier to use and come in a     Lower maintenance costs
inserted or put into readers          variety of forms

Durability                            The card lasts longer           Reduce card replacement cost

Benefits of microprocessors
compared to ASIC or memory
Chips

Multiple applications                 The card has multiple uses      Generates revenues from
                                                                      additional applications
Enhanced security                     Information on the card is      System is less vulnerable to
                                      more secure                     fraud


     o Ease of transition from other card systems to contactless microprocessor-based systems. We provide our customers with an easy upgrade of their existing systems by allowing card issuers who currently utilize magnetic strip card systems or other contact-based systems to switch to a contactless system without forcing them to replace their existing infrastructure. For example, as part of a project for SmartStop, we upgraded standard point-of-sales and gaming machines that supported only magnetic strip and coins to support contactless microprocessor-based smart cards.

     o Ease of transition from contact-based microprocessors to contactless microprocessors. Chip manufacturers and operating system providers can use our technology to upgrade their off the- shelf products to support both contact and contactless operations. This can be done by combining our technology with our customer's microprocessor, enabling the microprocessor to support contact and contactless operations. By applying our patented hardware, customers save months of development time and reduce the time to market for their products.

     o Support of multiple standards. Our readers are capable of supporting ISO 14443 Type A and Type B standards. Because both of these standards are currently being used, we offer users the flexibility to adopt either standard.


Strategy

         Our   goal   is   to   be   the   leading   provider   of   contactless
microprocessor-based smart card products. Key elements of our strategy include:

         Enhance technological position. We intend to continue to invest in research and development in order to enhance our technological position, develop new technologies, extend the functionality of our products and services, and offer innovative products to our customers. For example, currently the microprocessors in our products are designed and supplied by STM, Atmel and Samsung, and the smart card operating systems by Personal Cipher Card Corporation and ZhongChao TongFang Smart Card Ltd. In the future, we intend to achieve an in-house capability to design microprocessors and operating systems for smart cards.

         Expand global market presence. Our sales and marketing effort is directed from Cupertino, California. We market our product through a global network of marketing subsidiaries in North America, Europe and Africa, and in Asia through our joint venture, e-Smart. We intend to use these entities to strengthen our presence in existing markets, penetrate new markets, provide local customer service and technical support, and adapt our products to our local customers' specific needs.

         Generate recurring revenues. We currently derive most of our revenues from one-time payments for our products and technologies. We intend to generate additional revenues by receiving services fees for ongoing customer services and technical support and transaction fees from our customers based on the volume of transactions effected in systems that contain our products. For example, we have entered into such fee arrangements with respect to our parking systems in Israel and our gasoline management systems in South Africa.

         Leverage existing and seek new relationships. We have entered into a relationship with Beyond Petroleum (f/k/a British Petroleum), to cover the South African petroleum market. We have entered into this relationship in order to facilitate or accelerate our penetration into new markets, as well as assist us in defining and pursuing new applications for our products. We are continuously seeking additional relationships to complement our marketing strategy and promote our brand worldwide.

         Leverage presence in existing industries to enter into new industries. We offer our customers the ability to add new applications to their smart cards, thereby expanding the number of industries in which our products are used. For example, users of the gasoline management system we have sold to British Petroleum in South Africa will have in the future the option to add a payment application to their card. The application will allow them to pay with the card at convenience stores that install the system and to earn loyalty points every time they do so. We plan to generate additional revenues through the sale of products required to add and operate these applications.

         Pursue strategic acquisitions. We plan to pursue acquisitions of companies that enhance our manufacturing, sales, marketing and research and development capabilities. In this way, we plan to expand our product offerings and provide more comprehensive service to our customers. Since our initial public offering in 1999, we have acquired CitySmart, a systems integrator in Hong Kong, the SoftChip Group, an Israeli based developer and designer of microprocessors and operating systems for smart cards, and the InterCard group, a German systems integrator for card systems and manufacturer of electronic devices.


Core technologies

         Since our inception in 1990, we have developed technologies that facilitate the transmission of data and power between a contactless microprocessor-based smart card and a reader. Our products are based on a number of core technologies, which are discussed below.

         Power and data transmission technology

         We refer to our power and data transmission technology as "matched antenna" technology. The power, as well as the data, is transmitted to the microprocessor installed on the smart card through an electro-magnetic field generated by the reader. Our technology offers a number of key advantages:

     o Contactless smart cards can be based on microprocessors. In contrast to resonant circuitry technology, which is the predominant technology used for ASIC-based contactless smart cards, our matched antenna technology enables a reader to power a standard microprocessor embedded in the contactless card.
     o Replacing one of the components of the smart card system does not require re-tuning the system. In smart card systems based on resonant circuitry, once a component of the system is replaced the whole system needs to be re-tuned in order to function properly. This increases maintenance time and costs. Our technology allows components of the system to be replaced without any need for re-tuning, providing for easy, cost effective installation and maintenance of our products.
     o The reader does not need to be installed in close proximity to its antenna. The reader can be installed at a distance of up to 33 meters, or 100 feet, from the antenna, providing the ability to install smart card systems in harsh conditions, including potentially explosive environments such as gasoline stations. In addition, the customer can install the reader where there is easy access, facilitating installation and maintenance of the reader.

Antenna interface

                                [GRAPHIC OMITTED]

                   [Showing antenna module, antenna interface, standard microprocessor and contact pads]

         Our antenna interface technology enables a single microprocessor to connect, or interface, with both contact and contactless readers. We refer to this as a "dual interface" feature. This enables customers with existing contact systems to gradually transition to contactless cards, rather than incurring up-front all the costs of replacing the contact system with a contactless system. We have developed the following two methods of implementing our dual interface feature:

     o Adding our antenna interface chip. The chip can be added to standard microprocessor-based contact cards, allowing the card to operate as a contactless smart card, in addition to being a contact card. This can be implemented within a relatively short period of up to three months, which reduces our customers' time to market.
     o Integrating an antenna interface into the microprocessor. The antenna interface can be integrated into a microprocessor, which reduces the cost of manufacturing dual interface cards once manufacturing levels reach significant volumes of chips. At that point, the additional upfront cost of engineering work required in order to successfully integrate the two components--the microprocessor and the antenna interface--into one chip, is offset by the fact that only a single component is required. This is referred to as a monochip.

            In 1998, our antenna interface, which enables any contact-based microprocessor with any operating system to work in a contactless environment, was awarded the annual prize of the European Smart Card Applications and Technology organization for the most innovative achievement for smart cards in 1997.

Antenna module

         Contactless smart cards require an antenna as a conduit for ingoing and outgoing transmissions of power and data. Traditional contactless smart cards contain an antenna coil that is embedded around the edge of the card. The technology for embedding the antenna coil into the card is complex, creating a barrier for contact smart card manufacturers to transition to manufacturing contactless smart cards. Our technology eliminates the need to embed the antenna coil around the edge of the smart card by mounting the antenna on a standard size platform, or module, into which the microprocessor is embedded. Our technology allows contactless cards to be produced using existing contact card production processes without the need for new machinery. This significantly reduces manufacturing costs. In addition, when a manufacturing infrastructure exists in the local market, shipping costs to the local market and possibly duties can be reduced.

         In 2000, our antenna module was awarded the annual prize of the European Smart Card Applications and Technology organization for the most innovative achievement for smart cards in 1999.

Communications technology

         We have developed a unique communications technology that includes:

     o a set of rules, or a protocol, that is designed to ensure that information is properly transmitted from the reader to the card, and vice versa;
     o an additional layer of coding that makes the transmission of information more difficult to intercept and read; and
     o a technique that reduces the effect of background interference on the quality of the transmission.


Microprocessor chip and operating system design know-how

         Through the acquisition of the SoftChip Group we have acquired personnel skilled in the design of microprocessors and development of operating systems for smart cards. SoftChip acquired its know-how through its involvement in the design of microprocessors for smart cards on behalf of leading microprocessor manufacturers.

Products

The OTI Platform

         Substantially all of our products are based on a common platform, which we refer to as the OTI Platform, formerly known as the EYECON platform. The OTI Platform combines our patented technologies and consists of:

     o smart cards, which can take a variety of forms including tags, stickers, wristwatches, key chains and plastic credit card-sized cards;
     o    smart card readers;
     o software that enables the development of applications on contactless microprocessor-based smart cards; and
     o a method of communications that regulates the transmission of data between a contactless smart card and a reader.


         The   following  is  a  graphical   representation   of  a  contactless
microprocessor-based smart card based on the OTI Platform:


                                [GRAPHIC OMITTED]

                  [Showing a microprocessor-based smart card]

         All of these elements work together to provide a foundation, upon which we or our customers build applications. The transmission of information between the card and the reader in an OTI Platform-based product is secure and reliable. For example, if communications are interrupted in the course of a transmission, the information transferred is incomplete, and the OTI Platform will reject the impaired transmission and require that the information be re-transmitted. In addition, our OTI Platform ensures that information is transmitted from the card in an encrypted form only to readers that are authorized to receive and able to decipher the transmission.

         OTI Platform supports several types of payment methods including debit and credit applications, loyalty points and an electronic cash substitute that increases or reduces the balance on the user's card. We refer to these as e-purse applications.

Our products

         Our products consist of:

     o Customized products. We sell customized equipment based on our OTI Platform, including smart cards, readers and related equipment, to support applications in particular markets. Examples of these applications are described below. We typically receive payments for nonrecurring engineering for this customization and then sell the customized product to the customer.

     o Complete systems. We sell complete systems based on our OTI Platform. In addition to

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

          the equipment included in our customized products, complete systems include application software and specifically designed hardware. Our complete systems currently consist of our gasoline management system, our campus system and our parking payment system.

     o OEM: We sell components including smart cards and readers, with development tools for integration into other products.


Customized products

         Mass transit. We have designed a product that enables efficient fare collection from a large volume of passengers in various types of mass transportation systems, such as buses and trains. The smart card serves as the passenger's ticket. The chip in the smart card stores the passenger's fare balance and is debited with the fare when the passenger boards or disembarks. The balance on the smart card can be increased repeatedly. We have not derived significant revenues from sales of our mass transit product. e-Smart received the first commercial order for this product for installation in a mass transit system in China. Installation of the system commenced in the first quarter of 2001. We started the installation of the system from which we derived revenues which accounted for 1% in the six months ended June 30, 2003, less than 2% in 2002 and 9% of our revenues in 2001.

         Medical services. We currently are testing a product that will be designed to secure, process and manage medical information. The product will provide doctors and hospital administrators with information regarding the patient's identity, medical history, insurance coverage and payment history. This information could be automatically updated after each treatment. Treatment information could be automatically transferred to the insurance provider's computer system. This product would reduce costs to medical providers, provide increased security for a patient's medical history and improve the quality and speed of service to patients. We have not derived revenues from sales of our medical services product. We began a pilot program for the product in South Africa during the second quarter of 2001.

         National documentation. We have developed a product that supports various types of user authentification through advanced authentication methods developed by other companies such as biometrics, which are required by governments for identification documentation. Biometric identification involves inputting data regarding the physical characteristics of the smart card holder, such as his fingerprints or facial impression, into the smart card. This data is stored in the smart card and compared with the actual characteristics of the smart card holder when the card is presented for identity validation. This enables governments to transition from paper-based national documentation systems to a more cost-effective paperless identification system, encompassing multiple forms of government identification such as passports, national identification cards, driver's licenses and national health cards. In addition, we have incorporated our antenna module into a sticker. The sticker can be attached to existing paper documentation and thus converting it into a contactless smart card.

         The Israeli government selected our technology and products for use in a system controlling passage between Israel and areas governed by the Palestinian Authority which will be supplied by Electronic Data Systems. The system is currently being developed.

         Sales of our national documentation product, accounted for 1% of our revenues in the six months ended June 30, 2003. Sales of national documentation commenced in 2003.

         E-purse. We have developed a product that enables a person to load pre-paid value on a card, which provides float for issuers, while enabling cardholders to pay for small purchases in environments such as phone booths, vending machines and fast food restaurants, without the need for exact change.

         We have not derived revenues from sales of our E-purse product. Our complete system of micropayment is the first step towards future sales of our E-purse product.

Complete systems

         Gasoline management system. Our gasoline management system, or GMS, records and monitors the identity of the driver and the vehicle, the driver's or fleet's credit status, the vehicle's fuel consumption and other information determined by the customer, such as periodic vehicle maintenance. By processing and managing this information, GMS allows oil companies and fleet managers to receive billing information automatically, simplify payment processes, track the use of each vehicle and reduce the risk of theft or fraud. GMS also enhances the loyalty of fleet drivers and managers to oil companies operating participating gas stations.

         The information is communicated via an antenna in the vehicle's gas tank to an antenna mounted on the fuel nozzle when the fuel nozzle is inserted into the vehicle's gas tank, and is then transferred to the gas station computer. Disengaging the nozzle from the gas tank will immediately turn off the pump.

         The following diagram illustrates a typical GMS system:

                               [GRAPHIC OMITTED]

              [Showing oil company computer, GMS station computer,
               GMS-equipped pump, nozzle antenna and vehicle tag]

We commenced sales of GMS in 1995. Sales of GMS accounted for 18% of our revenues in the six months ended June 30, 2003, 14% of our revenues in 2002, 6% of our revenues in 2001 and 12% in 2000. GMS is being used by a number of petroleum companies, such as BP South Africa in Africa, Turcas in Turkey and Mobil in Ecuador. As of June 30, 2003, a total of approximately 700 gas stations have been equipped with GMS, including in South Africa, Turkey and Ecuador, and we have delivered GMS equipment for approximately 70,000 vehicles. The wireless petroleum solutions are named EasyFuel.

         Micropayment Solutions. We designed our micropayment solutions while teaming up with financial institutions and back office providers. This solution offers a cashless system and loyalty program for small purchases, such as fast food, gasoline and movie tickets. OTI's micropayment solution is supplying key components of the technology behind MasterCard's PayPass(TM), a new contactless card payment program that could be utilized at any of MasterCard's more than 29 million acceptance locations around the world. We commenced sales of micropayment solutions in 1998. Sales of micropayment accounted for 7% of our revenues in the six months ended June 30, 2003, 8% of our revenues in 2002, 4% of our revenues in 2001 and 1% in 2000.

         Campus systems. We designed our campus system for use in self-contained or campus environments, such as closed communities, kibbutzim, which are self-contained communities found only in Israel, senior citizen homes, universities, schools and corporate facilities. Each campus user is provided with a contactless smart card which provides secured access to different areas of the campus, and can include various types of e-purse applications, monitoring of time and attendance at work, vending machine functions, gasoline management and cafeteria operations.

         Our campus system has been in full commercial operation in over 40 kibbutzim in Israel since 1993, more than 20 residential complexes in Hong Kong since 1997, two senior citizen homes in Israel since 1998 and a country club in Israel since 2000. We also have installed a campus system operation at a University in Germany and in January 2001, we established a relationship with Xerox to deploy our campus system operation in the United States. Sales of our campus system accounted for 5% of our revenues in the six months ended June 30, 2003, 6% of our revenues in 2002, 6% of our revenues in 2001, 9% in 2000, 36% in 1999 and 40% in 1998.

         Parking payment system. Our electronic parking payment system, which we refer to as EasyPark, enables drivers to be charged for the exact period of time they are parked and simplifies the monitoring and collection of parking fees. Drivers are issued contactless microprocessor-based smart cards, or EasyPark cards, to replace existing parking payment methods, including parking meters. The EasyPark card stores the amount of money, or the balance that is available for payment of parking fees. A driver can increase the

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

balance  at  special   self-service  kiosks  placed  at  convenient   locations.
Compliance with parking regulations is monitored by inspectors using specially designed hand-held terminals.

         In May 1999, the EasyPark system was selected as the national parking system for Israel. During 2000, the system was widely implemented throughout Israel. We are currently marketing the EasyPark system through our global network of subsidiaries.

Other products

         Through the InterCard group, we offer products that are based on other card technologies. These products include the following:

         InterCard campus system. The InterCard group currently sells and manages campus systems that are operated by cards based on a wide array of technologies, including magnetic strips, ASIC based systems and contact microprocessor-based systems, provided by a number of companies, such as GemPlus and Cards & More GmbH. The InterCard group's campus system is used in over 80 universities in Germany under the name UniCard. The primary difference between the InterCard group's campus system and the campus system that we offer is that the InterCard group's campus system includes management and clearing software for closed campus environments and is based solely on contact cards. Within intend to offer campus systems integrating our contactless smart card technology with the InterCard group's management and clearing software. Additionally, we intend to offer the InterCard group's customers the option to gradually replace or upgrade their readers and cards to our contactless microprocessor-based systems. Revenues from the InterCard group's campus systems have accounted for $873,000 of the InterCard group's revenues in the six months ended June 30, 2003.

         CopyTex. CopyTex is a type of products that operate copying machines. CopyTex products use a variety of technologies including paper or plastic magnetic strips and microprocessor-based smart cards. There are approximately 10,000 customers for CopyTex which is installed in universities, schools, corporations and libraries. Revenues from CopyTex have accounted for $1.2 million of the InterCard group's revenues in the six months ended June 30, 2003.

         Transportation. In addition, InterCard GmbH Systemelectronic manufactures and sells electronic devices for InterCard GmbH Kartensysteme and for non-smart card applications in the transportation industry. Revenues from sales by InterCard GmbH Systemelectronic, excluding sales to InterCard GmbH Kartensysteme, have accounted for $2.9 million of the InterCard group's revenue in the six months ended June 30, 2003.

Technology licensing

         In 1998, we licensed our contactless technology on a non-exclusive basis to Samsung for the purpose of developing a microprocessor that integrates our antenna interface into Samsung's microprocessor, which we refer to as a monochip. The duration of the license is ten years and is extended automatically for one-year periods for so long as Samsung continues to commercially manufacture monochips. We received a one-time technology licensing fee from Samsung and receive royalties from sales of monochips by Samsung. We may purchase monochips from Samsung at a preferential price and we have agreed to sell components for card readers to Samsung at preferential prices. Both we and Samsung are permitted to sell monochips worldwide other than to customers who are known to be a client of the other party. We may license our technology to other microprocessor manufacturers in the future.

Customer service and technical support

         We provide our customers with training and installation support and ongoing customer service and technical support through our global network of subsidiaries. We have a support team of 12 employees consisting of three employees located in our corporate headquarters in Rosh Pina, Israel, two in the United States, three in Africa and four in Europe. Our customer service team in Rosh Pina, Israel provides central services to our network of local subsidiaries which provide 24-hour customer support to our customers, through telephone and email for an ongoing fee. On-site technical support is provided to customers for a fee. For 1998, 1999, 2000, 2001, 2002 and for the six months ended June 30, 2003 revenues derived from customer service and technical support constituted up to 5% of our total revenue for each of the periods.

Subsidiaries and Affiliates

The chart below describes the corporate structure of our principal subsidiaries and major affiliates.

                               [GRAPHIC OMITTED]

       [Showing chart of Company subsidiaries and ownership percentages]


_____________
(1) The remaining shares of Easy Park are held by two investors.

(2) We hold the remaining 10% of the shares of Easy Park Israel Ltd directly.

(3) We acquired a 51% interest in InterCard GmbH Systemelectronic and InterCard GmbH Kartensysteme, or the InterCard group, in June 2000. We acquired the remaining 49% in January 2001.

(4) Cheung Kong Infrastructure holds its interest in e-Smart System Inc. through its subsidiary Ocean Wonder Ltd.

(5) The remaining shares of OTI Africa are held by OTI Africa's employees.

         Easy Park Ltd.

         Our subsidiary, Easy Park Ltd., developed our EasyPark system. Easy Park is incorporated under the laws of the State of Israel and uses office space in our headquarters in Rosh Pina, Israel and rents an additional office space in Tel-Aviv. Each holder or holders, individually or in the aggregate, of 10.5% of Easy Park's issued share capital may appoint one member to Easy Park's board of directors. Currently, we have the right to appoint all of the members of the board of directors.

         Our Easy Park system was selected for a national parking system for Israel.

         OTI America, Inc.

         OTI America, Inc. is headquartered in Cupertino, California and incorporated in the state of California, U.S., and provides marketing and customer support services for our products in North and South America. In addition, our global marketing and strategy development is headed from OTI America.

         e-Smart System Inc.

         e-Smart System Inc. is a 50% owned joint venture with Cheung Kong Infrastructure Holdings Ltd., a Hong Kong-based infrastructure company, and subsidiary of Cheung Kong (Holdings) Ltd. through its subsidiary Ocean Wonder Limited. Cheung Kong (Holdings) has significant stakes in Hutchison Wampoa, a Hong Kong based telecommunications company, and Hong Kong Electric. As part of the joint venture, we appointed e-Smart as exclusive distributor for our products in Greater China (the People's Republic of China, Taiwan, Hong Kong and Macau). The venture is using the established distribution network of Cheung Kong (Holdings) and will also undertake marketing activities in Greater China. The venture is building a research and development center in Hong Kong that will conduct ongoing product and technological research to customize our products to different local needs within Greater China.
In January 2001, e-Smart exercised an option that we had granted to it to acquire the assets of City Smart, our wholly-owned systems integrator located in Hong Kong.

         OTI Africa Ltd.

         OTI Africa Ltd. is headquartered and incorporated in South Africa and provides marketing, distribution and customer support services for our products in Africa.

         The SoftChip Group

         The SoftChip Group is a designer of microprocessors and operating systems for smart cards, incorporated in Israel.

         The InterCard group

         We acquired 51% of the InterCard group in June 2000 and the remaining 49% in January 2001. The InterCard group consists of two main companies:

         InterCard GmbH Kartensysteme is incorporated under the German laws. InterCard GmbH Kartensysteme is a systems integrator primarily supplying smart card systems for over 80 university campuses in Germany. InterCard GmbH Kartensysteme also sells copy machine payment systems to universities, libraries and corporations. We plan to offer to the InterCard group's customers the option to upgrade their existing payment systems to contactless smart card systems using our technologies. In addition, we intend to market, distribute and support our products through the InterCard group's marketing, distribution and support network in Europe to their existing customer base in order to accelerate our penetration into the European market.

         InterCard GmbH Systemelectronic is incorporated under the German laws. InterCard GmbH Systemelectronic has a manufacturing facility which currently manufactures electronic devices for InterCard GmbH Kartensysteme and the transportation industry. We manufactured some of our readers in this facility commencing in 2001, and we expect to continue manufacturing products for the transportation industry.

         For more details on these acquisitions see "Certain Transactions."


Customers

         We sell our products to systems integrators and service providers. Our customers can be divided into the following groups:

     o Systems integrators. Systems integrators incorporate our products into their systems, which they then sell to service providers and install for use in a specific project. Some of these systems integrators also market and distribute our products. We derived 81% of our revenues in 1999, 46% in 2000, 18% in 2001 and 22% in 2002 and 28 % in the six
          months ended June 30, 2003 from sales to systems integrators.
     o Service providers. Service providers include companies and government agencies that offer smart card services to end-users who are their customers. We derived 19% of our revenues in 1999, 54% in 2000, 82% in 2001 and 78% in 2002 and 72 % in the six months ended June 30, 2003 from sales to service providers.

Sales and marketing

         We have built a global network of subsidiaries through which we sell and market our products. As of June 30, 2003, we had a total sales and marketing staff of 28 employees in four locations. We market our products in the Americas through OTI America, which employs five employees, in Africa we sell and market through OTI Africa, which also employs five employees, in Europe we sell and market through the InterCard group and our Frankfurt office, which together employ six employees, and in Israel through our headquarters in Rosh Pina, which employs four employees. Our sales and marketing staff implements marketing programs to promote our products and services and enhance our global brand recognition. Our current marketing efforts include participation in trade shows and conferences, press releases, updating our web site, conducting speaking engagements and advertising in industry publications. We also conduct technical seminars to inform customers, distributors and other industry participants of the benefits of our products and technologies.

         We also sell our products through independent systems integrators, some of which also act as distributors for our products. We have granted some of our systems integrators exclusive distribution rights within a particular country or region. In such cases, we generally guarantee exclusivity only if certain sales targets are met. In addition, we have appointed our joint venture, e-Smart, as exclusive distributor of our products in Greater China, not subject to any minimum sales targets. e-Smart will remain our exclusive distributor in the Greater China for so long as we and our joint venture partner, Cheung Kong Infrastructure Holdings, hold any shares of e-Smart, unless we and Cheung Kong Infrastructure Holdings agree to terminate the appointment. We have also undertaken not to compete with the activities of e-Smart in Greater China for so long as we are a shareholder of e-Smart and for a period of one year after the termination of our distribution agreement if the termination occurs due to our default. e-Smart has undertaken not to compete with our activities in Greater China for one year following the termination of our distribution agreement for any reason.

         Cheung Kong Infrastructure Holdings has agreed to use reasonable efforts to cause its affiliated companies not to compete with e-Smart. For further details, see "Certain Transactions--Establishment of Joint Venture with Cheung Kong Infrastructure."

         We have entered into relationships which we believe will enable us to penetrate new markets, develop new products and enhance the visibility of our brand name. We consider a relationship to be strategic when we integrate our technology into some of the product offerings of a manufacturer or systems integrator that has a significant position in a specified market, and we then cooperate in marketing the resulting product. We have established relationships with Beyond Petroleum (f/k/a British Petroleum). Our relationship with Beyond Petroleum is focussed on the South African petroleum market.

Manufacturing

External manufacturers and suppliers

         We currently purchase substantially all of the hardware components and software for our products from third-party suppliers and outsource substantially all of the manufacturing and assembling of our products to manufacturing subcontractors. We have not entered into long-term supply contracts and purchase these hardware components on a purchase order basis. This allows us to focus our resources on the design, development and marketing of our products. Our policy is to use more than one supplier and manufacturing subcontractor for each part of our production process in order to limit over-dependence on any one supplier or manufacturer.

Smart cards

     o Microprocessors. The current suppliers of microprocessors for our smart cards are STM, Atmel, and Samsung. In addition, we have jointly developed together with Samsung a "monochip" that integrates our antenna interface with Samsung's microprocessor. Samsung produces the monochip. In addition, we are currently developing a microprocessor design for smart cards.
     o Modules. A module is a silicon plate into which the components of a microprocessor are embedded. The microprocessor module and the antenna module on which the microprocessor and antenna interface are mounted are manufactured in Europe and South East Asia.
     o Packaging. We package the components for our smart cards in a variety of forms, such as key chains, tags, stickers and cards. The key chains, tags and stickers containing our microprocessor and antenna modules are manufactured in China and in Europe. Our credit card-sized smart cards are manufactured in Korea, China, Thailand and the United States.
     o Readers. We purchase off-the-shelf components for our readers from various suppliers including Infineon, Motorola, AMD and National Semiconductor. The readers are assembled for us in Israel mainly by USR Electronics Ltd.

Operating systems. We currently use the PC3 smart card operating system in our OTI Platform. We have licensed the PC3 smart card operating system from Personal Cipher Card Corporation under a royalty-bearing non-exclusive license since July 1995 which terminates in July 2005. Sales of products containing the PC3 smart card operating system accounted for 73% of our revenues from smart cards in 1999, substantially all of our revenues from smart cards in 2000, it accounted for 53% of our revenues from smart cards in 2001, 46% of our revenues from smart cards in 2002 and for 37% of our revenues from smart cards in the six months ended June 30, 2003.

         In addition,  we have developed DVK, a smart card operating  system for
contact-based  microprocessors,   that  we  intend  to  upgrade  to  contactless
operation and incorporate into some of our products over the next 12 months.

Quality control. We maintain strict internal and external quality control processes. We require that the facilities of our suppliers and manufacturing subcontractors are ISO 9002 certified. ISO 9002 refers to a quality assurance model established by ISO for companies that design, produce, install, inspect and test products.

Internal manufacturing capabilities

         We currently package, test and encode our readers at our production facility in Rosh Pina, Israel. Our packaging and testing facilities are ISO 9002 certified. In December 2001 we consummated the building of a manufacturing facility in Rosh Pina, which permits us to incorporate modules into credit card-sized contactless smart cards. This expansion enables us to respond more rapidly to customer demand for smart cards in the initial phase of a project.

         InterCard Systemelectronic, our subsidiary, owns a manufacturing facility in Germany for electronic devices primarily for the transportation industry and card terminals for the systems provided by InterCard GmbH Kartensysteme, its sister company. This enhances our in-house manufacturing capabilities to manufacture our terminals and card readers. We started manufacturing small quantities of our readers at the facilities of InterCard GmbH Systemelectronic in 2001. We expect that InterCard GmbH Systemelectronic will also continue to manufacture products for the transportation industry.

         We have granted our joint venture, e-Smart, an option exercisable after January 1, 2001, to manufacture smart cards using our technology for sale in Greater China. In such event, we will retain exclusive rights to our technology and any smart cards manufactured by e-Smart must contain modules manufactured by us. We are entitled to receive royalties at rates to be agreed upon for smart cards manufactured by e-Smart.

Government regulations

         Some of our products are subject to mandatory government regulation in the countries in which they are used. For example, card readers that are used in the United States require certification of compliance with regulations of the Federal Communications Commission and those used in Europe require certification of compliance with regulations of European Telecommunications Standards Institute regarding emission limits of radio frequency devices. In the United States, our GMS and retail petroleum products are subject to compliance with regulations of Underwriters Laboratories Inc., a public safety and testing certification organization, and in Europe to regulations of the European Union. Our products are currently compliant with these regulations.

Research and development

         We believe that our future success depends on our ability to maintain our technological leadership, enhance our existing products and develop new products and technologies. Accordingly, we intend to continue devoting substantial resources to research and development. In 1999, 2000, 2001, 2002, and for the six months ended June 30, 2003, we invested approximately $1.5 million, $3.9 million, $6.2 million, $3.4 million and $1.4 million, respectively, in research and development, net of grants from the OCS, representing 33%, 30%, 31%, 19% and 14% of our revenues for each of those periods. In 1999, 2000, 2001, 2002 and for the six months ended June 30, 2003, we received grants from the OCS in the amount of $645,000, $1.0 million, $599,000, $1.1 million and $364,000, respectively, to be used for research and development. We are paying royalties to the Government of Israel at a rate of 3%-5% of sales of the products in which the Government of Israel has participated in financing through grants, up to the amounts granted, linked to the U.S. dollar with annual interest at LIBOR as of the date of the approval.

         Our research and development activities focus on three areas:

     o    implementing our core technologies in microprocessors and readers;
     o enhancing the functionality of our components and expanding the range of our products to serve new markets; and
     o developing new innovative technologies related to the operation of contactless microprocessor based smart cards.

         At June 30, 2003, we employed 44 persons in our research and development department. Our research and development facilities are located at our headquarters in Rosh Pina, Israel. We believe that our success is based on our experienced team of senior engineers and technicians who have on average 12 years of experience in their respective fields. Our research and development facilities are ISO 9001 certified. ISO 9001 refers to a quality assurance model established by ISO for research and development facilities.

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
Proprietary technologies

         Our success and ability to compete depend in large part upon protecting our proprietary technology. We rely on a combination of patent, trademark, copyright and trade secret law, as well as know-how, confidentiality agreements and other contractual relationships with our employees, affiliates, distributors and others. We have a number of issued patents in various jurisdictions with respect to our technologies, as well as a number of pending patent applications. The more significant of these are as follows:

Technology                                         Status
----------                                         ------
Contactless transmission of power and              Patents granted in the United States, Israel, Canada,
data between a smart card and a                    Singapore, Australia, South Africa and Hong Kong. The
reader.                                            U.S. patent expires in 2010 and the other patents expire in
                                                   2011.

Dual interface technology for contact/             Patent granted in the United States, Israel and Australia.
contactless operation using a single               These patents expire in 2017. European, Canadian and
microprocessor on the same card.                   Hong Kong patent applications pending. PCT application in
                                                   the national phase.

System that uses contactless smart                 Patents granted to Easy Park in Israel, the United States,
card for parking systems.                          Europe, Hong Kong and South Africa. These patents expire
                                                   in 2012.

Dual  interface  technology  for contact/          Patent  granted in the United States, Europe and Hong
contactless  operating  in a single card           Kong.  PCT in national phase. Application pending in Israel,
conforming to ISO 14443 Type A and                 Canada and Australia.
B standards.

Long range transmission of data.                   Patent granted in the United States, Europe, Hong Kong
                                                   and in Israel. PCT in national phase. Applications pending in Canada and Australia.

Vehicle tag incorporated into a capless            Patent granted in Europe, United States and Australia.
fuel inlet cap.                                    Accepted in Israel and Hong Kong. Application pending in
                                                   Canada.  PCT in the  national phase.

         We cannot be certain that patents will be issued with respect to any of our pending or future patent applications. In addition, we do not know whether any issued patents will be enforceable against alleged infringers or will be upheld if their validity is challenged. We are currently appealing the decision of the European Patent Office revoking our patent relating to contactless transmission of power and data. Our reader products, but not those of the InterCard group, are based on the technology covered by this patent. We cannot assure you that this proceeding will be successful. If our appeal is not successful, we could lose the right to prevent others in Europe from using the technology covered by the patent. Our right to manufacture and sell our products in Europe is not dependent on the outcome of this opposition proceeding. This proceeding does not have a direct effect on our patents granted in the United
States and elsewhere although a successful opposition to this patent could provide a basis for our competitors to claim that our patents in other jurisdictions covering this technology are invalid.

         We have registered trademarks in the United States, the European Community and Israel for OTI and OTI INSIGHT. EYECON is a registered European
Community Trade Mark and is also registered in Israel. As the result of an opposition action by Eicon Networks Corporation, we and Eicon reached an agreement on January 2, 2002 regarding the future use of the EYECON trademark described in our U.S. Trademark Application Serial No. 75/313,746 and Israeli Trademark Application No. 110844. According to the agreement, we will: (i) withdraw its U.S. trademark application and all other applications associated with the EYECON trademark worldwide and notify all trademark offices of its intention to withdraw such applications within 30 days of the effective date of the agreement; (ii) cancel any existing registrations of the EYECON trademark by providing notice of such cancellation to the relevant trademark offices worldwide, no later than December 18, 2003 for the U.S. and Canada and no later than December 18, 2004 for all other countries worldwide, except several countries including Israel, where the applicable date will be December 18, 2005; and (iii) immediately begin phasing out its use of the EYECON trademark worldwide. SCIENCE-NON FICTION is a registered European Community Trade Mark and registered in Israel and is a pending trademark application in the United States. EASY PARK is a registered trademark in the United States, Canada, Singapore and Israel. We are also using other less important registered trademarks and unregistered trademarks and trade names.

Competition

         Contactless microprocessor-based products and technologies. We anticipate competition in sales of our products, systems and technologies from other providers of contactless microprocessor-based smart card technologies. We expect competition to intensify as our competitors commit greater resources to the development of contactless microprocessor-based smart cards. Some of the larger chip manufacturers that operate in the smart card market, including
Atmel, STM, Infineon and Philips Semiconductors, have announced that they are developing contactless microprocessor-based smart cards. However, we are not aware of any other company that has deployed contactless microprocessor-based smart card products for commercial use.

         Contactless ASIC-based products and technologies. We compete with contactless ASIC-based technologies developed primarily by Philips Semiconductors, which comply with ISO 14443 and which are used by some of the largest manufacturers of smart cards, including Gemplus, Schlumburger and Giesecke & Devrient, and Sony's contactless ASIC-based technology, that is not ISO compliant. Other companies offer contactless ASIC-based systems for specific applications. In addition, Orpak Industries, Ltd. and Roisman Engineering Ltd., both based in Israel, also offer gasoline management systems, which use simple ASIC-based devices powered by batteries and that do not comply with the standards set by ISO.

         Other contact-based technologies. We compete with contact-based products such as microprocessor-based contact cards, ASIC-based contact cards, memory chip cards and magnetic strip cards. We believe that these cards offer inferior functionality compared to contactless microprocessor-based smart cards. Nevertheless, some of our potential customers have in the past, and may in the future, consider these alternatives sufficient for their needs.

Real property

         We lease an aggregate of 10,639 square meters of land in Rosh Pina, Israel from the Israel Lands Authority. Out of the 10,639 square meters, 2,377 square meters are leased under a 49 year lease which expires on November 16, 2041, with an option to extend for a further period of 49 years. Our principal management, administration and marketing activities occupy a 1,188 square meter facility on the site. The remaining 8,262 square meters of land are leased under a 49 year lease with the Israel Lands Authority which expires on September 14, 2047, with an option to extend for a further period of 49 years. Our principal engineering, research and development and part of our manufacturing activities occupy a 4,000 square meter facility on this site. The rent for the initial 49-year term of each of these leases was prepaid in its entirety at the beginning of the lease terms as is customary in Israel for leases of property for industrial purposes from the Israel Lands Authority.

         The Company's rights under these leases, including the facilities built on the site, are pledged for the benefit of Bank Hapoalim. Our majority owned subsidiary, Easy Park Ltd., leases office space in this complex from us. Easy Park also leases an aggregate of 90 square meters in Tel Aviv pursuant to a lease that expires on December 31, 2004.

         OTI America, Inc. leases an aggregate of 1,964 square feet of office space in Cupertino, California pursuant to a lease that expires on January 31, 2005. e-Smart leases an aggregate of 427 square meters of office space in Hong Kong pursuant to a lease that expired on July 9, 2003. Effective June 15, 2001 e-Smart leases an aggregate of 2,600 square feet of office space pursuant to a lease that expires on June 15,

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

2005. OTI Africa Ltd. leases an aggregate of 2,500 square meters of office space in Cape Town, South Africa, pursuant to a lease that expires on December 31, 2004, with an option to extend the lease for an additional three years.

         InterCard GmbH Kartensysteme owns an aggregate of 5,201 square meters of land in Bad Durrheim, Germany. Of this land 3,000 square meters can be used commercially and the remainder is currently designated as farmland. The commercially usable land is leased by InterCard GmbH Kartensysteme to InterCard GmbH Systemelectronic. This land is used by InterCard GmbH Systemelectronic for its manufacturing facility. InterCard GmbH Kartensysteme leases an additional 1,626 square meters of space which is used for administration, storage and development purposes.
The lease agreement was automatically extended until December 31, 2003.

Employees

         As of December 31, 1999, we had 75 employees. As of December 31, 2000, we had 255 employees. As of December 31, 2001, we had 247 employees. As of December 31, 2002 we had 208 employees. As of June 30, 2003, we had 209 employees. Our average number of employees during 1998, 1999, 2000, 2001, 2002 and for the six months ended June 30, 2003 was 46, 60, 183, 250, 228 and 209, respectively. These numbers include employees of our subsidiaries. The breakdown of our employees by department is as follows:

                                                                  OTI
                           -------------------------------------------------------------------------------
Department                 Dec 31, 1999    Dec 31, 2000     Dec 31, 2001    Dec 31, 2002     June 30, 2003
----------                 ------------    ------------     ------------    ------------     -------------
Sales and marketing.....      19              30               20              25                  28
Research and development
   and      engineering.      23              58               68              46                  44
Manufacturing and
   operations...........      17              98               78              62                  65
Customer support........       8              26               14              17                  16
Management and
   administration.......       8              22               46              58                  56
                               -              --               --              --                  --
      Total.............      75             234              226             208                 209
                              ==             ===              ===             ===                 ===

         Of these employees, on June 30, 2003, 81 were based in Israel, 9 in the United States, 96 in Europe and 23 in South Africa.

         Under applicable law and by order of the Israeli Ministry of Labor and Welfare, we and our Israeli employees are subject to certain provisions of the collective bargaining agreements between the Histadrut, the General Federation of Labor in Israel and the Coordination Bureau of Economic Organizations,
including the Industrialists Association. These provisions principally concern cost of living increases, length of the working day, minimum daily wages for professional employees, contributions to pension funds, insurance for work-related accidents, procedures for dismissing employees, determination of severance pay, annual and other vacation, sick pay and other conditions of employment. We provide our employees with benefits and working conditions above the required minimum and which we believe are competitive with benefits and working conditions provided by similar companies in Israel. Our employees are not represented by a labor union. We have written employment agreements with substantially all of our employees. Competition for qualified personnel in our industry is intense and it may be difficult to attract qualified personnel to our offices. We dedicate significant resources to employee retention and have never experienced work stoppages and believe that our relations with our employees are good.

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
Legal proceedings

         We are currently not a party to any material legal proceedings and are not aware of any pending or threatened litigation against us that we believe would have a material adverse effect on our business and the business of our subsidiaries taken as a whole. During the last two fiscal years, we have not been a party to any legal proceedings that have had a material adverse effect on our business and the business of our subsidiaries taken as a whole. In November 2001, we were notified by a contracting party, P-Card, of the termination of our purchase agreement with them. We continue to review our options to pursue available claims against P-Card, and we believe that all claims by P-Card that we have breached our obligation to provide products to them are baseless and otherwise without merit and we will aggressively defend against any such claims if they are ever asserted. To date no litigation or other proceeding has been filed by any person relating to this dispute. On June 4, 2002, we filed with the insolvency receiver our claim for performance in the amount of $4.22 million plus interest and expenses under the purchase agreement with P-Card. On June 2002, the insolvency receiver informed the creditors that there are not enough assets to satisfy the obligation of the insolvent estate. On February 24, 2003 we received an excerpt of the insolvency schedule from the insolvency court, pursuant to which the insolvency receiver challenged the asserted claim as filed. On May 5, 2003, we received a letter from the insolvency receiver of P-Card wherein he asserted claims for the repayment of three installments of an aggregate amount of $1million in favor of the receiver's account not later than May 23, 2003. On May 21, 2003, we rejected the receiver claim as groundless.


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
                                   MANAGEMENT

         The following table sets forth certain information concerning our current directors and executive officers, including officers of certain of our subsidiaries:

Name                             Age      Position

Oded Bashan (1)                  56       President, Chief Executive Officer,
                                            Chairman and Director
Ronnie Gilboa                    47       Vice President--Projects and Director
Guy Shafran                      31       Chief Financial Officer
Moshe Aduk                       46       Vice President--Gasoline
                                            Management System
Nehemya Itay                     54       Vice President--Hardware Engineering
Ohad Bashan                      32       Head of Global Marketing and Strategy
                                            Development;
                                          President and Chief Executive Officer,
                                            OTI America, Inc.
Shulamith Shiffer (1)(2)(3)      57       Director
Felix Goedhart (2)(3)            39       Director
Raanan Ellran (1)(2)(3)          53       Director
Eliezr Manor (2)(3)              56       Director
Liora Katzenstein (2)(3)         48       Director

(1) Compensation committee member
(2) Audit committee member
(3) External director

         Oded Bashan co-founded the Company in 1990 and has continued to serve as our President, Chief Executive Officer and Chairman since that time. Prior to founding us, he served as the president of Electo-Galil, an Israeli manufacturer of radio frequency identification cards, from 1984 to 1990. Mr. Bashan is Chairman of OTI America, Inc., OTI Africa Ltd., SoftChip Technologies (3000) Ltd., Easy Park Ltd. and Easy Park Israel Ltd. and a director of e-Smart System Inc. and Z.H.R. Industrial Park Company Ltd. In 1997, Mr. Bashan was awarded the Leading Businessman Award in Management, Business and Economics by the Israeli Institute of Public Opinion. He is currently a member of the trustee committee of the Tel-Chai College and a member of the consulting committee for the Executive MBA program at Bar Ilan University. Mr. Bashan holds both a B.A. and an M.A. in economics and business management from the Hebrew University of Jerusalem.

         Ronnie Gilboa co-founded the Company in 1990 and has continued to serve as a director since that time. From 1990 to the end of 2001 he served as Vice President R&D and since that date serves as Vice President Projects of the Company. He serves on the board of directors of OTI America, Inc., e-Smart System Inc., OTI Africa Ltd., Easy Park Ltd., Easy Park Israel Ltd. and Softchip Technologies (3000) Ltd. Prior to founding us, Mr. Gilboa was the manager of research and development at Electo-Galil, an Israeli manufacturer of radio frequency-based identification cards, from 1984 to 1990. Mr. Gilboa holds a B.Sc. in electrical engineering from The Technion (Israeli Institute of Technology).

         Guy Shafran serves as our Chief Financial Officer and has served as a director of Easy Park Ltd. since June 2000 and as a director of Easy Park
(Israel) Ltd. since March, 2002. Prior to joining us, Mr. Shafran was chief financial officer at the Israel Cold Storage and Supply Company Ltd., an Israeli public company engaged in the distribution of soft drinks and cold storage, from June 1996 to March 2000. From July 1995 to February 1996, Mr. Shafran was assistant to the chairman of the Baran Group Ltd., an Israeli engineering company. Mr. Shafran holds a B.A. in economics with a specialization in business administration from Ben Gurion University, Beer Sheba.

         Moshe Aduk serves as our Vice President--Gasoline Management System having served in that position since July 1995. From 1990 to July 1995, he was employed by us as a research and development engineer. He served as a director from 1995 to July 1999. Prior to joining us, Mr. Aduk was a hardware and software development engineer at Electo-Galil, an Israeli manufacturer of radio frequency-based identification cards, from 1985 to 1990. From 1984 to 1985, he was employed as a technical support engineer at Motorola Israel. Mr. Aduk holds a B.Sc. in electrical engineering from The Technion (Israeli Institute of Technology).

         Nehemya Itay serves as our Vice President--Hardware Engineering, having served in that position since July 1995. From 1990 to July 1995, he was employed by us as a research and development engineer. He served as a director from 1991 to July 1999. Mr. Itay is a member of the Joint Task Committee of the International Standards Organisation on standards for contactless smart cards. Prior to joining us, Mr. Itay was a hardware development engineer at Electo-Galil, an Israeli manufacturer of radio frequency-based identification cards, from 1986 to 1990. From 1982 to 1985, he was an hardware electronic engineer at Elscint, an Israeli technology company. Mr. Itay holds a B.Sc. in electrical engineering from The Technion (Israeli Institute of Technology) and an M.A. in electronics from Drexel University, Philadelphia.

         Ohad Bashan serves as our Head of Global Marketing and Strategy Development, having served in that position since June 2000 and as President, Chief Executive Officer and a director of OTI America, Inc., since August 1998. From 1996 to August 1998, he was our business development manager. Mr. Bashan holds a B.A. in business from the College of Business Management, Tel Aviv, with specializations in marketing and finance, and an M.B.A. from Pepperdine University, California.

         Shulamith Shiffer serves as a director, having served in that position since May 2000. Ms. Shiffer is a Judge-Vice President of the disciplinary court of the Israeli Bar Association in the district of Jerusalem and serves as Vice Chairman of the Israeli Bar Association tax committee. Ms. Shiffer has been a practicing lawyer and member of the Israel Bar Association since 1968 and has headed a private law office with offices in Jerusalem, Tel Aviv and Zichron Ya'akov, since that time. From 1970 to 1985, Ms. Shiffer was legal adviser to the district of Jerusalem and the Department of Customs and V.A.T. Ms. Shiffer holds an LL.B. and an LL.M., both from the Hebrew University of Jerusalem.

         Felix Goedhart serves as a director, having served in that position since August 1999. He has served as chief executive officer of Equitrust AG, formerly Pre IPO AG of Hamburg, Germany since June 1999. Prior to this position he served as a member of the Management Board of Premiere Medien GmbH & Co. KG, the German Pay-TV station. From 1995 to 1996, he was head of digital projects at Kirch Group, Munich. From 1991 to 1995, he was a senior associate at Booz-Allen & Hamilton, management consultants. Mr. Goedhart holds a Lic.Dec.HSG from Hochschule St. Gallen, Switzerland, and an M.B.A. from the University of Chicago.

         Raanan Ellran serves as a director, having served in that position since July 1999. He serves as a director and as the Chairman of the Finance Committee of Rafael Ltd., as a director and the Chairman of the Investments Committee of Dikla Mutual Funds Management Company (sister company to the First International Bank), F.I.B.I Holding Company Ltd., and as a director of AAI Ltd., an Israeli internet software designer. From 1993 to 1998, he was a director of First International Bank of Israel, Provident and Pension Funds. He served as the General Manager of Assuta Medical Centers from March 1997 until September 2002. From 1995 to February 1997, he served as the General Manager of Raton Import Ltd. From 1994 to 1995, he was the General Manager of Ace Hardware (Israel) Ltd., Mr. Elran holds a B.A. in economic and business administration and a M.A. in finance from Bar llan University.

         Eliezer Manor serves as a director, having served in that position since July 2003. He serves as a managing partner and co-founder of Global Catalyst Partners (GCP) VC Fund, a managing partner and co-founder of Global
Catalyst Partners II VC Fund, as a director of Trans Balkan Fund (a private equity fund active in Romania, Bulgaria and Croatia), a director on several portfolio companies of GCP, a member of the Executive Steering Committee of China VC Research Institute and as a lecturer and consultant in Israel and abroad on Hi-Tech and Venture Capital. Mr. Manor holds a B.Sc. Physics from the Tel Aviv University and a M.Sc. Applied Physics from the Weizmann Institute of Science, Israel.

         Prof. Liora Katzenstein serves as a director, having served in that position since July 2003. Prof. Katzenstein serves as the President of ISEMI - the Institute for the Study of Entrepreneurship Management and Innovation, Managing Director of the Consulta Associates, an international business development consulting firm, a partner and Joint Managing Director of Palafric Investment, a real estate investment company, an owner and President of Forum International, an Israeli business development consulting firm, and a program manager of MIL - Israel Management Center. Prof. Katzenstein serves as a director in

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

Amanet Ltd., Palafric Investment Ltd. and in several companies of the RAD group which are traded on Nasdaq. Prof. Katzenstein holds a License es Sciences Politiques from the Graduate Institute of International Studies, University of Geneva, Switzerland, a MALD in Law and Diplomacy from the Fletcher School of Law and Diplomacy, Tufts University, Boston, MA and a Ph.D. in International Economics from the Graduate Institute of International Studies, University of Geneva, Switzerland.

Election of Directors; Appointment of Officers

         Our current board of directors consists of seven directors. Under our articles of association, our board of directors may not consist at any time of more than nine members. A majority of these directors must be non-executive directors, who are directors that are neither office holders nor our employees. Directors are appointed, removed or replaced, by a majority vote of our shareholders present in person or by proxy at a general meeting of shareholders. Each group of shareholders holding in aggregate 20% or more of our outstanding share capital is entitled to submit a written list of candidates for appointment as directors at a general meeting. Shareholders may only vote for a list in its entirety unless shareholders present at the meeting holding at least 20% of our outstanding share capital require that the vote be for individual directors.

         Once elected at a shareholders' meeting, our directors, except our external directors, hold office until the first general meeting of shareholders held at least twenty-four months after their election. Incumbent directors may be reelected at that meeting. Prior to December 31, 2004, however, our founders, Oded Bashan and Ronnie Gilboa, may not be replaced or removed without the affirmative vote of 75% of our shareholders entitled to vote and voting, in person or by proxy, at a general shareholders' meeting. Unless contrary to the law, a director may be elected for consecutive terms.

         Under the new Israeli Companies Law, which took effect on February 1, 2000, the chief executive officer of a public company may not serve as a chairman of the board of directors unless authorized by a general meeting of the shareholders and then only for a period of time that does not exceed three years. On July 2003, our General Meeting authorized our chairman, Oded Bashan, to act as the Company's CEO for an additional three-year period ending May 25, 2006.

         Our board of directors appoints our chief executive officer. Each of our executive officers serves at the discretion of the board of directors, subject to the terms of any employment agreement, and holds office until his or her successor is elected or until his or her earlier resignation or removal. Except for Ohad Bashan, our Head of Global Marketing and Strategy Development, and President and Chief Executive Officer of OTI America, Inc., who is the son of Oded Bashan, our co-founder and chairman of our board of directors, none of our directors or executive officers has any family relationship with any other director or executive officer.

External Directors

         The new Israeli Companies Law, which took effect on February 1, 2000, requires Israeli companies with shares that have been offered to the public in or outside of Israel to appoint two external directors. No person may be appointed as an external director of a company if the person, or the person's relative, partner, employer or any entity under the person's control, has, or had within the two years preceding the person's appointment as an external director, any affiliation with the company or with any entity controlling, controlled by or under common control with the company. The term "affiliation" includes control, an employment relationship, a business or professional relationship maintained on a regular basis, or service as an office holder, excluding service as a director for a period of not more than three-months during which the company first offered its shares to the public. The term
"office holder" is defined as a director, general manager, chief business manager, deputy general manager, vice general manager, chief business manager, executive vice president, vice president, other manager directly subordinate to the general manager or any other person assuming the responsibilities of any of the foregoing positions, without regard to such person's title. Each person listed in the table above is an office holder. The external directors were not office holders until elected.

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
         In addition, no person may serve as an external director if that person's other positions or business activities create, or may create, a conflict of interest with the person's service as an external director or may otherwise interfere with the person's ability to serve as an external director. If, at the time an external director is appointed, all current members of the board of directors are of the same gender, then that external director must be of the other gender. Regulations promulgated under the Companies Law provide that the requirement of Israeli residency does not apply to the external directors of companies whose shares are listed for trading outside of Israel.

         o External directors are elected by a majority vote at a shareholders' meeting at which either the majority of shares voted at the meeting, including at least one-third of the shares  held  by  non-controlling  shareholders  voted  at the meeting, vote in favor of the election of the external director; or
         o the total number of shares held by non-controlling shareholders voted against the election of the external director does not exceed one percent of the aggregate voting rights in the company.

         The initial term of an external director is three years and may be extended for one additional three year period. External directors may only be removed by the same percentage of shareholders as is required for their election, or by a court, and then only if the external directors cease to meet the statutory qualifications for their appointment or if they violate their duty of loyalty to the company. If an external directorship becomes vacant, our board of directors is required under the Companies Law to call a shareholders' meeting immediately to appoint a new external director.

         A company may not appoint an external director as an office holder and may not employ or receive services from an external director, directly or indirectly, including through a corporation controlled by that person, for two years following the termination of his or her service as an external director of that company.

         Each committee of our board of directors must include at least one external director and the audit committee must include all of the external directors. An external director is entitled to compensation as provided in regulations adopted under the Companies Law and is otherwise prohibited from receiving any other compensation, directly or indirectly, in connection with services provided as an external director.

         In addition, the audit committee of our board of directors must include at least three independent directors within the meaning of the Nasdaq Small Cap Market listing requirements. Our directors, Shulamith Shiffer, Raanan Ellran, Eliezer Manor and Prof. Liora Katenstein, qualify as external directors under the Companies Law and independent directors under the Nasdaq Small Cap Market listing requirements. Our director, Felix Goedhart, qualifies as an independent director under the Nasdaq Small Cap Market listing requirements.

Alternate Directors

         Under our articles of association, each of our directors, other than our external directors, may appoint, by written notice to us, any person to serve as an alternate director. Under the Companies Law, a current director cannot be appointed as an alternate director nor can a currently-serving alternate director be appointed as an alternate director. An alternate director has all the rights and duties of the director appointing him, unless the appointment of the alternate provides otherwise, and the right to remuneration. The alternate director may not act at any meeting at which the appointing director is present. Unless the time period or scope of the appointment is limited by the appointing director, the appointment is effective for all purposes, but expires upon the expiration of the appointing director's term. Currently, none of our directors has appointed any alternate directors.


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
Exculpation, Indemnification and Insurance of Office Holders

         Under the Companies Law, an Israeli company may only exculpate an office holder in advance, in whole or in part, for breach of duty of care and only if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. A company may not exculpate an office holder for breach of duty of loyalty. However, the company may approve an act performed in breach of the duty of loyalty of an office holder provided that the office holder acted in good faith, the act or its approval does not harm the company, and the office holder discloses the nature of his or her personal interest in the act and all material facts and documents a reasonable time before discussion of the approval.

         A company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. Advance indemnification of an office holder must be limited to foreseeable liabilities and reasonable amounts determined by the board of directors. A company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

     o a financial liability imposed on him in favor of another person pursuant to a judgment, settlement or arbitrator's award approved by court; and
     o reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him by the company, on its behalf or by a third party, in connection with criminal proceedings in which the officer holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

         A company may insure an office holder against the following liabilities incurred for acts performed as an office holder:

     o a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
     o    a breach of duty of care to the company or to a third party; and
     o a financial liability imposed on the office holder in favor of a third party.

An Israeli company may not indemnify or insure an office holder against any of the following:

     o a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;
     o    a breach of duty of care committed intentionally or recklessly;
     o an act or omission committed with intent to derive illegal personal benefit; or
     o    a fine levied against the office holder.

         Under the Companies Law, indemnification and insurance of office holders must be approved by our audit committee and our board of directors and, in specified circumstances, by our shareholders.

         Our articles of association allow us to indemnify and insure our office holders to the fullest extent permitted by the Companies Law. Our office holders are currently covered by a directors and officers' liability insurance policy with an aggregate claim limit of $5 million. As of the date of this offering, no claims for directors and officers' liability insurance have been filed under this policy.

         Our board of directors has resolved to indemnify and insure our office holders with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance. The applicable indemnification was limited to up to $5 million. In the opinion of the U.S. Securities and Exchange Commission, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

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
Compensation Committee

         Our board of directors established our compensation committee in July 1999. The duties of the compensation committee are to review the terms of employment of our senior management, to review and recommend to our board of directors the issuance and the allocation of options under our share option plans and to perform any other task delegated by our board of directors.

         The current members of our compensation committee are Oded Bashan, Shulamith Shiffer and Raanan Ellran.

Audit Committee

         Our board of directors established our audit committee in July 1999. The Companies Law requires public companies to appoint an audit committee consisting of at least three directors, including all the external directors. The responsibilities of the audit committee include identifying irregularities in the management of the company's business in consultation with the company's independent accountants and the internal auditor and suggesting appropriate responses. The audit committee's responsibilities also include approving related party transactions as required by law. Neither the chairman of the board of directors, nor any director employed by or otherwise providing services on a regular basis to the company, a controlling shareholder, or relative of a controlling shareholder may be a member of the audit committee. The audit committee may not approve an action or a transaction with a controlling shareholder, or with an office holder, unless at least two external directors are serving on the audit committee at the time of the approval, one of whom is present at the meeting at which the approval is granted. In addition, pursuant to the listing requirements of the Nasdaq Small Cap Market, we are required to maintain an audit committee including at least three independent directors. In accordance with the provisions of the Sarbanes-Oxley Act, our Audit Committee is required to pre-approve all audit and permitted non-audit services provided by our external auditors.

         The current members of our audit committee are Shulamith Shiffer, Raanan Ellran, Felix Goedhart, Liora Katzenstein and Eliezer Manor, all of which are "independent directors." Ra'anan Elran is the Audit Committee's "financial expert."

Internal Auditor

         Under the Companies Law, the board of directors must appoint an internal auditor that is recommended by the audit committee. The role of the internal auditor is to examine, among other things, whether the company's actions comply with the law and orderly business procedure. Under the Companies Law, the internal auditor may not be an office holder or an interested party, as defined below, or a relative of an office holder or an interested party, and he or she may not be the company's independent accountant or the independent accountant's representative. The Companies Law defines an "interested party" as a holder of 5% or more of the issued shares or voting rights of a company, a person or entity who has the right to designate at least one director or the general manager of the company, and a person who serves as a director or general manager. In August 2000, our audit committee recommended and our board of directors appointed Brightman Almagor & Co., the Israeli practice of Deloitte & Touche LLP, as our internal auditors.

Fiduciary Duties; Approval of Certain Transactions

         The Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder's fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the degree of care with which a reasonable office holder in the same position would act under the same circumstances. The duty of care includes using reasonable means to obtain information as to the advisability of a given action submitted for his or her approval or performed by virtue of his or her position, as well as all other information pertaining to such actions.

         The duty of loyalty requires an office holder to act in good faith and for the benefit of the company, and includes avoiding any conflict of interest between the office holder's other positions or personal affairs and the performance of his or her position in the company, avoiding any competition with

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
the company, avoiding exploiting any business opportunity of the company in order to receive a personal benefit for himself or herself or others, and revealing to the company any information or documents relating to the company's affairs which come into the office holder's possession as a result of his or her position as an office holder.

         The Companies Law further requires that an office holder disclose to the company any personal interest that he or she may have and all related material information known to him or her in connection with any existing or proposed transaction by the company. The disclosure must be made promptly and in no event later than the board of directors meeting at which the transaction is first discussed. In addition, if the transaction is an extraordinary transaction, as defined below, the office holder must also disclose any personal interest held by the office holder's spouse, siblings, parents, grandparents, descendants, spouse's descendants and the spouses of any of the foregoing and by any corporation in which the office holder is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint the general manager or at least one director. The Companies Law defines an "extraordinary transaction" as a transaction that is not in the ordinary course of business, that is not on market terms, or that is likely to have a material impact on a company's profitability, assets or liabilities. In the case of a transaction between the company and an office holder, or a third party in which an office holder has a personal interest, but that is not an extraordinary transaction and is not adverse to the company's interest, once the office holder complies with the above disclosure requirements only board approval is required unless the articles of association of the company provide otherwise. In the case of an extraordinary transaction between the company and an office holder, or a third party in which an office holder has a personal interest, in addition to any approval required by the articles of association, the transaction must be approved first by the audit committee, then by the board of directors and, in certain cases, by the shareholders. A director who has a personal interest in a matter that is considered at a meeting of the board of directors or the audit committee may in general not be present at this meeting or vote on this matter. If a majority of the directors have a personal interest in an extraordinary transaction, these directors are permitted to be present and vote on the transaction, but shareholder approval is also required.

         Under the Companies Law, all arrangements as to compensation of office holders who are not directors require approval by the board of directors, and undertakings to indemnify or insure an office holder who is not a director require both board and audit committee approval. In general, arrangements regarding the compensation, indemnification and insurance of directors require audit committee and shareholder approval in addition to board approval.

         The Companies Law applies the same disclosure requirements to a controlling party of a public company that it applies, as described above, to an office holder. For these purposes a "controlling party" is any person possessing the ability to direct the activities of the company, including a shareholder which holds 25% or more of the voting rights of the company if no other shareholder owns more than 50% of the voting rights in the company, but excluding a person whose power is derived solely from his or her position on the board of directors or from another position with the company. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be joint shareholders. Extraordinary transactions with a controlling party or in which a controlling party has a personal interest, and the engagement and terms of compensation of a controlling party as an office holder, require the approval of the audit committee, the board of directors and the shareholders. Shareholder approval must be by a majority of shares voted at the meeting, including at least one-third of the shares of the disinterested shareholders who are present, in person or by proxy, at the meeting, or, alternatively, the total shareholdings of the disinterested shareholders who vote against the transaction must not represent more than 1% of the aggregate voting rights in the company.

         Under the Companies Law, a shareholder has a duty to refrain from abusing his or her power in the company and to act in good faith in exercising its rights and performing its obligations to the company and other shareholders, including, among other things, voting at a general meeting of shareholders on the following matters:

     o    an amendment to the articles of association;
     o    an increase in the company's authorized share capital;
     o    a merger; and
     o    approval  of  a  related-party   transaction   requiring   shareholder
          approval.

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
         In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under a company's articles of association, can appoint or prevent the appointment of an office holder, is under a duty to act with fairness towards the company. The Companies Law does not describe the substance of this duty.

         For information concerning the direct and indirect personal interests of some of our office holders and principal shareholders in transactions with us, see "Related Party Transactions."

Compensation Committee Interlocks and Insider Participation

         Other than Oded Bashan, who serves as a member of our compensation committee, none of the members of our compensation committee or audit committee is currently, or has ever been at any time since our formation, an officer or employee of our company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee.

Executive Compensation

         The aggregate compensation paid by us and our subsidiaries to our executive directors and executive officers listed above under "Management," in year ended December 31, 2002 was $759,000. This amount includes approximately $265,000 set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include business travel, relocation, professional and business association dues and expenses reimbursed to officers, and other benefits commonly reimbursed or paid by companies in Israel.

         Non-executive directors are reimbursed for their expenses for each board meeting attended and in addition receive compensation for their service on the board. Our executive directors do not receive compensation for their service on the board of directors or any committee of the board of directors. The aggregate amount paid by us and our subsidiaries to our non-executive directors listed above under "Management," in the year ended December 31, 2002 was $31,400.

         See "Principal Shareholders" for information on beneficial ownership of our shares by our directors and executive officers. We have no outstanding loans to any of our directors or executive officers.

Employment Agreements

         We maintain written employment and related agreements with all of our office holders. These agreements provide for monthly salaries and contributions by us to executive insurance and vocational studies funds. The employment agreements of certain of our office holders further provide that we may give the employee an annual bonus in accordance with targets to be determined by the compensation committee by December 31 of each calendar year in respect of the following year. In determining the amount of the bonus, the compensation committee must relate it to our revenues or profits, as applicable to the employee. The Company approved bonus plan principles for the Company's senior management on a shareholders' general meeting held on January 24, 2003. The Company approved a bonus plan principals for the Company's senior management on a shareholders' general meeting held on January 24, 2003. If justifiable in light of our quarterly financial results, we may make advances on bonus payments pursuant to a resolution of our board of directors. All of our office holders' employment and related agreements contain provisions regarding noncompetition, confidentiality of information and assignment of inventions. The enforceability of covenants not to compete in Israel is unclear.

         Agreement with Oded Bashan. The employment agreement of Oded Bashan, dated July 1, 1999, provides for a five-year term ending on June 30, 2004, which is to be extended automatically (without limitation)unless terminated as described below. Mr. Bashan may terminate his employment, and we may terminate his employment for reasonable and justifiable cause, in either case on six months' notice. In the event of termination, Mr. Bashan is entitled to receive severance pay equal to twice the statutory rate of one month's current salary multiplied by the number of years of employment calculated as of July 1,

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
1999. In the event we terminate his employment prior to June 30, 2004, unless the termination occurred as a result of circumstances depriving him of the right to severance pay at law or as a result of a breach of fiduciary duty or a material breach of confidentiality or noncompetition undertakings, we are required to continue paying Mr. Bashan a monthly salary, including benefits but excluding bonuses, until June 30, 2004, and in any event, for a period that shall not be less than six months following the notice period described above. In addition to the salary, contributions and bonus described above, Mr. Bashan was entitled under his contract of employment to an additional bonus of $15,000 for every one percent increase in our average share price quoted for the last two months of any year over the average share price quoted for the last two months of the preceding year. This arrangement was terminated in consideration for a one-time award to Mr. Bashan of an option to purchase 25,000 of our shares at an exercise price of (euro)60.00 per share.

         Agreement with Ronnie Gilboa. The employment agreement of Ronnie Gilboa, dated July 1, 1999, provides for a five-year term ending on June 30, 2004, which is to be extended automatically (without limitation) unless terminated as described below. Mr. Gilboa may terminate his employment, and we may terminate his employment for reasonable and justifiable cause, in either case on six months' notice. In the event of termination, Mr. Gilboa is entitled to receive severance pay equal to twice the statutory rate of one month's current salary multiplied by the number of years of employment calculated as of July 1, 1999. In the event we terminate his employment prior to June 30, 2002, unless the termination occurred as a result of circumstances depriving him of the right to severance pay at law or as a result of a breach of fiduciary duty or a material breach of confidentiality or noncompetition undertakings, we are required to continue paying Mr. Gilboa a monthly salary until June 30, 2002, and in any event, for a period that shall not be less than six months following the notice period described above.

         Agreement with Guy Shafran. The employment agreement of Guy Shafran, dated June 4, 2000, provides for a five-year term ending on June 3, 2005, which is to be extended automatically unless terminated as described below. Mr. Shafran may terminate his employment on three months notice, and we may terminate his employment for reasonable or justifiable cause on three months notice.

         Agreements with Moshe Aduk and Nehemya Itay. The employment agreements of Moshe Aduk and Nehemya Itay, each dated July 1, 1999, provide for a five-year term ending on June 30, 2004, which is to be extended automatically unless terminated as described below. These individuals may terminate their employment, and we may terminate their employment for reasonable and justifiable cause, in either case on six months' notice. In the event of termination, these individuals are entitled to receive severance pay equal to twice the statutory rate of one month's current salary multiplied by the number of years of employment calculated as of July 1, 1999. In the event we terminate the employment of either Mr. Aduk or Mr. Itay, unless the termination occurred as a result of circumstances depriving them of the right to severance pay at law or as a result of a breach of fiduciary duty or a material breach of his confidentiality or noncompetition undertakings, we are required to continue paying each of them a monthly salary for three months following the notice period described above.

         Agreement with Ohad Bashan. The employment agreement of Ohad Bashan with OTI America, Inc., dated August 23, 1998, provides for a two-year term which has been extended until August 22, 2002 and was further extended for three years commencing on August 24, 2002. Mr. Bashan may terminate his employment on six months notice and we may terminate his employment only for cause. In the event we terminate his employment, Mr. Bashan shall be entitled to four months adjustment with full terms and benefits. In addition to his monthly salary, as long as Mr. Bashan serves in the U.S., he shall be entitled to receive a special annual bonus of 1% of the OTI America Inc. operating profit. In addition, Mr. Bashan is further entitled to receive for each 12-month period of his employment an option to purchase 20,000 of our ordinary shares, 10,000 of them at an exercise price of $6.5 per share and the remaining 10,000 at an exercise price of NIS 0.1 per share, which will vest at the termination of that 12-month period.

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
Share Option Plans

         The following is a description of the share option plans that we and our subsidiaries maintain. In addition to the discussion below, please see Note 14B and 14C to our consolidated financial statements included elsewhere in this prospectus. Under Israeli law, except for issuances of options to directors, or their families, share option plans and revisions to these plans are not subject to shareholder approval.

2001 Share Option Plan

         We established our 2001 Share Option Plan in February 2001. The plan provides for the grant of options to our employees, directors and consultants, and those of our subsidiaries and affiliates. Upon establishment of the plan, we reserved 75,000 ordinary shares for issuance. On February 26, 2002, on July 12, 2002, on March 28, 2003, on July 16, 2003 and on September 2, 2003, our board of directors adopted certain resolutions with regard to the 2001 Share Option Plan that increased the number of available options under the plan by a total of 2,175,000 so that the aggregate number of options available under the plan is now 2,250,000. The increase of the number of available options under the plan pursuant to the Board of Directors resolutions dated March 28, 2003, July 16, 2003 and September 2, 2003 are subject to either company's shareholders approval or exemption granted pursuant to Nasdaq Market Place Rules that such approval is not required. The company has applied for exemption in connection with the increases approved by the Board of Directors on March 28, 2003 and July 16, 2003. Under this plan, as of the date of this prospectus, we have granted 2,355,528 options, of which 502,900 were granted to non-employees and directors, 873,997 options had been exercised and 1,415,167 are outstanding of which 744,547 are vested and exercisable. Of the options that are outstanding, 942,350 are held by our directors and officers listed under "Management", and have weighted average exercise price of $6.20.

         On February 26, 2002, our board of directors resolved to approve a grant by which, inter alia, we may pay, during a 12-month period, the salaries of certain of its employees who agree to participate in the grant, by way of grant of options. All such options are to be held by a trustee, for the benefit of each such employee. At the direction of and in accordance with instructions given by an employee who has received options, the trustee shall exercise such options and sell the shares issued upon such exercise. The proceeds mentioned above will be released on a monthly basis by the trustee (net of deductions required by law) to the maximum extent necessary for payment of such monthly salary to such employee. We undertook to pay from our own sources any and all differences between the relevant monthly salary and such proceeds. On March 28, 2003, our board of directors approved the extension of the arrangement for an additional period of six months commencing May 2003. The principal purpose of this arrangement is to enable us to use our available cash for other proper corporate purposes, including payment of sales expenses and research and development costs.

         Our 2001 Share Option Plan is administered by our compensation committee which makes recommendations to our board of directors regarding the grantees of options and the terms of the grant, including exercise prices, grant dates, vesting schedules, acceleration of vesting and forfeiture. Under the Companies Law the allocation of options is solely within the authority of our board of directors. Under the plan, the terms and conditions of options are set forth in individual option agreements with the grantee.

         Under the plan, if the employment of a grantee is terminated for cause, all of his or her options expire immediately. A grantee whose employment is terminated without cause may exercise his or her vested options within three months of termination. If the termination is due to the death or disability of the grantee, the options may be exercised within 18 months of the date of termination in the case of death and 12 months in the case of disability.

         In accordance with the terms and conditions imposed by Section 102 of the Israel Income Tax Ordinance, grantees that receive options under the 2001 Share Option Plan (excluding grantees who previously received options that were incorporated upon the commencement of Amendment No. 132 of the Income Tax ordinance (the "Tax Reform") that was approved on July 24, 2002 and became effective on January 1, 2003, and those who are not employees or office holders and those who are controlling shareholders of the Company) are afforded certain tax benefits. We elected the benefits available under the "capital gains" alternative. There are various conditions that must be met in order to qualify for these benefits, including registration of the options in the name of a trustee (the "Trustee") for each of the

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
employees who is granted options. Each option, and any ordinary shares acquired upon the exercise of the option, must be held by the Trustee for a period commencing on the date of grant and ending no earlier than 24 months after the end of the tax year in which the option was granted and deposited in trust with the Trustee. In the capital gains track a company may not recognize expenses pertaining to the options for tax purposes. We also granted our employees options pursuant to Section 102(c) of the Ordinance that are not held in trust by a trustee, which while enabling the immediate exercising and selling of options granted under the 2001 Share Option Plan, will be subject to the marginal tax rate up to 50% plus payments to the National Insurance Institute and health tax on the date of the sale of the shares or options. As of January 1, 2003, Section 3(i) of the Ordinance was partially replaced by Section 102(c) and no longer applies to allocations of options to employees (including directors and office holders). Section 3(i) still applies and imposes taxes on those who are not employees (such as consultants and service providers) and to employees who are considered "controlling shareholders."

1995 Share Option Plan

         We established our 1995 Share Option Plan in December 1995. The plan provides for the grant of options to our employees. Our 1995 Share Option Plan has been superseded by our 2001 Share Option Plan and we have ceased to grant options under our 1995 Share Option Plan. On July 12, 2002 our board of directors adopted certain resolutions with regard to the 1995 Share Option Plan that increased the number of available options under the plan by 30,300 so that the aggregate number of options available under this plan is 130,300. Under this plan, as of the date of this prospectus, options to purchase 49,006 shares had been exercised and 40,800 were outstanding of which 36,440 are vested and exercisable. Of the options that are outstanding, 30,000 are held by our directors and officers listed under "Management," and have a weighted average exercise price of $66.20.

         Generally, options issued under the plan vest over a period of three to five years in equal annual installments commencing immediately following the grant date. Under the plan, if the employment of a grantee is terminated for cause, all of his or her options expire immediately. Generally, a grantee whose employment is terminated without cause after a trial period of no less than six months may exercise his or her vested options. If the termination is due to the death of the grantee, the options may be exercised within twelve months of the date of termination. In the event of disability or retirement of the grantee, the compensation committee determines the treatment of options held by the grantee.

         Our 1995 Share Option Plan is subject to the same provisions of the Israeli Income Tax Ordinance as our 2001 Share Option Plan.

2001 Employee Share Purchase Plan

         In June 2001, we approved the establishment of an employee share purchase plan. No shares have been issued under the plan. Under the plan, we have reserved 67,500 ordinary shares for purchase by our employees and those of our subsidiaries who have been employed for at least six months. Eligible employees may purchase our ordinary shares at 85% of the lesser of the fair market value of our ordinary shares of the first day of the applicable offering period or the first day of the applicable offering period. As of the date of this prospectus, 67,500 ordinary shares are available for grant under the 2001 employee share purchase plan.

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
                           RELATED PARTY TRANSACTIONS

         Our policy is to enter into transactions with related parties on terms that are on the whole no less favorable than those that would be available from unaffiliated parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described below met this policy standard at the time they occurred.

Agreement with HolyTech Ltd.

         In January 1996, we entered into an agreement with HolyTech Ltd., a company owned by Varda Bashan, Ora Gilboa and certain other of our shareholders, which formalized an arrangement that had existed since 1992. Varda Bashan is the spouse of Oded Bashan, our co-founder and chairman of our board of directors, and Ora Gilboa is the spouse of Ronnie Gilboa, our co-founder and a director. Under the agreement, HolyTech provides us with management and engineering services as needed. Mrs. Bashan provides administration services, Mrs. Gilboa provides sales operation services and a number of other shareholders of HolyTech, who are also our employees, provide engineering and warehouse services. HolyTech has no activities other than the provision of these services to us. The cost of these services is intended to equal the cost of these services if performed by unrelated parties. The aggregate consideration for the services that HolyTech provided to us was $191,714 in 2000, $157,401 in 2001, $101,143 in 2002 and $49,402 for the six months ended June, 30 2003. On August 25, 2000, our audit committee reviewed and reapproved the terms of this agreement.

Agreements with Directors and Officers

         We have entered into employment agreements with all of our officers. In addition, we have granted options to purchase our ordinary shares to our officers and directors. On January 31, 2003 the shareholders of OTI approved a bonus plan for our senior management and on July 11, 2003 our general meeting approved a plan to issue options to our non-executive directors.


Agreement Relating to Insurance Services


         We have been receiving insurance agency services from a family member of one of our officers. On August 22, 2003, our board of directors ratified and approved such engagement in accordance with the applicable Israeli Companies Law provisions.


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                              CERTAIN TRANSACTIONS

Acquisition of City Smart

         On December 29, 1999, we entered into an agreement to acquire all of the shares of City Smart Ltd. in exchange for 6,686 of our ordinary shares. The closing price of our ordinary shares on this date was (euro)68.50 per share (equivalent to $68.80 per share). Wong Ching Shan and City Smart (Australia) PTY Ltd. owned all of the shares of City Smart. The acquisition was completed on December 30, 1999. Under the acquisition agreement, Wong Ching Shan and City Smart (Australia) PTY Ltd. agreed not to develop, promote or sell, competing or similar products to our products or City Smart's products for a period of ten years from the date of the agreement without our and City Smart's prior approval. Wong Ching Shan and City Smart (Australia) PTY Ltd. have undertaken to indemnify us in respect of losses that we incur as a result of undisclosed liabilities associated with City Smart.

Acquisition of the SoftChip Group

         On January 28, 2000, we acquired from Michael and Yael Cohen all of the shares of SoftChip Israel Ltd. and SoftChip Technologies (3000) Ltd., referred to here as the Softchip group, in exchange for 12,119 of our ordinary shares. The closing price of our ordinary shares on this date was (euro)103.30 per share (equivalent to $100.90 per share). It was agreed that Michael Cohen would continue as chief executive officer of SoftChip Technologies (3000) Ltd.
pursuant to an employment agreement with a six year term. Michael Cohen's employment agreement was terminated on March 31, 2003 and instead we have hired Michael Cohen's to provide services as a consultant. We also granted Michael Cohen options to purchase 10,000 of our ordinary shares at an exercise price of $30.00 per share. These options vest in five equal instalments commencing on February 1, 2001.

         Under the share purchase agreement, Michael and Yael Cohen agreed not to develop, promote or sell competing or similar products to our products or the SoftChip group's products for a period of two years after the termination of his employment with Softchip, without our or the SoftChip companies' prior approval.

Establishment of Joint Venture with Cheung Kong Infrastructure

         On February 2, 2000, we entered into a shareholders agreement with Ocean Wonder Limited, an indirect wholly-owned subsidiary of Cheung Kong Infrastructure Ltd., or CKI, to establish e-Smart System Inc., a joint venture in Hong Kong owned 50% by us and 50% by CKI. In exchange for its interest in the venture, CKI contributed $3.6 million in cash. We contributed $3.1 million in cash and undertook to contribute an additional $500,000 on February 2, 2001. In January 2001, e-Smart exercised an option that we had granted to it to acquire the assets of our subsidiary, City Smart Ltd., in lieu of the additional $500,000 we had undertaken to contribute to e-Smart. We have agreed to indemnify e-Smart and CKI against any losses they incur in connection with City Smart as a result of any event occurring prior to February 2, 2000 or arising out of any City Smart customer contract entered into prior to the exercise of the option, provided we are notified of the claim prior to February 2, 2002. We have received no notice of any claim under the indemnification.

         Under the shareholders agreement, the board of directors of e-Smart has six members, three of whom are appointed by us and three by CKI. Each party will appoint one less director for each 20% of e-Smart's share capital that it transfers to an unaffiliated third party. The chairman of the board of directors is nominated by CKI and the deputy chairman by us.

     o For so long as CKI retains at least a 50% interest in e-Smart, the chairman of the board has a tie-breaking vote with respect to approval or alteration of the annual business plan, any borrowings, giving of guarantees or indemnities or creation of encumbrances over e-Smart assets or property, and taking any actions that deviate from the annual business plan or that is or may be detrimental to the interests of CKI.
     o For so long as we retain at least a 50% interest in e-Smart, the deputy chairman has a right of veto with respect to use by e-Smart of any smart card technology other than our technology or

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
          technology similar to ours, provided that we can timely (1) provide such other smart card technology to e-Smart, or (2) obtain such other smart card technology for e-Smart at direct cost price plus a mark-up of between 7.5% plus a $0.10 per product handling cost, and 9.5%.

       Subject to e-Smart's cash flow or unless otherwise decided by its board of directors, a minimum of 50% of e-Smart's net profits after taxes are to be distributed to its shareholders each year. The following payments are to be paid prior to any distribution of profits:

     o In the event that e-Smart's annual gross profits exceed $750,000, CKI is entitled to receive a yearly management fee equal to 20% of e-Smart's gross annual profit until it has received an aggregate amount equal to $5,050,000.
     o In consideration for granting distribution and other rights with respect to our products, we received $1,550,000 at the end of the first and second quarters of 2000 and received $170,000 at the end of 2001 and 2002, and are entitled to receive $160,000 at the end of 2003.

         In order to fund the operations of e-Smart, CKI has undertaken to provide, or procure from a third party, a $4.0 million line of credit. We have agreed to guarantee up to $2.0 million of any borrowings under this line of credit if requested to do so.

         Effective June 22, 2002, the shareholders agreement between the shareholders of e-Smart was amended, to give effect, among other things, to the following provisions: Transfer by e-Smart of all contacts and business contacts outside the territories of China, Hong Kong, Macau and Taiwan ("Greater China"); to OTI, so that the territory in which e-Smart will act as OTI's exclusive agent will be restricted to Greater China; and restricting e-Smart for a period of 12 months from engaging in any business with these terminated or transferred contracts. In addition, the parties agreed that as of the date of the amendment, the president and the CEO of e-Smart will be appointed by Ocean Wonder Limited and that e-Smart shall pay to OTI, within 7 days from the date of the amendment the amount of $165,000 for settling e-Smart's payments to OTI in connection with the distribution rights granted to e-Smart under the shareholders agreement.

Acquisition of the InterCard Group

         On June 15, 2000, we acquired 51% of the nominal share capital of InterCard GmbH Kartensysteme and InterCard GmbH Systemelectronic, referred to here as the InterCard group, with an option to acquire the remaining 49%. We paid DM 5 million in consideration for these shares in the InterCard group in five equal monthly installments of our ordinary shares valued at DM 1 million each at the time of transfer. The number of shares transferred in these installments was determined by the average closing price of our shares on the Neuer Markt of the Frankfurt Stock Exchange on the three trading days prior to the date of the particular installment. The number of shares transferred in the fifth installment were determined by subtracting from DM 5 million the aggregate value of the previous four installments based on the average closing price on the twenty days immediately following the date of the particular installment. The total number of shares transferred was subject to adjustment by a sixth installment such that the total number of shares transferred in each installment multiplied by the average closing price for the twenty days immediately following each installment, equals DM 5 million. Pursuant to this transaction, in June 2000, we issued an aggregate of 39,317 ordinary shares which were held in escrow for the purpose of these transfers. In consideration for the transfer of 51% of the nominal share capital of the InterCard group, as of December 19, 2000, we had transferred an aggregate of 29,742 ordinary shares to the sellers.

         In January 2001, we completed our acquisition of the InterCard group following the exercise of an option by the shareholders of the InterCard group requiring us to purchase all of their remaining shares in consideration for DM 7 million payable in seven monthly installments of our ordinary shares valued at DM 1 million each at the time of transfer. The number of shares transferred in these installments was determined by the average closing price of our shares on the Neuer Markt of the Frankfurt Stock Exchange on the three trading days prior to the date of the particular installment. The number of shares transferred in the seventh installment were determined by subtracting from DM 7 million the aggregate value of the previous six installments based on the average closing price on the twenty days immediately following the date of the particular installment. The total number of shares transferred was subject to adjustment by a eighth installment such that the total number of shares transferred in each installment multiplied by the average closing price for the twenty days immediately following each installment, equals DM 7 million. Pursuant to this transaction, in January 2001, we issued 78,500 ordinary shares which were held in escrow (an aggregate of 88,075 ordinary shares) for the purpose of these transfers. To date, all shares held in escrow have been released to the sellers. Instead of issuing additional shares, we restructured our payment obligations to the sellers. A payment of Euro 216,105 (approximately $198,000) was paid on October 4, 2001. The balance of Euro 648,360 (approximately $595,000) was granted to us as a loan from the sellers and is payable in 36 monthly installments of Euro 19,724 which includes interest on the outstanding principal at the rate of 6% per annum. On May 25, 2003 we again restructured our payment obligation to the sellers and the balance of the debt to the sellers was paid on June 15, 2003 by way of issuance of 135,485 fully vested options with an exercise price of NIS 0.1 per share. As of the date of this prospectus, we completed all our obligations to the sellers.

                             BACKGROUND INFORMATION

Establishment

         We were incorporated under the laws of the State of Israel on February 15, 1990, under the name of De-Bug Innovations Ltd., with unlimited duration. We are registered with the Israeli registrar of companies in Jerusalem. Our founders were Oded Bashan and Ronnie Gilboa and our registration number is 52-004286-2. Our name was changed to On Track Innovations Ltd. on July 8, 1991. Our objectives under our memorandum of association are to engage in any activity related to innovation and inventions in the fields of science and technology.

Authorized Share Capital

         The following table sets out changes in our authorized share capital occurring during the last three years:
                                                      State of Authorized
Date              Nature of Action                    Share Capital
----              ----------------                    -------------

March 11, 2001    Increase in share capital           NIS 500,000 divided into
                                                      50,000,000 ordinary shares
                                                      of nominal value NIS 0.01.

June 17, 2002     Consolidation of share capital      NIS 500,000 divided into
                                                      5,000,000 ordinary shares
                                                      of nominal value NIS 0.1.


Issued Share Capital

         The following table sets out changes in our issued share capital occurring during the last three years:

                                                                            Allotment of  Total Ordinary
                                                                              Ordinary        Shares
         Date                      Description of Transaction                  Shares      Outstanding
         ----                      --------------------------                  ------      -----------

January 27, 2000      Allocation to Michel Cohen and Yael Cohen in             12,119
                      consideration for the transfer to us of the entire
                      issued and outstanding capital of Softchip Israel
                      Ltd.
                      and Softchip (Technologies) 3000 Ltd.

June 1, 2000          Allocation to a trustee in connection with our           39,317
                      acquisition of 51% of the issued share capital of
                      the
                      InterCard group and with the put and call options
                      with respect to the group remaining 49% of the
                      issued share capital of the InterCard group.

For the year ended
December 31, 2000     Exercise of options                                      12,013

As of  December 31,
2000                                                                                        1,499,769

January 3, 2001       Allocation to a trustee in connection with our           78,500
                      exercise of put option with respect to the remaining
                      49% of the issued share capital of the InterCard
                      group.

For the year ended
December 31, 2001     Exercise of options                                      1,467

                                                                            Allotment of  Total Ordinary
                                                                              Ordinary        Shares
         Date                      Description of Transaction                  Shares      Outstanding
         ----                      --------------------------                  ------      -----------
As of December 31,
2001                                                                                        1,589,311


For the year ended
December 31, 2002     Exercise of options                                     227,845

As of  December 31,
2002                                                                                        1,817,156

For the Six months
ended June 30, 2003   Exercise of options and warrants                        482,544

As of  June 30, 2003                                                                        2,299,700

June 26, 2003         Allocation to Goldstrand Investment Inc. in
                      consideration of a private placement of $137,500.
                      (1)(2)                                                   50,000

June 26, 2003         Allocation    to    Herald    Investment    PLC   in    181,818
                      consideration of a private placement of $500,000.

For the date of this
prospectus            Exercise of options and warrants                        190,208

As of the date of
this prospectus                                                                             2,721,726

(1) An amount of additional 100,000 ordinary shares shall be issued upon payment of $275,000 and effectiveness of the registration statement of which this prospectus forms a part.
(2) Goldstrand Investment Inc. has granted an irrevocable proxy to Oded Bashan, our Chairman, Chief Executive Officer and President, to vote in his discretion all of the ordinary shares issued to Goldstrand Investment Inc. in the Private Placements.

The above table does not include issuance of warrants to purchase our ordinary shares or notes convertible into our ordinary shares. See "Management Discussion and Analysis of Financial Condition and Results of operations-Overview" for a description of additional recent and pending transactions that could impact our issued share capital in the near future.

                             PRINCIPAL SHAREHOLDERS

         The  following  table  provides  summary   information   regarding  the
beneficial ownership by the following persons of our outstanding ordinary shares as of September 8, 2003:

     o each person or entity known to beneficially own more than 5% of our ordinary shares;
     o    each of our directors individually;
     o    each of our executive officers individually; and
     o    all of our executive officers and directors as a group.

         Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. To our knowledge and except as indicated by footnote, each person identified in the table below possesses sole voting and investment power with respect to all ordinary shares held by them.

         The table also includes the number of shares underlying options that are exercisable within 60 days of the date of this prospectus. Ordinary shares subject to these options are deemed to be outstanding for the purpose of computing the ownership percentage of the person holding these options, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person. The table reflects 2,721,726 ordinary shares outstanding as of September 8, 2003. Unless otherwise indicated below, the address of each director, executive officer or listed shareholder is care of On Track Innovations Ltd., Z.H.R. Industrial Zone, P.O. Box 32, Rosh Pina, Israel 12000.


                                                     Shares beneficially owned
Name of beneficial owner                                Number          Percent
------------------------                                ------          -------
Oded Bashan (1)..................................        606,243        18.75%
Ronnie Gilboa (2)................................        138,060        5.01
Guy Shafran (3)..................................         48,400        1.75
Moshe Aduk (4)...................................         46,373        1.69
Nehemya Itay (5).................................         81,380        2.96
Ohad Bashan (6)..................................         79,345        2.85
Shulamith Shiffer (7)............................          1,200        ***
Felix Goedhart (8)...............................         11,200        ***
Raanan Ellran (9)................................          1,200        ***
Eliezer Manor....................................              0        ***
Liora Katzenstein................................              0        ***
All executive officers and directors as a group..      1,013,401        33.01
Goldstrand Investment Inc. (10)..................        250,000        9.19
Herald Investment PLC (11).......................        272,272        10.02
---------------
*** Less than 1%

(1) Includes 23,000 ordinary shares held by Oded Bashan Shares Ltd., 23,000 ordinary shares held by Oded Bashan Securities Ltd. and 24,000 ordinary shares held by Oded Bashan Assets Ltd., all of which are wholly-owned by Mr. Bashan. Also includes 4,000 ordinary shares held by Oded Bashan Holdings Ltd., which is wholly-owned by Mr. Bashan's wife. Mr. Bashan disclaims beneficial ownership of the shares held by Oded Bashan Holdings Ltd. The remaining 21,368 ordinary shares are held directly by Mr. Bashan. Also includes options to purchase 461,875 ordinary shares (of which 80,000 are still subject to the Company's shareholders'
         approval) and options held by Mr. Bashan's wife to purchase 4,000 ordinary shares. Mr. Bashan disclaims beneficial ownership of the options held by his wife. Includes 250,000 shares as to which Mr. Bashan has voting power pursuant to irrevocable proxy granted in connection with the Private Placements of Goldstrand Investment Inc. Mr. Bashan does not have the power to dispose of such 250,000 shares.

(2) Includes 25,000 ordinary shares held by Ronnie Gilboa Securities Ltd., 20,000 ordinary shares held by Ronnie Gilboa Shares Ltd. and 25,000 ordinary shares held by Ronnie Gilboa Assets Ltd., all of which are wholly-owned by Mr. Gilboa. The remaining 33,060 ordinary shares are held directly by Mr. Gilboa. Also includes options to purchase 31,000 ordinary shares (of which 6,000 are still subject to the Company's shareholders' approval) and options held by Mr. Gilboa's wife to purchase 4,000 ordinary shares. Mr. Gilboa disclaims beneficial ownership of the options held by his wife.

(3) Consists of options held by Mr. Shafran to purchase 48,400 ordinary shares.

(4) Includes 10,000 ordinary shares held by Moshe Aduk Assets Ltd., which is wholly-owned by Mr. Aduk, and 14,248 ordinary shares and options to purchase 22,125 ordinary shares held directly by Mr. Aduk.

(5) Consists of 20,000 ordinary shares held by Likuy Meorot Ltd., 15,000 ordinary shares held by Josphid Ltd., 15,000 ordinary shares held by Likuy Chama Ltd., and 255 ordinary shares held by Toussia-Cohen Company for Trust Holding Ltd. These companies are owned by Adv. Toussia- Cohen in trust for Mr. Itay. An additional 4,000 ordinary shares are held by j.o.g.o.f Ltd., which is wholly owned by Mr. Itay and options to purchase 27,125 ordinary shares are held directly by Mr. Itay.

(6) Consists of 18,220 ordinary shares and options to purchase 61,125 ordinary shares (of which 20,000 are still subject to the Company's shareholders' approval). Mr. Bashan's address is c/o OTI America, Inc., 1601 South De Anza Blvd., Suite 201, Cupertino, California.

(7) Consists of options held by Ms. Shiffer to purchase 1,200 ordinary shares.

(8) Consist of options held by Mr. Goedhart to purchase 11,200 ordinary shares. Mr. Goedhart's address is c/o pre-IPO AG, Am Sandtorkai 75, Hamburg 20457.

(9) Consists of options held by Mr. Ellran to purchase 1,200 ordinary shares.

(10) Consists of 100,000 ordinary shares and warrants to purchase 50,000 ordinary shares held by Goldstrand Investment Inc. Also includes 50,000 ordinary shares and 50,000 ordinary shares underlying warrants to be issued to Goldstrand Investment Inc. upon payment of $275,000 and the effectiveness of the registration statement of which this prospectus forms a part. The address of Goldstrand Investment Inc. is 1040 1st Avenue, #190, New York, NY 10022.

(11) Consists of 181,818 ordinary shares and warrants to purchase 90,909 ordinary shares held by Herald Investment PLC. The address of Herald Investment PLC is 12 Charterhouse Square London ECIM 6AX.

                            RECENT PRIVATE ISSUANCES

         In July 2003, we completed two private placements (the "Private Placements") of our ordinary shares, raising an aggregate amount of $912,500, of which $637,500 has already been received and the balance of $275,000 will be received upon the effectiveness of the registration statement of which this prospectus forms a part.

         In connection with the Private Placements, we issued 181,818 ordinary shares to a U.K. based fund, Herald Investment PLC, and 50,000 ordinary shares to a U.S. based fund, Goldstrand Investment Inc., at a price of $2.75 per share for a total investment of $637,500. In addition, Herald Investment PLC received warrants to purchase 90,909 ordinary shares with an exercise price of $3.85 per share and Goldstrand Investment received warrants to purchase 50,000 ordinary shares with an exercise price of $5.75 per share. Upon the effectiveness of the registration statement of which this prospectus forms a part, we shall issue an additional 100,000 ordinary shares at a price of $2.75 per share, for an additional amount of $275,000 and an additional warrant to purchase 50,000 ordinary shares with an exercise price of $5.75 per share to Goldstrand Investment. These warrants are exercisable upon issuance.

         We are obligated to pay, in respect of the above, a finders fee in cash equivalent to 10% of the amount raised by us and in addition to issue warrants to purchase 28,182 ordinary shares at an exercise price equal to the price of the warrants issued to the investors in accordance with the above two Private Placement.

         On September 8, 2003, we entered into an agreement to issue in a private placement (the "Note Offering") Convertible Promissory Notes (the "4% Notes") in the principal amount of $999,000, bearing 4% interest per annum, to Platinum Partners Value Arbitrage Fund, Platinum Global Macro Fund, West End Convertibles Fund L.P., WEC Partners LLC and Michael H. Weiss (the "Lenders"). In addition, the Company agreed to issue warrants with a five-year term to purchase 179,370 of our ordinary shares to the Lenders (the "Note Warrants"). The 4% Notes will automatically convert into ordinary shares of the Company, and the Note Warrants will become exercisable, upon the shareholders' approval of the Note Offering, if necessary, and other approvals required under applicable law for the conversion of the 4% Notes and the exercisability of the Note Warrants. The conversion price for the 4% Notes is one ordinary share for every $2.75 of indebtedness at the time of conversion and the exercise price for the Note Warrants is $5.75 per share. If, however, such requisite approvals shall not have been obtained by May 8, 2004, the 4% Notes shall be immediately due and payable in cash and the Note Warrants will expire. Concurrently with the issuance of the 4% Notes and the Note Warrants, the Company will issue to the holders of the 4% Notes additional warrants (the "Additional Warrants") to purchase 470,117 of our ordinary shares. In the event that the requisite approvals for the Note Offering shall not have be obtained by May 8, 2004, the Additional Warrants shall become immediately exercisable for a three-year period, with an exercise price of $4.25 per share. If the requisite approvals have been obtained, the Additional Warrants shall expire. The consummation of the Note Offering is subject to Nasdaq approval and other customary closing conditions, which we cannot assure you will occur.

         In the private placement with Goldstrand Investment Inc. and the Note Offering between the Company and the Lenders, Goldstrand Investment Inc. and the Lenders granted or will grant, as the case may be, an irrevocable proxy to Oded Bashan, our Chairman, Chief Executive Officer and President, to vote in his discretion all of the ordinary shares issued or to be issued to such Goldstrand Investment Inc. and the Lenders, at all meetings of our shareholders until such ordinary shares are sold to an unaffiliated third party.

                              SELLING SHAREHOLDERS

         We understand that the selling shareholders (or the registered holders) named below may elect to sell the ordinary shares held by them as listed below as of the date of this prospectus. None of the selling shareholders is a director, officer, consultant or, to our knowledge, holder of 10% or more of our shares, except as indicated below. The information provided in the table below with respect to each selling shareholder has been obtained from that selling shareholder. The numbers set forth below include certain unexercised options held by the selling shareholders. Because the selling shareholders may sell all, some or no portion of the ordinary shares beneficially owed by them, we cannot estimate either the number or percentage of ordinary shares that will be beneficially owned by the selling shareholders following this offering. We believe that the selling shareholders have sole voting and investment powers over their ordinary shares, except as indicated below. We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders.

                                                                                 Amount to be
                                                                                    Offered        Amount          Percent
                                                                 Total Amount    or the Selling Beneficially    Beneficially
                                     Relationship With the       Beneficially    Shareholders'  Owned after      Owned after
Name                              Company Within Past 3 years      Owned(*)         Account     Offering(**)    Offering(**)
----                              ---------------------------      --------         -------     ------------    ------------

Goldstrand Investment Inc.                Shareholder            250,000 (1)       250,000 (1)       0                -
1040 1st Avenue, #190
New York, NY 10022

Herald Investment PLC                   10% Shareholder          272,727 (2)       272,727 (2)       0                -
12 Charterhouse Square
London ECIM 6AX

Sands Bros. International Ltd.              Finder                23,182 (3)        23,182 (3)       0                -
90 Park Avenue,
New York, NY 10016

Alpine Capital Partners Inc.                Finder                 5,000 (4)         5,000 (4)       0                -
570 Lexington Avenue
32nd Floor
New York, NY 10022

Bridges & Pipes LLC                       Shareholder             57,849 (5)        57,849 (5)       0                -
305 Madison Avenue, Suite 2544
New York, NY 10165

Dan Purjes                                Shareholder             14,462 (6)        14,462 (6)       0                -
305 Madison Avenue, Suite 2544
New York, NY 10165

Rockwood  Inc.                         Finder/Consultant          61,740 (7)        61,740 (7)       0                -
60 East 42nd Street, Suite 2544
New York, NY 10164

Zysman, Aharoni Gayer & Co. Law             Counsel               36,666 (8)        36,666 (8)       0                -
Office
52A Hayarkon St.
Tel-Aviv 63432, Israel

Broadband Capital Management              Consultant              75,000 (9)        75,000 (9)       0                -
LLC,
805 Third Anvenue,
New York 10022, NY

                                                                                 Amount to be
                                                                                    Offered        Amount          Percent
                                                                 Total Amount    or the Selling Beneficially    Beneficially
                                     Relationship With the       Beneficially    Shareholders'  Owned after      Owned after
Name                              Company Within Past 3 years      Owned(*)         Account     Offering(**)    Offering(**)
----                              ---------------------------      --------         -------     ------------    ------------
Oded Bashan                        President, CEO, Chairman    1,353,883 (10)      561,243 (11) 792,640 (12)       22.55%
8 Hachaluzim St., Rosh Pina,            10% Shareholder
Israel
Ronnie Gilboa                      Vice President, Director      167,060 (13)      167,060 (13)      0                -
Beit Hillel, Israel

Moshe Aduk                              Vice President            75,373 (14)       75,373 (14)      0                -
Korazim, Israel

Nehemya Itai                            Vice President           120,380 (15)      120,380 (15)      0                -
Beit Hillel, Israel

Ohad Bashan                      Manager of Global Marketing,    179,345 (16)      179,345 (16)      0                -
11262 La Jolla Court, Cupertino,       CEO, OTI America
CA 95014

Yossef Tussya Cohen                       Shareholder             32,936            32,936           0                -
7 Yafo St.
Jerusalem, Israel

Michael Cohen                             Shareholder              2,700             2,700           0                -
418/4 Frankfurter St. POB 23410
Jerusalem 91233, Israel

Astra Technological Investments           Shareholder             59,844            59,844           0                -
Ltd.
Atidim Tower, P.O.B 58177 Kiryat
Atidim,
Tel Aviv, Israel, 61580

Dov Shure                                 Shareholder              8,000             8,000           0                -
23 Ha'erez St.
Kfar Vradim, Israel

Guri Jackobs                              Shareholder             47,115            47,115           0                -
6 Havazelet St.
Kiryat Ono, Israel 55454

Platinum Partners Value                     Lender               271,818 (17)      271,818 (17)      0                -
Arbitrage Fund
c/o Platinum Partners LLC
152 West 57th Street
54th Floor
New York, NY 10019


Platinum Global Macro Fund c/o              Lender               135,998 (18)      135,998 (18)      0                -
Platinum Partners LLC
152 West 57th Street
54th Floor
New York, NY 10019

                                                                                 Amount to be
                                                                                    Offered        Amount          Percent
                                                                 Total Amount    or the Selling Beneficially    Beneficially
                                     Relationship With the       Beneficially    Shareholders'  Owned after      Owned after
Name                              Company Within Past 3 years      Owned(*)         Account     Offering(**)    Offering(**)
----                              ---------------------------      --------         -------     ------------    ------------
West End Convertible Fund L.P.              Lender                40,772 (19)       40,772 (19)      0                -
c/o WEC Partners LLC
145 Huguenot Street
Suite 404
New Rochelle, NY 10801

WEC Partners LLC                            Lender                40,772 (20)       40,772 (20)      0                -
145 Huguenot Street
Suite 404
New Rochelle, NY 10801

Michael H. Weiss                            Lender                53,280 (21)       53,280 (21)      0                -
25 Briarwood Lane
Lawrence, NY 11559

Guy Shafran                         Chief Financial Officer       91,000 (22)       91,000 (22)      0                -
c/o On Track Innovations Ltd.
P.O Box 32
Rosh-Pina, Israel 12000

Shulamith Shiffer                          Director               14,700 (23)       14,700 (23)      0                -
c/o On Track Innovations Ltd.
P.O Box 32
Rosh-Pina, Israel 12000

Felix Goedhart                             Director               24,700 (24)       24,700 (24)      0                -
c/o On Track Innovations Ltd.
P.O Box 32
Rosh-Pina, Israel 12000

Raanan Ellran                              Director               14,700 (25)       14,700 (25)      0                -
c/o On Track Innovations Ltd.
P.O Box 32
Rosh-Pina, Israel 12000

Eliezer Manor                              Director               13,500 (26)       13,500 (26)      0                -
c/o On Track Innovations Ltd.
P.O Box 32
Rosh-Pina, Israel 12000

Liora Katzenstein                          Director               13,500 (27)       13,500 (27)      0                -
c/o On Track Innovations Ltd.
P.O Box 32
Rosh-Pina, Israel 12000

----------------------

(*) Including ordinary shares underlying options, warrants and convertible notes, whether or not such options or warrants are exercisable or such notes are convertible within more than 60 days of the date of this prospectus.
(**) Assuming the sale of all shares registered for the account of the selling shareholders. The selling shareholders may sell all, some or no portion of the ordinary shares registered hereunder.

(1) Includes 50,000 ordinary shares underlying warrants with an exercise price of $5.75 per share currently outstanding. Also includes 50,000 ordinary shares and 50,000 ordinary shares underlying warrants with an exercise price of $5.75 per share, to be issued upon effectiveness of the registration statement, of which this prospectus forms a part.
(2) Includes 90,909 ordinary shares underlying warrants with an exercise price of $3.85 per share.
(3) Comprised of 5,000 ordinary shares underlying warrants with an exercise price of $5.75 per share and 18,182 ordinary shares underlying warrants with an exercise price of $3.85 per share.
(4) Comprised of 5,000 ordinary shares underlying warrants with an exercise price of $5.75 per share.
(5) Comprised of 13,405 ordinary shares underlying warrants with an exercise price of $7.46 per share and 44,444 ordinary shares underlying convertible notes.
(6) Includes 3,351 ordinary shares underlying warrants with an exercise price of $7.46 per share and 11,111 ordinary shares underlying convertible notes.
(7) Comprised of 56,000 ordinary shares, 1,340 ordinary shares underlying warrants with an exercise price of $7.46 per share and 4,400 ordinary shares underlying convertible notes.
(8) Comprised of 36,666 ordinary shares underlying options with an exercise price of NIS 0.1 per share.
(9) Comprised of 25,000 ordinary shares underlying warrants with an exercise price of $6.66 per share; 25,000 ordinary shares underlying warrants with an exercise price of $7.99 per share and 25,000 ordinary shares underlying warrants with an exercise price of $9.99 per share.
(10) Comprised of the holdings set forth in "Principal Shareholders", an additional 205,000 ordinary shares underlying options, which are not exercisable within 60 days and 542,640 ordinary shares as to which Mr. Bashan will have voting power pursuant to irrevocable proxies to be granted in connection with the Note Offering.
(11) Comprised of 95,368 ordinary shares and 465,875 ordinary shares underlying options, of which 205,000 options are not exercisable within 60 days.
(12) Comprised of ordinary shares as to which Mr. Bashan has or will have voting power. See footnote 10. If the record holders of such ordinary shares sell such shares, such voting power will terminate.
(13) Comprised of 103,060 ordinary shares and 64,000 ordinary shares underlying options, of which 29,000 options are not exercisable within 60 days.
(14) Comprised of 24,248 ordinary shares and 51,125 ordinary shares underlying options, of which 29,000 options are not exercisable within 60 days.
(15) Comprised of 54,255 ordinary shares and 66,125 ordinary shares underlying options, of which 39,000 options are not exercisable within 60 days.
(16) Comprised of 18,220 ordinary shares and 161,125 ordinary shares underlying options, of which 100,000 options are not exercisable within 60 days.
(17) Includes 181,818 ordinary shares issuable upon conversion of the 4% Note and 90,000 ordinary shares underlying warrants with an exercise price of $5.75, assuming completion of the Note Offering, the conversion of the 4% Note and the issuance of the Note Warrant. If the shareholders' approval for the issuance of the 4% Note and the Note Warrant is necessary and not obtained by May 8, 2004, Platinum Partners Value Arbitrage Fund will offer 235,294 ordinary shares underlying the Additional Warrant.
(18) Includes 90,908 ordinary shares issuable upon conversion of the 4% Note and 45,090 ordinary shares underlying warrants with an exercise price of $5.75, assuming completion of the Note Offering, the conversion of the 4% Note and the issuance of the Note Warrant. If the shareholders' approval for the issuance of the 4% Note and the Note Warrant is necessary and not obtained by May 8, 2004, Platinum Global Macro Fund will offer 117,647 ordinary shares underlying the Additional Warrant.
(19) Includes 27,272 ordinary shares issuable upon conversion of the 4% Note and 13,500 ordinary shares underlying warrants with an exercise price of $5.75, assuming completion of the Note Offering, the conversion of the 4% Note and the issuance of the Note Warrant. If the shareholders' approval for the issuance of the 4% Note and the Note Warrant is necessary and not obtained by May 8, 2004, West End Convertible Fund L.P. will offer 35,294 ordinary shares underlying the Additional Warrant.
(20) Includes 27,272 ordinary shares issuable upon conversion of the 4% Note and 13,500 ordinary shares underlying warrants with an exercise price of $5.75, assuming completion of the Note Offering, the conversion of the 4% Note and the issuance of the Note Warrant. If the shareholders' approval for the issuance of the 4% Note and the Note Warrant is necessary and not obtained by May 8, 2004, WEC Partners LLC will offer 35,294 ordinary shares underlying the Additional Warrant.

(21) Includes 36,000 ordinary shares issuable upon conversion of the 4% Note and 17,280 ordinary shares underlying warrants with an exercise price of $5.75, assuming completion of the Note Offering, the conversion of the 4% Note and the issuance of the Note Warrant. If the shareholders' approval for the issuance of the 4% Note and the Note Warrant is necessary and not obtained by May 8, 2004, Michael Weiss will offer 46,588 ordinary shares underlying the Additional Warrant.
(22) Comprised of 91,000 ordinary shares underlying options, of which 42,600 options are not exercisable within 60 days.
(23) Comprised of 14,700 ordinary shares underlying options, of which 13,500 options are not exercisable within 60 days.
(24) Comprised of 24,700 ordinary shares underlying options, of which 13,500 options are not exercisable within 60 days.
(25) Comprised of 14,700 ordinary shares underlying options, of which 13,500 options are not exercisable within 60 days.
(26) Comprised of 13,500 ordinary shares underlying options, which are not exercisable within 60 days.
(27) Comprised of 13,500 ordinary shares underlying options, which are not exercisable within 60 days.

                         DESCRIPTION OF ORDINARY SHARES


         As of September 8, 2003 , our authorized share capital consists of 5,000,000 ordinary shares, nominal value of NIS 0.1 per share, of which 2,721,726, are issued and outstanding, not including shares issuable upon the conversion of notes or exercise of warrants or options.

         The ownership or voting of ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except that nationals of countries which are in a state of war with Israel might not be recognized as owners of ordinary shares.

Dividend and Liquidation Rights

         We are permitted to declare a dividend to be paid to the holders of ordinary shares, but we have never declared a dividend and we do not anticipate any dividend declaration in the foreseeable future. Dividends may only be paid out of our profits and other surplus funds, as defined in the Companies Law, as of the end of the most recent fiscal year or as accrued over a period of two years, whichever is higher, provided that there is no reasonable concern that payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of ordinary shares in proportion to the nominal value of their holdings. This right may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future by our shareholders. Under the Companies Law, the declaration of a dividend does not require the approval of the shareholders of a company unless the company's articles of association require otherwise. Our articles of association provide that our board of directors may declare and pay dividends without the approval of our shareholders.

Preemptive Rights

         Under Israeli law, shareholders in public companies such as ours do not have preemptive rights. This means that our shareholders do not have the legal right to purchase shares in a new issue before they are offered to third parties. As a result, our shareholders could experience dilution of their ownership interest if we decide to raise additional funds by issuing more shares and these shares are purchased by third parties.

Voting, Shareholders' Meetings and Resolutions

         Holders of our ordinary shares have, for each ordinary share held, one vote on all matters submitted to a vote of shareholders. These voting rights may be affected by the grant of any special voting rights to the holders of a class of shares with preferential rights that may be authorized in the future by our shareholders. The quorum required for a general meeting of shareholders consists of at least two shareholders present, in person or by proxy, who hold or represent together at least 25% of our issued and outstanding ordinary shares, provided, however that as long as the Company is listed on Nasdaq (including the Nasdaq Small Cap Market), the quorum at a general meeting shall be two shareholders present in person or by proxy holding at least 331/3% of the issued and outstanding ordinary shares of the Company or such higher percentage as Nasdaq may impose on listed companies from time to time so long as such higher percentage is in effect. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place. If a quorum is not present within half an hour following the time appointed for the reconvened meeting, the shareholders then present, in person or by proxy, shall constitute a quorum.

         Under the Companies Law, unless otherwise provided in the articles of association or by applicable law, shareholders' resolutions require the approval of holders of a simple majority of our ordinary shares voting, in person or by proxy on the matter. A shareholders' resolution to amend our articles requires the approval of a simple majority of the shares held by our shareholders present in person or by proxy.

         Under the Companies Law, a shareholder has certain duties of good faith and fairness towards the company. See "Management--Fiduciary Duties; Approval of Certain Transactions."

Transfer of Shares and Notices

         Fully paid ordinary shares are issued in registered form and may be freely transferred under our articles of association unless the transfer is restricted or prohibited by Israeli law or the rules of a stock exchange on which the shares are traded. Under the Companies Law, unless otherwise provided in the articles of association or by applicable law, shareholders of record are entitled to receive at least 21 days' prior notice of meetings of shareholders. Our articles of association provide that each shareholder of record is entitled to receive at least 14 days' prior notice of any annual or extraordinary shareholders' meeting and at least 21 days' prior notice of any shareholders' meeting at which a special resolution is proposed.

Special Notification Duties

         Our articles of association provide that any shareholder whose shareholding increases above 1%, 5%, 10%, 15%, 20%, 25%, 30%, and so on, of our then outstanding share capital, is obliged to notify us in writing of such change within ten days. A shareholder who fails to comply with this requirement will be denied his or her voting rights, in respect of shares in excess of the particular threshold the crossing of which was not reported, for a six- to 24-month period to be determined in light of relevant circumstances by the board of directors in its sole discretion. Shareholders complying with the filing requirements of Sections 13(d) and 13(g) of the U.S. Securities Exchange Act of 1934 and the regulations promulgated thereunder will not be subject to this requirement.

         The German Securities Trading Act (Wertpapierhandelsgesetz--WpHG) provides that any shareholder whose shareholdings in a listed company reaches, exceeds or falls short of 5%, 10%, 25%, 50% or 75% of the voting rights by purchase, sale of by any other means shall immediately, and at the latest within seven calendar days, notify the company and the Federal Agency for Supervision for Financial Services (Bundesanstalt fur Finanzdienstleistungsaufsicht) in writing of having reached, exceeded or fallen short of the above-mentioned thresholds and of their percentage of the voting rights, by indicating his address and the day on which he has reached, exceeded or fallen short of the respective threshold.

Anti-Takeover Provisions under Israeli Law

         Tender Offer. A person wishing to acquire shares of a publicly traded Israeli company and who would as a result hold over 90% of the company's issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company's shareholders for the purchase of all of the issued and outstanding shares of the company. If the shareholders who refuse to sell their shares hold less than 5% of the issued share capital of the company, all of the shares held by such shareholders that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, the shareholders may petition the court to alter the consideration for the acquisition. If the dissenting shareholders hold more than 5% of the issued and outstanding share capital of the company, the acquirer may not acquire additional shares of the company from shareholders who accepted the tender offer if following such acquisition the acquirer would then own over 90% of the company's issued and outstanding share capital.

         The Companies Law provides that an acquisition of shares of a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 25% or greater shareholder of the company. This rule does not apply if there is already another 25% shareholder of the company. As of the date of this offering, we are not aware of any single shareholder which holds 25% or more of our shares. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a 45% or greater shareholder of the company, if there is no 50% or greater shareholder of the company. Regulations promulgated under the Companies Law provide that the tender offer requirements described in this paragraph do not apply to companies whose shares are listed for trading outside of Israel if, according to the law in the country in which the shares are traded, including the rules and regulations of the stock exchange on which the shares are traded, either:

o there is a limitation on the acquisition of any level of control of the company; or
o the acquisition of any level of control must be by means of a tender offer to the public.

         Merger. The Companies Law permits merger transactions if approved by each party's board of directors and the majority of each party's shares voted on the proposed merger at a shareholders' meeting called on at least 21 days' prior notice. Our articles of association provide that merger transactions may be approved by a simple majority of the shareholders present, in person or by proxy, at a general meeting of our shareholders. Under the Companies Law, in determining whether the required majority has approved the merger, shares held by the other party to the merger, any person holding at least 25% of the outstanding voting shares or holding at least 25% of the means of appointing directors of the other party to the merger, or anyone acting on their behalf, including their relatives or companies controlled by them, are excluded from the vote. If a majority of shareholders of one of the parties do not approve the transaction because the votes of certain shareholders are excluded from the vote, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger. In addition, a merger may not be executed unless at least 70 days have passed from the time that a proposal for approval of the merger has been filed with the Israeli Registrar of Companies.

         Tax Law. Israeli tax law treats specified acquisitions, including a share-for-share swap between an Israeli company and a foreign company, less favorably than does United States tax law. For example, Israeli tax law may subject a shareholder who exchanges ordinary shares in an Israeli company for shares in a foreign company to immediate taxation. Please see "Taxation and Foreign Exchange Regulation."

Other Anti-Takeover Provisions

         Under the German Act relating to Tenders for the Acquisition of Securities and Companies (Wertpapiererwerbs- und Ubernahmegesetz--WpUG), anybody who obtains the control of a target company domiciled in Germany is obligated to make an offer for the acquisition of the shares of the outside shareholders for adequate consideration. Control under the WpUG means the direct or indirect holding of 30% of the voting rights of the target company. We are also subject to the tender offer provisions of the U.S. Securities Exchange Act of 1934, as amended.

         Prior to December 31, 2004, our co-founders, Oded Bashan and Ronnie Gilboa, may not be removed from our board without the affirmative vote of 75% of our shareholders entitled to vote and voting, in person or by proxy, at a general shareholders' meeting.

Transfer Agent, Registrar and Paying Agent

         The transfer agent and registrar for our ordinary shares in the United States is Continental Stock Transfer & Trust Company. Its address is 17 Battery Place, New York, New York 10004, and its telephone number at this location is 212-509-4000. Our paying agent in Germany is Dresdner Bank AG.

Listing

         Our ordinary shares are traded publicly on the Prime Standard Segment of the Frankfurt Stock Exchange under the symbol "OT5". The Company's ordinary shares are traded publicly on the Nasdaq Small Cap Market under the symbol "OTIV". Any new share issued by us must be admitted for listing on the Prime Standard Segment Segment by the Admission Committee of Frankfurt Stock Exchange before such shares can be traded on the Prime Standard and by Nasdaq before such shares can be traded on the Nasdaq Small Cap Market. We expect from time to time to apply for admission of those shares to the Prime Standard Segment and Nasdaq.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of our ordinary shares in the public market following this offering, or the perception that such sales may occur, could adversely affect the prevailing market price of our ordinary shares or adversely affect our ability to raise additional equity capital in the future and on terms favorable to us or at all.

         Assuming no exercise of outstanding options or warrants or conversion of notes, we will have an aggregate of 2,721,726 ordinary shares outstanding as of the effective date of this registration statement. Of these shares, 677,564 ordinary shares registered in this offering generally will be freely tradable without restriction or further registration under the Securities Act. An additional 2,087,798 ordinary shares registered in this offering that will be issued upon the exercise of warrants and options or conversion of notes or shares issuable upon the effectiveness of the registration statement of which this prospectus forms a part of, will be freely tradable when issued without restriction or future registration under the Securities Act.

         The remaining 2,044,162 ordinary shares are eligible for resale in the United States without registration pursuant to section 4(1) of the Securities Act, unless held by "affiliates," as that term is defined in Rule 144 under the Securities Act, who may sell only the volume of shares described below and whose sales would be subject to additional restrictions described below, and except that all ordinary shares held by the trustee under our 2001 Stock Option Plan are freely tradeable.
 We have also registered all of our issued and outstanding ordinary shares under the Securities Exchange Act of 1934.

         In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, who has beneficially owned shares that are restricted securities as defined in Rule 144 for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

o    1% of the then outstanding shares of our common stock; or
o the average weekly trading volume in our common stock on the Nasdaq Small Cap Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale;

provided that requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, a person who is not deemed to have been an affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, a person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

Rule 701

         In general, any of our employees, officers or directors, as well as bona fide consultants or advisors, who before we became subject to the reporting requirements of the Securities Exchange Act of 1934 purchased our ordinary shares pursuant to a written compensatory benefit plan or contract, are entitled to rely on the resale provisions of Rule 701. Those provisions permit non-affiliates to sell such shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permit affiliates to sell such shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date that we became subject to the reporting requirements of the Securities Exchange Act of 1934.

Rule 904

         Rule 904 of Regulation S under the Securities Act provides that shares owned by any person, other than persons deemed to be affiliates by virtue of their significant shareholdings in our company, may be sold without registration outside the United States, provided the sale is accomplished in an offshore transaction, and no directed selling efforts are made, as those terms are defined in Regulation S, subject to certain other conditions. In general, this means that the shares, including "restricted" shares and shares held by our directors and officers who do not own a significant percentage of the shares, may be sold without registration in the United States on the Neuer Markt of the Frankfurt Stock Exchange or otherwise outside the United States.

Options

         We filed a registration statements on Form S-8 under the Securities Act to register 830,826 ordinary shares issuable under our 2001 Share Option Plan, our 2001 Employee Share Purchase Plan and our 1995 Share Option Plan. The registration statement on Form S-8 became effective automatically upon filing. As of June 30, 2003, options to purchase 918,604 ordinary shares were issued and outstanding under the 2001 Share Option Plan, of which options to purchase 601,614 ordinary shares had vested and had not been exercised, 67,500 shares were reserved for purchase under our 2001 Employee Share Purchase Plan and options to purchase 40,800 ordinary shares were issued and outstanding under the 1995 Share Option Plan, of which options to purchase 35,380 ordinary shares had vested and had not been exercised. Ordinary shares issued upon exercise of a share option and registered under the Form S-8 registration statements will, subject to the vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the public markets upon the expiration or release from the terms of any applicable lock-up agreements.

                              CONDITIONS IN ISRAEL

         We are incorporated under the laws of and our principal offices and research and development facilities are located in the State of Israel. Accordingly, we are directly affected by political, military and economic conditions in Israel. Our operations would be materially adversely affected if major hostilities involving Israel occur, Israel's political or economic conditions deteriorate or trade between Israel and its present trading partners is curtailed.

Political and Military Conditions

         Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors and a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. Additionally, from time to time since December 1987, Israel has experienced civil unrest, primarily in the West Bank and Gaza Strip administered by Israel since 1967. A peace agreement between Israel and Egypt was signed in 1979, a peace agreement between Israel and Jordan was signed in 1994 and, since 1993, several agreements between Israel and Palestinian representatives have been signed pursuant to which certain territories in the West Bank and Gaza Strip were handed over to Palestinian administration. The implementation of these agreements with the Palestinian representatives has been subject to difficulties and delays and a resolution of all of the differences between the parties remains uncertain. In addition, since October 2000, there has been a substantial deterioration in the relationship between Israel and the Palestinian Authority and a significant increase in violence in the West Bank and Gaza Strip. During 2002, violence intensified between Palestinians and Israelis and Israel has undertaken military actions in the West Bank and the Gaza Strip. In May 2000, Israeli forces withdrew from southern Lebanon. As of the date hereof, Israel has not entered into any peace agreement with Syria or Lebanon. We cannot predict whether any other agreements will be entered into between Israel and its neighboring countries, whether a final resolution of the area's problems will be achieved, the nature of any resolution of this kind, or whether the current civil unrest will continue and to what extent this unrest will have an adverse impact on Israel's economic development, on our operations in the future and on our share price.

         Despite the progress towards peace between Israel and its Arab neighbors, certain countries, companies and organizations continue to participate in a boycott of Israeli firms and others doing business in Israel or with Israeli companies. Although we are precluded from marketing our products to these countries, we believe that in the past the boycott has not had a material adverse effect on us. However, restrictive laws, policies or practices directed towards Israel or Israeli businesses could have an adverse impact on the expansion of our business.

         Generally, all male adult citizens and permanent residents of Israel under the age of 48 are, unless exempt, obligated to perform up to 37 days of military reserve duty annually. Additionally, all residents of this age are subject to being called to active duty at any time under emergency circumstances. Most of our male officers and employees are currently obligated to perform annual reserve duty. Although we have operated effectively under these requirements, we cannot assess the full impact of these requirements on our workforce or business if conditions should change, and no prediction can be made as to the effect on us of any expansion of these obligations.

Economic Conditions

         Israel's economy has been subject to numerous destabilizing factors, including rampant inflation in the early to mid-1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. The Israeli Government has, for these and other reasons, intervened in various sectors of the economy by utilizing, among other means, fiscal and monetary policies, import duties, foreign currency restrictions and control of wages, prices and foreign currency exchange rates. In 1998, the Israeli currency control regulations were liberalized significantly, as a result of which Israeli residents may deal in foreign currency and non-residents of Israel may purchase and sell Israeli currency and assets. The Israeli Government has periodically changed its policies in all these areas. There are currently no Israeli currency control restrictions on remittances of dividends on ordinary shares or proceeds from the sale of shares. However, there remains in effect legislation pursuant to which currency controls can be imposed by administrative action at any time. In addition, Israeli residents are required to file reports on certain types of actions or transactions.

Trade Relations

         Israel is a member of the United Nations, the International Monetary Fund, the International Bank for Reconstruction and Development and the International Finance Corporation. Israel is a member of the World Trade Organization and is signatory to the General Agreement on Tariffs and Trade, which provides for the reciprocal lowering of trade barriers among its members. In addition, Israel has been granted preferences under the Generalized System of Preferences from the United States, Australia, Canada and Japan. These preferences allow Israel to export the products covered by such programs either duty-free or at reduced tariffs.

         Israel and the European Economic Community, now known as the European Union, concluded a Free Trade Agreement in July 1975 which confers certain advantages with respect to Israeli exports to most European countries and obligates Israel to lower its tariffs with respect to imports from these countries over a number of years. In 1985, Israel and the United States entered into an agreement to establish a free trade area. The free trade area has eliminated all tariff and certain non-tariff barriers on most trade between the two countries. On January 1, 1993, an agreement between Israel and the European Free Trade Association, which includes Norway, Switzerland, Iceland and Liechtenstein, established a free-trade zone between Israel and those nations. In November 1995, Israel entered into a new agreement with the European Union that redefines rules of origin and makes other improvements, such as providing for Israel to become a member of the research and technology programs of the European Union. In recent years, Israel has established commercial and trade relations with a number of other nations, including Russia, China, India, Turkey and other nations in Eastern Europe and Asia.

            THE GERMAN EQUITY MARKET AND THE NASDAQ SMALL CAP MARKET


Frankfurt   Stock  Exchange   (Frankfurter   Wertpapierborse)   and  the  Market
Segmentation

         According to the currently available information on the internet pages of Deutsche Borse AG the Frankfurt Stock Exchange is the world's third largest organized exchange-trading market in terms of turnover and dealings in securities. It accounts for about 90 percent of the total securities turnover in Germany and is therefore the leader of the six German stock exchanges which operate stock exchange floor trading in eight cities. The public guarantor of the Frankfurt Stock Exchange is the Deutsche Borse AG whose duty it is to ensure the full viability of trading in securities. In addition to the traditional floor trading Frankfurt Stock Exchange has developed a full spectrum of computerized security trading called Xetra(R). Xetra was established in November 1997. Buy and sell orders placed by licensed traders from any location are compared by Xetra using a central computer and - if lot sizes and prices match - automatically executed. Deutsche Borse AG reports1 about 325 banks and securities trading houses from all over Europe trade through the Xetra-system. Xetra is integrated into the Frankfurt Stock Exchange and is subject to its rules und regulations.

         For the year ended December 20022, the total turnover in traded equities in Germany amounted to (euro) 2.561 trillion and was divided between
71.15 % on Xetra turnover, 23.72 % on Frankfurt Stock Exchange turnover and the missing rest was divided between the other German stock exchanges. As of December 31, 2002, the equity securities of 5,768 companies, including 4,901 foreign companies, were traded on the Frankfurt Stock Exchange. The aggregate annual equity turnover of the Frankfurt Stock Exchange in 2002 was almost (euro)
607.8 billion and on Xetra about (euro) 1.882 trillion, based on the Frankfurt Stock Exchange's practice of separately recording the sale und purchase components involved in any trade, for both equity and debt instruments3.

         Transactions on the Frankfurt Stock Exchange, including transactions within the Xetra system, are settled on the second business day following trading. Over-the-Counter transactions (which may take place in the case of large trade volumes or if one of the parties is a foreigner) are generally also settled at the second business day following the trade, although a different period may be agreed upon by the parties. According to the German banks' standard terms and conditions for securities transactions (Sonderbedingungen fur Wertpapiergeschafte), customers' orders for listed securities must be executed on a stock exchange unless the customer gives specific instructions to the contrary. A quotation or trading as a whole can be suspended by the Frankfurt Stock Exchange if in the public interest or orderly stock exchange trading is temporarily endangered or if a suspension is in the public interest.

         The Neuer Markt segment of the Frankfurt Stock Exchange, which was chosen by OTI for its initial public offering ("IPO") on August 31, 1999, was a trading segment that was launched in March 1997 and closed on June 5, 2003. Deutsche Borse AG decided in autumn 2002 to terminate the segment Neuer Markt and to establish a new market segmentation. The new market segmentation reflects amendments in the German Stock Exchange laws occurred in 2002 and the specific requirements of public regulated markets as well as specific qualifications required by the market rule makers. As a result, the Prime Standard Segment and the General Standard Segment have been established as of January 1, 2003. The so called Prime Standard aims at companies with international reach complying with highest disclosure and information rules whereas the General Standard was designed for the purposes of the German Mittelstand (mid-size business) and other companies providing a regulated market where a listing can be achieved with a reasonable effort on ongoing duties, disclosure requirements and expenses. As of July 2003, 340 German companies and 42 foreign companies were admitted to the Prime Standard and 353 German companies and 150 foreign companies were listed in the General Standard respectively4. OTI has opted for the Prime Standard and has been a member of this segment since January 31, 2003.

_________

1 All figures were taken from publicly available documents published on the internet sites of Deutsche Borse AG http://deutsche-boerse.com Home > Trading Members > Services > Publications > Cash Market > Reporter. Issued on June 23, 2003.
2 http://deutsche-boerse.com Home > Information Services > Statistics + Analysis > Spot Market.
3    http://deutsche-boerse.com  Home >  Trading  Members  >  Statistics  > Cash
     Market.
4 http://deutsche-boerse.com Home > Information Services > Statistics + Analysis > Spot Market.
5    http://deutsche-boerse.com  Home >  Trading  Members  >  Statistics  > Cash
     Market.


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
Trading on the Frankfurter Wertpapierborse

         Trading of shares listed on the Frankfurter Wertpapierborse takes place on the floor of the stock exchange but is computer aided. Trading on the floor is generally of the auction type, but listed securities are also traded in inter-bank dealer markets of the Frankfurt Stock Exchange. Price formation is determined by financial service providers or by banks being admitted by the management of Frankfurt Stock Exchange. Prices of currently traded securities are displayed continuously during trading hours. At the half-way point of each trading day, a single standard quotation is determined for all shares. Shares traded on the Frankfurter Wertpapierborse are also traded on the above described Computer-system Xetra. Trading takes place every business day between 9:00 a.m. und 8:00 p.m. Frankfurt time. Trading within the Xetra system is done by banks and securities dealers admitted to trading on at least one of Germany's stock exchanges.

         The Deutsche Borse AG publishes a daily list of prices which contains the standard prices of all traded securities und their highest und lowest quotations during the past year5.

         A specific feature of the new market segmentation of the Frankfurt Stock Exchange is the designated sponsor, entities admitted to trading at the Frankfurt Stock Exchange that provide additional liquidity by quoting prices through Xetra for the buying and selling of shares on request. Whereas in the Neuer Markt the nomination of two designated sponsors was mandatory for the admission to that segment, since January 1, 2003, the number of designated sponsors to be nominated by an issuer is subject to the measurement of the liquidity of the shares (the "Xetra Liquidity Measure, `XLM'"). Only shares with continuous trading are mature for being reflected in an index, as calculated by Deutsche Borse AG. The continuous trading of the shares will be allowed, when the issuer's shares have enough liquidity pursuant to the XLM, or when the issuer has appointed at least one designated sponsor. Otherwise, the share price will be fixed once a day in the one auction market model. OTI has appointed BW Bank as a designated sponsor and is listed in the continuous trading.

         Trading activities on the German stock exchanges are supervised by the Federal Agency for Supervision of Financial Services (Bundesanstalt fur Finanzdienstleistungsaufsicht - BAFin). Trading activities on the Frankfurt Stock Exchange are supervised by the Trading Surveillance Office (Handelsuberwachungsstelle - HUSt) and the competent authorities of the Land of Hesse.

         The listing requirements for the Neuer Markt that we have satisfied and the ongoing requirements of the Prime Standard Segment may be summarized as follows. The issuer must hold at least EUR 1.5 million of equity capital. For the first issue of shares on the Neuer Markt, i.e. when the company goes public, only ordinary shares may be floated and at least 100,000 shares have to be issued. Upon going public, the equity capital of the company must be increased by cash deposits; at least 50 percent of this capital increase represents the volume of the issue to be placed; at least 20 percent of the shares have to be spread among the public to provide for a free float of the shares and the requirements recommend that at least 25 percent of the shares not be closely held. The percentage may not be less than ten percent, if the issue volume is over EUR 100 million. The "Minimum Volume" criteria -- namely, (1) that the aggregate nominal value must amount to at least EUR two hundred and fifty thousand, (2) that the minimum number of the shares must be one hundred thousand and (3) that the estimated aggregate market price of the shares to be placed must amount to at least EUR five million -- were met at the time we originally listed and continue to be met today.

         For listing on the Prime Standard Segment, companies have to fulfill inter alia the following requirements:

     o    Filing of quarterly reports;
     o Application of internationally accepted accounting standards (GAAP or IAS);
     o Publication of corporate calendar, covering key events of interest to investors;
     o    Convening at least one analyst conference per year; and
     o    Ad-Hoc disclosure and ongoing financial communications in English.

         Take-over Code. When OTI applied for its IPO on Frankfurter Stock Exchange we have agreed to comply with the take-over code laid down by the German Stock Exchange Expert Committee (Borsensachverstandigenkommission) at the Federal Ministry of Finance, although the take-over code has been overruled by the German Act relating to Tenders for the Acquisition of Securities and Companies (Wertpapiererwerbs- und Ubernahmegesetz -WpUG) effective from January 1, 2002. OTI is not subject to the WpUG, because only target companies domiciled in Germany are subject to this act.

         Subject to additional requirements that may be imposed by new rules, we believe we currently comply with all of the published requirements of the Prime Standard.

The Nasdaq Small Cap Market

         The National Association of Securities Dealers Automated Quotations system, or Nasdaq, was established in 1971. Nasdaq is a computerized system that provides brokers and dealers with price quotationsfor securities traded on the "over-the-counter" market as well as for many securities listed on the New York Stock Exchange.

          Stocks trading on the Nasdaq Small Cap Market must meet certain criteria for market value, profitability and trading activity. More comprehensive information is available for stocks trading on the Nasdaq Small Cap Market than for other stocks traded on the over-the-counter market.

         The principal qualification requirements for listing our ordinary shares on the Nasdaq Small Cap Market include the following:

     o For continued inclusion, we should have two registered and active market makers.

     o    For continued inclusion, we should maintain:

          (i)  stockholders' equity of $2.5 million; or

          (ii) market capitalization of $35 million; or

          (iii)net  income  of  U.S.   $500,000   (excluding   extraordinary  or
               non-recurring items) in the most recently completed fiscal year or in two of the last three most recently completed fiscal years

     o    We should have at least 300 round lot holders of our securities.

     o    We should have minimum bid price of $1.00.

     o We should have at least 500,000 publicly held shares for continued inclusion. Shares held directly or indirectly by any officer or director of the issuer and by any person who is the beneficial owner of more than 10 percent of the total shares outstanding are not considered to be publicly held.

         We currently comply with all of the above-mentioned criteria.

         In addition, companies listed on the Nasdaq Small Cap Market are required to meet high standards of corporate governance outlines in Nasdaq Rule 4350. Among the areas Nasdaq corporate governance requirement address are:

     o    Distribution of annual and interim reports;
     o    Independent directors;
     o    Audit Committee;
     o    Shareholders meetings;
     o    Quorum of at least 33 1/3%;
     o    Solicitation of proxies;
     o    Lack of conflict of interests;

     o    Shareholders approval for certain matters;
     o    Stockholders voting rights; and
     o    Auditors peer review.

         Nasdaq does not require any foreign private issuer to perform any act that is contrary to a law, rule or regulation of any public authority exercising jurisdiction over such company or that is contrary to generally accepted business practice in the company's country of domicile. Nasdaq has the ability to provide exemptions from the applicability of these provisions as may be necessary or appropriate to carry out this intent.

         Except as otherwise provided in this registration statement, we currently meet all of the above-mentioned criteria. In July 2003, we filed a request for exemption with regard to shareholders approval for material amendments to our 2001 Stock Option Plan. The request is currently pending with Nasdaq Listing Qualification Department.

                    TAXATION AND FOREIGN EXCHANGE REGULATION

Israeli Tax Considerations

         In the opinion of Zysman Aharoni Gayer & Co. Law Offices, the following is a summary of the material aspects of the current tax structure applicable to companies in Israel and their effect on us. The summary also contains a discussion of Israeli tax consequences to persons purchasing our ordinary shares not by way of issuance of bonus shares and Israel Government programs benefiting us. Portions of this discussion are based on tax legislation that has not yet been subject to judicial or administrative interpretation, and we cannot assure you that the views expressed in this discussion will be accepted by the tax authorities in question. The discussion should not be relied on as legal or
professional   tax  advice  and  is  not   exhaustive   of  all   possible   tax
considerations.

We urge prospective purchasers of ordinary shares to consult their own tax advisors as to the Israeli or other tax consequences of the purchase, ownership and disposition of ordinary shares, including, in particular, the effect of any foreign, state or local taxes.

Tax Reform

         Effective as of January 1, 2003 a comprehensive tax reform took effect in Israel. Pursuant to the reform, resident companies are subject to Israeli tax on income accrued or derived in Israel or abroad. In addition, the concept of "controlled foreign corporation" was introduced according to which an Israeli company may become subject to Israeli taxes on certain income of a non-Israeli subsidiary if the subsidiary's primary source of income is passive income (such as interest, dividends, royalties, rental income or capital gains). The tax reform also substantially changed the system of taxation of capital gains.

         Although the tax reform took effect on January 1, 2003, the Israeli Tax Authorities and Israeli courts have not given much consideration to the acceptable interpretation of the provisions of the tax reform. Therefore the tax consequences of entities that are subject to these new tax provisions are still not clear.

Taxation of companies

         General Corporate Tax Structure. Israeli companies are subject to corporate tax at the rate of 36% of taxable income. However, the effective tax rate payable by a company which derives income from certain approved enterprises may be considerably lower, as discussed further below.

         Tax Benefits Under the Law for the Encouragement of Capital Investments, 1959. The Law for the Encouragement of Capital Investment, 1959, commonly referred to as the Investment Law, provides that a proposed capital investment in eligible facilities may, upon application to the Investment Center of the Ministry of Industry and Trade of the State of Israel, be designated as an approved enterprise. It should be noted that the Investment Center Administration's authorization to approve such applications shall terminate on December 31, 2003. Each certificate of approval for an approved enterprise relates to a specific investment program delineated both by its financial scope, including its capital sources, and by its physical characteristics, e.g., the equipment to be purchased and utilized under the program. The tax benefits derived from any certificate of approval relate only to taxable income attributable to the specific approved enterprise. If a company has more than one approval or only a portion of its capital investments is approved, its effective tax rate is the result of a weighted combination of the applicable rates. Income derived from activity which is not integral to the activity of the enterprise should not be divided between the different enterprises and should not enjoy tax benefits.

         Taxable income of a company derived from an approved enterprise is subject to a reduced corporate tax rate of 25%. The tax rate is subject to additional reductions depending on the percentage of foreign investment in the relevant company until the earlier of:

     o Seven consecutive years, or ten years in the case of a foreign investors' company as defined below, starting in the year in which the approved enterprise first generates taxable income;

     o    Twelve years from the start of production; or
     o Fourteen years from the date of approval of the approved enterprise status.

         A company owning an approved enterprise may elect to forego entitlement to grants otherwise available as a result of an approved enterprise in return for an alternative package of benefits. Under the alternative package of benefits, a company's undistributed income derived from an approved enterprise will be exempt from company tax for a period of between two and ten years from the first year of taxable income, depending on the geographic location of the approved enterprise within Israel, and the company will be eligible for a reduced tax rate for the remainder of the benefits period.

         We elected to adopt the "Alternative Benefits Program" status for our investment programs. A company that has elected to receive the alternative package of benefits and that subsequently pays a dividend out of income derived from the approved enterprise during the tax exemption period will be subject to tax in respect of the amount distributed, including any company tax on these amounts, at the rate which would have been applicable had it not elected the alternative package of benefits, generally 10%-25%, depending on the percentage of the investment in the company's shares held by foreign shareholders. The dividend recipient is taxed at the reduced rate applicable to dividends from approved enterprises, which is 15%, if the dividend is distributed during the tax exemption period or within 12 years after this period. The company must withhold this tax at source. If classified as a foreign investors' company there is no limit on the period during which a dividend may be distributed from approved enterprise profits and it should always enjoy the benefits of the law.

         A foreign investors' company as described in the law of encouragement of capital investment may enjoy benefits for a period of up to 10 years. A foreign investors company is a company of which more than 25% of its shareholders are foreign residents.

         Subject to the provisions of the law concerning income under the alternative package of benefits, all dividends are considered to be attributable to the entire enterprise and their effective tax rate is the result of a weighted combination of the various applicable tax rates. Under the Investment Law, a company that has elected the alternative package of benefits is not obliged to distribute exempt retained profits, and may generally decide from which year's profits to declare dividends. We currently intend to reinvest any amount derived from our approved enterprise programs and not to distribute the income as a dividend. See "Dividend Policy."

         A company that has an approved enterprise program is eligible for further tax benefits if it qualifies as a foreign investors' company. A foreign investors' company is a company whose investees, comprising non-Israeli residents, directly or indirectly hold more than 25% of the company's share capital and combined share and loan capital. A company that qualifies as a foreign investors' company and has an approved enterprise program is eligible for tax benefits for a ten-year benefit period. The company tax rate applicable to income earned from approved enterprise programs in the benefit period (following the period, if any, of no tax) by a company meeting these qualifications is as follows:

For a company with foreign             Tax Rate
investment of

Over 25% but less than 49%              25%
49% or more but less than 74%           20%
74% or more but less than 90%           15%
90% or more                             10%


         The Investment Center bases its decision as to whether or not to approve an application on the criteria set forth in the Investment Law and regulations, the then prevailing policy of the Investment Center, and the specific objectives and financial criteria of the applicant. Accordingly, there can be no assurance that any such applications will be approved. In addition, the benefits available to an approved enterprise are conditional upon the fulfillment of conditions stipulated in the Investment Law and its regulations and upon the criteria in the specific certificate of approval, as described above. In the event that a company does not meet these conditions, it would be required to refund the amount of tax benefits, with the addition of consumer price index linkage adjustment and interest.

         The Investment Center has granted approved enterprise status to three of our investment programs under the alternative benefits option. Taxable income derived from these programs is tax exempt for a period of ten years beginning with the year in which we first generate taxable income. We have derived, and expect to continue to derive, a substantial portion of our revenues from our approved enterprise programs at our manufacturing facility. The Investment Law also provides that an approved enterprise is entitled to accelerated depreciation on its property and equipment that are included in an approved investment program. There is no certainty that the Israeli government will continue to provide the same or similar tax benefits in the future.

         Grants under the Law for the Encouragement of Industrial Research and Development, 1984. Under the Law for the Encouragement of Industrial Research and Development, 1984, research and development programs which meet certain criteria and are approved by a governmental committee of the Office of the Chief Scientist are eligible for grants of 20%, 30%, 40% or 50% of the project's expenditure, as determined by the research committee, in return for the payment of royalties from the sale of the product developed in accordance with the program and subject to other conditions. Pursuant to the Research Law a substantial weight shall be given, when determining the grant rate, to whether the manufacturing takes place in Israel. Regulations promulgated under the Research Law provide for the payment of royalties to the Chief Scientist ranging from 3% to approximately 5%, on revenues from products developed using such grants until 100-300% of the dollar-linked grant is repaid. For programs approved from 1999 and thereafter, the amount of the grant to be repaid will include annual interest at LIBOR from the date of approval. Following the full repayment of the grant, there is no further liability for payment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The terms of the Israeli government participation also require details regarding the place of where the manufacture of products developed with government grants be performed (in Israel or outside of Israel) and the resons for the manufacture being performed outside of Israel. Under the regulations promulgated under the Research Law, in the event that any of the manufacturing is performed outside Israel by any entity other than us, if approval is received from the Office of the Chief Scientist for such foreign manufacturing and the identity of the foreign manufacturers, we may be required to pay increased royalties. If the manufacturing volume that is performed outside of Israel is less than 50%, the total amount to be repaid to the Office of the Chief Scientist may be adjusted to 120% of the grant. If the manufacturing volume that is performed outside of Israel is between 50% and 90% of the total amount may be adjusted to 150% of the grant and if it is more than 90%, the total amount may be adjusted to 300% of the grant. Since our manufacturing activities are performed by subcontractors outside of Israel, the consent of the Office of the Chief Scientist is required for these activities and additional consents will be required in connection with the manufacturing of products developed in the future with Office of the Chief Scientist grants. The Office of the Chief Scientist has given its ongoing consent in writing to the manufacturing of chips made for us by Samsung, with no increase in royalties. There can be no assurance that this ongoing consent will not be reversed or modified in any way or that we will obtain consents for such activities at all from the Office of the Chief Scientist in the future. Based on full disclosure made by us to the Office of the Chief Scientist regarding our manufacturing activities, the fact that there is no Israeli manufacturer for our modules and the fact that, except for the manufacturing conducted by Samsung, our other non-Israeli manufacturing activities are not based on the intellectual property for which we received grants from the Office of the Chief Scientist, we believe that other consents of the Office of the Chief Scientist are not required. Failure to comply with the requirements for consents for manufacturing outside of Israel could result in penalties, cancellation of grants and denial of any future applications for grants or for these consents. If the consents obtained from the Office of the Chief Scientist to manufacture our chip sets outside of Israel are terminated or if we are unable to obtain similar consents in the future, our business could be harmed.

         The technology developed pursuant to the terms of these grants may not be transferred to third parties without the prior approval of a governmental committee under the Research Law. Such approval is not required for the export of any products resulting from such research or development. Approval of the transfer of technology may be granted in certain circumstances only if the recipient abides by all the provisions of the Research Law and regulations promulgated there under, including the restrictions on the transfer of know-how and the obligation to pay royalties in an amount that may be increased. It is difficult to quantify the consequences of a change in the royalties payable to the OCS upon transfer of the

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technology and there can be no assurance that such consent,  if requested,  will be granted. In addition, there is an obligation to inform the Research Committee of changes in the control in the recipient of the approval and on changes in the holder of the control measures that deem a person who is not an Israeli citizen or an Israeli resident or a corporation established in Israel to a direct related party in the recipient of the approval.

         The funds available for grants from the OCS were reduced for 2001, and the Israeli authorities have indicated that the government may further reduce or abolish grants from the Office of the Chief Scientist in the future. Even if these grants are maintained, there is no assurance we will receive Office of the Chief Scientist grants in the future. In addition, each application to the Office of the Chief Scientist is reviewed separately, and grants are based on the program approved by the Research Committee. Generally, expenditures supported under other incentive programs of the State of Israel are not eligible for grants from the Office of the Chief Scientist. There is no assurance that applications to the Office of the Chief Scientist will be approved and, until approved, the amounts of any such grants are not determinable.

         Tax Benefits for Research and Development. Israeli tax law allows, under specific conditions, a tax deduction in the year incurred for expenditures, including capital expenditures, relating to scientific research and development projects, if the expenditures are approved by the relevant Israeli government ministry, determined by the field of research, and the research and development is for the promotion of the enterprise and is carried out by or on behalf of the company seeking the deduction. Expenditures not so approved are deductible over a three-year period. However, expenditures made out of proceeds made available to us through government grants are not deductible according to Israeli law.

         Tax Benefits Under the Law for the Encouragement of Industry (Taxes), 1969. The Law for the Encouragement of Industry (Taxation), 1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for industrial companies. An "Industrial Company" is defined as a company resident in Israel, at least 90% of whose income in a given tax year exclusive of income from specified sources, is derived from an industrial enterprise owned by it. An "industrial enterprise" is defined as an enterprise whose major activity in a given tax year is industrial production activity.

         Under the Industry Encouragement Law, industrial companies are entitled to the following preferred corporate tax benefits:

     o deduction of purchase of know-how and patents utilized in the development of the company over an eight-year period;
     o deduction of expenses incurred in connection with a public stock issuance over a three-year period; and
     o right to elect, under certain conditions, to file a consolidated tax return with additional related Israeli industrial companies operating a common production line.

         Under some tax laws and regulations, an industrial enterprise may be eligible for special depreciation rates for machinery, equipment and buildings. These rates differ based on various factors including the date operations begin and the number of work shifts. An industrial company owning an approved enterprise may choose between the depreciation rates for an industrial company provided for in the Income Tax Regulations (Inflationary Adjustments) (depreciation rates), 1986 or the regular depreciation rates determined in the above Regulations.

         Eligibility for benefits under the Industry Encouragement Law is not subject to receipt of prior approval from any governmental authority. We cannot assure you that we will continue to qualify as an industrial company or that the benefits described above will be available to us in the future.

         Special Provisions Relating to Taxation under Inflationary Conditions. The Income Tax Law (Inflationary Adjustments), 1985, referred to as the Inflationary Adjustments Law, represents an attempt to overcome the problems presented to a traditional tax system by an economy undergoing rapid inflation. The Inflationary Adjustments Law is highly complex. These are some of its important features:

     o There is a special tax adjustment for the preservation of equity whereby certain corporate assets are classified broadly into fixed (inflation resistant) assets and non-fixed assets. Where a company's equity, as defined in the law, exceeds the depreciated cost of fixed assets, a deduction

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          from  taxable  income  that  takes  into  account  the  effect  of the applicable annual rate of inflation on the excess is allowed up to a ceiling of 70% of taxable income in any single tax year, with the unused portion permitted to be carried forward on a linked basis. If the depreciated cost of fixed assets exceeds a company's equity, then the excess multiplied by the applicable annual rate of inflation is added to taxable income.
     o Subject to certain limitations, depreciation deductions on fixed assets and losses carried forward are adjusted for inflation based on the increase in the Israeli consumer price index.
     o Gains on traded securities, are taxable in certain circumstances determined under the Inflationary Adjustments Law. However, dealers in securities are subject to the regular tax rules applicable to business income in Israel.

         One of the net effects of the Inflationary Adjustments Law is that our taxable income for Israeli corporate tax purposes will be different from our dollar income reflected in our financial statements, which are based on changes in the Shekel exchange rate with respect to the dollar.

Taxation of our shareholders

         Reform in Taxation of Capital Market. As mentioned above, on July 24, 2002, the Israeli parliament, the Knesset, approved an extensive amendment to the Income Tax Ordinance. The amendment substantially changed the taxation in several areas, including taxation of the capital market. Generally, the amendment became effective regarding taxation of the capital market on January 1, 2003.

         Capital Gains Tax on Sales of Our Ordinary Shares. Israeli law imposes a capital gains tax on the sale of capital assets. The law distinguishes between real gain and inflationary surplus. The inflationary surplus is a portion of the total capital gain that is equivalent to the increase of the relevant asset's purchase price that is attributable to the increase in the Israeli consumer price index between the date of purchase and the date of sale. The real gain is the excess of the total capital gain over the inflationary surplus. The inflationary surplus accumulated from and after December 31, 1993 is exempt from any capital gains tax in Israel. The real gain is added to ordinary income, which effective until December 31, 2002 was taxed at ordinary rates of up to 50% for individuals and 36% for corporations. Effective January 1, 2003, the capital gains tax rate imposed upon sale of capital assets acquired after that date has been reduced to 25%; capital gains accrued from assets acquired before that date are subject to a blended tax rate based on the relative periods of time before and after that date that the asset was held.

         Capital Gains Tax on Sales of Our Ordinary Shares. Effective January 1, 2003 payers of Israeli tax who are not subject to the Inflationary Adjustments Law or are not entitle to maintain books in foreign currency shall be subject to 15% tax on the real capital gain in case the shares were purchased after December 31, 2002, and in case the shares were purchased before that date the sale will be subject to a blended tax in which the portion of the gain accrued until December 31, 2002 will be exempt from Israeli capital gains tax and the portion of the real gain accrued from January 1, 2003 until the date of sale will be subject to 15% tax. The taxable real gain will be based on the difference between the adjusted average value of the shares during the last three trading days before January 1, 2003 (or the adjusted original cost if it is higher than the adjusted average value) and the value of the shares at the date of sale. In the event the above calculation creates a loss; such loss can only be offset against capital gain from other traded securities according to the provisions of the Israeli law. The amount of the loss is limited to the difference between the adjusted average value and the value of the shares at the date of sale. However, such payers of Israeli tax shall be subject to 25% tax on the real capital gain in the case that they deduct interest expenses and linkage differences.

         Notwithstanding the foregoing, dealers in securities in Israel and companies taxed under the Inflationary Adjustment Law or that are entitled to maintain books in foreign currency are taxed at regular tax rates applicable to business income.

         Notwithstanding the above, securities that are defined as foreign traded securities that are sold prior to January 1, 2007 shall be subject to 35% tax on the real capital gain. Foreign securities that are bought prior to January 1, 2007 and sold after January 1, 2007 shall be subject to 35% capital gains tax on

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the real gains  accrued  until  January 1, 2007 and 15% capital gains tax on the real gains accrued thereafter. However, according to new tax legislation our ordinary shares are not considered "foreign traded securities."

         Generally under the amendment losses from tradable shares by payers of Israeli tax who are not subject to the Inflationary Adjustments Law or have the right to maintain books in foreign currency can be offset with gains from the same source (e.g., sales of foreign securities, sales of securities that are not foreign securities). Such losses can be carried forward indefinitely.

         In addition, since our ordinary shares are traded on a Stock Exchange outside of Israel, gains on the sale of ordinary shares held by non-Israeli tax resident investors will be exempt from Israeli capital gains tax; provided, inter alia, that such capital gains are not by a permanent establishment in Israel, that such shareholders did not acquire their shares prior to the public offering and that the shareholders are not subject to the Inflationary Adjustment law or are entitled to maintain books in foreign currency all subject to the provision of the Israeli tax legislation.

         Under the convention between the government of the United States of America and the government of Israel with respect to taxes on income, the sale, exchange or disposition of ordinary shares by a person who qualifies as a resident of the United States within the meaning of the U.S.- Israel tax treaty and who is entitled to claim the benefits afforded to the person by the U.S.-Israel tax treaty generally will not be subject to the Israeli capital gains tax unless certain exceptions apply, including where the U.S. resident holds, directly or indirectly, shares representing 10% or more of our voting power during any part of the 12-month period preceding the sale, exchange or disposition of the shares subject to certain conditions. A sale, exchange or disposition of ordinary shares by a treaty U.S. resident who holds, directly or indirectly, shares representing 10% or more of our voting power at any time during the preceding 12-month period would be subject to Israeli tax, to the extent applicable unless the aforementioned exemption from capital gains tax for shares listed on a Stock Exchange outside of Israel applies. However, in any case, under the U.S.-Israel tax treaty and the Israeli tax law a treaty U.S. resident will be subject to capital gains tax in Israel, the U.S. resident would be permitted to claim a credit for the taxes against the U.S. federal income tax imposed with respect to the sale, exchange or disposition, subject to the limitations in U.S. laws applicable to foreign tax credits. The U.S.-Israel tax treaty does not relate to U.S. state or local taxes.

         Taxation of Non-Resident Holders of Shares. Non-residents of Israel are subject to income tax on income accrued or derived from sources in Israel. Under the amendment, capital gain is deemed to accrue or derive in Israel in the case of sale of shares of an Israeli company (See "-Capital Gains Tax on Sales of Our Ordinary Shares"). Other sources of income that are deemed to accrue or derive in Israel include passive income, including dividends, royalties and interest, as well as non-passive income from services rendered in Israel. On distribution of dividends other than bonus shares, income tax is withheld at source, at the rate of 25%, (or 12.5% for dividends not generated by an approved enterprise if the non-resident is a U.S. corporation and holds at least 10% of our voting power throughout a certain period, and 15% for dividends generated by an approved enterprise), unless in each case a different rate is provided in a treaty between Israel and shareholder's country of residence. Under the U.S.-Israel tax treaty, the maximum tax on dividends paid to a holder of ordinary shares who is a U.S. resident will be 25%. However, under the Investment Law, dividends generated by an approved enterprise are taxed at the rate of 15%.

Foreign Exchange Regulations. We are permitted to pay in Israeli and non-Israeli currency:

     o    dividends to holders of our ordinary shares; and
     o any amounts payable with respect to our ordinary shares upon our dissolution, liquidation or winding up.

         If we make any payments in Israeli currency, the payments may be converted into freely repatriable dollars at the rate of exchange prevailing at the time of conversion.


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Material United States Federal Income Tax Consequences

         In the opinion of our counsel, Z.A.G/S&W LLP, the following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares by United States holders. Our counsel's legal opinion is based upon the United States Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated and proposed under the Internal Revenue Code, judicial authority and current administrative rulings and practices, all of which are subject to change, possibly with retroactive effect, or different interpretations. As to all matters of fact essential to their opinion, Z.A.G/S&W LLP has relied upon our representations, certificates from our officers, and facts set forth in this prospectus. We have not sought any ruling from the United States Internal Revenue Service with respect to the matters discussed below, and we cannot provide any assurance that the IRS or a court will agree with our counsel's legal opinion. The discussion below assumes that you will hold the ordinary shares as capital assets.

         This discussion is not a comprehensive description of all of the tax consequences that may be relevant to United States holders of ordinary shares, and you should consult your professional advisor as to the tax consequences of the acquisition, ownership and disposition of our ordinary shares. In particular, this discussion does not address your tax treatment if you are subject to special tax rules under United States federal income tax law, for example, if you are:

     o    a bank, insurance company or other financial institution,
     o a regulated investment company, real estate investment trust or grantor trust,
     o    a broker or dealer in securities or foreign currency,
     o a person who has a functional currency other than the United States dollar,
     o a person who acquires ordinary shares in connection with employment or other performance of services, or who acquires ordinary shares in the form of bonus shares from us,
     o    a person subject to alternative minimum tax,
     o a person who owns, or is deemed to own, at least 10% or more, by voting power or value, of our shares,
     o a person who owns ordinary shares as part of a straddle, hedging transaction, conversion transaction or constructive sale transaction for United States federal income tax purposes,
     o    a tax-exempt entity, or
     o    an expatriate of the United States.

         Further, this description does not address any United States federal estate, gift and generation-skipping transfer tax consequences, nor any state, local or foreign tax consequences relating to the acquisition, ownership and disposition of our ordinary shares.

         For purposes of this discussion, you are a United States holder if you are:

     o a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under United States federal income tax laws,
     o a corporation, partnership or other entity treated as a corporation or partnership for United States federal income tax purposes, which is created or organized in or under the laws of the United States, any of its states or the District of Columbia, unless otherwise provided by Treasury regulations,
     o an estate the income of which is subject to United States federal income taxation regardless of its source,
     o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or electing trusts in existence on August 20, 1996 to the extent provided in Treasury regulations, or
     o any person otherwise subject to United States federal income tax on a net income basis in respect of ordinary shares,

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

and if your status as a United States holder is not overridden pursuant to the provisions of an applicable tax treaty.

         Your initial income tax basis in any ordinary shares that you acquire will be the U.S. dollar amount that you paid for the ordinary shares, or the U.S. dollar equivalent of the fair market value of any property, including foreign currency, you exchanged for the ordinary shares as of the date of exchange.

Taxation of OTI

         In general, we will be subject to U.S. federal income tax only to the extent we have income which has its source in the U.S. or is effectively connected with a U.S. trade or business. We anticipate that we will derive substantially all of our income from foreign sources and that none of our income will be effectively connected with a U.S. trade or business, except perhaps for some income from our U.S. subsidiary. In addition, we anticipate that any U.S. source investment income we derive will come from investments the interest on which will be exempt from U.S. federal income taxation.

Distributions

         We do not at this time anticipate paying any dividends. But, if we do distribute property to you in the future, then subject to the discussion below under "Passive Foreign Investment Company Considerations," the following rules regarding distributions will generally apply.

         Distributions you receive from us with respect to your ordinary shares, including any related tax withheld by Israel, will constitute dividends for United States federal income tax purposes to the extent paid out of our current or accumulated earnings and profits as determined for United States federal income tax purposes. To the extent that a distribution exceeds our available earnings and profits, it will be treated as a nontaxable return of capital to the extent of your adjusted tax basis in the ordinary shares (reducing such adjusted tax basis dollar for dollar), and thereafter as capital gain. Dividends you receive generally will be treated as foreign source dividend income and will not be eligible for the dividends-received deduction allowed to corporate shareholders under the Internal Revenue Code.

         For a temporary period beginning with taxable years beginning in 2003 and ending with taxable years beginning after December 31, 2008, qualified dividend income will generally be subject to a maximum U.S. federal income tax rate of 15%. Because our shares trade on the Nasdaq Small Cap Market, any dividends we pay to you during that period should generally constitute qualified dividend income to you, unless we are or become a passive foreign investment company, a circumstance described below under "Passive Foreign Investment Company Considerations."

         The amount of any distribution we make to you will equal the fair market value in United States dollars of the Israeli Shekels or other property you receive, including the amount of any related withheld tax, on the date of distribution, which, in the case of a distribution paid in Israeli Shekels will be based on the exchange rate on the date of your receipt. For United States federal income tax purposes, you will have a basis in any Israeli Shekels you receive equal to the dollar value of the Israeli Shekels on the date of payment. Any gain or loss that you recognize upon a subsequent disposition of these Israeli Shekels will generally be ordinary income or loss.

         The Israeli withholding tax will generally be treated for United States federal income tax purposes as a foreign tax that you may claim as a foreign tax credit against your United States federal income tax liability, subject to limitations generally applicable to foreign tax credits. For example, dividends distributed by us will generally be categorized as passive income or, in the case of some holders, as financial services income, for purposes of computing allowable foreign tax credits for United States federal income tax purposes. In general, you may not claim a foreign tax credit with respect to a category of income in excess of the United States federal income tax otherwise payable with respect to that category of income. For purposes of this determination, you would be required to adjust the amount of any qualified dividend income we pay to you, while such dividends are subject to the 15% maximum tax rate described above, to account for the difference between the 15% maximum tax rate and ordinary U.S. federal income tax rates. You may carry back any excess foreign tax credits to the two preceding tax years and then carry any remaining excess credits forward five subsequent tax years to reduce your United States federal income tax payable on foreign source income in the same category that is not otherwise offset by a foreign tax credit. The consequences of the separate limitation calculation will depend on the nature and sources of your income and the deductions allocable to that income. You should consult with your tax advisor regarding the use of foreign tax credits.

         In lieu of claiming a credit, you may claim all foreign tax that you paid during a particular taxable year as an itemized deduction. Unlike a credit, a deduction does not reduce your United States federal income tax on a dollar for dollar basis. The deduction, however, is not subject to the category limitations described above regarding foreign tax credits.

         You are urged to consult your own tax advisor concerning whether you are eligible for benefits under the United States-Israel tax treaty, whether, and to what extent, a foreign tax credit will be available with respect to dividends received from us, and the treatment of any foreign currency gain or loss on any Israeli Shekels received with respect to the shares that are not converted into United States dollars on the date the Israeli Shekels are actually or constructively received.

Sale or other Taxable Disposition of Our Ordinary Shares

         Subject to the  discussion  below  under  "Passive  Foreign  Investment
Company   Considerations,"  the  following  rules  regarding  dispositions  will generally apply.

         In general, you will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of an ordinary share equal to your amount realized in the disposition less your adjusted income tax basis in the ordinary share. Your amount realized is the amount of cash and the fair market value of property received, including the United States dollar value on the date of the disposition of the amount realized in Israeli Shekels. Your adjusted income tax basis in an ordinary share is discussed above.

         Gain or loss recognized upon the sale, exchange, redemption or other taxable disposition of an ordinary share will generally be capital gain or loss, and will generally be long-term capital gain or loss if your holding period in the disposed of ordinary shares exceeds one year. Special rates of tax apply to long-term capital gains recognized by non-corporate United States holders. Under most circumstances, your gain or loss will be treated as United States source income for United States foreign tax credit purposes.

Passive Foreign Investment Company Considerations

         Special United States federal income tax rules apply to a United States holder who owns shares of a corporation that was at any time during the United States holder's holding period a passive foreign investment company, commonly known by acronym, "PFIC." A non-United States corporation will be classified as a PFIC for United States federal income tax purposes in any taxable year in which, after applying look-through rules for lower tier affiliates, either (1) at least 75% of its gross income is "passive income," or (2) at least 50% of the gross value of its assets is attributable to assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions.

         Based on our estimated gross income, the average value of our gross assets (assuming that we are entitled to value our intangible assets using the methods suggested for publicly traded corporations) and the nature of our business, we believe there is only a small chance that we will be a PFIC for our current taxable year and in the foreseeable future. Since PFIC status is a factual determination that must be made annually and is therefore subject to change, our status in current and future years depends on our assets and activities in those years. Because the market price of our ordinary shares is likely to fluctuate and because the market price of the shares of technology companies has been especially volatile, we cannot assure you whether or not we will be considered a PFIC for any taxable year. Also, because PFIC status is in part based on facts on and through December 31 of each year, it is not possible to determine whether we will have become a PFIC for a calendar year until after the close of the year, when we finalize our financial information on and through December 31. In addition, we cannot provide any assurance that the applicable tax law will not change in a manner which adversely affects our PFIC determination. If we were a PFIC for a taxable year and you are a United States holder of our ordinary shares at any point during that year, you generally could be subject to interest charges and higher tax rates with respect to any gain from the sale or exchange of, and certain distributions with respect to, your ordinary shares.

         If we are or become a PFIC, a United States holder of our ordinary shares could make a variety of elections that may alleviate the tax consequences referred to above. However, it is expected that the conditions necessary for making an election to treat us as a qualified electing fund under the PFIC rules will not be available. You should consult your tax advisor regarding our potential status as a PFIC and the tax consequences to you that would arise if we were treated as a PFIC.

Backup Withholding and Information Reporting

         If you hold ordinary shares, you may be subject to information reporting and backup withholding of United States federal income tax with respect to cash payments in respect of dividends or the gross proceeds from dispositions. The backup withholding rate is currently 28%. However, you will not be subject to backup withholding if you properly execute, under penalties of perjury, an IRS Form W-9 or a substantially similar form in which you provide your correct taxpayer identification number, certify that it is correct, certify that you are a United States person, and certify as to one of the following conditions: (1) you are not subject to backup withholding because you are a corporation or come within another enumerated exempt category, (2) you have not been notified by the IRS that you are subject to backup withholding, or (3) you have been notified by the IRS that you are no longer subject to backup withholding.

         If you do not provide your correct taxpayer identification number on the IRS Form W-9 or a substantially similar form, you may be subject to penalties imposed by the IRS. Unless you have established on a properly executed IRS Form W-9 or a substantially similar form that you are a corporation or come within another enumerated exempt category, dividends and other payments paid to you during the taxable year, and the amount of tax withheld, if any, will be reported to you and to the IRS.

         Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against your United States federal income tax liability, provided you furnish the required information to the IRS. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining that exemption.

         The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our ordinary shares by a United States holder. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, or other taxing jurisdiction.

German Taxation Considerations

         In the opinion of FPS Fritze Paul Seelig, Rechtsanwalte, Steuerberater, Frankfurt am Main, the following is a description of tax matters arising under German tax law in consideration of the German-Israeli tax treaty. This description assumes that holders are initial purchasers of the ordinary shares, that will hold the ordinary shares as a capital asset. They have relied on the facts presented to them by us.

         This description does not purport to be a comprehensive description of all of the tax considerations which may be relevant to a decision to purchase our ordinary shares in the offering.

         This description is based on the tax laws of Germany as in effect on the date of this prospectus, which are subject to change, possibly with retroactive effect. This description is limited to income taxation of dividends and capital gains as well as gift and inheritance tax under German law but does not address all aspects of such German taxation. This description does not consider any specific facts or circumstances that may apply to a particular holder. You should consult your own tax advisor with respect to the German tax consequences of acquiring, owning or disposing of our ordinary shares.

Taxation of dividends

         If you are a German resident shareholder, liable to personal income tax, the dividends received from us must be generally treated as taxable income in Germany. Beginning with the tax year 2001 only 50% of these dividends are subject to income tax (so called Halbeinkunfteverfahren). The other 50% are not subject to any income tax.

         In connection with this enactment, a private German shareholder may only deduct 50% of his dividend-related expenses (Werbungskosten). Such expenses can occur for the acquisition, safeguarding and maintenance of the dividend-income (including fees for the depository bank and finance charges like interest for loans taken for the acquisition of the shares of our company) and 50% of these expenses can be deducted from the dividend income of ordinary shares held in private. Absent itemized expenses, you may deduct income-related expenses in a lump sum amount of (euro) 51 (or (euro) 102 for joint tax returns) per annum. For income from capital assets, an additional annual savers' tax allowance of (euro) 1,550 (or (euro) 3,100 for joint returns) is granted (Sparerfreibetrag). In accordance with the German-Israeli tax treaty, any remaining Israeli withholding tax on dividends is credited to the German part of the income tax on the dividend income. For example, if the German income tax on these dividend income, as a result of deductions for income-related expenses (e.g. refinancing costs), is lower than the Israeli withholding tax, this Israeli withholding tax can only be offset by the amount of the German tax. Upon your request, the Israeli withholding tax may be deducted at the time income is determined instead of being offset.

         If you are a holder of our ordinary shares and you are liable to unlimited corporation income tax, then dividends will not be taxed. On the other hand, due to this exemption, no expenses can be deducted which relate to this dividend income of the company. In addition to this, an amount of 5% of your tax exempt dividends is treated as a non-deductible expense. This will increase your taxable income. The same exemption occurs, if you are a non-resident corporation with a permanent establishment in Germany that holds our ordinary shares as an asset. The Israeli withholding tax with respect to the amount of the tax exempt dividends cannot be offset against the German tax. Dividends in Germany constitute taxable income if they are re-distributed to a domestic natural person, who is a shareholder of the German corporation.

         If you are a German non-commercial asset management partnership, that holds our ordinary shares, a pro rata share of dividends is attributed to the investment income of each partner. If you are a German commercial partnership, that holds our ordinary shares as operating assets, a pro rata share of the dividends is attributed to each partner's income from commercial activities. In the latter case the partner may not claim the savers' tax allowance in respect of such commercial income.

         If you are non-German resident that holds our ordinary shares, you will not be subject to German income or withholding tax on dividends received on our ordinary shares, unless such income is effectively connected with the conduct of a trade or business of the non-German resident in Germany.

Taxation of capital gains

         If you are an incorporated holder of our ordinary shares and you have unlimited corporation tax liability, you will not be taxed on capital gains at this level. No expenses can be deducted which relate to this capital gain income of the company. In addition to this, an amount of 5% of your tax exempt capital gain income is treated as a non-deductible expense, which increases your income. On the other hand write-down of the value of the ordinary share is not a tax-deductible expense and the capital gain, which is the result of a disposal of ordinary shares, which were written down in previous periods is subject to unlimited taxation. The same rules are applicable to shares, that form part of the assets of a non-resident corporations permanent establishment in Germany.

         If you are a private investor, 50% of the capital gains are subject to personal income tax, if you, or in the case of an acquisition without consideration, one of your predecessors in title, have held 1% or more of the company's nominal capital at any time within the five years preceding the transfer.

         If you are a private investor and you have held less than 1% of the company's nominal capital within this five year period, the capital gain will not be taxed, if the holding period of the shares was more than 1 year. Otherwise the capital gain will be subject to unlimited tax liability, if the disposal takes place within one year after acquisition and if you, or in the case of an acquisition without consideration, one of your predecessors in title at the time of the disposal or at any time within the five years preceding the sale, directly or indirectly held a participation in our company of at least 1% of the nominal share capital of our company.

         If you are a non-German resident that holds our ordinary shares you will not be subject to German income or withholding tax on a gain realized on the sale or exchange of our ordinary shares unless such gain is effectively connected with the conduct of trade or business of the non-German resident in Germany.

Gift and inheritance tax

         In accordance with German tax law, the transfer of our ordinary shares upon death or as a donation is subject to the German inheritance and gift tax, if:

     o the shares in the case of a testator or donor belong to business assets for which a permanent establishment in Germany is maintained or a permanent representative appointed; or
     o the testator or donor, the heir or other acquirer at the time of the death or when the gift takes place had his domicile or his habitual abode in Germany, or as a German national with no domicile in Germany had not resided continuously abroad for more than five years.

         Israel abolished inheritance tax in 1985. The German-Israeli tax treaty is not applicable to cases later than March 31, 1982.

Other German taxes

         The sale or transfer of our ordinary shares is not subject to stock exchange turnover tax, stamp duty or similar taxes in Germany. Wealth tax is no longer levied for the tax assessment period from 1997; for collection periods from 1998 and later, the trade capital tax has been repealed.

                       ENFORCEABILITY OF CIVIL LIABILITIES

         We are incorporated under the laws of the State of Israel. Service of process upon our directors and executive officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, will be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers or the Israeli experts named in the prospectus, will be difficult to collect outside those countries.

         We have been informed by our legal counsel in Israel, Zysman Aharoni Gayer & Co. Law Offices, that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act of 1934 in original actions instituted in Israel. However, subject to certain time limitations, Israeli courts generally enforce a final executory judgment of a foreign court in civil matters including judgments based upon the civil liability provisions of the Securities Act and the Securities Exchange Act or the German securities laws and including a monetary or compensatory judgment in a non-civil matter, provided that:

     o the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;
     o the foreign court is not prohibited by law from enforcing judgments of Israeli courts;
     o adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his evidence;
     o the judgments and the enforcement of the civil liabilities are not contrary to the law, public policy, security or sovereignty of the State of Israel;
     o the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;
     o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and
     o the obligations under the judgment are enforceable according to the laws of the State of Israel.

         We have irrevocably appointed OTI America, Inc. as our agent solely to receive service of process in any action against us in any United States federal court or the courts of the State of New York arising out of this offering.

         Foreign judgments enforced by Israeli courts will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date thereof, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli law prevailing at that time. Judgment creditors must bear the risk of unfavorable exchange rate movement.

                              PLAN OF DISTRIBUTION

         We expect that our selling shareholders may sell their shares on NASDAQ Small Cap Market after this registration statement is declared effective. The selling shareholders and their successors, including their permitted transferees, pledgees or donees or their successors, may sell the shares of common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

         The shares covered by this prospectus to be sold from time to time by the selling shareholders may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions:

     o on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;
     o    in the over-the-counter market;
     o    in private transactions;
     o    by pledge to secure debts and other obligations; or
     o    a combination of any of the above transactions.

         The selling shareholders may either sell shares directly to purchasers, or sell shares to, or through, broker-dealers. These broker-dealers may act either as an agent of the selling shareholders, or as a principal for the broker-dealer's own account. These transactions may include transactions in which the same broker-dealer acts as an agent on both sides of the trade. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares. This compensation may be received both if the broker-dealer acts as an agent or as principal. This compensation might also exceed customary commissions.

         If any selling shareholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through:

     o    a block trade,
     o    a special offering,
     o    an exchange distribution or secondary distribution, or
     o    a purchase by a broker or dealer,

then we will file, if required, a supplement to this prospectus under Rule 424(b) of the Securities Act.

         The supplement will disclose, to the extent required:

     o the names of the selling shareholders and of the participating broker-dealer(s);
     o    the number of shares involved;
     o    the price at which such shares were sold;
     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
     o    any other fact material to the transaction.

         The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale or distribution of the shares of common stock may be deemed "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

         Under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our ordinary shares for a period of up to 5 business days prior to the commencement of such distribution. In addition, the selling shareholders will be subject to the applicable provisions of the Securities Exchange Act of 1934, including Regulation M, which may limit the timing of purchases and sales of shares of common stock by the selling shareholders or any other such persons. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

         In order to comply with the securities laws of some jurisdictions, if applicable, the shares of common stock must be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

                                  LEGAL MATTERS

         The validity of the ordinary shares offered in this offering and certain other matters in connection with this offering relating to Israeli law will be passed upon for us by Zysman Aharoni Gayer & Co. Law Offices, Tel Aviv, Israel. Certain legal matters in connection with this offering relating to United States law will be passed upon for us by Z.A.G/S&W LLP, New York, New York. As of the date of this prospectus, Zysman Aharoni Gayer & Co. beneficially owns options to acquire 36,666 ordinary shares of the Company (after giving effect to the reverse stock split).

                                     EXPERTS

         Luboshitz Kasierer, an affiliate member of Ernst & Young International, independent auditors, have audited our consolidated financial statements at December 31, 2001 and 2002, and for each of the three years in the period ended December 31, 2002, as set forth in their report. We have included our consolidated financial statements elsewhere in this prospectus and in the registration statement in reliance on Luboshitz Kasierer's report, given on their authority as experts in accounting and auditing. The address of Luboshitz Kasierer is Ahad Ha'am Street 9, Shalom Tower, Tel Aviv 29452, Israel.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form F-1, including the exhibits and schedules thereto, with the Securities and Exchange Commission, or SEC, under the Securities Act of 1933, as amended, and the rules and regulations thereunder, for the registration of the ordinary shares that are being offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreements or other document.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers. We, as a "foreign private issuer," are exempt from the rules under the Securities Exchange Act prescribing certain disclosure and procedural requirements for proxy solicitations, and our officers, directors and principal shareholders are exempt from the reporting and "short-swing" profit recovery provisions contained in Section 16 of the Securities Exchange Act, with respect to their purchases and sales of shares. In addition, we are not required to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Securities Exchange Act. However, we will file with the SEC, within 180 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent accounting firm. We will also furnish quarterly reports on Form 6-K containing unaudited interim financial information for the first three quarters of each fiscal year, within 60 days after the end of such quarter.

         You may read and copy any document we file or furnish with the SEC at reference facilities at 450 Fifth Street, NW, Washington, DC 20549, and at the SEC's regional offices at 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can review our SEC filings and the registration statement by accessing the SEC's internet site at http://www.sec.gov.

         Documents may also be inspected at the National Association of Securities Dealers, Inc., 1735 K street, N.W., Washington D.C. 20006. In addition, under German law, documents referred to in this prospectus, in so far as they relate to the Company may be inspected during normal business hours at On Track Innovations Ltd., Z.H.R. Industrial Zone, P.O. Box 32, Rosh Pina, Israel 12000.

                            ON TRACK INNOVATIONS LTD.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                    Page

Report of Independent Auditors                                      F-2

Consolidated Balance Sheets                                         F-3

Consolidated Statements of Operations                               F-4

Statements of Changes in Shareholders' Equity                    F-5 - F-6

Consolidated Statements of Cash Flows                            F-7 - F-9

Notes to the Consolidated Financial Statements                  F-10 - F-46


                                  # # # # # # #

                                                                   ERNST & YOUNG
                                                              Luboshitz Kasierer


                         REPORT OF INDEPENDENT AUDITORS


To the Shareholders of
On Track Innovations Ltd.


         We have audited the accompanying consolidated balance sheets of On Track Innovations Ltd. ("the Company") and its subsidiaries as of December 31, 2001 and 2002 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed at item 8. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2001 and 2002 and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

         As discussed in Note 2K to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets, effective January 1, 2002, in accordance with the provisions of Statement of Financial Accounting Standards No. 142 ("SFAS 142") "Goodwill and Other Intangible Assets".


                                         Luboshitz Kasierer
                            An affiliate member of Ernst & Young International
Tel-Aviv, Israel
March 28, 2003


                                          ON TRACK INNOVATIONS LTD.

                                         CONSOLIDATED BALANCE SHEETS
                         U.S. dollars in thousands, except share and per share data

                                                                          December 31
                                                                  -------------------------      June 30,
                                                       Note          2001           2002           2003
                                                      ------      ----------    -----------    ------------
                                                                                               (Unaudited)
                      ASSETS
CURRENT ASSETS....................................
Cash and cash equivalents.........................      (3)       $   6,030      $   2,145        $     926
Short-term investments............................      (4)           1,946          1,664            1,673
Trade receivables (net of allowance for doubtful
   accounts of  $64, $244 and 274 as of December
   31, 2001, 2002 and June 30,2003, respectively).                    2,983          1,982            2,174
Other receivables and prepaid expenses............      (5)           1,091            838            1,086
Inventories.......................................      (6)           4,998          4,192            4,216
                                                                  ---------      ---------        ---------
     Total current assets.........................                   17,048         10,821           10,075
                                                                  ---------      ---------        ---------
Severance pay and deposit fund....................     (12)             682            743              881
Property, plant and equipment, net................      (8)           6,502          6,559            6,087
Other intangibles assets, net.....................     (7E)           5,730            513              419
Goodwill..........................................     (7F)               -          5,383            5,383
                                                                  ---------      ---------        ---------
       Total assets...............................                $  29,962      $  24,019        $  22,845
                                                                  =========      =========        =========

            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES...............................
Short-term bank credit and current maturities of
   long-term bank loans...........................     (10C)      $   3,333      $   2,520        $   3,037
Trade payables....................................                    3,178          2,176            2,566
Other current liabilities.........................      (9)           2,463          2,175            1,572
                                                                  ---------      ---------        ---------
     Total current liabilities....................                    8,974          6,871            7,175
                                                                  ---------      ---------        ---------
LONG-TERM LIABILITIES
Long-term loans, net of current maturities........     (10A)          4,751          4,006            3,465
Convertible notes.................................     (11)               -            169              190
Deferred revenues.................................                      716            716                -
Accrued severance pay.............................     (12)           1,151          1,216            1,405
                                                                  ---------      ---------        ---------
     Total long-term liabilities..................                    6,618          6,107            5,060
                                                                  ---------      ---------        ---------

COMMITMENTS AND CONTINGENCIES                          (13)

SHAREHOLDERS' EQUITY:                                  (14)
   Ordinary shares of NIS 0.1 par value:
    Authorized - 5,000,000  shares as of
    December 31,  2001,  2002 and June 30, 2003;
    Issued and outstanding - 1,589,311,  1,817,156
    and 2,299,700 shares as of December 31, 2001,
    2002 and June 30, 2003, respectively..........                       47             52               63
   Additional paid-in capital.....................                   44,823         48,147           49,296
   Deferred stock compensation....................                     (541)        (1,115)            (894)
   Accumulated other comprehensive income.........                       37            201              262
   Accumulated deficit............................                  (29,996)       (36,244)         (38,117)
                                                                  ---------      ---------        ---------
     Total shareholder's equity...................                   14,370         11,041           10,610
                                                                  ---------      ---------        ---------
       Total liabilities and shareholders' equity.                $  29,962      $  24,019        $  22,845
                                                                  =========      =========        =========

        The accompanying notes to the consolidated financial statements form an integral part thereof.

                                                      ON TRACK INNOVATIONS LTD.

                                                CONSOLIDATED STATEMENTS OF OPERATIONS
                                     U.S. dollars in thousands, except share and per share data

                                                                                                              Six months ended
                                                                Year ended December 31                            June 30
                                                     -------------------------------------------       ----------------------------
                                          Note           2000            2001             2002             2002             2003
                                         --------    ----------      ----------       ----------       ----------       -----------
                                                                                                                (Unaudited)
REVENUES                                  (19)
    Products........................                 $   12,498      $   18,217       $   15,492       $    8,626        $    8,794
    Non-recurring engineering.......                         89             500              952              305               195
    Licensing and transaction fees..                         62             495              651              281               409
    Customer service and technical
      support.......................                        428             676              868              444               341
                                                     ----------      ----------       ----------       ----------        ----------
       Total revenues...............                     13,077          19,888           17,963            9,656             9,739

COST OF REVENUES
    Products........................                      6,405          10,727            8,740            5,066             4,194
    Non-recurring engineering.......                         89              20              216               50                64
    Customer service and technical
      support.......................                        332             491              546              259               176
                                                     ----------      ----------       ----------       ----------        ----------
       Total cost of revenues.......                      6,826          11,238            9,502            5,375             4,434
                                                     ----------      ----------       ----------       ----------        ----------

       Gross profit.................                      6,251           8,650            8,461            4,281             5,305
                                                     ----------      ----------       ----------       ----------        ----------

OPERATING EXPENSES
    Research and development........                      4,947           6,768            4,459            2,449             1,765
    Less - participation by the Office
      of the Chief Scientist........                      1,031             599            1,103              498               364
                                                     ----------      ----------       ----------       ----------        ----------
    Research and development, net...                      3,916           6,169            3,356            1,951             1,401
    Selling and marketing...........                      7,030           6,585            3,869            1,830             2,147
    General and administrative......                      3,656           4,668            5,183            2,468             2,767
    Amortization of goodwill and
      intangible assets.............                        472           1,124              161               67                94
    Other expenses..................      (15A)             599             340                -                -                 -
                                                     ----------      ----------       ----------       ----------        ----------
       Total operating expenses.....                     15,673          18,886           12,569            6,316             6,409
                                                     ----------      ----------       ----------       ----------        ----------

       Operating loss...............                     (9,422)        (10,236)          (4,108)          (2,035)           (1,104)
Financial income (expenses), net....      (17)              819              71               41              212              (544)
Other expenses, net.................      (15B)               -          (1,581)          (1,955)            (758)             (225)
                                                     ----------      ----------       ----------       ----------        ----------
Loss before taxes on income.........                     (8,603)        (11,746)          (6,022)          (2,581)           (1,873)
Tax benefit (taxes on income).......      (16)               58              47             (207)              (3)                -
                                                     ----------      ----------       ----------       ----------        ----------
                                                         (8,545)        (11,699)          (6,229)          (2,584)           (1,873)
Minority interest...................                        250              15              (19)             (19)                -
                                                     ----------      ----------       ----------       ----------        ----------
       Net loss.....................                 $   (8,295)     $  (11,684)      $   (6,248)      $   (2,603)       $   (1,873)
                                                     ==========      ==========       ==========       ==========        ==========

Basic and diluted net loss per share                 $    (5.60)          (7.49)      $    (3.76)      $    (1.64)       $    (1.00)
                                                     ==========      ==========       ==========       ==========        ==========
Weighted average number of shares used
  in computing net loss per shares -
  basic and diluted.................                   1,480,494       1,559,490        1,661,170        1,589,677         1,876,942
                                                     ==========      ==========       ==========       ==========        ==========

        The accompanying notes to the consolidated financial statements form an integral part thereof.


                                                      ON TRACK INNOVATIONS LTD.

                                            STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                     U.S. dollars in thousands, except share and per share data

                                                                                            Accumulated
                                                                  Additional    Deferred      other                        Total
                                               Number of   Share   paid-in       stock     comprehensive  Accumulated  shareholders'
                                               shares     capital  capital    compensation     income       deficit       equity
                                              ----------  -------  -------    ------------     ------       -------       ------
Balance as of January 1, 2000 ............... 1,445,895   $ 44   $  37,645    $    (306)      $ --         $ (10,017)   $  27,366
Issuance of shares for the acquisition of
 100% of the SoftChip Group, net of issuance
 costs of $20 ...............................    12,119      *       1,239           --         --                --        1,239
Issuance of shares for the acquisition  of
 51% of the InterCard Group, net of issuance
 costs of $40 ...............................    29,742      1       2,323           --         --                --        2,324
Exercise of options .........................    12,013      *         145           --         --                --          145
Deferred stock compensation .................        --     --         230         (230)        --                --           --
Deferred stock compensation in respect of
 options granted to a  subsidiary's CEO
 (Note 7A) ..................................        --     --         730         (730)        --                --           --
Amortization of deferred  stock
 Compensation ...............................        --     --          --          416         --                --          416
Other comprehensive income - foreign
 currency translation adjustments ...........        --     --          --           --          9                --            9
Net loss ....................................        --     --          --           --         --            (8,295)      (8,295)
                                              ---------   ----   ---------    ---------       ----         ---------    ---------
Balance as of December 31, 2000 ............. 1,499,769     45      42,312         (850)         9           (18,312)      23,204
Issuance of shares for the acquisition of
 49% of the InterCard Group, net of
 issuance costs of $84 ......................    88,075      2       2,511           --         --                --        2,513
Exercise of options .........................     1,467      *          --           --         --                --           --
Amortization of deferred stock compensation .        --     --          --          309         --                --          309
Other comprehensive income- foreign
 currency translation adjustments ...........        --     --          --           --         28                --           28
Net loss ....................................        --     --          --           --         --           (11,684)     (11,684)
                                              ---------   ----   ---------    ---------       ----         ---------    ---------
Balance as of December 31, 2001 ............. 1,589,311     47      44,823         (541)        37           (29,996)      14,370
Deferred stock compensation .................        --     --       2,182       (2,182)        --                --           --
Exercise of options .........................   227,845      5          --           --         --                --            5
Amortization of deferred stock  compensation         --     --          --        1,608         --                --        1,608
Stock options granted to consultants ........        --     --       1,058           --         --                --        1,058
Beneficial conversion feature on
 convertible notes ..........................        --     --          42           --         --                --           42
Warrants issued in connection with the
 issuance of convertible notes ..............        --     --          42           --         --                --           42
Other comprehensive income - foreign
 currency translation adjustments ...........        --     --          --           --        164                --          164
Net loss ....................................        --     --          --           --         --            (6,248)      (6,248)
                                              ---------   ----   ---------    ---------       ----         ---------    ---------
Balance as of December 31, 2002 ............. 1,817,156     52      48,147       (1,115)       201           (36,244)      11,041
Deferred stock compensation .................        --     --         926         (926)        --                --           --
Exercise of options .........................   482,544     11          --           --         --                --           11
Amortization of deferred stock  compensation         --     --          --          381         --                --          381
Stock options granted to consultants ........        --     --         524           --         --                --          524
Conversion of loan to options ...............        --     --         465           --         --                --          465
Deferred compensation paid in cash ..........        --     --        (766)         766         --                --           --
Other comprehensive income - foreign
 currency translation adjustments ...........        --     --          --           --         61                --           61
Net loss ....................................        --     --          --           --         --            (1,873)      (1,873)
                                              ---------   ----   ---------    ---------       ----         ---------    ---------
Balance as of June 30, 2003 (unaudited) ..... 2,299,700   $ 63   $  49,296    $    (894)      $262         $ (38,117)   $  10,610
                                              =========   ====   =========    =========       ====         =========    =========

(*) Represents an amount lower than $1.


        The accompanying notes to the consolidated financial statements form an integral part thereof.


                                                      ON TRACK INNOVATIONS LTD.

                                            STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                     U.S. dollars in thousands, except share and per share data


                                                                    Year ended December 31               Six months ended June 30
                                                            --------------------------------------       --------------------------
                                                               2000           2001         2002              2002           2003
                                                               ----           ----         ----              ----           ----
                                                                                                                 (Unaudited)
Total comprehensive loss:
  Net loss..........................................        $ (8,295)     $ (11,684)    $ (6,248)         $ (2,603)      $ (1,873)
  Foreign currency translation adjustments..........               9             28          164               (28)            61
                                                            --------      ---------     --------          --------       --------
  Total comprehensive loss..........................        $ (8,286)     $ (11,656)    $ (6,084)         $ (2,631)      $ (1,812)
                                                            ========      =========     ========          ========       ========



        The accompanying notes to the consolidated financial statements form an integral part thereof.


                                                      ON TRACK INNOVATIONS LTD.

                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     U.S. dollars in thousands, except share and per share data

                                                                                                           Six months ended
                                                                       Year ended December 31                   June 30
                                                              --------------------------------------    ------------------------
                                                                  2000          2001          2002         2002          2003
                                                              ----------    -----------   ----------    ---------     ----------
                                                                                                                      (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss ................................................     $ (8,295)     $(11,684)     $ (6,248)     $ (2,603)     $ (1,873)
Adjustments required to reconcile net loss to  net cash
  used in operating activities:
Amortization of deferred stock compensation .............          416           309         1,608           473           381
Cost of stock options granted to consultants ............           --            --         1,058            --           524
Loss (gain) on sale of property and equipment ...........           --            (6)           40            22            --
Amortization of goodwill and intangible assets ..........          472         1,124           161            67            94
Dissolution of a subsidiary of the InterCard Group ......           --           340            --            --            --
Depreciation ............................................          569           988           897           380           709
Amortization of beneficial conversion feature on
  convertible notes .....................................           --            --             3            --            21
Accrued severance pay, net ..............................          107          (376)           --           (43)           51
Minority interest .......................................         (218)          (15)           19            19            --
Other ...................................................           20           (36)           --           (25)           --
Decrease (increase) in marketable bonds held for trading,
  net ...................................................          188           (61)          282           323            (9)
Decrease (increase) in trade receivables ................         (304)          744         1,363          (329)          (68)
Decrease (increase) in other receivables and prepaid
  expenses ..............................................       (1,194)        1,192           331          (162)         (198)
Decrease (increase) in inventories ......................       (1,482)          112         1,104           (21)           88
Increase (decrease) in trade payables ...................           61           (83)       (1,263)         (201)          297
Decrease in other current liabilities ...................         (806)         (270)         (497)         (590)         (686)
Decrease in long-term deferred revenues .................         (224)           (7)           --            --          (716)
                                                              --------      --------      --------      --------      --------
Net cash used in operating activities ...................      (10,690)       (7,729)       (1,142)       (2,690)       (1,385)
                                                              --------      --------      --------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from short-term bank deposits ..................       10,188            --            --            --            --
Acquisition of the InterCard Group (a) ..................         (167)         (301)           --            --            --
Acquisition of the SoftChip Group (b) ...................          (82)           --            --            --            --
Proceeds from sale of property and equipment ............           --            14            14            10            --
Purchase of plant, property and equipment ...............       (2,544)       (2,639)         (793)         (457)         (101)
                                                              --------      --------      --------      --------      --------
Net cash provided by (used in) investing activities .....        7,395        (2,926)         (779)         (447)         (101)
                                                              --------      --------      --------      --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in short-term bank credit, net ......        1,601          (582)       (1,109)          236           865
Proceeds from long-term bank loans ......................        2,528         3,952           372           372           650
Repayments of long-term bank loans ......................       (1,688)       (2,257)       (1,630)         (841)       (1,261)
Exercise of options granted to an investor ..............          145            --             5            --            11
Proceeds from issuance of convertible notes .............           --            --           166            --            --
Proceeds from issuance of warrants in connection with
  the issuance of convertible notes .....................           --            --            42            --            --
Proceeds allocated to beneficial conversion feature on
  convertible notes .....................................           --            --            42            --            --
                                                              --------      --------      --------      --------      --------
Net cash provided by (used in) financing activities .....        2,586         1,113        (2,112)         (233)          265
                                                              --------      --------      --------      --------      --------
Effect of exchange rate changes on cash .................           (8)          (26)          148            25             2
                                                              --------      --------      --------      --------      --------

DECREASE IN CASH AND CASH EQUIVALENTS ...................         (717)       (9,568)       (3,885)       (3,345)       (1,219)
CASH AND CASH EQUIVALENTS AT THE BEGINNING OF THE PERIOD        16,315        15,598         6,030         6,030         2,145
                                                              --------      --------      --------      --------      --------
CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD ......     $ 15,598      $  6,030      $  2,145      $  2,685      $    926
                                                              ========      ========      ========      ========      ========

        The accompanying notes to the consolidated financial statements form an integral part thereof.

                                               ON TRACK INNOVATIONS LTD.

                                         CONSOLIDATED STATEMENTS OF CASH FLOWS
                               U.S. dollars in thousands, except share and per share data


                                                                                                       Six months
                                                                   Year ended December 31              ended June 30
                                                             ----------------------------------     ------------------
                                                                2000        2001        2002        2002        2003
                                                                                                       (Unaudited)
SUPPLEMENTARY CASH FLOW ACTIVITIES:

A. Cash paid during the period for:
    Interest ..............................................   $  346       $  438       $  363       $159       $  179
    Income taxes ..........................................   $   15       $   15       $   54       $-         $   --
B. Non-cash transactions:

    Issuance of shares in consideration for acquisition of:
    51% of the InterCard Group ............................   $2,324           $-       $   --       $-         $   --
    100% of the SoftChip Group ............................   $1,239           $-       $   --       $-         $   --
    49% of the InterCard Group ............................   $   --       $2,513       $   --       $-         $   --
    Acquisition of 39% of EasyPark Israel shares  through
      assumption of liabilities ...........................   $   --           $-       $  327       $-         $   --
    Long-term loan received in consideration for equity
      interest in subsidiaries ............................   $   --       $  595       $   --       $-         $   --
    Conversion of a loan to options .......................   $   --           $-       $   --       $-         $  465


        The accompanying notes to the consolidated financial statements form an integral part thereof.


                                        ON TRACK INNOVATIONS LTD.

                                  CONSOLIDATED STATEMENTS OF CASH FLOWS
                       U.S. dollars in thousands, except share and per share data


                                                                                             Year ended
                                                                                            December 31,
                                                                                                2000
                                                                                            ------------


(a) Acquisition of the InterCard group
    Estimated  fair  value  of  assets  acquired  and  liabilities   assumed  of
      subsidiaries at the date of acquisition:
    Working capital deficiency (excluding cash and cash equivalents).................     $         112
    Property and equipment...........................................................              (833)
    Intangible Assets (primarily assembled workforce and software)...................            (2,778)
    Long-term liabilities............................................................             1,065
    Minority interests in investee companies upon acquisition........................               (16)
    Less  - amount acquired by issuance of shares....................................             2,323
              - share issuance expenses..............................................               (40)
                                                                                          -------------
                                                                                          $        (167)
                                                                                          =============


                                                                                             Year ended
                                                                                            December 31,
                                                                                                2000
                                                                                            ------------

(b) Acquisition of the SoftChip group
    Estimated  fair  value  of  assets  acquired  and  liabilities   assumed  of
      subsidiaries at the date of acquisition:
    Working capital (excluding cash and cash equivalents)...........................      $         (70)
    Property and equipment..........................................................               (106)
    Intangible Assets (primarily assembled workforce and software...................             (1,171)
    Long-term liabilities...........................................................                 45
    Less - amount acquired by issuance of shares....................................              1,240
             - share issuance expenses..............................................                (20)
                                                                                          -------------
                                                                                          $         (82)
                                                                                          =============



        The accompanying notes to the consolidated financial statements form an integral part thereof.

                            ON TRACK INNOVATIONS LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
           U.S. dollars in thousands, except share and per share data


Note 1 -      GENERAL

              On Track Innovations Ltd. (the "Company" or "OTI") was founded in 1990, in Israel. The Company and its subsidiaries (together "the Group") are principally engaged in the field of design and development of contactless microprocessor-based smart card systems. The Company's ordinary shares were traded on the Neuer Markt in Germany until January 31, 2002 after which, the shares were listed on the new Prime Standard Market of the Frankfurt Stock Exchange. Commencing November 2002, the Company's shares were also listed for trading on the NASDAQ Small Cap Market.


Note 2        SIGNIFICANT ACCOUNTING POLICIES

              The financial statements have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). The significant accounting policies followed in the preparation of the financial statements, applied on a consistent basis, except as described in K below, are:

              A.    USE OF ESTIMATES

                    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

              B.    FINANCIAL STATEMENTS IN U.S. DOLLARS

                    The financial statements of the Company and certain of its subsidiaries have been prepared in U.S. dollars, as the currency of the primary economic environment in which the operations of the Company and certain of its subsidiaries are conducted is the U.S. dollar. Substantially all of the Company's and certain of its subsidiaries' sales are in U.S. dollars. A significant portion of purchases of materials and components and most marketing costs are denominated in U.S. dollars. Therefore, the functional and reporting currency of the Company and certain of its subsidiaries is the U.S. dollar.

                    Transactions   and  balances   denominated  in  dollars  are
                    presented at their original amounts.

                    Transactions and balances in other currencies are remeasured into U.S. dollars in accordance with the principles set forth in Financial Statement of Accounting Standards No. 52, "Foreign Currency Translation" ("SFAS No. 52"). All exchange gains and losses from the abovementioned remeasurement are reflected in the consolidated statements of operations.

                    The functional currency of InterCard GmbH Kartensysteme and InterCard GmbH Systemelectronic is the Euro. The financial statements of these companies are translated into US dollars in accordance with SFAS No. 52, using the period end exchange rate for assets and liabilities, and average rates for revenues and expenses. Translation adjustments are included as a component of shareholders' equity, accumulated other comprehensive income.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data



Note 2 -      SIGNIFICANT ACCOUNTING POLICIES (Cont.)

              C.    PRINCIPLES OF CONSOLIDATION

                    The consolidated financial statements include the accounts of the Company and its subsidiaries. The Company's principal subsidiaries are InterCard GmbH Kartensysteme (Germany), InterCard GmbH Systemelectronic (Germany), OTI Africa Ltd. (South Africa), SoftChip Technologies (3000) Ltd. (Israel), SoftChip Israel Ltd. (Israel), OTI America, Inc. (U.S.A.), Easy Park Ltd. ("EasyPark") (Israel) and Easy Park Israel
                    Ltd. (Israel). Intercompany transactions and balances have been eliminated upon consolidation.

              D.    CASH EQUIVALENTS

                     Cash equivalents are short-term  highly liquid  investments
                     that  are  readily   convertible   to  cash  with  original
                     maturities of less than three months.

              E.    MARKETABLE SECURITIES

                     In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"), the Company has classified its marketable debt securities as trading securities. Trading securities are held for resale in anticipation for short-term market movements. Under SFAS No. 115, marketable securities classified as trading securities are stated at the quoted market prices at each balance sheet date. Gains and losses (realized and unrealized) related to trading securities as well as interest and premium amortization on such securities are included as financial income or expenses, as appropriate.

              F.    LONG-TERM INVESTMENTS

                     In these financial statements, affiliated companies are companies held to the extent of 20% or more (which are not subsidiaries), or companies less than 20% held, which the Company can exercise significant influence over operating and financial policy of the affiliate. The investment in affiliated companies is accounted for by the equity method. The Company discontinues applying the equity method when its investment is at or reduced to zero and it has not guaranteed obligations of the affiliate or otherwise committed to provide further financial support to the affiliate. Profits on intercompany sales, not realized outside the Group, were eliminated.

              G.    ALLOWANCE FOR DOUBTFUL ACCOUNTS

                     Allowance for doubtful accounts is computed for specific debts, the collectibility of which is doubtful based upon the Company's experience.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data



Note 2 -      SIGNIFICANT ACCOUNTING POLICIES (Cont.)

              H. INVENTORIES

                    Inventories are valued at the lower of cost or market. Inventory write-offs are provided to cover risks arising from slow moving items or technological obsolescence. Such write-offs are not material for 2000, 2001 and 2002, and have been included in cost of revenues.

                    Cost is determined as follows:

                    Raw materials - first in, first out ("FIFO") method.

                    Finished products and work in progress - on the basis of manufacturing costs, including materials, labor, direct and indirect production expenses using the FIFO method.

              I. PROPERTY, PLANT AND EQUIPMENT, NET

                    Property, plant and equipment are stated at cost, less accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets as follows:

                                                                         Years

                    Building on leasehold land...........................  49
                    Buildings............................................  25
                    Computers, software and manufacturing equipment...... 3-5
                    Office furnitures and equipment...................... 5-16
                    Motor vehicles.......................................  6


              J. IMPAIRMENT OF LONG-LIVED ASSETS

                    The Company's long-lived assets (including intangible assets) are reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long- Lived Assets" ("SFAS No. 144") whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. As of December 31, 2002, no impairment losses have been identified.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data



Note 2   -    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

              K. GOODWILL

                    In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141") and No. 142,
                    "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. All other intangible assets will continue to be amortized over their estimated useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to June 1, 2001, the Company adopted SFAS No. 142 effective January 1, 2002.


                    In accordance with the provisions of SFAS No. 142, the Company evaluated its existing intangible assets as of January 1, 2002 and concluded that the purchase cost assigned to assembled workforce as part of the SoftChip Group acquisition in January 2000 and the purchase cost assigned to the assembled workforce as part of the InterCard Group acquisition in 2000 and 2001 do not meet the criteria for separate recognition as an intangible asset, and have therefore been reclassified as goodwill as of January 1, 2002.

                    As of January 1, 2002, the Company therefore has unamortized goodwill in the amount of $5,383.

                    In accordance with SFAS No. 142, goodwill is required to be tested for impairment at the reporting unit level, which is generally defined as an operating segment or a component of an operating segment in certain circumstances. For the purposes of applying SFAS No. 142, the Company has identified five reporting units. The unamortized goodwill has been assigned to two of these reporting units, being the Softchip Group and the InterCard Group.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data





Note 2   -    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

              K. GOODWILL (Cont.)

                    The method employed to perform the impairment tests were as follows:

                    (1) Identification of those intangible assets that do not meet the new criteria for recognition apart from goodwill and have been reclassified to goodwill. Assembled work force which was previously classified as intangible assets has been reclassified as goodwill.

                    (2) Reassessment of the useful lives of those intangible assets that continue to meet the criteria to be recognized apart from goodwill. The assessment is based on the estimated time that the Company's technology will be employed on its existing and future contracts. From the time of purchase of the Company's intangible assets, the Company has not changed its assessment of the useful lives of such intangible assets (software technology).

                    (3) Identification of reporting units. The Company operates under one operating segment in terms of SFAS No. 131 "Disclosures about segments of an Enterprise and Related Information" and therefore the Company considered if it was appropriate to use the operating segment level as the reporting unit or if the criteria are met that would require the reporting unit to be identified at the component level (i.e., one level below the operating segment) or at some level of aggregation of components. As for the reporting units, see below.

                    (4) Assignment of assets and liabilities to the identified reporting units based on whether the asset was employed in, or the liability related to, the operations of the reporting unit and whether the asset or liability would be considered in determining the fair value of the reporting unit.

                    (5) Assignment of all goodwill to the identified reporting units taking into account the sources of recognized goodwill and the reporting units to which the related acquired net assets have been assigned.

                    The Company identified five reporting units - the InterCard Group, the SoftChip Group, EasyPark, OTI Africa and OTI Israel. The goodwill in the Company was generated from the acquisition of two reporting units. In determining the allocation of such goodwill, the Company considered whether there may be any synergistic benefits to other reporting units, but concluded that the goodwill should only be allocated to those two acquired reporting units - the InterCard Group and the SoftChip Group.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data



Note 2   -    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

              K.    GOODWILL (Cont.)

                    (5)   (Cont.)

                    The Company completed the impairment test for the two reporting units in which goodwill had been allocated. Step 1 was to determine the fair value of each reporting unit and step 2 was to compare the fair value of the reporting unit to its carrying value. For the InterCard Group reporting unit, the fair value was determined by the income approach as the reporting unit functions as a profit based business which generates both revenues and expenditures. This approach included two steps: (1) establishing an estimate of future cash flows and (2) discounting these cash flows to present value. For the SoftChip Group reporting unit, the fair value was determined by the cost approach, as this reporting unit is involved in research and development, and does not generate revenues. The cost approach involved estimating the total cost that the reporting unit would be required to incur in order to gain the knowledge of the current work force.

                    The Company completed the transitional goodwill impairment test in the second quarter of fiscal 2002 and completed the annual goodwill impairment test in the first quarter of fiscal 2003 in respect of goodwill balances as of December 31, 2002.

                    The fair value of each reporting unit exceeded the respective carrying amount, and therefore, the goodwill allocated to each reporting unit was not considered impaired. However, there can be no assurance that goodwill will not be impaired at any time in the future.

              L.    OTHER ASSETS

                    Intangible assets subject to amortization that arose from acquisitions prior July 1, 2001, are being amortized on a straight-line basis over their useful life in accordance with APB Opinion No. 17 "Intangible Assets" ("APB No. 17"). Acquired technology is amortized on the straight line basis between three and seven years.

                    Intangible assets acquired in a business combination dated on or after July 1, 2001, should be amortized over their useful life using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up, in accordance with Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"). Acquired technology is amortized on the straight line basis between three and seven years.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data



Note 2   -    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

              M.    REVENUE RECOGNITION

                    The Company and its subsidiaries generate revenues from product sales, including nonrecurring engineering, licensing and transaction fees, and customer services and technical support.

                    Revenues from products sales and nonrecurring engineering are recognized in accordance with Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements" ("SAB No. 101") when delivery has occurred provided there is persuasive evidence of an agreement, the fee is fixed or determinable and collection of the related receivable is probable and no further obligations exist. In the case of nonrecurring engineering, delivery is deemed to occur on completion of testing and approval of the customization of the product by the customer and provided that no further obligation exits.

                    Technology license revenues are recognized in accordance with SAB No. 101 at the time the technology and license is delivered to the customer, collection is probable, the fee is fixed and determinable, a persuasive evidence of an agreement exists, no significant obligation remains under the sale or licensing agreement and no significant customer acceptance requirements exist after delivery of the technology.

                    Transaction fees are recognized as earned based on usage. Usage is determined by receiving confirmation from the users.

                    Revenues relating to customer services and technical support are recognized as the services are rendered ratably over the term of the related contract.

                    Amounts billed where the revenue recognition criteria have not been fully met, and thus the revenue is not yet earned, are reflected as deferred revenue, which is netted off against the related receivable. Deferred revenue includes unearned amounts received from customers but not yet recognized as revenues.


              N.    RESEARCH AND DEVELOPMENT COSTS

                    Research and development costs, net of royalty bearing grants by the Government of Israel through the Ministry of Industry and Trade Office of the Chief Scientist, are charged to operations as incurred. The Company has evaluated the establishment of technological feasibility of its products in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed." Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working models and the point at which the products are ready for general release have been insignificant. Therefore, all research and development costs have been expensed.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data


Note 2 -      SIGNIFICANT ACCOUNTING POLICIES (Cont.)

              O.    ROYALTY BEARING GRANTS

                    Royalty-bearing grants in respect of research and development projects from the Office of the Chief Scientist of the Government of Israel are recognized at the time the Company and its subsidiary are entitled to such grants on the basis of the costs incurred and are included as a deduction from research and development costs.

              P.    STOCK-BASED COMPENSATION

                    The FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), in October 1995. This accounting standard permits the use of either a fair value based method of accounting or the method prescribed in Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees" to account for stock-based compensation arrangements. In accordance with APB Opinion 25 deferred stock compensation is recorded if the exercise price is less than the fair market value of the ordinary shares on the date of grant. The Company has elected to account for its share-based compensation arrangements under the provisions of APB Opinion 25, including FASB Interpretation No. 44, "Accounting for Certain Transaction Involving Stock Compensation - an interpretation of APB Opinion 25," and accordingly, has included the following pro forma disclosures required under SFAS No. 123.

                    Under SFAS No. 123, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing with the following weighted-average assumptions used for grants for the years ended December 31, 2000, 2001 and 2002: (1) expected life of the options of
                    3.37 years for all periods; (2) no dividend yield for all periods; (3) expected volatility of 64% for the years ended December 31, 2000, 2001 and 82% for the year ended 2002; and
                    (4) risk-free interest rate of December 31, 2000, 2001 and 2002 of 5%, 5% and 2.5%, respectively.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data



Note 2   -    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

              P. STOCK-BASED COMPENSATION (Cont.)

                    If compensation cost had been determined under the alternative fair value accounting method provided under SFAS No. 123, the Company's and subsidiaries stock-based employee compensation cost, consolidated net loss and basic and diluted net loss per share would have changed to the following consolidated pro forma amounts:

                                                                                    Six months ended
                                                Year ended December 31                   June 30
                                     -------------------------------------     -------------------------
                                         2000          2001         2002          2002          2003
                                                                                             (Unaudited)

Net loss as reported ...........     $ (8,295)     $(11,684)     $ (6,248)     $ (2,603)     $ (1,873)

Add: Stock- based employee
  compensation expense
  included  in reported net loss          416           309         1,608           473           381
Deduct:  Stock-based
  compensation expense
  determined under fair value
  method for all awards, net of
  related tax effects ..........         (743)       (1,464)       (4,239)       (1,747)         (643)
                                     --------      --------      --------      --------      --------

  Pro forma net loss ...........     $ (8,622)     $(12,839)     $ (8,879)     $ (3,877)     $ (2,135)
                                     ========      ========      ========      ========      ========

Basic and diluted net loss per

  share:
  As reported ..................     $  (5.60)     $  (7.49)     $  (3.76)     $  (1.64)     $  (1.00)

  Pro forma ....................     $  (5.82)     $  (8.23)     $  (5.34)     $  (2.44)     $  (1.14)

                    The Company applies SFAS No. 123 and EITF 96-18 "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services" with respect to options issued to non-employees. SFAS No. 123 requires use of an option valuation model to measure the fair value of these options at the grant date.


              Q.    BASIC AND DILUTED NET LOSS PER SHARE

                    Basic net loss per share is computed based on the weighted average number of shares of ordinary shares outstanding during each year. Diluted net loss per share is computed based on the weighted average number of shares of ordinary shares outstanding during each year, plus dilutive potential shares of ordinary shares considered outstanding during the year, in accordance with Statement of Financial Standard No. 128, "Earnings Per Share" ("SFAS No. 128").

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data



Note 2 -      SIGNIFICANT ACCOUNTING POLICIES (Cont.)

              Q.    BASIC AND DILUTED NET LOSS PER SHARE (Cont.)

                    All outstanding stock options and convertible notes have been excluded from the calculation of the diluted net loss per ordinary share because all such securities are anti-dilutive for all periods presented. The total number of shares related to the outstanding options and convertible notes excluded from the calculations of the basic and diluted net loss per share was 82,447, 161,403 and 972,621 for the years ended December 31, 2000, 2001 and 2002, respectively.

              R.    FAIR VALUE OF FINANCIAL INSTRUMENTS

                    The Company and its  subsidiaries  in estimating  their fair
                    value   disclosures  for  financial   instruments  used  the
                    following methods and assumptions:

                    The carrying amount of cash and cash equivalents, trade receivables, short-term bank credit, trade payables and convertible notes are equivalent to, or approximate their fair value due to the short-term maturity of these instruments.

                    The fair value of marketable bonds of the State of Israel are based on quoted market prices.

                    The carrying amount of long-term loans are equivalent to or approximate their fair value as they bear interest at approximate market rates.

                    The carrying amount of convertible notes approximate their fair value.

              S.    INCOME TAXES

                    The Company and its subsidiaries account for income taxes using the liability method in accordance with SFAS No. 109 "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates that will be in effect in the year in which the differences are expected to reverse. Valuation allowances are provided, when necessary, to reduce deferred tax assets to their estimated realizable value.

              T.    SEVERENCE PAY

                    The Company's liability for severance pay to its Israeli employees is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month's salary for each year of employment or a portion thereof. Certain senior executives are entitled to receive additional severance pay. The Company's liability for all of its Israeli employees is partly provided by monthly deposits for insurance policies and by an accrual. The value of these policies is recorded as an asset in the Company's balance sheet.

                    The deposited funds of the Company's employees include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds is based on the cash surrender value of these policies, and includes immaterial profits.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data


Note 2   -    SIGNIFICANT ACCOUNTING POLICIES (Cont.)

              U.    ADVERTISING EXPENSES

                    Advertising expenses are charged to the statements of operations as incurred. Advertising expenses for the years ended December 31, 2000, 2001 and 2002 were $1,968, $1,600 and $623, respectively.

              V.    CONCENTRATIONS OF CREDIT RISK

                    Financial instruments that potentially subject the Company and its subsidiaries to concentrations of credit risk consist principally of cash and cash equivalents, short-term bank investments, marketable bonds of the State of Israel, and trade receivables.

                    Cash and cash equivalents are invested mainly in U.S. dollars with major banks in Israel and the United States. Management believes that the financial institutions that hold the Group's investments are financially sound and, accordingly, minimal credit risk exists with respect to these investments.

                    Marketable bonds of the State of Israel are denominated in U.S. dollars. Management believes that minimal credit risk exists with respect to these securities.

                    The Company's trade receivables are derived from sales to large and solid organizations located mainly in the United States, Far East, Africa and Europe. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses. An allowance for doubtful accounts is determined with respect to those amounts that the Company has determined to be doubtful of collection. In certain circumstances, the Company may require letters of credit, other collateral or additional guarantees.

                    The Group has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

              W.    RECENTLY ISSUED ACCOUNTING STANDARDS

                    1. In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses significant issues regarding the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities. SFAS No. 146 requires that costs associated with exit or disposal activities be recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS No. 146 is effective for all exit or disposal activities initiated after December 31, 2002. The Company does not expect the adoption of SFAS No. 146 to have a material impact on its results of operations or financial position.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data


Note 2 -      SIGNIFICANT ACCOUNTING POLICIES (Cont.)

              W.    RECENTLY ISSUED ACCOUNTING STANDARDS (Cont.)

                    2. In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34" ("FIN No. 45"). FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN No. 45 does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. It also incorporates, without change, the guidance in FASB Interpretation No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others," which is being superseded. The disclosure provisions of FIN No. 45 are effective for financial statements of interim or annual periods that end after December 15, 2002 and the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor's year-end. The Company does not expect the adoption of FIN No. 45 to have a material impact on its results of operations or financial position.

              X.    UNAUDITED INFORMATION

                    The consolidated financial statements include the unaudited consolidated balance sheet as of June 30, 2003, the related consolidated statements of operations and cash flow for the six-month periods ended June 30, 2002 and 2003 and the related consolidated statement of changes in shareholders' equity for the six-month period ended June 30, 2003. The unaudited information has been prepared by the Company on the same basis as the audited annual consolidated financial statements and, in management's opinion, reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial information, in accordance with accounting principles generally accepted, for interim financial reporting, for the periods presented. Accordingly, they do not include all of the information and footnotes required by generally accepted accounted principals for complete financial statements. Results for interim periods are not necessarily indicative of the results expected for the entire year.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data



Note 3 -      CASH AND CASH EQUIVALENTS

                                                                         December 31
                                                                --------------------------        June 30,
                                                                    2001            2002            2003
                                                                -----------    -----------     ------------
                                                                                                (Unaudited)
     Cash in banks............................................. $       192    $       124      $       79
     Bank  deposits  in U.S.  dollars  (2002 - bearing  annual
       interest rate of 2%)....................................       5,749          1,529             641

     Bank deposits in Euro (2002 -
       bearing annual interest rate of 2%).....................          49            199              96
     Bank deposits in NIS (2002 - bearing
       Annual interest rate of 3%).............................          40            293             110
                                                                -----------    -----------      ----------
                                                                $     6,030    $     2,145      $      926
                                                                ===========    ===========      ==========

Note 4 -      SHORT-TERM INVESTMENTS

              Short-term investments comprise marketable bonds of the State of Israel (2002 - bearing annual interest rate of 2%).

               As for liens, see Note 13C.


Note 5 -      OTHER RECEIVABLES AND PREPAID EXPENSES

                                                                         December 31
                                                                --------------------------        June 30,
                                                                    2001            2002            2003
                                                                -----------    -----------     ------------
                                                                                                (Unaudited)

     Government                                                 $       279     $      351     $       419
     institutions...................................
     Prepaid expenses..........................................         163            103             183
     Other receivables.........................................         649            384             484
                                                                -----------    -----------     -----------
                                                                $     1,091     $      838     $     1,086
                                                                ===========    ===========     ===========

Note 6 -      INVENTORIES

                                                                         December 31
                                                                --------------------------        June 30,
                                                                    2001            2002            2003
                                                                -----------    -----------     ------------
                                                                                                (Unaudited)
     Raw materials..............................................$     2,165    $     2,576     $     2,434
     Work in progress...........................................      1,433            484             722
     Finished products..........................................      1,400          1,132           1,060
                                                                -----------    -----------     -----------
                                                                $     4,998    $     4,192     $     4,216
                                                                ===========    ===========     ===========

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data



Note 7   -    ACQUISITIONS AND INVESTMENTS

              A.    SOFTCHIP  TECHNOLOGIES  (3000)  LTD. / SOFTCHIP  ISRAEL LTD.

                    On January  28,  2000,  the  Company  acquired  two  Israeli companies:  SoftChip  Israel Ltd. and SoftChip  Technologies
                    (3000) Ltd. (the "SoftChip Group"), after which the SoftChip Group entities became wholly owned subsidiaries of the Company. The Company exchanged 12,119 of its publicly traded ordinary shares valued at approximately $1,259 according to the market price of the Company's shares on the date of the transaction (being the purchase price), for all the outstanding shares of the SoftChip Group. The SoftChip Group is a designer of microprocessors and operating systems for smart cards.

                    The acquisition was accounted for as a purchase and the Company has allocated the purchase price according to the fair value of assets acquired and liabilities assumed. The excess of the purchase price over the fair value of net tangible assets acquired and liabilities assumed of approximately $1,171 was recorded as intangibles being mainly assembled workforce ($991) and technology ($180), which up to December 31, 2001 were amortized over a period of five years on a straight-line basis. As of January 1, 2002, the Company adopted the provisions of SFAS No. 142 - see Note 2K.

                    The results of operations of the SoftChip Group have been included in the consolidated financial statements as from January 1, 2000.

                    As part of the acquisition of the SoftChip Group, the Company granted the chief executive officer of the SoftChip Group, options to purchase 10,000 shares of the Company at a price of $30.00 per share. The options vest in five equal annual instalments commencing February 2001. In terms of EITF 95-8 "Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase", these options are not considered as part of the purchase price, and the Company has accordingly recorded a deferred stock compensation in the amount of $730 to be amortized over the vesting period which is five years. As of December 31, 2002, none of these options were exercised.


              B.    INTERCARD GMBH KARTENSYSTEME/INTERCARD GMBH SYSTEMELECTRONIC

                    On June 15, 2000, the Company acquired a 51% equity interest in InterCard GmbH Kartensysteme and InterCard GmbH Systemelectronic (the "InterCard Group") in consideration for ordinary shares of the Company having a fair value of DM 5 million (approximately $2.4 million) (being the purchase price). The DM 5 million consideration was paid in five equal monthly installments of OTI's ordinary shares valued at DM 1 million each at the time of transfer followed by a sixth installment such that the total number of shares transferred in each installment multiplied by the average closing price of OTI's shares on the Neuer Markt of the Frankfurt Stock Exchange for the twenty days immediately following each installment, equals DM 5 million. Pursuant to this transaction, in June 2000, the Company issued an aggregate of 39,317 ordinary shares which were held in escrow for the purpose of these transfers.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data


Note 7   -    ACQUISITIONS AND INVESTMENTS (Cont.)

              B. INTERCARD GMBH KARTENSYSTEME/INTERCARD GMBH SYSTEMELECTRONIC (Cont.)

                    As of December 15, 2000, the Company transferred an aggregate of 29,742 ordinary shares to the sellers. The InterCard Group is a systems integrator and manufacturer of electronic devices. The acquisition was accounted for as a purchase, and the Company has allocated the purchase price according to the fair value of assets acquired and liabilities assumed. The excess of the purchase price over the fair value of net tangible assets acquired and liabilities assumed of approximately $2,778 has been recorded as intangibles being mainly assembled workforce ($2,638) and technology ($140), which up to December 31, 2001 were amortized over seven years on a straight line basis. As of January 1, 2002, the Company adopted the provisions of SFAS No. 142 - see Note 2K.

                    The results of operations of the InterCard Group have been included in the consolidated financial statements as from June 1, 2000.

                    On June 15, 2000, as part of the acquisition the Company received a call option to buy, and the minority shareholders of the InterCard Group had a put option to sell, the remaining 49% interest in the InterCard Group in consideration for shares of the Company having a market value of DM 7 million (approximately $3,400) to be issued in seven monthly installments.

                    In January 2001, the minority shareholders of the InterCard Group exercised their put option to sell the remaining 49% interest in the InterCard Group to the Company in consideration for a long-term loan in the amount of $595 and 78,500 ordinary shares of the Company having in total aggregate fair value of DM 7 million (being the purchase price). The DM 7 million (approximately $3,400) consideration was to be paid in seven monthly installments of OTI's ordinary shares valued at DM 1 million each at the time of transfer. The number of shares transferred in these installments was determined by the average closing price of OTI's shares on the Neuer Markt of the Frankfurt Stock Exchange on the three trading days prior to the date of the particular installment. The number of shares transferred in the seventh installment were determined by subtracting from DM 7 million the aggregate value of the previous six installments based on the average closing price on the twenty days immediately following the date of the particular installment.

                    The total number of shares transferred was subject to adjustment by a eighth installment such that the total number of shares transferred in each installment multiplied by the average closing price for the twenty days immediately following each installment, equals DM 7 million. Pursuant to this transaction, OTI issued 88,075 ordinary shares and instead of issuing additional shares to compensate the seller for the reduction in value of the Company's shares at the installment dates, OTI restructured its payment obligations to the sellers. A payment of approximately $198 was paid on October 4, 2001. The balance of approximately $595 was granted to the Company as a loan from the sellers and is payable in 36 monthly installments of Euro 20 (approximately $18) which includes interest on the outstanding principal at the rate of 6% per annum. As security for payment of the loan the Company pledged 18% of OTI's shares in the InterCard Group to the sellers. These shares will be gradually released as the loan is paid. The pledge will terminate upon complete payment of the loan.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data


Note 7   -    ACQUISITIONS AND INVESTMENTS (Cont.)

              B. INTERCARD GMBH KARTENSYSTEME/INTERCARD GMBH SYSTEMELECTRONIC (Cont.)


                    The acquisition was accounted for as a purchase, and the Company has allocated the purchase price according to the fair value of assets acquired and liabilities assumed. The excess of the purchase price over the fair value of net tangible assets acquired and liabilities assumed of approximately $3,377 recorded as intangibles being mainly assembled workforce ($3,207) and technology ($170), which up to December 31, 2001 were amortized over seven years on a straight line basis. As of January 1, 2002, the Company adopted the provisions of SFAS No. 142 - see Note 2K.


                     Pro Forma information:

                    The following unaudited pro forma consolidated financial information gives pro forma effect to the InterCard Group acquisition as if it had been completed on January 1, 2000. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the acquisitions occurred on the date indicated, or that may result in the future:

                                                                                        Year ended
                                                                                    ------------------
                                                                                    December 31, 2000

                    Revenues....................................................    $         15,981
                    Net loss....................................................              (8,327)
                    Net loss per ordinary share-basic and diluted...............               (5.62)

               C.   E-SMART SYSTEMS INC. (FORMERLY OTI ASIA PACIFIC LTD.)


                    In February 2000, the Company and Cheung Kong Holdings Ltd. ("CK") established a cooperative joint venture, e-Smart Systems Inc. ("e-Smart"), which will purchase and distribute the Company's products to Greater China (the People's Republic of China, Taiwan, Hong Kong and Macau). The Company and CK each invested $3,600 in e-Smart. The Company's $3,600 contribution comprised $3,100 in cash and a deferred payment of $500. In addition, the Company granted the joint venture an option to buy the operations of CitySmart (the Company's representative and systems integrator in Hong Kong prior to the acquisition of 49% of e-Smart) from the Company in consideration for $500 being the fair value of the operations. During the first quarter of 2001, e-Smart exercised its option to transfer the operations of CitySmart from the Company to e-Smart. The consideration of $500 to be paid by e-Smart in respect of the CitySmart option was off set against the $500 deferred investment by the Company.

                    The Company does not have control over the joint venture, and accordingly, the investment in e-Smart is accounted for under the equity method.

               C. E-SMART SYSTEMS INC. (FORMERLY OTI ASIA PACIFIC LTD.) (Cont.)


                    As part of the abovementioned agreement, the Company granted e-Smart exclusive distribution rights for the Company's products in 18 states in Greater China in consideration for $3,600 pursuant to a distribution agreement, which has an unspecified term. This amount is receivable in installments, of which $3,100 was received during the year ended December 31, 2000 and a deferred payment of $500 due in 2002 and 2003. In the event that the Company's products are sold by a third party in Greater China, the Company is required to pay e-Smart 7.5% of such net revenues. As of December 31, 2002, no such revenues have been concluded.

                    The Company has agreed to provide a guarantee of up to $2,000 of borrowings under a line of credit that CK has undertaken to provide to e-Smart. As of December 31, 2002 this line of credit has not been utilized. In addition, the Company agreed to indemnify e-Smart and CKI against any losses they incur in connection with CitySmart as a result of any event occurring prior to February 2, 2000 or arising out of any CitySmart customer contract entered into prior to the exercise of the option, provided OTI is notified of the claim prior to February 2, 2002. The Company did not receive any notification of any claims prior to February 2, 2002.

                    The Company recorded the abovementioned transactions as a transfer of exclusive distribution rights in exchange for a 50% non-controlling stake in e-Smart. Consequently, the Company did not record a gain on the sale of the exclusive distribution rights, and the investment in e-Smart has been recorded at zero in accordance with EITF 89-7 "Exchange of Assets or Interest in a Subsidiary for a noncontrolling Equity Interest in a New Entity."

                    Effective June 22, 2002, the Agreement between the shareholders of e-Smart was amended, to give effect, among other things, to the following provisions: Termination by e-Smart of all contacts outside the territories of China, Hong Kong, Macau and Taiwan ("Greater China"); transfer of all business contracts outside Greater China by e-Smart to OTI, so that the territory in which e-Smart will act as OTI's exclusive agent will be restricted to Greater China; and restricting e-Smart for a period of 12 months from engaging in any business with these terminated or transferred contracts. In addition, the parties agreed that as of the date of the amendment, the president and the CEO of e-Smart will be appointed by Ocean Wonder Limited (the other shareholder of e-Smart) and not by OTI, and that the amount owed by e-Smart to OTI will be reduced from $330 to $165. This amount was received by OTI during the third quarter of 2002 and is included as income in other expenses, net, in the consolidated statement of operations.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data


Note 7   -    ACQUISITIONS AND INVESTMENTS (Cont.)

              D.    EASY PARK ISRAEL LTD.

                    During the first half of 2002 a Share Purchase Agreement was signed between EasyPark Ltd. ("EasyPark") a subsidiary of the Company, and Bonus Credit Cards Ltd. ("Bonus") according to which EasyPark purchased all of Bonus's shares (39%) in EasyPark Israel Ltd. ("EasyPark Israel") a subsidiary of EasyPark, in consideration for $327. As a result of the acquisition, EasyPark's holdings in EasyPark Israel reached 90%.

                    The acquisition was accounted for as a purchase and the Company allocated the purchase price according to the fair value of the assets acquired and the liabilities assumed. The excess of the purchase price over the fair value of net tangible assets acquired and liabilities assumed of approximately $327 was recorded as intangible assets being technology, which is being amortized over three years.

              E.    OTHER INGANGIBLE ASSETS, NET

                                                                       December 31
                                                                 ---------------------
                                                                   2001           2002    June 30, 2003
                                                                 --------    ---------    -------------
                                                                                           (Unaudited)
          Cost
            Technology.......................................    $   490     $    817        $    817
            Assembled workforce..............................      6,836       (*)  -          (*)  -
                                                                 -------     --------        --------
                                                                   7,326          817             817
                                                                 -------     --------        --------
          Accumulated amortization
            Technology.......................................        143          304             398
            Assembled workforce..............................      1,453            -               -
                                                                 -------     --------        --------
                                                                   1,596          304             398
                                                                 -------     --------        --------
                                                                 $ 5,730     $    513        $    419
                                                                 =======     ========        ========

          (*) See Note 2K.

                    a. Amortization expenses amounted to $45, $98, $161 and $94 for the years ended December 31, 2000, 2001, 2002 and for the six months ended June 30, 2003, respectively.

                    b. During 2002, the Company purchased technology as part of its acquisition of EasyPark Israel (see Note 7D above). The purchase has been recorded as acquired technology and will be amortized over a three year period.

                    c.   Estimated amortization expenses for the years ending:


                           December 31
                           2003               $  189
                           2004                  189
                           2005                   75
                           2006                   44
                           2007                   16

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data



Note 7   -    ACQUISITIONS AND INVESTMENTS (Cont.)


              F.    GOODWILL


                    The following transitional information is presented to reflect net loss and net loss per share for all prior periods adjusted to exclude amortization of goodwill.

                                                                                    Year ended
                                                                                   December 31
                                                                            -------------------------
                                                                              2000             2001
                                                                              ----             ----
                    Reported net loss..................................     $ (8,295)       $ (11,684)
                      Goodwill amortization............................          409            1,044
                                                                            ---------       ---------
                      Adjusted net loss................................     $ (7,886)       $ (10,640)
                                                                            =========       =========

                    Net loss per share:
                      Reported net loss per share......................     $  (5.60)       $   (7.49)
                      Goodwill amortization............................
                                                                                 0.28            0.67
                                                                            ---------       ---------
                      Adjusted net loss per share......................     $   (5.32)      $   (6.82)
                                                                            =========       =========

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data



Note 8   -  PROPERTY, PLANT AND EQUIPMENT, NET


                                                      December 31      June 30,
                                               ---------------------  ---------
                                                  2001        2002       2003
                                                  ----        ----       ----
                                                                     (Unaudited)
     Cost
       Land .................................   $    71     $    71     $    71
       Leasehold land (1) ...................       263         263         263
       Buildings on leasehold land (1) ......       678       4,470       4,470
       Buildings ............................       244         334         334
       Building under construction (1) ......     3,491          --          --
       Computers, software and
         manufacturing equipment ............     3,264       4,266       4,421
       Office furniture and equipment .......     1,393         872         954
       Motor vehicles .......................       443         501         501
                                                -------     -------     -------

               Total cost ...................     9,847      10,777      11,014
                                                -------     -------     -------

     Accumulated depreciation
       Buildings on leasehold land ..........       236         576         698
       Buildings ............................        68          --          --
       Computers, software and
         manufacturing equipment ............     1,688       2,876       3,607
       Office furniture and equipment .......     1,104         511         352
       Motor vehicles .......................       249         255         270
                                                -------     -------     -------

               Total accumulated depreciation     3,345       4,218       4,927
                                                -------     -------     -------

               Depreciated cost .............   $ 6,502     $ 6,559     $ 6,087
                                                =======     =======     =======

              Depreciation expense for the years ended December 31, 2000, 2001, 2002 and the six months ended June 30, 2003 was $569, $988, $897 and $709, respectively.

                    (1) The leasehold land consists of two plots owned by the Israel Lands Administration. Rights to leasehold land on the first plot extend over the original period of 49 years ending in the year 2041 with an option to extend for an additional 49 years, and on the second plot for a period of 49 years, which will end in the year 2047 with an option to extend for a further 49 years. The Company commenced the construction of the building on this plot of land in 2000 and completed construction in 2002. The amount includes payments on account of land development and payments of the capitalization of leasing payments. The rent for the initial 49-year term of each of these leases was prepaid in its entirety at the beginning of the lease terms as is customary in Israel for leases of property for industrial purposes from the Israel Lands Authority.

                    (2)  As per liens--See Note 13C.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data


  Note 9   -  OTHER CURRENT LIABILITIES

                                                                                December 31      June 30,
                                                                          ---------------------  ---------
                                                                            2001      2002         2003
                                                                            ----      ----         ----
                                                                                                (Unaudited)
             Employees and related expenses.............................  $ 1,309   $   816       $   744
             Accrued expenses...........................................      639       538           261
             Customers' advances........................................      334       370            97
             Other current liabilities..................................      181       451           470
                                                                          -------   -------       -------
                                                                          $ 2,463   $ 2,175       $ 1,572
                                                                          =======   =======       =======

Note 10  -    LOANS

              A.    COMPOSITION OF LONG-TERM LOANS:

                                                                                December 31      June 30,
                                                                          ---------------------  ---------
                                                                            2001      2002         2003
                                                                            ----      ----         ----
                                                                                                (Unaudited)
              Long-term loans.....................................        $ 6,264   $ 5,532       $ 4,544
              Less - current maturities...........................          1,513     1,526         1,079
                                                                          -------   -------       -------
                                                                          $ 4,751   $ 4,006       $ 3,465
                                                                          =======   =======       =======

                    As of December 31, 2001, the loans are primarily from banks and are denominated in U.S. dollars ($4,150), DM ($1,617), and NIS ($497) and bear interest of approximately 4.9% - 10.8% per annum.

                    As of December 31, 2002, the loans are primarily from banks and are denominated in U.S. dollars ($3,442), (euro) ($1,578), and NIS ($512) and bear interest of approximately 4.3% - 10.8% per annum.

                    As of June 30, 2003, the loans are primarily from banks and are denominated in U.S. dollars ($3,131), (euro) ($992), and NIS ($421) and bear interest of approximately 4.3% - 10.8% per annum.

              B. REPAYMENTS OF LONG-TERM LOANS DATES SUBSEQUENT TO BALANCE SHEET DATE:


                                           December 31,        June 30,
                                               2002              2003
                                           ------------      -----------
                                                             (Unaudited)

First year (current maturities)...........    $ 1,526          $ 1,079
Second year...............................      1,206              918
Third year................................        745              708
Fourth year...............................        442              427
Fifth year and thereafter.................      1,613            1,412
                                              -------          -------
                                              $ 5,532          $ 4,544
                                              =======          =======

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data



Note 10  -    LOANS (Cont.)

              C. COMPOSITION OF SHORT-TERM BANK CREDIT AND CURRENT MATURITIES OF LONG-TERM LOANS:

                                December 31         June 30,        December 31
                                -----------         --------        -----------
                              2001      2002          2003        2001        2002       June 30, 2003
                              ----      ----          ----        ----        ----       -------------
                               %   interest rate  (Unaudited)                            (Unaudited)

In U.S. dollars ......        --         8.2          8.2       $   --      $  198         $   37
In New Israeli shekels        10.3      --           11            460          --            637
In DM ................         8.2      --           --          1,360          --             --
In Euro's ............        --        10.3         10.3           --         796          1,284
                                                                ------      ------         ------
                                                                 1,820         994          1,958
Current maturities
 of long-term loans                                              1,513       1,526          1,079
                                                                ------      ------         ------
                                                                $3,333      $2,520         $3,037
                                                                ======      ======         ======

                    The percentage weighted average interest rate for the years ended December 31, 2001, and 2002 and the six months ended June 30, 2003, were 8.7%, 9.8% and 11.5% respectively.

               D.   Liens for  short-term  and  long-term  borrowings - see Note
                    13C.

               E. The Company has an authorized credit line of approximately $1.2 million which was fully utilized.


Note 11  -  CONVERTIBLE NOTES

              The Company issued $250,000 10% Redeemable Convertible Promissory Notes ("the notes") which may be converted into ordinary shares of the Company. The conversion price shall be the average closing price of the Company's shares on NASDAQ during the ten (10) consecutive trading days prior to the conversion which in no event will be less than 75% or greater than 125% of the closing price on December 5, 2003, the day of closing ($6.00). The entire principal balance is due on December 31, 2004. The notes are exercisable 90 days from the date of closing.

              As of December 31, 2002, none of the notes has been converted into ordinary shares.

              In connection with the issuance of these notes, the Company also issued detachable warrants to purchase an aggregate of 16,758 ordinary shares, at an exercise price of 120% of the average per share price for the ordinary shares for the ten (10) consecutive day trading period prior to the closing. The warrants will expire on December 31, 2007.

              Upon the issuance of the notes on December 5, 2002, the Company was required according to EITF No. 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments" to record a discount in the amount of approximately $42 which is being amortized to financial expenses over a period of two years.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data


  Note 11  -  CONVERTIBLE NOTES (Cont.)

              According to EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," the warrants issued in connection with this note were accounted for under APB 14, "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants." Under APB 14, the fair value of the warrants was calculated using the Black-Scholes options pricing model with the following assumptions: a risk-free interest rate of 2.5%, a dividend yield of 0%, a volatility of the expected market price of the Company's ordinary shares of 75% and a contractual life of 5 years. The fair value of the warrants of $42 are offset from the convertible notes and presented as a component of additional paid in capital in the shareholders' equity. This discount represents the theoretical most beneficial conversion feature to the holder of the note measured at the issuance date of the note that is also the commitment date.


  Note 12  -  SEVERANCE PAY

              Severance pay expenses for the periods ended December 31, 2000, 2001, 2002 and for the six months ended June 30, 2003 amounted to approximately $267, $262, $65 and $189, respectively.


  Note 13  -  COMMITMENTS AND CONTINGENCIES

              A. COMMITMENTS AND CONTINGENCIES:

                    The Company and its Israeli subsidiary, EasyPark, have entered into several research and development agreements, pursuant to which the Company and EasyPark are obligated to pay royalties to the Government of Israel at a rate of 3% and 3.5% of sales of products in which the Government of Israel has participated in financing the research and development, up to the amounts granted (linked to the US$ with annual interest at LIBOR as of the date of approval, for programs approved from January 1, 1999 and thereafter). Repayment of such grants is not required in the event that there are no sales of products developed within the framework of such funded programs. The total amount of grants received, net of royalties paid, as of December 31, 2002 and June 30, 2003 was approximately $4,267 and $3,435.

                    Royalties paid or accrued amounted to $176, $206, $188 and $96 for the years ended December 31, 2000, 2001, 2002 and for the six months ended June 30, 2003.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data


  Note 13  -  COMMITMENTS AND CONTINGENCIES (Cont.)

               B.   LEASES

                    The Group  operates  from  leased  facilities  in the United
                    States,   Germany  and  South  Africa,  leased  for  periods
                    expiring in years 2003 through 2005.

                    Minimum lease commitments of certain subsidiaries under operating lease agreements under non cancelable leases in respect of premises occupied by them, at rates in effect as of December 31, 2002 are as follows:

                    2003                                  $    234
                    2004                                       234
                    2005                                       234
                                                          --------
                                                          $    702
                                                          ========

                    Rent expense amounted to $98, $163, $218 for the years ended December 31, 2000, 2001 and 2002, respectively.

               C.   LIENS

                    As collateral for the Company's liabilities to banks in Israel, a lien was placed on several of the Company's motor vehicles, with a net carrying amount of $7 as of December 31, 2002.

                    As collateral for the Company's liabilities to a bank in Israel, a floating charge was recorded on all of the Company's assets, excluding intellectual property, with a net carrying amount of approximately $18,000 as of December 31, 2002.

                    As collateral for the Company's liabilities to a bank in Israel, a lien was placed on the Company's facilities in Israel, with a net carrying amount of $4,200 as of December 31, 2002.

                    As collateral for the Company's liabilities to a bank in Israel, a lien was placed on the Company's short-term investments, with a net carrying amount of $2,000 as of December 31, 2002.

  Note 14  -  SHAREHOLDERS' EQUITY

              A.    SHARE CAPITAL

                    1.   In  March  2001,   the  number  of  authorized   shares
                         increased from 2,500,000 to 5,000,000.

                    2. Pursuant to resolutions adopted by the Board of Directors on June 14, 2002 and July 12, 2002, management of the Company was authorized to determine a date, within 90 days of the Company's shares being listed on NASDAQ, on which the Company may issue bonus shares in a ratio to be determined by management. On February 11, 2003, the Board of Directors resolved to extend the date by which the Chairman may issue the bonus shares to August 11, 2003. This authorization granted to the Chairman expired on August 11, 2003.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data



  Note 14  -  SHAREHOLDERS' EQUITY (Cont.)

              A.    SHARE CAPITAL (Cont.)

                    3. On May 15, 2002, the Board of Directors of the Company approved a ten to one reverse split of the Company's ordinary shares, such that each ten ordinary shares of NIS 0.01 par value shall become one share of NIS 0.1 par value. The above reverse share split was approved by the shareholders on June 14, 2002. The reverse share split was effective as of June 17, 2002. All shares, per share, warrants and options amounts in these financial statements have been adjusted to give retroactive effect to this reverse share split for all periods presented.


              B.    OPTIONS TO NON-EMPLOYEES

                    The Company issued the following options to non-employees, which are accounted for in accordance with SFAS 123 and EITF 96-18 "Accounting For Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services":


                    1. In 2000, options to purchase 2,000 shares have been issued to a non-employee in respect of past services. The aggregate fair value of the options is $40, based on the Black-Scholes option pricing model with the following assumptions: (1) contractual life of 1 year,
                         (2) no dividend yield, (3) volatility of 44% and (4) risk free interest rate of 6%. The expense was not recorded due to immateriality. These options were exercisable through and expired on August 31, 2002.

                    2. In March 2002, options to purchase 8,750 ordinary shares of the Company were granted to the Company's legal counsel in respect to on-going legal services at an exercise price of par value. The options vest immediately and expire in 5 years. The aggregate fair value of the options is $84, based on the Black-Scholes option pricing model with the following assumptions:
                         (1) contractual life of 5 years, (2) no dividend yield,
                         (3) expected volatility of 75% and (4) risk free interest rate of 2.5%. This amount was charged to general and administrative expenses in the consolidated statements of operations.

                    3. In July 2002, options to purchase 10,990 ordinary shares of the Company were granted to a consultant in respect to the registration of the Company's shares on NASDAQ at an exercise price of $9.89, of which 10,330 options vested immediately, 330 vested on August 1, 2002 and 330 vested on September 1, 2002. The aggregate fair value of the options is $53, based on the Black-Scholes option pricing model with the following assumptions: (1) contractual life of 5 years, (2) no dividend yield, (3) expected volatility of 75% and (4) risk free interest rate of 2.5%. This amount was charged to other expenses in the consolidated statements of operations.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data


  Note 14  -  SHAREHOLDERS' EQUITY (Cont.)

              B.    OPTIONS TO NON-EMPLOYEES (Cont.)

                    4. In July 2002, options to purchase 36,809 ordinary shares of the Company were granted to five consultants in respect to the registration of the Company's shares on NASDAQ at an exercise price of par value. The options vested immediately and expire in 5 and 10 years. The aggregate fair value of the options is $299, based on the Black-Scholes option pricing model with the following assumptions: (1) contractual life of 5 and 10 years, (2) no dividend yield, (3) expected volatility of 75% and (4) risk free interest rate of 2.5%. This amount was charged to other expenses in the consolidated statements of operations.

                    5. In July 2002, options to purchase 7,000 ordinary shares of the Company were granted to a consultant in respect to the listing of the Company's shares on NASDAQ at an exercise price of $16.21 and options to purchase 2,500 were granted to the same consultant at an exercise price of $25.94. The options vested immediately. The options expire on the earlier of (i) April 1, 2005, and
                         (ii) ninety days after the date which is the twentieth consecutive date on which the Company's shares have closed for trading at a price equal to or higher than the exercise price multiplied by two. The aggregate fair value of the options is $32, based on the Black-Scholes option pricing model with the following assumptions: (1) contractual life of 2.8 years, (2) no dividend yield, (3) expected volatility of 75% and (4) risk free interest rate of 2.5%. This amount was charged to other expenses in the consolidated statements of operations.

                    6. In July 2002, options to purchase 3,000 shares of the Company were granted to a consultant in respect to the listing of the Company's shares on NASDAQ at the fair market value of the Company's shares at the date of the grant. Half of the options vested on January 1, 2003, and the remainder vest in six equal monthly installments commencing February 1, 2003. The fair value of the options is $15, based on the Black-Scholes option pricing model with the following assumptions:
                         (1) contractual life of 5 years, (2) no dividend yield,
                         (3) expected volatility of 75% and (4) risk free interest rate of 2.5%. This amount was charged to other expenses in the consolidated statements of operations.

                    7. In September 2002, options to purchase 150,000 ordinary shares of the Company were granted to two consultants in respect to the listing of the Company's shares on NASDAQ are exercisable at different amounts and expire in 5 years. The fair market value of the warrants is $246, based on the Black-Scholes option pricing model with the following assumptions: (1) contractual life of 5 years, (2) no dividend yield, (3) expected volatility of 75% and (4) risk free interest rate of 2.5%. This amount was charged to other expenses in the consolidated statements of operations.

                    8. In November 2002, options to purchase 40,490 ordinary shares of the Company were granted to two consultants at an exercise price of par value. The options vest immediately and expire in 5 years. The aggregate fair value of the options is $289, based on the Black-Scholes option pricing model with the following assumptions: (1) contractual life of 5 years, (2) no dividend yield, (3) expected volatility of 93% and (4) risk free interest rate of 2.5%. This amount was charged to other expenses in the consolidated statements of operations.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data



Note 14  -  SHAREHOLDERS' EQUITY (Cont.)

              B.    OPTIONS TO NON-EMPLOYEES (Cont.)

                    9. The Company's outstanding warrants to consultants and investors as December 31, 2002 and of June 30, 2003 (unaudited) are as follows:

                                                                        Number of Warrants
                                                                            exercisable
                                                                       as of December 31, 2002
                                  Outstanding     Exercise price          and June 30, 2003
       Issuance date                warrants        per share              (unaudited)         Exercisable through
       -------------                --------        ---------              -----------         -------------------


      July 12, 2002                16,000          (euro)10.1                  16,000            July 11, 2007
                                   17,000          (euro)12.1                  17,000            July 11, 2007
                                   17,000          (euro)15.2                  17,000            July 11, 2007

      July 12, 2002                25,000            $   6.66                  25,000            November 12, 2007

                                   25,000            $   7.99                  25,000            November 12, 2007

                                   25,000            $   9.99                  25,000            November 12, 2007

      November 18, 2002            13,405            $   7.46                  13,405            December 31, 2007

      November 18, 2002             3,351            $   7.46                  3,351             December 31, 2007

      November 18, 2002             1,340            $   7.46                  1,340             December 31, 2007

              C.    STOCK OPTION PLANS

                    1. In 1995, the Company's Board of Directors approved a stock option plan, under which up to 45,000 share options are to be granted to the Group's employees, directors and consultants. The vesting period for the options ranges from immediate vesting to ratable vesting over a ten year period. The exercise price of options under the plan is at varying prices ranging from $0 to market value at the date of grant. Those options will expire up to ten years after the date of the grant. Any options which are forfeited or cancelled before expiration become available for future grants. In July 1998, the Board of Directors expanded the plan for an additional 20,000 share options to be granted. In November 1999, the board of directors resolved to expand the plan with an additional 35,000 share options to be granted. In July 2002, the Board of Directors expanded number of options available by 30,300.

                         In February 2001, the Company's Board of Directors approved an additional option plan, under which up to 75,000 share options are to be granted to the
                         Company's employees, directors and consultants and those of the Company's subsidiaries and affiliates.

                         In February 2002, the Company's board of directors increased the number of available options by 150,000 and in July 2002 by a further 600,000. The vesting period for the options ranges from immediate vesting to ratable vesting over a ten year period. The exercise price of options under the plan is at varying prices ranging from $0 to market value at the date of the grant. Those options will expire up to ten years after the date of the grant. Any options which are forfeited or cancelled before expiration become available for future grants.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data


  Note 14  -  SHAREHOLDERS' EQUITY (Cont.)

              C.   STOCK OPTION PLANS (Cont.)

                    2. On February 26, 2002, the Board of Directors approved a grant by which, inter alia, the Company may pay, during a 12-month period, the salaries of certain of its employees who agree to participate, by way of grant of options at an exercise price of par value. All such options are to be held by a trustee, for the benefit of each such employee. At the direction of and in accordance with instructions given by an employee who has received options, the trustee shall exercise such options and sell the shares issued upon such exercise. The proceeds mentioned above will be released on a monthly basis by the trustee (net of deductions required by law) to the maximum extent necessary for payment of such monthly salary to such employee. The Company undertook to pay from its own sources any and all differences between the relevant monthly salary and such proceeds. The arrangement is subject to the Company, the employees and the trustee's signature on a detailed agreement and necessary ancillary documents. As of December 31, 2002, 225,346 options have been granted in respect of the above mentioned grant.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data



  Note 14  -  SHAREHOLDERS' EQUITY (Cont.)

              C. STOCK OPTION PLANS (Cont.)


                    3. The CEO of OTI America, Inc., a wholly owned subsidiary, has an option to purchase up to 5,000 ordinary shares of the Company at a price of $45.00 per share, in an amount equal to 0.5% of any funds invested in OTI America, Inc. by third parties.


                    The Company's options activity (including options to non-employees) and options outstanding as of December 31, 2000, 2001 and 2002 and June 30, 2003 (unaudited) are summarized in the following table:

                                                                       Number of      Weighted average
                                                                        options        exercise price
                                                                      outstanding        per share
                                                                      -----------        ---------

                     Outstanding - January 1,  2000................      20,080           $  12.50
                       Options granted.............................      76,290              71.50
                       Options cancelled or forfeited..............      (1,910)             59.10
                       Options exercised...........................     (12,013)             12.10
                                                                        -------           --------
                     Outstanding - December 31, 2000...............      82,447              66.10
                       Options granted.............................      87,935              28.30
                       Options cancelled or forfeited..............      (7,512)             53.90
                       Options exercised...........................      (1,467)              0.10
                                                                        -------           --------
                     Outstanding - December 31, 2001...............     161,403              46.70
                       Options granted.............................     838,971               4.60
                       Options cancelled or forfeited..............      (6,885)             50.20
                       Options exercised...........................    (227,845)              0.60
                                                                        -------           --------
                     Outstanding - December 31, 2002...............     765,644              14.30
                       Options granted (unaudited).................     741,852               0.90
                       Options cancelled or forfeited (unaudited)..     (90,546)             30.60
                       Options exercised (unaudited)...............    (457,544)              0.10
                                                                        -------           --------
                     Outstanding - June 30, 2003 (unaudited).......     959,406           $   9.10
                                                                        =======           ========

                     Exercisable as of:
                       December 31, 2000...........................       7,017           $  60.61
                                                                        =======           ========
                       December 31, 2001...........................      64,963           $  45.20
                                                                        =======           ========
                       December 31, 2002...........................     549,560           $  13.20
                                                                        =======           ========
                       June 30, 2003 (unaudited)...................     636,994           $   9.40
                                                                        =======           ========

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data




Note 14  -    SHAREHOLDERS' EQUITY (Cont.)

              C. STOCK OPTION PLANS (Cont.)

                     The following table  summarizes  information  about options
                     outstanding   and   exercisable   (including   options   to
                     non-employees) as of December 31, 2002:

                                          Options Outstanding                        Options Exercisable
                               ---------------------------------------------   -----------------------------
                                                   Weighted-
                                   Number           Average                       Number
                                Outstanding         emaining       Weighted-    outstanding        Weighted-
             Range of              as of           Contractual     Average        as of            Average
             Exercise           December 31,         Life          Exercise     December 31,       Exercise
             Prices                 2002            (Years)          Price          2002             Price
            -----------         ------------      ------------   -----------    -----------------------------
             $ 0.10               139,646            6.30        $    0.10         41,976          $    0.10
               4.76                 1,200            5.00             4.76          1,200               4.76
               6.36               128,940            4.92             6.36        100,940               6.36
               8.21               320,650            8.29             8.21        287,901               8.21
             9.20-9.9              18,990            4.60             9.60         15,990               9.67
            16.2-17.99             15,000            3.97            17.16         10,667              16.82
               25.92                2,500            2.52            25.92          2,500              25.92
            29.70-30.50            72,793            4.07            29.90         39,278              29.93
               39.13                3,600            3.93            39.10          3,200              39.13
               45.00                2,000            0.77            45.00          2,000              45.00
            60.00-62.10            27,000            0.70            62.10         27,000              62.10
            68.80-72.10            11,538            1.04            69.74          5,823              69.45
              102.71               21,787            4.17           102.71         11,085             102.71
                                  -------                        ---------        -------          ---------
                                  765,644                        $   14.30        549,560          $   13.20
                                  =======                        =========        =======          =========

                    The amounts of deferred stock compensation recognized arising from the difference between the exercise price and the fair market value on the date of the grant of $960, $0, $2,182 and $926 for options granted in the years ended December 31, 2000, 2001, 2002 and for the six months ended June 30, 2003, respectively, are included in shareholders' equity and are being amortized over the vesting periods of the respective options in accordance with APB 25.

                    The weighted average fair values of options (including non-employees) granted during the years ended December 31, 2000, 2001 and 2002 were:

                                                    For exercise price on the grant date that:
                              ---------------------------------------------------------------------------------------
                                Equals market price         Exceeds market price Year     Less than market price Year
                               Year ended December 31           ended December 31              ended December 31
                              ------------------------    ---------------------------    ----------------------------
                              2000       2001     2002      2000      2001      2002      2000     2001       2002
                              ----       ----     ----      ----      ----      ----      ----     ----       ----
Weighted average exercise
  prices                    $  102.4   $  28.3   $   7.7  $  62.3   $    -    $  14.0    $  51.3  $    -   $   0.3

Weighted average fair
  values on grant date      $   60.5   $  16.5   $   2.5  $  10.1   $    -    $   2.3    $  50.6  $    -   $   8.5

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data


  Note 14  -  SHAREHOLDERS' EQUITY (Cont.)

              D.    EMPLOYEE SHARE PURCHASE PLAN

                    In 2001, the Company established an Employee Share Purchase Plan pursuant to which 67,500 shares have been reserved for employees including the Company's subsidiaries who have been employed for at least six months. Eligible employees may purchase ordinary shares of the Company at 85% of the lesser of the fair value of the ordinary shares on the first day of the applicable offering period or the last day of the applicable offering period. As of the date of these financial statements, no shares have been issued to any employees under this plan.

              E.    DIVIDENDS

                    The Company has never paid cash dividends to shareholders. The Company intends to retain future earnings for use in its business and does not anticipate paying cash dividends on its ordinary shares in the foreseeable future. Any future dividend policy will be determined by the Board of Directors and will be based upon conditions then existing, including results of operations, financial condition, current and anticipated cash needs, contractual restrictions and other conditions as the Board of Directors may deem relevant.


  Note 15  -   OTHER EXPENSES

                    A. In 2000, the Company recorded an expense of $599 in connection with a dispute with a distributor. During the third quarter of 2000, the dispute was settled by the London Court of International Arbitration in favor of the Company. In 2001, the Company recorded a loss of $340 in respect of the dissolution of a subsidiary in the InterCard Group.


                    B. During 2001, the Company intended to conduct a public offering on NASDAQ. However, during the year, the Board of Directors decided to cancel the issuance of its planned format. The Company included the expenses involved with the aborted public offering in the amount of $1,581 in the consolidated statements of operations in the item other expenses, net.

                    The amount included in 2002, relates primarily to costs associated with the listing of the Company's shares on NASDAQ.



  Note 16  -  INCOME TAXES

                    A. MEASURMENT OF TAXABLE INCOME UNDER THE INCOME TAX INFLATIONARY ADJUSTMENTS) LAW, 1985

                    Results for tax purposes are measured and adjusted in accordance with the change in the Israeli Consumer Price Index ("CPI"). As explained in Note 2B the consolidated financial statements are presented in U.S. dollars. The differences between the change in the Israeli CPI and in the NIS/U.S. dollar exchange rate causes a difference between taxable income or loss and the income or loss before taxes reflected in the consolidated financial statements. In accordance with paragraph 9(f) of SFAS No. 109, the Company and its Israeli subsidiaries have not provided deferred income taxes on this difference between the financial reporting basis and the tax basis of assets and liabilities.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data


  Note 16  -  INCOME TAXES (Cont.)

                    B. TAX BENEFITS UNDER THE LAW FOR THE ENCOURAGEMENT OF CAPITAL INVESTMENTS, 1959

                    The Company maintains three investment programs in buildings, equipment and production facilities which have been granted the status of "Approved Enterprise" under the Law for the Encouragement of Capital Investments, 1959. The Company elected to adopt the "Alternative Benefits Program" status. This status entitles the Company to an exemption from taxes on income derived therefrom for a period of 10 years starting in the year in which the Company first generates taxable income, but not later than 14 years from the date of approval (the last of which was received in February 2000) or 12 years from commencement of operations. The tax-exempt profits that will be earned by the Company's "Approved Enterprises" can be distributed to shareholders, without imposing tax liability on the Company only upon its complete liquidation. If these retained tax-exempt profits are distributed in a manner other than in the complete liquidation of the Company they would be taxed at the corporate tax rate applicable to such profits as if the Company had not elected the alternative system of benefits (depending on the level of foreign investment in the Company) currently between 10% to 25% for an "Approved Enterprise." As the Company has not yet reported any taxable income, the benefit period has not yet commenced.

                    Final approvals in respect of certain investment programs have not yet been received by the Company.

                    The Company's subsidiary, EasyPark, has also been granted the status of an "Approved Enterprise" for its program plan establishment of a production facility. EasyPark also elected to adopt the "Alternative Benefits Program" status for its investment programs. This status entitles EasyPark to an exemption from tax on income derived therefrom for a period of 10 years starting in the year in which EasyPark first generates taxable income, but not later than 14 years from the date of approval (the last of which was received in February 2000) or 12 years from commencement of operations. In the event of a distribution of a cash dividend out of tax-exempt income, EasyPark will be liable to corporate tax at a rate of 25% in respect of the amount distributed. As EasyPark has not yet reported any taxable income, the benefit period has not yet commenced.

                    Income from sources other than the "Approved Enterprise" during the benefit period will be subject to tax at the regular corporate tax rate of 36%.

                    The entitlement to the above mentioned benefits is conditional upon the Company's fulfilling the conditions stipulated by the above mentioned law, regulations published thereunder and the certificates of approval for the specific investments in approved enterprises. In the event of failure to comply with these conditions, the benefits may be canceled and the Company may be required to refund the amount of the benefits, in whole or in part, with the addition of linkage differences, to the CPI and interest. Management believes that the Company is in compliance with the above mentioned conditions as of December 31, 2002.

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data


  Note 16  -  INCOME TAXES (Cont.)

                    C.   THE LAW FOR THE ENCOURAGEMENT OF INDUSTRY (TAXES), 1969

                    The Company is also an "Industrial Company" under the Law for the Encouragement of Industry. The principal benefits for the Company is the deductibility of expenses in connection with a public offering and accelerated depreciation.

                    D. On January 1, 2003, a comprehensive tax reform took effect in Israel. Pursuant to the reform, resident companies are subject to Israeli tax on income accrued or derived in Israel or abroad. In addition, the concept of "controlled foreign corporation" was introduced, according to which an Israeli company may become subject to Israeli taxes on certain income of a non-Israeli subsidiary if the subsidiary's primary source of income is passive income (such as interest, dividends, royalties, rental income or capital gains). The tax reform also substantially changed the system of taxation of capital gains.

                    E. As of December 31, 2002, the net operating loss carryforwards for tax purposes relating to Israeli companies amounted to approximately $27,600. Carryforward losses in Israel may be carried forward indefinitely and may be offset against future taxable income. The Company expects that during the period in which these tax losses are utilized its income would be substantially tax exempt, and accordingly, no deferred tax asset has been recorded. Carryforward losses relating to non-Israeli companies, mainly in Germany, approximate $2,100. Carryforward losses in Germany may be carried forward indefinitely and may be offset against future taxable income. Since the Company has a history of losses it is more likely than not that the deferred tax regarding the loss carryforwards will not be utilized in the foreseeable future. Therefore, the Company has recorded a valuation allowance of $840 as of December 31, 2002 (2001 - $680). The net change in the valuation allowance is $160.


                    F. Deferred taxes in respect of temporary differences between carrying amounts of assets and liabilities for financial reporting and amounts used for tax reporting purposes are immaterial.


                    G. Income tax expense (benefit) presented in the consolidated statements of operations are derived from taxable income in the South African subsidiary and is for current taxes.


                    H.   LOSS BEFORE INCOME TAXES


                                Year ended December 31
                             -----------------------------      Six months ended
                             2000        2001         2002        June 30, 2003
                             ----        ----         ----        -------------
                                                                   (Unaudited)

Domestic (Israel) loss    $   5,788   $   11,435    $   5,560   $   1,636
Foreign loss (gain)           2,815          311          462         237
                          ---------   ----------    ---------   ---------
                          $   8,603   $   11,746    $   6,022   $   1,873
                          =========   ==========    =========   =========

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data


  Note 16  -  INCOME TAXES (Cont.)

                    I. Non-Israeli subsidiaries are taxed based on tax laws in their countries of residence.

                    J. The main reconciling item between the statutory tax rate of the Company and the effective tax rate are the non-recognition of tax benefits from accumulated net operating carryforward losses due to the uncertainty of the realization of such tax benefits.



  Note 17  -  FINANCIAL INCOME (EXPENSES), NET

                                                                       Year ended December 31        Six months ended
                                                                 -----------------------------------     June 30,
                                                                    2000          2001        2002         2003
                                                                    ----          ----        ----   ----------------
                                                                                                        (Unaudited)
             Income:
               Interest on cash equivalents and
                 marketable bonds                                $ 1,300         $  520       $  94     $    24
               Foreign currency gains                                  -              -         896          79
                                                                 -------         ------       -----     -------
                                                                   1,300            520         990         103
                                                                 -------         ------       -----     -------

             Expenses:
               Interest on short-term credit and
                 long-term loans                                     293            330         370         160
               Foreign currency losses                               188            119         576         466
               Amortization of beneficial conversion
                 feature on convertible notes                          -              -           3          21
                                                                 -------         ------       -----     -------
                                                                     481            449         949         647
                                                                 -------         ------       -----     -------
                                                                 $   819         $   71       $  41     $  (544)
                                                                 =======         ======       =====     =======

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data




Note 18  -   RELATED PARTY BALANCES AND TRANSACTIONS

             A. BALANCES

                                                                                     December 31
                                                                               --------------------     June 30,
                                                                                  2001        2002       2003
                                                                                  ----        ----       ----
                                                                                                     (Unaudited)

                  Assets:
                    Trade receivables                                          $  103      $  39        $  54

                  Liabilities:
                    Trade payables                                                 15         27           55
                    Other current liabilities                                     182          -            -
                    Long-term loan (including current portion)                    544         429           -

             B. TRANSACTIONS


                                        Year Ended December 31                      Six months
                                   ------------------------------------               ended
                                     2000           2001          2002             June 30, 2003
                                     ----           ----          ----             -------------
                                                                                    (Unaudited)
           Revenues                $  673        $  1,833        $  136               $  65
           Costs and expenses         575             214           101                  49
           Other income                 -               -           165                   -

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data


  Note 19  -  GEOGRAPHIC INFORMATION AND MAJOR CUSTOMERS

                    In accordance with SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information", the Company is organized and operates as one business segment, the design and development of contactless microprocessor-based smart card systems.

                                                                                               Six months ended
                                                         Year ended December 31                     June 30
                                                ---------------------------------------    -----------------------
                                                     2000          2001         2002         2002            2003
                                                     ----          ----         ----         ----            ----
                                                                                                  (Unaudited)
             Revenues by geographical
             areas of end customers
             North America                       $    2,479    $    1,704    $    1,960     $ 1,381       $  1,094
             Far East                                 1,739         1,923           492         358             82
             Africa                                   1,047         1,171         2,363       1,066          1,488
             Europe                                   7,390        14,284        12,097       6,267          6,438
             South America                               53            87           155         138             16
                                                 ----------    ----------    ----------     -------       --------

                    Total export                     12,708        19,169        17,067       9,210          9,118
             Domestic (Israel)                          369           719           896         446            621
                                                 ----------    ----------    ----------     -------       --------
                                                 $   13,077    $   19,888    $   17,963     $ 9,656       $  9,739
                                                 ==========    ==========    ==========     =======       ========

                                                                 December 31                       June 30
                                                          ------------------------    ---------------------------
                                                              2001          2002           2002             2003
                                                              ----          ----           ----             ----
                                                                                                 (Unaudited)
             Long lived assets by geographical
             areas

             Israel                                       $   5,896      $  5,836      $   6,171        $  5,512
             Germany                                          6,130         6,503          6,269           6,312
             Other                                              206           116             94              65
                                                          ---------      --------      ---------        --------
                                                          $  12,232      $ 12,455      $  12,534        $ 11,889
                                                          =========      ========      =========        ========
                                                                                               Six months ended
                                                         Year ended December 31                     June 30
                                                ---------------------------------------    -----------------------
                                                     2000          2001         2002         2002            2003
                                                     ----          ----         ----         ----            ----
                                                                                                  (Unaudited)
             Revenues from single customers
             exceeding 10%
               Customer A                             17%           (*)         (*)           (*)           (*)

             (*) Less than 10%

                            ON TRACK INNOVATIONS LTD.

           U.S. dollars in thousands, except share and per share data


  Note 20 -   SUBSEQUENT EVENTS (UNAUDITED)

               1. In July 2003, pursuant to stock purchase agreements, the Company issued to two investors 231,818 ordinary shares in consideration for $637.5 and received a firm commitment from one of the investors to purchase an additional 100,000 ordinary shares in consideration for additional $275, upon the completion of a registration of the aforementioned shares for resale in the U.S. Additional warrant to purchase 50,000 ordinary shares at an exercise price of $5.75 per share is to be issued upon the completion of such registration. Concurrently with the above share issuance, the Company issued to the two investors warrants to purchase 50,000 and 90,909 ordinary shares at a per share exercise price of $5.75 and $3.85, respectively. The warrants are fully exercisable and expire on June 26, 2006 and July 9, 2008, respectively.

                    The Company is obligated to pay, in respect of the above, a finders fee in cash equivalent to 10% of the amount raised by the Company and in addition to issue warrants to purchase 10% of the shares issued by the Company to the investors at an excise price equal to 110% of the per share price paid by the investors.

               2. On September 8, 2003, the Company entered into an agreement to issue in a private placement (the "Note Offering") Convertible Promissory Notes (the "4% Notes") in the principal amount of $999,000, bearing 4% interest per annum, to Platinum Partners Value Arbitrage Fund, Platinum Global Macro Fund, West End Convertibles Fund L.P., WEC Partners LLC and Michael H. Weiss (the "Lenders"). In addition, the Company agreed to issue warrants with a five-year term to purchase 179,370 of our ordinary shares to the Lenders (the "Note Warrants"). The 4% Notes will automatically convert into ordinary shares of the Company, and the Note Warrants will become exercisable, upon the shareholders' approval of the Note Offering, if necessary, and other approvals required under applicable law for the conversion of the 4% Notes and the exercisability of the Note Warrants. The conversion price for the 4% Notes is one ordinary share for every $2.75 of indebtedness at the time of conversion and the exercise price for the Note Warrants is $5.75 per share. If, however, such requisite approvals shall not have been obtained by May 8, 2004, the 4% Notes shall be immediately due and payable in cash and the Note Warrants will expire. Concurrently with the issuance of the 4% Notes and the Note Warrants, the Company will issue to the holders of the 4% Notes additional warrants (the "Additional Warrants") to purchase 470,117 of our ordinary shares. In the event that the requisite approvals for the Note Offering shall not have be obtained by May 8, 2004, the Additional Warrants shall become immediately exercisable for a three-year period, with an exercise price of $4.25 per share. If the requisite approvals have been obtained, the Additional Warrants shall expire. The consummation of the Note Offering is subject to Nasdaq approval and other customary closing conditions, which we cannot assure you will occur.


                                 ***************

You should rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. The information in this document may only be accurate on the date of this document. This document may be used only where it is legal to sell these securities.



                            2,765,362 Ordinary Shares


                                       OTI
                            ON TRACK INNOVATION LTD.





                                   PROSPECTUS








                                September , 2003









     All dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

         Under the Companies Law, an Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided a provision authorizing such indemnification is inserted in its articles of association. Advance indemnification of an office holder must be limited to foreseeable liabilities and reasonable amounts determined by the board of directors. A company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

     o a financial liability imposed on him in favor of another person pursuant to a judgment, settlement or arbitrator's award approved by court; and

     o reasonable litigation expenses, including attorneys' fees, incurred by the office holder or imposed by a court in proceedings instituted against him by the company, on its behalf or by a third party, in connection with criminal proceedings in which the office holder was acquitted or as a result of conviction for a crime that does not require proof of criminal intent.

A company may insure an office holder against the following liabilities incurred for acts performed as an office holder:

     o a breach of duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     o    a breach of duty of care to the company or to a third party; and

     o a financial liability imposed on the office holder in favor of a third party.

An Israeli company may not indemnify or insure an office holder against any of the following:

     o a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     o    a breach of duty of care committed intentionally or recklessly;

     o an act or omission committed with intent to derive illegal personal benefit; or

     o    a fine levied against the office holder.

     Under the Companies Law, indemnification and insurance of office holders must be approved by our audit committee and our board of directors and, in specified circumstances, by our shareholders.

         Our articles of association provide that we may indemnify and insure our office holders to the fullest extent permitted by the Companies Law.

Item 7. Recent Sales of Unregistered Securities

         The following is a summary of transactions during the preceding three fiscal years involving sales of our securities that were not registered under the Securities Act.

          (a) On January 27, 2000, we issued an aggregate of 121,184 ordinary shares (through Clearstream Banking AG) valued at $1,222,747 at the time of issuance to Michael Cohen and Yael Cohen as consideration for the transfer to us of the entire issued and outstanding share capital of SoftChip Israel Ltd. and SoftChip Technologies (3000) Ltd.

         (b) On June 1, 2000, we issued 393,171 ordinary shares to a trustee (through Clearstream Banking AG) in connection with our acquisition of 51% of the issued share capital of each of InterCard GmbH Kartensysteme and InterCard GmbH Systemelectronic.

         (c) On January 3, 2001, we issued 785,000 ordinary shares to a trustee (through Clearstream Banking AG) in connection with our acquisition of 49% of the issued share capital of InterCard GmbH Kartensysteme and Intercard GmbH Systemelectronic.

         (d) Since January 1, 1997, options for the purchase of a total of 2,485,825 of our ordinary shares have been granted to our directors, employees and consultants. Since that date, we have issued a total of 923,003 ordinary shares pursuant to the exercise of options. A total of 780,987 employee share options are currently outstanding.

         (e) On July 12, 2002, we issued to Broadband Capital LLC of warrants to purchase 100,000 of our ordinary shares (after giving effect to our reverse stock split) at an exercise price per share equal to $6.66 as to 25,000 shares, $7.99 per share as to 25,000 shares, $9.99 per share as to 25,000 shares and $0.01 per share as to 25,000 shares.

         (f) On July 12, 2002, we issued to Rockwood, Inc. of warrants to purchase 50,000 of our ordinary shares (after giving effect to the reverse stock split) at an exercise price as follows:

     o 16,000 warrants at an exercise price of(euro)10.1 (after giving effect to the reverse stock split)

     o 17,000 warrants at an exercise price of(euro)12.12 (after giving effect to the reverse stock split)

     o 17,000 warrants at an exercise price of(euro)15.15 (after giving effect to the reverse stock split) and

     o options to purchase 6,000 of our ordinary shares (after giving effect to the reverse stock split) at an exercise price of $0.01 per share as consideration for financial advisory services.

         (g) On Decmber 5, 2002 for a total investment of $250,000, we issued to Rockwood Inc. for the benefit of Bridges & PIPEs LLC and to Dan Purjes (the "Noteholders"), a convertible note, which is converted to a certain number of our ordinary shares at a certain conversion price, to be determined as follows: the conversion price will be equal to the average closing bid price of our ordinary shares during the ten consecutive trading days on Nasdaq prior to the conversion date. However, in no event will the conversion price be lower than $4.50 per share or higher than $7.50 per share. In addition, at closing we issued to the Noteholders warrants to purchase 3,351 shares of our ordinary shares for any $50,000 investment by such Noteholder at a conversion price of $7.46 per share. In connection with this transaction Rockwood, Inc. shall be entitled to 8% of the shares issued to the Noteholders upon conversion of the note and exercise of the warrants.

         (h) On July 2003, for a total investment of $137,500, we have issued 50,000 of our ordinary shares at an exercise price of $2.75 per share to Goldstrand Investment Inc. and warrants to purchase 50,000 of our ordinary shares at an exercise price per share equal to $5.75. Upon the effectiveness of the registration statement of which this prospectus forms a part, we shall issue an additional 100,000 ordinary shares at a price of $2.75 per share, for an additional amount of $275,000 and an additional warrant to purchase 50,000 ordinary shares with an exercise price equal to $5.75 per share to Goldstrand Investment Inc. In connection with this transaction, we have issued warrants to purchase 5,000 of our ordinary shares to Sands Bros. International Ltd. and warrants to purchase 5,000 of our ordinary shares to Alpine Capital Partners Inc.

         (i) On July 2003, for a total investment of $500,000, we have issued 181,818 of our ordinary shares at an exercise price of $2.75 per share to Herald Investment PLC and warrants to purchase 90,909 of our ordinary shares at an exercise price per share equal to $3.85, subject to adjustment. In connection with this transaction, we have issued warrants to purchase 18,182 of our ordinary shares to Sands Bros. International Ltd.

         (j) On September 8, 2003, the Company entered into an agreement to issue in a private placement (the "Note Offering") Convertible Promissory Notes (the "4% Notes") in the principal amount of $999,000, bearing 4% interest per annum, to Platinum Partners Value Arbitrage Fund, Platinum Global Macro Fund, West End Convertibles Fund L.P., WEC Partners LLC and Michael H. Weiss (the "Lenders"). In addition, the Company agreed to issue warrants with a five-year term to purchase 179,370 of our ordinary shares to the Lenders (the "Note Warrants"). The 4% Notes will automatically convert into ordinary shares of the Company, and the Note Warrants will become exercisable, upon the shareholders' approval of the Note Offering, if necessary, and other approvals required under applicable law for the conversion of the 4% Notes and the exercisability of the Note Warrants. The conversion price for the 4% Notes is one ordinary share for every $2.75 of indebtedness at the time of conversion and the exercise price for the Note Warrants is $5.75 per share. If, however, such requisite approvals shall not have been obtained by May 8, 2004, the 4% Notes shall be immediately due and payable in cash and the Note Warrants will expire. Concurrently with the issuance of the 4% Notes and the Note Warrants, the Company will issue to the holders of the 4% Notes additional warrants (the "Additional Warrants") to purchase 470,117 of our ordinary shares. In the event that the requisite approvals for the Note Offering shall not have be obtained by May 8, 2004, the Additional Warrants shall become immediately exercisable for a three-year period, with an exercise price of $4.25 per share. If the requisite approvals have been obtained, the Additional Warrants shall expire. The consummation of the Note Offering is subject to Nasdaq approval and other customary closing conditions, which we cannot assure you will occur.

     We believe that the issuances of securities described in paragraphs (a) through (j) above were exempt from registration under the U.S. Securities Act because they were made pursuant to Regulation S thereunder or pursuant to exemptions from registration provided under Section 4(2) of the Securities Act and/or Rule 701 and the regulations promulgated thereunder.

Item 8. Exhibits and Financial Statement Schedules

(a)      Exhibits

Exhibit
Number                              Exhibit Description

      3.1 Memorandum of Association, dated as of February 14, 1990 and Certificate of Change of Name, dated as of July 22, 1998.*
      3.2   Amended Articles of Association dated as of June 14, 2002.*
      4.1   Specimen share certificate.*
      5.1 Form of opinion of Zysman Aharoni Gayer & Co. Law Offices, Israeli counsel to the Registrant, as to the validity of the ordinary shares (including consent).
      8.1 Form of opinion of Zysman Aharoni Gayer & Co. Law Offices, Israeli counsel to the Registrant, as to Israeli tax matters relating to the ordinary shares (including consent).
      8.2 Form of opinion of Z.A.G/S&W LLP, U.S. counsel to the Registrant, as to United States tax matters relating to the ordinary shares (including consent).
      8.3 Form of opinion of FPS Fritze Paul Seelig, German counsel to the Registrant, as to German tax matters relating to the ordinary shares (including consent).
      10.1  Original Section 102 Share Option Plan of the Registrant.**
      10.5 Stock Compensation Program and Stock Award Agreement of OTI America, Inc.*
      10.6 Employment Agreement, dated as of July 1, 1999, by and between Oded Bashan and the Registrant. **
      10.7 Employment Agreement, dated as of July 1, 1999, by and between Ronnie Gilboa and the Registrant. **
      10.8 Employment Agreement, dated as of June 4, 2000, by and between Guy Shafran and the Registrant. **
      10.9 Employment Agreement, dated as of July 1, 1999, by and between Moshe Aduk and the Registrant. **
      10.10 Employment Agreement, dated as of July 1, 1999, by and between Nehemya Itay and the Registrant. **
      10.13 Employment Agreement, dated as of August 23, 1998, by and between Ohad Bashan and OTI America, Inc. **
      10.14 PC 3 SCOS License Agreement, dated as of July 3, 1995, by and between Personal Computer Card Corporation and the Registrant, as amended on November 1, 1997, August 24, 1998 and March 17, 1999, and extended by letter agreement dated September 12, 2000. +**
      10.15 Software Escrow Agreement, dated as of March 16, 1999, by and among Personal Cipher Card Corporation, Fort Knox Escrow Services, Inc. and OTI America, Inc. **
      10.16 License  and  Cooperation  Agreement,  dated  as of May  18,  1998, between Samsung Electronics Co. Ltd. and the Registrant.+ **
      10.17 Acquisition Agreement,  dated as of December 29, 1999, by and among
            City Smart Ltd., Wong Ching Shan, City Smart (Australia) PTY Ltd. and the Registrant.**
      10.18 Shareholders Agreement, dated as of February 2, 2000, by and among Ocean Wonder Ltd., Sailor Group Ltd., Cheung Kong Infrastructure Holdings Ltd. and the Registrant.*
      10.19 Acquisition Agreement, dated as of January 28, 2000, by and among Softchip Israel Ltd., Softchip Technologies (3000) Ltd., Yael Cohen, Michael Cohen and the Registrant.**
      10.20 Acquisition Agreement, dated as of June 15, 2000, by and among Manfred Weise, Dennis Robert Weise, Patrick Norbert Weise, a civil partnership and the Registrant. **

    Exhibit
     Number                      Exhibit Description

      10.21 Put Option Agreement, dated as of June 15, 2000, by and among Manfred Weise, Dennis Robert Weise, Patrick Norbert Weise, a civil partnership and the Registrant.**
      10.22 Call Option Agreement, dated as of June 15, 2000, by and among Manfred Weise, Dennis Robert Weise, Patrick Norbert Weise, a civil partnership and the Registrant. **
      10.23 Share Pledge Agreement, dated as of June 15, 2000, by and among Manfred Weise, Dennis Robert Weise, Patrick Norbert Weise, a civil partnership and the Registrant. **
      10.24 Escrow Agreement with Respect to the Share Purchase Agreement, dated as of June 15, 2000, by and among Manfred Weise, Dennis Robert Weise, Patrick Norbert Weise, a civil partnership and the Registrant. **
      10.25 Escrow Agreement with Respect to the Option Agreements, dated as of June 15, 2000, by and among Manfred Weise, Dennis Robert Weise, Patrick Norbert Weise, a civil partnership and the Registrant. **
      10.26 General Term and Conditions of Sale of OTI.*
      10.27 Lease, dated as of June 27, 1995, by and between the Israel Lands Authority and the Registrant. **
      10.28 Development Agreement, dated as of December 7, 1998, by and between the Israel Lands Authority and the Registrant.**
      10.29 Distribution agreement, dated as of February 2, 2000, between e-Smart System Inc. (formerly Sailor Group Limited) and the Registrant.*
      10.30 2001 Employee Share Purchase Plan of the Registrant.*
      10.31 2001 Employee Share Option Plan of the Registrant.*
      10.32 Amendment dated September 20, 2001 to Put Option Agreement, dated as of June 15, 2000, by and among Manfred Weise, Dennis Robert Weise, Patrick Norbert Weise, a civil partnership, and the Registrant. **
      10.33 Consulting Agreement dated as of March, 2002 between the Registrant and Dionysos Investments Ltd.** 10.34 --Long Term Lease Agreement, dated as of March 6, 2002 by and between the Israel Lands Authority and the Registrant.*
      10.35 Non-Exclusive Financial Advisor Agreement, dated as of June 18, 2002, between Broadband Capital Management LLC and the Registrant.**
      10.36 Consulting Agreement, dated May 14, 2002 between Rockwood, Inc. and the Registrant.**
      10.37 Application  to Approve a Trustee  for an Option  Plan  pursuant  to
            Section 102 of the Income Tax Ordinance; and Deed of Trust. **
      10.38 Agreement  Relating to  Termination  of Certain  Business  Contacts,
            dated as of June 22, 2002 between E-Smart System Inc. and the Registrant.**
      10.39 Subscription Agreement (for 50,000 shares), dated as of June 27, 2003, by and between Goldstrand Investment Inc. and the Registrant.
      10.40 Subscription Agreement (for additional 100,000 shares), dated as of June 27, 2003, by and between Goldstrand Investment Inc. and the Registrant.
      10.41 Agreement and Amendment, dated as of September 4, 2003, by and among
            Goldstrand Investment Inc., Seth Fireman and the Registrant.
      10.42 Registration  Rights  Agreement, dated June 27, 2003, by and between
            Goldstrand Investments Inc. and the Registrant.
      10.43 Warrant, dated as of July 14, 2003, for the benefit of Goldstrand Investment Inc.
      10.44 Irrevocable Proxy, dated as of June 27, 2003, for the benefit of Oded Bashan
      10.45 Stock and Warrant Purchase Agreement, dated as of July 10, 2003, by and between Herald Investment Trust PLC and the Registrant.
      10.46 Subscription Agreement dated July 10, 2003 by and between Herald Investment Trust PLC and the Registrant.
      10.47 Registration Rights Agreement, dated as of July 10, 2003, by and between Herald Investment Trust PLC and the Registrant.
      10.48 Warrant, dated as of July 10, 2003, for the benefit of Herald Investment Trust PLC.
      10.49 Financial  Advisor  Agreement,  dated  as of  July  11,  2003 by and between Sands Brothers International Ltd. and the Registrant.
      10.50 Warrant,  dated  as of July  11,  2003,  for the  benefit  of  Sands
            Brothers International, Ltd.
      10.51 Warrant, dated as of July 11, 2003, for the benefit of Sands Brothers International, Ltd.
      10.52 Warrant, dated as of July 11, 2003, for the benefit of Alpine Capital Partners, Inc.
      10.53 Note and Warrant Purchase Agreement dated September 8, 2003, by and among Platinum Partners Value Arbitrage Fund, Platinum Global Macro Fund, West End Convertible Fund L.P., and Michael H. Weiss and the Registrant. 21.1 List of subsidiaries of the Registrant. *
      23.1 Consent of Luboshitz Kasierer, an affiliate member of Ernst & Young International, independent auditors.
      23.2 Consent of Zysman Aharoni Gayer & Co. Law Offices, Israeli counsel to the Registrant (included in Exhibits 5.1 and 8.1).
      23.3 Consent of Z.A.G/S&W LLP, U.S. counsel to the Registrant (included in Exhibit 8.2).
      23.4 Consent of FPS Fritze Paul Seelig, German counsel to the Registrant (included in Exhibit 8.3).
      24.1 Powers of Attorney (included in signature page to Registration Statement).


+ Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant's application requesting confidential treatment under Rule 406 of the Securities Act, filed on September 19, 2000 and supplemented on March 27, 2001.

* Previously filed with the Company's Registration Statement on Form F-1, filed on June 14, 2002.

** Previously filed with an amendment to the Company's Registration Statement on Form F-1, filed on September 11, 2002.

         (b) Financial Statement Schedules.

             The following financial statement schedule of On Track Innovations Ltd. For each of the three years in the period ended December 31, 2002 and the six months ended June 30, 2003 should be read in conjunction with Consolidated Financial Statements of On Track Innovations Ltd.

                  SCHEDULE - VALUATION AND QUALIFYING ACCOUNTS

                         Allowance For Doubtful Accounts

                           Balance at the     Additions charged
                          beginning of the      to costs and        Deductions from     Balance at end
      Description              period             expenses              reserve            of period
------------------------------------------------------------------------------------------------------
 Six months ended June    $        244       $         30         $          -         $        274
  30, 2003 (unaudited)

Year ended December 31,             64                258                 (78)                  244
          2002

Year ended December 31,            240                566                (742)                   64
          2001

Year ended December 31,            151                 98                  (9)                  240
          2000

         All Other schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the consolidated financial statements, the notes thereto or elsewhere herein.

Item 9. Undertakings

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than any payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

                                   SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Rosh Pina, Israel, on September 2, 2003.

                                   ON TRACK INNOVATIONS LTD.

                                   By: /S/ ODED BASHAN
                                   Name: Oded Bashan
                                   Title: Chief Executive Officer, President
                                          and Chairman
                                   By: /S/ RONNIE GILBOA
                                   Name: Ronnie Gilboa
                                   Title: Vice President, Projects

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by each of the following persons in the capacities indicated on September 2, 2003.

KNOW ALL MEN BY THESE PRESENTS, that each director and executive officer of On Track Innovations Ltd. whose signature appears below constitutes and appoints Oded Bashan and Ronnie Gilboa, and each of them, with full power to act without the other, his true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, and supplements to this Registration Statement (and any registration statement relating to the same offering and filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Name                                Title                                       Date

/S/ ODED BASHAN                     Chairman of the Board of Directors,         September 2, 2003
Oded Bashan                         President, and Chief Executive

                                    Officer (Principal Executive
                                    Officer)
/S/ GUY SHAFRAN                     Chief Financial Officer (Principal          September 2, 2003
                                    Financial and Accounting Officer)
Guy Shafran




         Name                                   Title                                 Date

/S/ OHAD BASHAN                     United States Representative                September 2, 2003

Ohad Bashan


/S/ RONNIE GILBOA                           Director                            September 2, 2003

Ronnie Gilboa


/S/ SHULAMITH SHIFFER                       Director                            September 2, 2003

Shulamith Shiffer


/S/ FELIX GOEDHART                          Director                            September 2, 2003

Felix Goedhart


/S/ RAANAN ELLRAN                           Director                            September 2, 2003

Raanan Ellran


/S/ ELIEZR MANOR                            Director                            September 2, 2003

Eliezer Manor


/S/ LIORA KATZENSTEIN                       Director                            September 2, 2003

Liora Katzenstein